Exhibit 1

Annual Report 2015

Reshaping Retail

Ahold at a glance Business review Governance Financials Investors

Contents Ahold 01

Annual Report 2015

In this year’s report…

Ahold at a glance

Our profile 03

2015 Achievements 04

Group financial highlights 05

Highlights by segment 06

Our brands and how we operate 07

Business review

Message from our CEO 12

Delhaize merger: an overview

of the proposed merger 15

Reshaping Retail framework 16

Our vision and values 17

Our business model 18

Our promises 19

Our strategic pillars 23

Our formats 25

Market overview 26

Our stakeholders 27

Group key financial indicators 28

Group financial review 29

Non-GAAP measures 41

Governance

Our Management Board

and Executive Committee 43

Supervisory Board 45

Corporate governance 47

Supervisory Board report 52

How we manage risk 56

Remuneration 63

Declarations 68

Financials

Financial statements 70

Consolidated income statement 71

Consolidated statement of

comprehensive income 72

Consolidated balance sheet 73

Consolidated statement

of changes in equity 74

Consolidated statement

of cash flows 75

Notes to the consolidated

financial statements 76

Parent company

financial statements 142

Notes to the parent company

financial statements 144

Other information 152

Investors

Share performance 161

Shareholder structure 162

Shareholder returns 164

Key dates 165

Five-year overview 166

Contact information 168

Cautionary notice 170

Ahold at a glance Business review Governance Financials Investors

Ahold at a glance Ahold 02

Annual Report 2015

Ahold at

a glance

Our profile 03

2015 Achievements 04

Group financial highlights 05

Highlights by segment 06

Our brands and how we operate 07

Ahold at a glance Business review Governance Financials Investors

Our profile Ahold 03

Annual Report 2015

We are Ahold.

We are an international retailing group based in the Netherlands and serving customers in the United States and Europe.

Our strong and trusted local consumer brands, millions of loyal customers, and dedicated associates make us leaders in our markets. Selling great food has been our core business for 129 years.

Today, we have evolved to meet the changing preferences of shoppers through our omni-channel offering. Customers can shop whenever and however is most convenient for them – by means of our great network of stores and market-leading online businesses. In every channel, we offer them all the right choices, with great quality and value and an easy and inspiring shopping experience, making it simpler than ever for customers to bring home healthy products to their families.

We are committed to being a responsible retailer and an even better neighbor by making meaningful contributions in all our communities. We support the health and well-being of our customers, associates and local communities, source our products responsibly and care for the environment.

Our people make it possible for us to do all this. They are passionate about serving our customers and work hard to get better every day. The relationships they develop with customers build their loyalty and are an important part of why they keep coming back to shop with us.

Our proposed merger with Delhaize Group will enable us to create an even better and more innovative retail company for our customers, associates and shareholders worldwide.

Stores 3,25 serving customers in five countries

236,000 Associates

Serving 9 a trade area population of around million+ € Strong and trusted 1 omni-channel . retailer, 8 with net consumer online sales billion

Ahold at a glance | Business review | Governance | Financials | Investors
2015 Achievements
Ahold Annual Report 2015
04

Looking back on our year

We are proud of our achievements in 2015, as we worked to get better for our customers, our associates and our communities. Take a tour through some of the highlights of the year at all our businesses.


25 FORMER A&P STORES CONVERTED TO STOP & SHOP
#1
ETOS BEST RETAIL CHAIN IN PHARMACY CATEGORY
GIANT CARLISLE: 2015 CHAIN RETAILER OF THE YEAR #1
BOL.COM INTRODUCES SAME-DAY DELIVERY
FIRST
#1
ALBERT HEIJN BELGIUM VOTED #1 BY CUSTOMERS
ALBERT COMPLETED INTEGRATION OF SPAR STORES
5 MILLION M² OF SALES AREA
470 NEW PRODUCE DEPARTMENTS LAUNCHED IN AHOLD USA DIVISION STORES
bfresh bfresh
2 PILOT BFRESH STORES OPENED
AH OPENED 100% BIO (ORGANIC) STORE
$7.2 MILLION SALES U.S. OWN-BRAND PUMPKIN LIMITED TIME ORIGINALS
4,000,000* PEAPOD DELIVERY MILES
NEW BRAND PROPOSITION FOR ALBERT, GALL & GALL, ETOS AND OUR U.S. BRANDS/DIVISIONS
GALL & GALL BEST RETAIL CHAIN IN FOOD SPECIALTY STORES CATEGORY
#1
MORE THAN 3,200 STORES
INTENTION TO MERGE WITH DELHAIZE GROUP ANNOUNCED
DELHAIZE GROUP
200 AH STORES WITH MOBILE SELF-SCAN
AH LAUNCHES PILOT ALIBABA TMALL STORE IN CHINA
$70 MILLION (EST.) DONATIONS BY THE AHOLD USA DIVISIONS, ASSOCIATES AND CUSTOMERS
ASSOCIATE ENGAGEMENT 68% ACCORDING TO THE ANNUAL GLOBAL SURVEY
28,500 PRODUCTS OFFERED AT AH ONLINE
BOL.COM NAMED BEST ONLINE DEPARTMENT STORE
#1
40% OF OUR ORGANIC WASTE DIVERTED FROM TRASH ACROSS ALL U.S. DIVISIONS
CROSS-BORDER SUCCESS
• ALLERHANDE NL ▶ SAVORY FAST FRESH AND EASY U.S.
• ETOS NL ▶ ETOS U.S.
• WUPPIES NL ▶ WUPPIES CZECH REPUBLIC
• STORE-CENTRIC MODEL U.S. ▶ STORE-CENTRIC MODEL CZECH REPUBLIC
AHOLD MAINTAINED ITS POSITION IN THE DOW JONES SUSTAINABILITY INDICES
542,000 CHILDREN PARTICIPATED IN AH'S HEALTHY LIVING SCHOOL PROGRAM
ALBERT WINS ITS 3RD NATIONAL AWARD FOR QUALITY

Albert Heijn | Etos | Gall & Gall | bol.com | albert | Stop & Shop | Giant | GIANT | MARTIN'S | Peapod | bfresh | Ahold

Ahold at a glance Business review Governance Financials Investors

Ahold

Group financial highlights Annual Report 2015 05

Net sales Underlying operating income Free cash _ow Dividend per common share

In 2015, € million € million € million €

we achieved €38.2bn €1.5bn €1.2bn €0.52

38,203 1,461 1,184 0.52

1,412

1,377 1,379 1,109

net sales 0.47 0.48

1,051 1,055

32,682 32,615 32,774 1,267

0.44

of €38.2bn 30,098 0.40

845

free and generated cash flow of €1.2bn

2011 2012 2013 2014 2015 2011 2012 2013 2014 2015 2011 2012 2013 2014 2015 2011 2012 2013 2014 2015

Net sales increase at constant Underlying operating margin Free cash flow of €1.2 billion after Income from continuing exchange rates €0.8 billion capital expenditure operations per share

4.3% 3.8% €0.8bn €1.04

(2014: 0.8%) (2014: 3.9%) (2014: €0.7bn) (2014: €0.90)

Ahold’s 2015 financial year consisted of 53 weeks

Read See page more 28 detail:

Ahold at a glance Business review Governance Financials Investors

Ahold

Highlights by segment Annual Report 2015 06

Our financial strong results were by our driven great associates and the made investments to serve we customers better through our local brands trusted

Read See pages more 08–10 detail:

Ahold USA Net sales Underlying operating income Our brands

€23.7 billion €940 million

1.4% growth in local currency 4.0% underlying operating margin

62.2% 60.9% contribution (before

contribution to group net sales Corporate Center costs)

Ahold’s 2015 financial year consists of 53 weeks.

The Netherlands Net sales Underlying operating income Our brands

€12.7 billion €578 million

Belgium 8.6% growth 4.6% underlying operating margin

Germany 33.2% 37.4% contribution (before

contribution to group net sales Corporate Center costs)

Ahold’s 2015 financial year consists of 53 weeks.

Czech Republic Net sales Underlying operating income Our brands

€1.8 billion €27 million

15.3% growth in local currency 1.5% underlying operating margin

4.6% 1.7% contribution (before

contribution to group net sales Corporate Center costs)

Ahold’s 2015 financial year consists of 53 weeks.

Joint venture Net sales Stake Our brands

€3.7 billion 49%

Portugal

Ahold holds 49% of the shares in the joint venture JMR, and shares equal voting power on JMR’s board of directors with Jerónimo Martins, SGPS, S.A.

Ahold at a glance Business review Governance Financials Investors

Our brands and how we operate Ahold 07

Annual Report 2015

We operate United States Europe

In the United States, we serve a trading area In Europe, we serve a trading area of strong brands of approximately 56 million people. approximately 34 million people in four countries,

The food market continues to be highly competitive, with the greater part of our business in the in all our with food sold in a wide range of retail formats Netherlands, Czech Republic, and Belgium.

as U.S. retailers use it to drive traffic. The grocery The food retail sector in the Netherlands showed channel represents approximately 57% of the food slight growth in 2015, and finalized a wave markets market in our trading area.1, 2 In a market that has of consolidation in the supermarket industry.

been basically flat, Ahold USA’s market share was Albert Heijn’s market share grew from 34.1%

In both the United States and Europe our local brands slightly up in 2015.2 in 2014 to 35.0% in 2015.2 are well-known and popular with customers – and In Belgium, we operate in Dutch-speaking Flanders,

most are leaders in their markets. where the market showed modest growth in 2015.3

In the Czech Republic, Albert finished rebranding

Associates all of the Czech SPAR stores it had acquired, further

236,000 increasing its market share.

Serving a trade area population of around

90 million+

1	Based on total items with a UPC code only
2	Based on Nielsen data
3	Source: GfK Belgium

Find out more and stay up-to-date with our brands at:

See Read page more 08 detail: See Read pages more 09 detail: –10

ahold.com

Ahold at a glance | Business review | Governance | Financials | Investors
Our brands and how we operate (continued)
Ahold Annual Report 2015
08

Ahold USA

Net sales
€23.7 billion

Identical sales growth (excluding gasoline)
0.9%

Underlying operating margin
4.0%

Stores	Associates	Pick-up points
788	121,000	211

Stop & Shop New England


Stop&Shop

Stop & Shop is a leading supermarket brand in the northeastern United States.

Market area
Connecticut, Massachusetts, and Rhode Island.

Store formats
Supermarkets and super stores.

218 Stores

Stop & Shop New York Metro


Stop&Shop
helps me SAVE TIME

Stop & Shop is a leading supermarket brand in the northeastern United States.

Market area
Connecticut, New York, and New Jersey.

Store formats
Supermarkets and super stores.

205 Stores

Giant Landover


Giant

Giant Landover is a leading supermarket brand in the mid-Atlantic United States.

Market area
Virginia, Maryland, Delaware, and the District of Columbia.

Store formats
Supermarkets and super stores.

169 Stores

Giant Carlisle


my
GIANT
Working Every Day to Help You

Giant Carlisle is a leading supermarket brand in the mid-Atlantic United Sates.

Market area
Pennsylvania, Virginia, Maryland and West Virginia.

Store formats
Supermarkets and super stores.

196 Stores

Peapod


Peapod

Peapod is a leading online grocery service in the United States. It works in partnership with Stop & Shop, Giant Landover and Giant Carlisle.

Market area
Connecticut, District of Columbia, Illinois, Indiana, Maryland, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, Virginia and Wisconsin.

Formats
Online grocery shopping.

Ahold at a glance Business review Governance Financials Investors

Ahold

Our brands and how we operate (continued) Annual Report 2015 09

The Netherlands

Including Belgium and Germany Net sales

€12.7 billion

Identical sales growth

3.2%

Underlying operating margin

4.6%

Stores Associates Pick-up points

2,134 102,000 52

Albert Heijn

Albert Heijn is the leading supermarket and online food retailer in the Netherlands and one of the country’s best-known brands. Albert Heijn also operates in Belgium. Albert Heijn offers online shopping for delivery and pickup through ah.nl.

Store formats

Supermarkets, convenience stores and online shopping and delivery for food and non-food.

995 Stores

Gall & Gall

Gall & Gall is the leading wine and liquor retailer in the Netherlands.

Store formats

Wine and liquor stores and online shopping.

600 Stores

Etos

Etos is one of the largest drugstore chains in the Netherlands.

Store formats

Drugstores and online shopping.

539 Stores

bol.com

bol.com is the number one online retailer in the Netherlands and has a growing presence in Belgium.

Store formats

Online shopping for general merchandise.

Ahold at a glance Business review Governance Financials Investors

Ahold

Our brands and how we operate (continued) Annual Report 2015 10

Czech Republic

Net sales

€1.8 billion

Identical sales growth

(excluding gasoline)

(0.5)%

Underlying operating margin

1.5%

Stores Associates

331 13,000

Joint venture – JMR

Ahold holds 49% of the shares in the joint venture JMR, and shares equal voting power on JMR’s board of directors with Jerónimo Martins, SGPS, S.A.

albert

Albert is the largest retail brand in the Czech Republic.

Store formats

Compact hypers and supermarkets.

331Stores

Stake

49% JMR

Pingo Doce is the largest supermarket chain in Portugal, and is managed

Net sales by JMR.

€3.7 billion

401Stores

Business review Ahold 11

Annual Report 2015

Business

review

Message from our CEO 12

Delhaize merger: an overview

of the proposed merger 15

Reshaping Retail framework 16

Our vision and values 17

Our business model 18

Our promises 19

Our strategic pillars 23

Our formats 25

Market overview 26

Our stakeholders 27

Group key financial indicators 28

Group financial review 29

Non-GAAP measures 41

Ahold at a glance Business review Governance Financials Investors

Message from our CEO Ahold 12

Annual Report 2015

In environment a global retail that changing keeps rapidly, and its trusted Ahold continued local brands to deliver in 2015,

with strong results, innovative new products and formats, and a sharp focus on the evolving needs of our customers.

Find out more and stay up-to-date with our brands at:

ahold.com

Operational highlights from the past year

In 2015, we continued to enhance our in-store experience and expand our strong online businesses. Customers noticed the changes we made and it was reflected in our results.

€38.2bn

Robust sales performance, driven by excellent store operations and accelerating online sales

€1.5bn

Solid underlying operating income, up 15.3% (3.6% at constant exchange rates)

€1.2bn

Strong free cash flow, allowing us to invest in profitable growth and return cash to shareholders The intended merger with Delhaize is on track to complete in mid-2016

Across our markets, consumer expectations continue to rise. Customers want better quality, greater value, broad choice and personalized service tailored to how they live. At the same time, shoppers have access to sophisticated information about what they buy, and are able to compare prices, quality, and ingredients across retailers with the touch of a smart phone. They want to know what is in the products they buy and where they come from. And to stay informed and simplify their choices, customers increasingly turn to the global community of shoppers who eagerly share opinions online.

Throughout our 129-year history, Ahold and its brands have a long tradition of successfully adapting to changing times with cutting-edge offerings – from some of the first self-service supermarkets in the last century to today’s tech-enabled mix of convenient, customized online shopping and exciting, value-focused stores. As part of our Reshaping Retail strategy, we have continued to enhance our in-store experience, while at the same time expanding our strong online businesses through ongoing innovation, personalization and more market-leading brands.

Customers over the past year noticed the changes and improvements we made in our businesses, and it was reflected in our results. We challenged ourselves to innovate faster, to bring our customers fresher products in new and different ways, offering the right assortment at affordable prices, both online and in our stores. We made dinnertime easier and healthier and holidays more festive and fun. And we added a greater, affordable selection of healthy and organic products to provide all of our customers with a wider range of options.

2015 also marked another exciting change for our business, the announcement of our intention to merge with Delhaize Group. We believe strongly that this merger of equals, which we remain on track to complete in mid-2016, will be a transformational move for us and a historic moment for both companies.

Ahold at a glance Business review Governance Financials Investors

Message from our CEO (continued) Ahold 13

Annual Report 2015

Delhaize and Ahold complement each other well, with shared values, strong and trusted local brands, aligned strategies and proud family legacies of entrepreneurial success. We are thrilled about the opportunities this proposed combination presents to create an even better and more innovative company for our customers, associates and communities – and to create value for you, our shareholders.

Our Supervisory Board has been an enormous asset and an active partner in this merger, and we appreciate the tremendous guidance and strategic advice its members have provided throughout this process.

The Allerhande meal box can be ordered for home delivery or pickup at a pick-up point or stores, helping Albert Heijn’s customers make fresh cooking effortless.

Our 2015 financial performance in brief

We reported strong financial results during the year, reflecting good performance across our key markets and multiple formats. This included net annual sales of €38 billion, driven by excellent store operations, especially during the holiday season, and a strong increase in consumer online sales. In addition to our robust sales performance, we achieved market share gains and an increase in Group operating income for the year. The progress we made in supporting our great local brands and enhancing our offering for customers was supported by reinvesting the substantial savings achieved through our company-wide Simplicity program.

Fresh innovation and healthy choices

We have invested our Simplicity savings directly into our offering – improving seamless omni-channel shopping across Ahold and making things easier and better for local customers, with more fresh, healthy and affordable choices.

In the U.S., our largest market, we are using Simplicity savings to improve the shopping experience, offering better quality and service and more competitive pricing. We completed the first waves of our value investment, reducing prices on thousands of products, providing even greater appeal to value-focused customers. We also invested in quality and service, putting new produce departments into more than 470 stores and starting to roll out new, easier-to-shop bakery departments.

We have piloted new store concepts in the U.S. and opened our first two bfresh locations during the year. Our bfresh format is focused on fresh foods, smart value and local convenience and caters to the shopping preferences of Millennials.

In the Netherlands, sales momentum remains strong with Albert Heijn both in stores and online. Its customers are benefiting from an even broader product range and the expansion of healthy choices in our Fresh departments. Albert Heijn has introduced over 1,000 new products and customers can also find more of the local and regional products and seasonal produce they want.

We refreshed our Dutch Gall & Gall and Etos specialty brands to bring customers even better quality, friendlier service and expert advice. Gall & Gall offered a broader assortment of award-winning wines and Etos introduced a full range of new own-brand products, including the popular “Botanical Boost” line. This hard work is being recognized, with Etos named Best Retail Chain in the Pharmacy category and Gall & Gall named Best Retail Chain in the Food Specialty Stores category in a vote by Dutch consumers.

Albert successfully rebranded all the former SPAR stores, marking the end of an eight-month project and making Albert a top player in Czech market.

In the Czech Republic, we successfully finished rebranding all former SPAR stores acquired in 2014. We also rolled out our “Favorite” store concept, aimed at making the stores more appealing to customers, to all 240 supermarkets. We are seeing positive sales trends as a result and are now implementing this successful initiative in the Albert compact hypers.

Online momentum

The continuing momentum in our online business is exciting and important. Our ongoing efforts to complement our stores and let customers shop however and whenever they want has been a great success, with 2015 online consumer sales up to €1.8 billion. The bol.com business is a true success story, growing at a continued high pace in the Netherlands and Belgium, with consumer sales up over 30% in the last quarter of the year. I want to emphasize how pleased we are to have bol.com as part of our company. In addition to the tremendous growth numbers, bol.com helps to infuse our company’s DNA with a commitment to technology and data-based, rapid, customer-focused innovation. Like Albert Heijn, bol.com – offering more than 10 million products – has become one of the most loved and trusted brands in the Netherlands. Albert Heijn Online also had a great year, attracting many new customers by improving service and the overall shopping experience and expanding its assortment. The team launched innovations such as the Allerhande Box, which provides customers with all the ingredients and recipes to make tasty and varied meals in 30 minutes. We opened an online pilot store on Alibaba’s Tmall in China to learn from this online market.

I am very pleased that Peapod, our leading online grocery service in the U.S., returned to double-digit sales growth in the second half of 2015. It also accelerated its positive momentum this year with the introduction of a modern new mobile app while at the same time rolling out innovative products, including new meal kits. In addition, to better serve the important New York Metro market, we improved capacity and service levels at our New Jersey warehouse.

Renewing our commitment to responsible retailing

Being a responsible retailer remains a key priority and a fundamental part of our approach to business, and we are pleased with the progress we made in 2015. We completed our 2015 Responsible Retailing strategy and were able to meet most of our previously established targets and commitments.

We know that consumers are increasingly focused on the health effects of a good diet and also on the social and environmental impact of the products they buy, and we are now working towards ambitious new goals for the future in the areas of health, products and communities. You can read more about this, and our performance over the year, in our Responsible Retailing Report 2015.

Engaging associates and teaming up across our businesses

Across our companies, our people remain our most important asset. In 2015, we further empowered associates to make a difference for our company and our customers. Associate engagement was a key objective of our Albert Favorite program, as well as the rebranding programs at Etos and Gall & Gall. These businesses prioritized service and empowered associates through training to ensure they have the knowledge and expertise to better assist customers and make an even bigger impact in their jobs.

Ahold at a glance Business review Governance Financials Investors

Message from our CEO (continued) Ahold 14

Annual Report 2015

We had a record response rate on our annual associate engagement survey this year and our already high engagement score stayed the same at a global level. We continued to put initiatives in place to make this even stronger. In last year’s survey, we found that getting associates engaged in the strategies of our companies was an area for improvement, so this year we started working on a unique process in which we shared strategy “learning maps” across the company to illustrate our global and local strategies in a way that makes them easier to understand and act on.

Our U.S. divisions’ Produce Marketplace is easy to shop, with fresher, better quality produce, more variety, and an overall presentation showcasing locally grown and organic produce.

I am especially proud of how our associates worked together to execute some fantastic cross-border initiatives in 2015. Ahold USA launched its own consumer magazine inspired by our popular Dutch

Allerhande, called Savory™ fast, fresh and easy, aimed at helping customers get delicious and healthy meals on the table. They also brought our Dutch Etos health and beauty care brand to our U.S. stores and Peapod. With the help of teams from Stop & Shop, our Czech business was able to roll out a store-centric model, empowering associates and improving execution in the stores.

Our leadership

In April, we announced that Jan Hommen would resume his role as Chairman of the Supervisory Board after stepping down temporarily at the time of his election as CEO of KPMG. Supervisory Board member Rob van den Bergh had replaced him on an interim basis and we thank him for taking on this additional role for Ahold.

Judith Sprieser stepped down from our Supervisory Board following last year’s annual General Meeting of Shareholders. I would like to thank her for nearly a decade of service to Ahold and wish her all the very best in the future.

We also welcomed a new colleague when Jennifer Carr-Smith joined Ahold as President and General Manager of Peapod in June, bringing more than 20 years of e-commerce experience to the job. Andrew Parkinson, one of the founding brothers who had previously headed up Peapod, took on an advisory role focused on pursuing new business development opportunities for the online retailer. We would like to thank Andrew for his dedication to making Peapod a leading online grocer in the U.S.

Creating value for our shareholders

We want Ahold to be an investment that brings good value to you, the owners of our company, therefore we propose to raise our dividend to €0.52 for 2015, an increase of over 8%.

In addition, in connection with our intended merger with Delhaize, we terminated our €500 million share buyback program, and approximately €1 billion will be returned to Ahold shareholders through a capital return and a reverse stock split, subject to the conditions as explained in Note 35.

Going forward, we aim to maintain a balance between investing in profitable growth and returning cash to our shareholders. We remain committed to an investment grade credit rating while maintaining an efficient capital structure.

Outlook for 2016

In 2016, we expect underlying operating margins to continue to trend in line with 2015, excluding the potential impact from the proposed merger with Delhaize. We aim to fund our ongoing investments in our customer proposition with our Simplicity cost saving and efficiency program. Our online businesses are on track to meet our target of €2.5 billion consumer sales in 2017. We are planning to invest in our logistical infrastructure in the Netherlands, with a new distribution center for Albert Heijn and a new distribution center for bol.com, resulting in an increased cash capital expenditure of around €1 billion for 2016.

Our thanks

On behalf of our Executive Committee, I would like to thank our associates for a tremendous year – our final year as Ahold as we prepare for an even more exciting future together with Delhaize. We are fortunate to have so many talented people in our organization who care about doing their very best for our customers. I was happy to witness the entrepreneurial spirit in 2015 and I am proud of the way our people were able to adapt our business to become an even better place to shop, a better place to work and a better neighbor. I would also like to thank our customers, who continue to inspire us. And last but not least, our shareholders, for your continued confidence in our business, our service to consumers and our vision for the road ahead.

Dick Boer

Chief Executive Officer March 2, 2016

Delhaize merger: an overview of the proposed merger Ahold 15

Annual Report 2015

What means it for our and business, all our stakeholders.

Keep up-to-date at:

adcombined. ahold.com com

Trusted local supermarkets, convenience stores and online brands…

6,500

6,500 stores – all strong, trusted brands with strong local identities

375,000

associates

50m

Serving over 50 million customers in the U.S. and Europe per week

€500m

synergies of €500 million per year by the third year after completion

Key facts about the Delhaize business:

International food retailer headquartered in Belgium, active in seven countries on three continents

(Europe, North America, Asia)

Founded in Belgium in 1867 by the Delhaize brothers

Member of the Dow Jones Sustainability Indexes

Operates more than 3,400 stores, including directly operated stores, franchised and affiliated stores

Store formats include supermarkets (and hypermarkets), convenience and specialty stores

Compelling strategic rationale:

Will form a larger, more innovative company with market-leading retail offerings and strong,

trusted local brands

Companies have complementary cultures, similar values, neighboring geographies and a shared focus on the customer

Will create a superior customer offering in an omni-channel environment and offer an even better place to work for associates

A strong financial profile will enable continued innovation, investment in future growth and attractive returns to shareholders

Will offer an even better place to work for associates and a continued commitment to the local communities it serves, to make even bolder steps towards being a responsible retailer

Ahold at a glance | Business review | Governance | Financials | Investors

Reshaping Retail framework

Ahold Annual Report 2015 16

How are we reshaping retail at Ahold?

Our strategic ambitions, how we operate and what we want to be as a company are outlined in our Reshaping Retail framework.

All of our businesses share a common vision for the future, and a common set of values. Our successful business model enables us to keep investing in our customer offering, and our promises help us get better every day. Through our strategic pillars, we are accelerating our growth so we will be competitive in years to come.

In 2015, we took a momentous step to further improve our strategic position, with the announcement of our intended merger with Delhaize Group. The scale, diversity and expertise we will add to our business through this merger will enhance our ability to deliver on our promises to our stakeholders and generate new growth.

We have a robust **business model**, built on strong local brands…


ALLOCATE CAPITAL TO NEW GROWTH
LOWER COST BASE
BUILD STRONG CONSUMER BRANDS
DRIVE IDENTICAL SALES GROWTH

we are keeping our **promises**…

Ahold is becoming a better place to shop, a better place to work, and a better neighbor.


Better place to shop
Better every day
Better place to work
Better neighbor

and we have the ambition to drive performance and go for **growth**.

Creating growth:

- Increasing customer loyalty
- Broadening our offering
- Expanding geographic reach

Enabling growth:

- Simplicity
- Responsible retailing
- People performance

Our values

Putting the customer first; Doing what's right; Winning together; Making ideas happen; Getting better every day

Our vision

Better choice. Better value. Better life. Every day.

Ahold at a glance Business review

Our vision and values

We common live the values five that who define we are

Our vision

Our vision is to offer better choice, better value, and a better life to all of our stakeholders – our customers, associates, suppliers, shareholders, and the communities we serve. a Better choice. a Better value. a Better life. Every day.

We aim to provide the right choices and great value that promote a better life not only for our customers but our other stakeholders. We work to get better in each of these areas, every day.

Our values

We share five common values across all our businesses. Our values define who we are, what’s important to us, and how we do things.

Governance Financials Investors

Ahold 17

Annual Report 2015

Ahold at a glance | Business review | Governance | Financials | Investors
Our business model
Ahold Annual Report 2015 18

with a Group-wide business model that ensures we can keep investing in our customer offering...

Our business model is a continuous cycle. We work to lower our cost base so that we can invest in price, value, and great products and services. This "save to invest" mentality has become part of our company's DNA. It helps us drive sales, win new customers and generate the capital we need to further grow our business.

Allocate capital to new growth

With the capital we generate we can drive new growth, get the right returns and invest in our businesses for the long term.

Lower cost base

We continually work to simplify how we do things, become more efficient and reduce costs. We expect the synergies we can achieve through our intended merger with Delhaize will enable us to further simplify our business.


ALLOCATE CAPITAL TO NEW GROWTH
LOWER COST BASE
BUILD STRONG CONSUMER BRANDS
DRIVE IDENTICAL SALES GROWTH

Drive identical sales growth

The investments we make to build our brands help us drive identical sales growth, increase volumes and gain market share going forward.

Build strong consumer brands

We reinvest our cost savings into our offering. This helps us build strong local brands and increase customer loyalty by giving customers more of what they want and need. Our intended merger with Delhaize will give both companies the opportunity to improve our customer propositions by leveraging each other's expertise and the strength of our assortments.

Ahold at a glance Business review Governance Financials Investors

Our promises Ahold 19

Annual Report 2015

and promises with that better help us every get day

Our promises keep us focused on the right priorities and help us get better every day for the benefit of our most important stakeholders. They are driving our success and enabling us to create greater value through continuous improvements in our operations. The promises are closely interconnected. In order to maintain strong relationships with our customers year after year, we need happy, engaged associates and a deep connection to our neighborhoods and communities. For 129 years, our relationship with customers has been at the center of everything we do. But today’s world demands more. To be a good retailer, we have a responsibility to provide a working environment where associates can be at their best and we need to take on our role in the wider world our business impacts.

We want to be a better place to shop, a better place to work and a better neighbor every day for our customers, our associates and our communities. Under each of these main promises are sub-promises that describe precisely what we will deliver, in areas ranging from good prices and exciting promotions, to friendly and helpful associates, to good working conditions and responsibly sourced products. These promises run across all our businesses, but are applied locally at each of our banners according to their needs and priorities.

Better to work place

a Respect for each other a Good working conditions a Opportunities to develop a Support from my manager a Recognition for performance place Better to shop

Better every day

place Better to work neighbor Better

Better to shop place

a Great quality and freshness a Finding the products you want a Good prices and exciting promotions a Easy to shop a Friendly and helpful associates

Better neighbor

a Healthy living choices made easy a Contribution to community well-being a Responsibly sourced products a Care for the environment

Ahold at a glance Business review Governance Financials Investors

Our promises (continued) Ahold 20

Annual Report 2015

Better to shop place

As retailers, we have always put the customer first. But in today’s challenging and competitive environment, it is more important than ever that this customer focus is truly embedded in our culture and values. Being a better place to shop is about doing more each day to give our customers a shopping experience that surprises and delights them.

Making every Albert store a favorite of customers

Our Favorite store concept was successfully rolled out to all 240 Albert supermarkets in the Czech Republic. This concept combines format improvements with new ways of working that give associates more autonomy to solve problems. With positive customer reactions and sales uplifts in the stores, the concept has been so successful that the team is now also rolling it out to its Albert compact hypers.

Innovating to serve more customers online

Our online businesses continued to expand, growing net consumer online sales by 23%1 over the year. Bol.com now offers more than 10 million products and launched same day delivery for pickup at Albert Heijn stores. Albert Heijn Online relaunched their website with personalized bonus offers, attracting new customers in its existing market.

Peapod launched a modern, user-friendly new mobile app and continued to grow by increasing capacity and marketing efforts, especially in the New York metro area.

1	At constant exchange rates and on an adjusted basis

Fresher value, fresher choices at Ahold USA

The U.S. divisions continue to improve the shopping experience – with a focus on quality, service and assortment – and provide more healthy choices to customers. They lowered thousands of prices and transformed the produce departments in over 470 stores to bring an expanded range of fresh choices to customers.

They launched a new print and online platform called Savory™ fast, fresh and easy, to help customers include more fresh and healthy meals in their busy schedules and inspire them to save time, save money and eat well. They have introduced a new, easier-to-shop bakery department to over 200 stores so far, and in 2016 they will continue developing concepts for the other Fresh departments and the center of the store.

Ahold at a glance Business review Governance Financials Investors

Our promises (continued) Ahold 21

Annual Report 2015

Better to work place

Our brands have been built by our associates. They are the face of our business and at the heart of our success. Throughout all our businesses, our associates are committed to serving our customers and getting better every day. In return, we strive to foster a workplace where our associates can thrive.

Engaging our associates in our strategy

Ahold USA, Albert Heijn and Albert are bringing their strategies to all associates in a unique and effective way. They are using visual maps to help associates understand and be engaged in their local strategy – and help carry it out. The maps were first launched with Ahold’s top leadership group, then the businesses took them to local senior leadership teams, and next to around 10,000 associates in leadership roles at support offices, distribution centers and stores, and they are now being shared with the entire workforce.

Everyone is an expert at Gall & Gall

Our wine and liquor specialist in the Netherlands is bringing the story of its products to life by giving associates the tools to share their passion with customers. They are investing in store staff’s knowledge and expertise with new e-learning programs and set up a private Facebook group to help associates share expertise.

Unlocking our associates’ innovative ideas

Albert Heijn, Etos and Gall & Gall initiated a contest in which teams from across these businesses submitted innovative ideas around the theme “making the Dutch population the healthiest in the world.” The top 10 teams moved to the next level of competition and the winning ideas received funding to bring them to life. The contest itself, and the conversations it started among associates, helped to mobilize the creative forces within our teams.

Ahold at a glance | Business review | Governance | Financials | Investors

Our promises (continued)

Ahold
Annual Report 2015

22

Better neighbor

We want to be a good neighbor everywhere we operate. As a company with over 3,250 stores and a trading area population of more than 90 million people, we can really make a difference in our communities through the economic benefits and job opportunities our businesses provide, and by supporting local causes that are important to our communities, our customers and our associates. We believe we have an opportunity to help our customers and associates make healthier choices, and promote health in our communities. We also endeavor to source our products responsibly and look after the environment we operate in.


albert
Free From

Making our own-brand products healthier

We are reducing salt, sugar, additives and trans-fats in our own-brand products. In 2015, Albert Heijn reduced salt in its bread and added fiber content to the labels. We updated labels on our U.S. Nature's Promise and Czech FreeFrom own-brand products to show which additives or ingredients were eliminated.

Helping active children eat right

Albert's "Healthy Five" program helps Czech parents make good nutrition choices for their children, through fresh food promotions, recipes and meal advice from in-store nutritionists they can consult while their children enjoy an in-store play area. Successfully piloted in 2015, the program will be launched in all compact hypers in 2016.


POMÁHÁTE
NADAČNÍ
albert
FOND


TOMATOES

Ahold USA first major U.S. grocer to join Fair Food Program

Our U.S. divisions and Peapod joined the Coalition of Immokalee Workers' (CIW) Fair Food Program, an acclaimed effort to improve the lives of thousands of farm workers from Florida to New Jersey. As part of this partnership, we committed to purchase Florida tomatoes only from growers who participate in the Program and work with the CIW to ensure timely, periodic audits of participating farms that supply Ahold USA.

Ahold at a glance Business review Governance Financials Investors

Our strategic pillars Ahold 23

Annual Report 2015

These pillars six help our us achieve growth ambitions.

Our six strategic pillars outline how we are accelerating the growth of our company. While our promises inspire the continuous improvements we are making in our businesses each day, the pillars drive and enable step-change innovations and, where possible, help us leverage the scale of the Group. They also ensure that we stay ahead of customer behavior and retail trends.

Increasing customer loyalty

In today’s world, consumers have more choice than ever before and growing expectations of retailers. To gain their loyalty, we have to understand them better than anyone else. This is the only way that we can offer them the products and services they want, the quality and value they expect, and an easy and convenient shopping experience.

During 2015, we continued to build more personal relationships with our customers so that they will want to keep coming back to shop with us. Our associates remain key to this – the friendly and helpful service they provide builds our customers’ loyalty and trust. We are also using our insights and innovative technologies to develop personalized communications and offers to customers on the products and services they need and want.

Our ambition a Add 1-2% to sales growth through our customer initiatives.

Our progress

Our loyalty card programs in both the U.S. and the Netherlands performed very strongly in 2015, driving about 40% more incremental sales than the previous year and bigger basket sizes. By leveraging our data analytics capability, we were able to offer each loyalty card customer additional, and more personalized, offers. Members-only “money can’t buy” privileges, including a VIP dinner at Albert Heijn’s Christmas festival or behind-the-scenes tours at farms and suppliers, were particularly popular with our best customers.

Broadening our offering

We are broadening our offering by developing our store formats, improving our assortment, and expanding our online businesses – to give our customers shopping alternatives that meet their changing needs. Our fast-growing online offering makes it possible for our customers to shop when, where and how they want – either in our stores or online, for delivery or pickup. We are building an even better, more relevant assortment, with a broader range of products and services, including new and innovative own-brand products and a growing assortment of non-food products. We continue to strengthen our successful supermarket formats, while developing additional formats to better serve our customers’ needs.

Our ambition a Increase our online consumer sales to €2.5 billion by the end of 2017 and drive profitability.

a Increase own-brand penetration in our U.S. businesses to approximately 40% by the end of 2016.

a Open a minimum of 150 convenience stores in Europe by the end of 2016.

Our progress

Our net consumer online sales in 2015 were €1.8 billion. Own-brand penetration across all our U.S. banners grew by 0.4 percentage points, from 37.6% to 38.0%.

We currently have 72 convenience stores in Europe.

Expanding geographic our reach

We continue to explore opportunities for growth in our current markets so that we can make the most of our existing operations and better leverage our scale. At the same time, we are looking for opportunities to move into markets that are adjacent to where we operate, so we can apply our skills and build our scale even further.

Our ambition a Continue to focus on current and surrounding markets and evaluate new geographies.

a Open 50 supermarkets in Belgium by the end of 2016.

Our progress

Our main 2015 achievement was the announcement of our intended merger with Delhaize. The combined company will operate in eight countries (excluding joint ventures in Portugal and Indonesia) with a greatly expanded U.S. trading area, enabling us to better leverage our scale to benefit customers.

In the Netherlands, we completed the conversion of the Jumbo and C1000 stores (71 in total) transferred to Albert Heijn in 2012. We also completed the integration and rebranding of all 48 retained Czech SPAR stores acquired in 2014. We further expanded in Belgium with 10 new stores, for a total of 38. In the U.S., we acquired 25 A&P stores, expanding our presence in the key New York metropolitan area and converted them to Stop & Shop. We also opened a small online pilot store on Alibaba’s Tmall Global platform to learn from the fast-growing Chinese online market.

Ahold at a glance Business review Governance Financials Investors

Our strategic pillars (continued) Ahold 24

Annual Report 2015

Simplicity

We are leveraging our capabilities and resources as an international company and working on more effective processes and systems across our businesses. The savings we unlock with Simplicity are continually reinvested into our offering for customers to drive our successful business model.

Our ambition a We want to operate in the simplest, most efficient and cost-competitive way, so that we can invest more in value for our customers. Our ambition was to save €350 million in 2015.

Our progress

All our businesses continued their successful “save to invest” initiatives and surpassed their 2015 targets. Our Simplicity programs are based on buying for less, operating for less and building for less. For example, the “buy for less” program focuses on commercial improvements, such as optimization of the Fresh supply chain, while the “operate for less” program focuses on labor, shrink and overall performance management. The savings are funding investments in service, price and quality, such as the rollout of our new produce and easier-to-shop bakery departments in the U.S., which is fully funded by Simplicity savings.

Responsible retailing

Responsible retailing is at the heart of our business and we are committed to supporting the health and well-being of our customers, associates and communities, sourcing our products responsibly and caring about the environment. Associates – throughout our businesses – are engaged in putting responsible retailing into practice, every day.

Our ambition a Our ambitions fall under five priority areas: healthy living choices made easy, contribution to community well-being, responsibly sourced products, care for the environment, and our people. We measure our performance with nine targets. Please see our Responsible Retailing Report 2015 for further detail.

Our progress

We have completed our 2015 Responsible Retailing strategy and met most of the targets and commitments we set out in 2011. Please see our Responsible Retailing Report 2015 for further detail on our ambitions going forward.

People performance

We continuously invest in and support the development of our associates and promote from within, filling three-quarters of open positions with internal candidates. We continue to build diverse workforces – in terms of both personal background and professional experience – to better serve our diverse customer base and help us successfully cross cultures and borders. We strive to be a better place to work for our associates, and provide good working conditions, development opportunities, managerial support, recognition for performance, and an atmosphere of mutual respect.

Our ambition a We have ambitions in and measure our performance across five areas: respect for each other, good working conditions, development opportunities, support from managers and recognition for performance.

Our progress

Our annual associate engagement survey was completed by 88% of our associates – up 7% from last year – and engagement scores were in line with the already high results from 2014. We are proud that we had such an enormous response rate, which indicates that the dialogue with our associates is helping to motivate and inspire them to serve our customers every day. Please see our Responsible Retailing Report 2015 for more about our people.

Ahold at a glance Business review Governance Financials Investors

Our formats Ahold 25

Annual Report 2015

Our omni-channel offering

Supermarkets are the core of our business. In addition, we operate a range of other formats and a thriving online business to give customers more shopping alternatives and serve the needs of different communities.

Supermarkets

Geography

United States, Netherlands, Belgium, Czech Republic

Offering

Full range of food and selected non-food products. Emphasis on fresh products

Online food delivery

Geography

United States, Netherlands

Offering

Full range of food and selected non food products in the U.S. and the Netherlands. Small online pilot store on Alibaba’s Tmall Global platform

Convenience stores

Geography

Netherlands, Germany

Offering

Quick food solutions for on-the-go customers

merchandise Online general delivery

Geography

Netherlands, Belgium

Offering

Broad general merchandise range

Compact hypers

Geography

Czech Republic

Offering

Full range of food and selected non-food products. Emphasis on fresh products

Pick-up points

Geography

United States, Netherlands, Belgium

Offering

Full range of food and selected non-food products. Customers order online for pickup at designated locations

Specialty stores

Geography

Netherlands

Offering

One chain offers health and beauty care products; another offers wine and liquor

Gasoline stations

Geography

United States, Czech Republic

Offering

Gasoline

Market overview Ahold 26

Annual Report 2015

Our Reshaping Retail strategy capitalizes on industry trends to ensure continued success in our markets. While we continue to face strong competition everywhere we operate, our strategy enables us to turn changing consumer shopping habits and preferences into opportunities to increase loyalty to our brands.

Macro trends

Economics

The macroeconomic situation in our markets has improved in 2015. In general, purchasing power has recovered from the impact of the post-2008 economic crisis. However, this recovery is not evenly distributed across households of different income levels. Middle income groups remain under pressure, especially in our U.S. markets. This means that shoppers remain focused on value, price and promotions. Therefore, we are constantly looking for ways to save costs, through our deeply ingrained Simplicity mindset, so that we can invest in price, value, and the products and services we offer to our customers.

Demographics

In recent years, we have seen limited population growth in our markets, particularly in Europe, and an aging consumer base. The communities we serve are increasingly diversified, not only in terms of ethnicity but also in other areas, including: household composition, affluence and urban versus suburban. This continues to present new opportunities for us to diversify our offering to best meet the needs of local communities and become both a better place to shop and a better neighbor.

Technology

As in other sectors, technological developments are having an enormous impact on retail. The ubiquity of smart phones and real-time access to information gives us the opportunity to serve our customers in new ways. It also enables us to build more intimate relationships with shoppers, both in our stores and online, based on understanding their personal preferences and being able to cater to them – or even predict new ones.

Consumer trends

Value

Our customers shop with us because they value our product quality and the great service we offer. At the same time, they expect – and we promise them – good prices and exciting promotions. With online and mobile technology enabling our customers to quickly and easily compare prices, being able to offer attractive prices for the products we sell is critical.

Convenience

Many of our customers have busy lifestyles and are short on time. They want food that is easy to prepare, personalized offers and a convenient, flexible shopping experience. As we work to broaden our offering to fulfill these customer needs, we are expanding our range of convenience meals and fresh-cut produce, and providing multiple delivery options for online orders.

Health and well-being

Society increasingly acknowledges the impact of food on our health. In recent years, customers have become more aware of and more knowledgeable about the relationship between diet and overall health and well-being. Through our recipes (both in-store and online), broad Fresh offering, healthy meal solutions and increasing focus on providing health advice through the pharmacies and dietitians in our stores and online, we have an opportunity to help customers make healthier choices, while giving them access to affordable products that are good for them and their families. This makes us both a better place to shop and a better neighbor.

Transparency and sustainability

Today, our food is safer than ever before. At the same time, people have a greater interest in what they eat and where it comes from. They are increasingly aware of how their buying decisions can impact the environment and people’s lives all over the world. They want retailers to help them make responsible choices, and to ensure the integrity of the supply chain wherever they can. Our Nature’s Promise range in the U.S., Albert Heijn Organic range in the Netherlands and Albert Organic range in the Czech Republic all make it easier for our customers to buy responsibly.

Connection and communities

People everywhere are searching for a feeling of community and personal connection – sometimes in traditional ways, through involvement in their local neighborhoods, and sometimes in new ways, through social media and online communities. They are looking to connect with other people who have common interests and common values. Retailers have a unique opportunity to connect individuals and communities through the role we play in their everyday lives. For example, we do this through community centers based in our stores, and through the personal relationships we build with our online customers. The MyBonus program at Albert Heijn is a prime example of this kind of personal relationship-building, aimed at increasing customer loyalty.

Industry trends

Competition

Over the past year, the competition in our markets has continued to diversify. Both on the premium and discount ends of the retail spectrum, we see competitors striving to gain share in a market where customers increasingly do their shopping at multiple food retail brands in multiple segments of the market. Retailers continue to evolve as consumers change the way they shop, both online and offline, and as their expectations of the personal offerings and shopping experiences grow.

Online and mobile

Grocery e-commerce is a growing, though still relatively small, part of the overall retail food market. Online and mobile shopping will be a key component of growth for retailers in years to come, creating opportunities for innovative service models but also posing potential challenges in terms of profitability. Customers are more in control of the shopping experience than ever, with easy access to product information and the ability to compare products and prices as they shop. With our existing, fast-growing online business and strategic focus on e-commerce and digital connectivity we are well-positioned to capitalize on future opportunities in this area.

We continue to get ahead of these trends

Through our Reshaping Retail strategy, we are working to provide quality products at affordable prices for our value-focused customers. We continue to get better at experimenting, learning, and moving fast to implement new ideas. This is enabling us to innovate more rapidly to offer customers the right products and assortment, including a wide range of fresh, healthy and responsible choices. Our own-brand ranges help us to offer customers the selection and value they demand, while building loyalty to our brands. Our diverse teams of friendly and helpful associates create a welcoming shopping environment for our diverse customer base. We continue to develop our customer proposition by renewing our assortment and improving our stores, online interfaces, supply chain and logistics.

Our stakeholders Ahold 27

Annual Report 2015

As a major international retailing group with thousands of suppliers, employing over 230,000 associates, and serving a trading area population of more than 90 million people, we have many different stakeholders who impact or are impacted by our business in various ways.

Our stakeholders include our customers, associates, communities (including governments, NGOs, academic / research institutes and industry bodies), shareholders and suppliers. We engage with these groups in various ways, including through stakeholder events, industry-wide conferences, round-table discussions and supplier days. Our engagement with them enables us to identify issues, respond to changing needs, observe best practices and reflect different views and feedback on how we operate our business.

Customers

Our customers are central to our business. We aim to offer competitive prices combined with high product quality and a great shopping experience. In addition, we are committed to offering them healthy choices and providing products that are made with respect for people, animals and the environment.

We stay tuned into what our customers want through third-party surveys, consumer studies, focus groups and panels, and through immediate feedback from customers in our stores, via service departments, our websites, social media and other correspondence.

Associates

Engaged associates are key to our success. Their hard work and commitment define us as a leading international retailer. We constantly strive to make sure we provide an even better place to work, every day. We do this by creating workplaces built on fairness and mutual respect, and by maintaining strong businesses to drive stable jobs and provide opportunities for development and great careers. We respect and protect the rights of associates: we are committed to the principles of equal employment opportunities, freedom of association, and respecting the legal rights to collective bargaining.

We engage with our associates through various touch points, including regular performance review meetings and our annual associate engagement survey. In 2015, our survey achieved a global participation rate of 88%, a considerable increase over the 81% rate in 2014.

Communities

As a local “community hub,” we touch the lives of millions of people every day. We are in constant dialogue with local governments, schools, charities and community organizations.

Our “better neighbor” promise is our commitment to strengthening the communities in which we operate: we do this through, for example, financial and product donations, nutrition awareness programs in schools and employment of local people. We also support our suppliers and their local communities overseas through the Albert Heijn Foundation and other targeted initiatives.

Shareholders

Our shareholders are crucial to our business; they put their trust in us by investing in Ahold financially. They monitor our company closely and challenge us on our strategy and how we manage our business. We communicate with our shareholders through quarterly disclosures and financial performance briefings and through shareholder meetings that take place at least once per year. These avenues enable us to seek their perspectives on our strategy and financial performance, while our shareholders get more insight into our operations so they can make informed investment decisions.

Suppliers

We rely on our suppliers to deliver the high quality products our customers expect from us. A flexible, healthy and sustainable supply chain demands transparency, efficiency and strong relationships. With our suppliers scattered across the globe, we connect via multiple channels, including face-to-face meetings, online communication, and supplier events.

Ahold at a glance | Business review | Governance | Financials | Investors

Group key financial indicators

Ahold Annual Report 2015 28

Monitoring our performance

Results	2015 (53 weeks) € million	2014 (52 weeks) € million	Change versus prior year	Change constant rates
Net sales[1]	**38,203**	32,774	16.6%	4.3%
Underlying operating income	**1,461**	1,267	15.3%	3.6%
Underlying operating margin	**3.8%**	3.9%	(0.1)% pt	
Operating income	**1,318**	1,250	5.4%	(5.2)%
Income from continuing operations	**849**	791	7.3%	(3.2)%
Net income[2]	**851**	594	43.3%	35.5%

Shareholders	2015 €	2014 €	Change versus prior year
Net income per common share (basic)	**1.04**	0.68	52.9%
Adjusted income from continuing operations per share[3]	**1.07**	0.88	21.6%
Dividend payout ratio[4]	**49%**	51%	(2%) pt
Dividend per common share	**0.52**	0.48	8.3%
Total shareholder return	**41.1%**	6.4%	34.7% pt
Return on capital employed	**13.1%**	13.0%	0.1% pt

Leverage and liquidity	2015	2014	Change versus prior year
Liquidity (€ billion)	**3.3**	3.1	6.5%
Net debt (€ million)	**1,148**	1,311	(12.4)%
Debt leverage (times)[5]	**1.7**	1.9	(10.5)%
Free cash flow (€ million)	**1,184**	1,055	12.2%

Other information	2015	2014	Change versus prior year
Number of stores (including franchise stores)	**3,253**	3,206	1.5%
Capital expenditures (excluding acquisitions)	**811**	740	9.6%
Number of employees	**236,000**	227,000	4.0%
Credit rating / outlook Standard & Poor's	**BBB / stable**	BBB / stable	–
Credit rating / outlook Moody's	**Baa2 / stable**	Baa3 / positive	rating upgraded by one notch

Certain key performance indicators contain non-GAAP measures. The definitions of these non-GAAP measures are described on page 41 of this Annual Report.

1 Net sales in 2015 increased 2.3% at constant exchange rates and on an adjusted basis.
2 Net income in 2014 included a charge of €194 million recorded in discontinued operations representing the net of the tax settlement amount and associated legal fees for the Waterbury litigation.
3 For more information on adjusted income from continuing operations, see the *Group financial review* in this section.
4 Dividend payout ratio is based on adjusted income from continuing operations; see the *Group financial review* section for more information.
5 The debt leverage ratio of the net lease adjusted debt divided by EBITDAR is defined in the *Non-GAAP measures* section.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review

Ahold Annual Report 2015 29

The following is a summary of Ahold's 2015 and 2014 consolidated income statements:

€ million	2015 (53 weeks)	2014 (52 weeks)	Change versus prior year	% change
Net sales	**38,203**	32,774	5,429	16.6%
Cost of sales	**(27,835)**	(24,088)	(3,747)	(15.6)%
Gross profit	**10,368**	8,686	1,682	19.4%
Operating expenses	**(9,050)**	(7,436)	(1,614)	(21.7)%
Operating income	**1,318**	1,250	68	5.4%
Net financial expense	**(265)**	(235)	(30)	(12.8)%
Income before income taxes	**1,053**	1,015	38	3.7%
Income taxes	**(224)**	(248)	24	9.7%
Share in income of joint ventures	**20**	24	(4)	(16.7)%
Income from continuing operations	**849**	791	58	7.3%
Income (loss) from discontinued operations	**2**	(197)	199	101.0%
Net income	**851**	594	257	43.3%
Operating income	**1,318**	1,250	68	5.4%
Adjusted for:				
Impairments	**39**	31	8	
(Gains) losses on the sale of assets	**(18)**	(20)	2	
Restructuring and related charges and other items	**122**	6	116	
Underlying operating income	**1,461**	1,267	194	15.3%
Underlying operating income margin	**3.8%**	3.9%	(0.1)% pt	

Week 53

Our financial year consists of 52 or 53 weeks and ends on the Sunday nearest to December 31. Financial year 2015 consisted of 53 weeks, while 2014 consisted of 52 weeks. Net sales in 2015 were positively impacted by the additional week, while the impact on operating margins for the Group was negligible. In some of the discussions below, we have included comparisons of the 53 weeks of 2015 with a 53-week period consisting of the 52 weeks of 2014 plus the first week of 2015 (referred to as adjusted 2014).

Net sales

Net sales in the financial year ended January 3, 2016, were €38,203 million, an increase of €5,429 million or 16.6%, compared to €32,774 million for the financial year ended December 28, 2014. At constant exchange rates, net sales were up by €1,586 million or 4.3%.

Net sales overview on adjusted basis

€ million	2015 (53 weeks)	2014 (53 weeks)	% change	% change at constant exchange rates
Ahold USA	**23,732**	19,960	18.9%	(0.5)%
The Netherlands	**12,699**	11,952	6.3%	6.3%
Czech Republic	**1,772**	1,548	14.5%	13.3%
Ahold Group[1]	**38,203**	33,460	14.2%	2.3%

1 Excluding gasoline sales, net sales in 2015 increased 3.8%, at constant exchange rates and on an adjusted basis.

€ million	2015 (53 weeks)	2014 (52 weeks)	Change versus prior year	% change	Change versus prior year at constant exchange rates	% change at constant exchange rates
Net sales	**38,203**	32,774	**5,429**	**16.6%**	**1,586**	**4.3%**
Of which gasoline sales	**1,093**	1,337	**(244)**	**(18.2)%**	**(499)**	**(31.3)%**
Net sales excluding gasoline	**37,110**	31,437	**5,673**	**18.0%**	**2,085**	**6.0%**

Gasoline sales decreased in 2015 by €244 million or 18.2%, mainly due to a significant decrease in gasoline prices (approximately 30%), offset in part by a stronger U.S. dollar against the euro. At constant exchange rates, gasoline sales decreased 31.3%.

Net sales excluding gasoline increased in 2015 by €5,673 million, or 18.0% compared to 2014. At constant exchanges rates, net sales excluding gasoline increased in 2015 by €2,085 million, or 6.0% compared to 2014. Compared to the adjusted 2014 sales and at constant exchange rates, net sales excluding gasoline increased in 2015 by €1,365 million, or 3.8%. This increase was primarily driven by higher sales of €765 million due to new store openings, which includes the acquisition of 49 SPAR stores in the Czech Republic, the conversion of 17 stores transferred from Jumbo in the Netherlands and the acquisition of 25 A&P stores at Ahold USA. In addition, Ahold saw an increase of €559 million in identical sales. This was driven by sales growth at our online businesses, Albert Heijn's sales momentum with an increased number of transactions, and a higher average purchase amount per visit in both the Netherlands and the United States.

million	2015 (53 weeks)	2014 (52 weeks)	Sales growth	Identical sales growth[1]	Identical sales growth ex gas[1]	Comparable sales growth ex gas[1]
Ahold USA ($)	**26,350**	25,976	**1.4%**	**(1.3)%**	**0.9%**	**1.1%**
Czech Republic (CZK)	**48,331**	41,908	**15.3%**	**(0.7)%**	**(0.5)%**	**(0.4)%**
€ million						
Ahold USA	**23,732**	19,557	**21.3%**	**(1.3)%**	**0.9%**	**1.1%**
The Netherlands	**12,699**	11,696	**8.6%**	**3.2%**	**3.2%**	**3.7%**
Czech Republic	**1,772**	1,521	**16.5%**	**(0.7)%**	**(0.5)%**	**(0.4)%**
Total	**38,203**	32,774	**16.6%**	**0.1%**	**1.6%**	**1.9%**

1 For the definition of identical and comparable sales excluding gas see non-GAAP measures at the end of this section.

Ahold continued to see strong sales growth in its online businesses, which operate in non-mature e-commerce markets in the United States and the Netherlands and offered expanded or new sales categories and extended service delivery areas during the year. Ahold's online businesses contributed €1,646 million, or 4.3%, to Ahold's net sales in 2015 (2014: €1,267 million or 3.9%).

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 30

Net sales
€ million


30,098
32,682
32,615
32,774
38,203
5.5%
3.6%
2.0%
0.8%
2.3%
2011
2012
2013
2014
2015

● Net sales
– Net sales growth at constant exchange rates*
* Sales growth in 2015 is adjusted for the impact of week 53

Online sales
€ million


457
830
1,086
1,267
1,646
1.5%
2.5%
3.3%
3.9%
4.3%
2011
2012*
2013
2014
2015

● Online sales*
– Contribution to Ahold's net sales
* During 2012 Ahold acquired bol.com

Underlying operating income
€ million


1,377
1,412
1,379
1,267
1,461
4.6%
4.3%
4.2%
3.9%
3.8%
2011
2012
2013
2014
2015

● Underlying operating income
– Underlying operating margin

Gross profit

Ahold's gross profit increased by €1,682 million, or 19.4% compared to 2014. At constant exchange rates, gross profit increased by €568 million or 5.8%. Gross profit margin (gross profit as a percentage of net sales) for 2015 was 27.1%, an increase of 0.6% compared to 26.5% in 2014, or 0.3% at constant exchange rates. This increase was primarily driven by lower gasoline sales in the United States as a result of lower gasoline prices. Gasoline sales have a lower gross profit margin compared to non-gasoline sales, therefore the proportionately lower gasoline sales have a positive effect on the overall gross profit margin. Excluding the sale of gasoline, and at constant exchange rates, gross profit margin was flat.

Operating expenses

In 2015, operating expenses increased by €1,614 million, or 21.7%, to €9,050 million, compared to €7,436 million in 2014. At constant exchange rates, operating expenses increased by €641 million or 7.6%.

As a percentage of net sales, operating expenses increased by 1.0% to 23.7%, or 0.7% to 23.0% at constant exchange rates. Approximately 0.3% of the increase at constant exchange rates is explained by the relatively lower proportion of gasoline sales as a part of net sales. Excluding gasoline sales and at constant exchange rates, operating expenses as a percentage of net sales increased by 0.4%.

This increase of 0.4% is mainly explained by higher impairments and restructuring charges and, in line with the guidance that was provided, increased pension costs in the Netherlands, and the additional dilutive impact of our online businesses on expenses in The Netherlands.

Operating expenses include impairments, gains losses on the sale of assets, restructuring and related charges and other items that management believes can distort an understanding of the trend related to the development of its underlying business. Impairments, gains (losses) on the sale of assets and restructuring and related charges are summarized below:

Impairment of assets

Ahold recorded the following impairments and reversals of impairments of assets in 2015 and 2014:

€ million	2015	2014
Ahold USA	(20)	(10)
The Netherlands	(19)	(21)
Total	**(39)**	(31)

Impairment charges in 2015 were €39 million, up by €8 million compared to 2014. In 2015, an impairment charge of €9 million was recorded for a write-down of prepaid consideration for stores transferred back to Jumbo (related to the transfer of stores from Jumbo in 2012). The 2014 impairment charges included €8 million related to the write-down of prepaid consideration related to the transfer of stores from Jumbo. The remaining impairment charges in 2015, as well as the impairment charges incurred during 2014, mainly related to underperforming stores.

Gains and losses on the sale of assets

Ahold recorded the following gains on the sale of non-current assets in 2015 and 2014:

€ million	2015	2014
Ahold USA	11	6
The Netherlands	7	14
Total	**18**	20

Restructuring and related charges and other items

Restructuring and related charges and other items in 2015 and 2014 were as follows:

€ million	2015	2014
Ahold USA	(53)	(7)
The Netherlands	(9)	17
Czech Republic	(16)	(6)
Corporate Center	(44)	(10)
Total	**(122)**	(6)

Restructuring and related charges and other items in 2015 were €122 million, up by €116 million compared to 2014. The increase is due to a restructuring of Ahold USA's support office in 2015 (negatively affecting operating income by €14 million), as well as an early retirement incentive offered to Giant Landover store employees (an impact of €17 million). Restructuring charges recognized in the Czech Republic were mainly related to the acquisition of SPAR in 2014. Corporate Center restructuring charges for 2015 were mainly transaction costs related to the intended merger with Delhaize (€37 million).

In 2014, restructuring and related charges and other items included gains from the Dutch pension plan amendments totaling €59 million (of which €50 million was in The Netherlands and €9 million at Corporate Center). These were partly offset by the €40 million restructuring charge related to the European reorganization (of which €24 million was in The Netherlands and €16 million at Corporate Center).

Operating income

Operating income in 2015 increased by €68 million, or 5.4%, to €1,318 million compared to €1,250 million in 2014. The increase of €68 million is the difference between the higher gross profit of €1,682 million and higher operating expenses of €1,614 million. The changes in profit and expenses are explained above.

Ahold at a glance | Business review | Governance | Financials | Investors
Group financial review (continued)
Ahold Annual Report 2015
31

Net financial expenses

Net financial expenses in 2015 increased by €30 million, or 12.8%, to €265 million compared to €235 million in 2014. This increase is driven by a €23 million higher interest expense compared to 2014, attributable to U.S. dollar-denominated interest expenses, which resulted in a higher euro value on conversion due to the stronger U.S. dollar. Excluding the currency impact, interest expense was down by €7 million, largely resulting from lower finance lease interest expenses compared to 2014 at constant exchange rates.

Excluding interest income and expense on defined benefit pension plans, net interest expense of €230 million was €24 million higher than in 2014, falling within our guidance of €215-€235 million. Net interest expense on defined benefit pension plans decreased by €2 million in 2015.

Other financial expense of €21 million was higher by €8 million compared to 2014. This increase resulted from valuation adjustments related to notes and derivatives.

Income taxes

In 2015, income tax expense was €224 million, down by €24 million, compared to €248 million in 2014. The income tax expense in 2015 was positively impacted by one-time items. The effective tax rate, calculated as a percentage of income before income tax, was 21.3% in 2015 (2014: 24.4%).

Share in income of joint ventures

Ahold's share in income of joint ventures, which relates primarily to our 49% shareholding in JMR, was €20 million in 2015, down by €4 million compared to last year. For further information about joint ventures, see *Note 14* to the consolidated financial statements.

Results from discontinued operations

Results from discontinued operations in 2015 were €2 million, versus a loss of €197 million in 2014. The 2014 loss from discontinued operations included a net of tax settlement amount and associated legal fees for the Waterbury litigation of €194 million. This litigation was related to Ahold's U.S. Foodservice operations, which were divested in 2007.

In 2014, we completed the sale of our Slovakian business to Condorum, an agreement we had announced in November 2013. Ahold recorded a net loss of €1 million in 2014 on this divestment, with negative cash proceeds amounting to €34 million.

In addition, 2015 and 2014 results from discontinued operations were impacted by various adjustments to the results of prior years' divestments as a consequence of warranties and indemnifications provided in the relevant sales agreements.

For further information about discontinued operations, see *Note 5* to the consolidated financial statements.

Underlying operating income and underlying operating income margin

Underlying operating income was €1,461 million in 2015, up €194 million or 15.3%, versus €1,267 million in 2014. Underlying operating income margin in 2015 was 3.8%, compared to 3.9% in 2014.

At constant exchange rates, underlying operating income was up by €51 million, or 3.6%, compared to 2014. The changes in underlying operating income are mainly a reflection of improved margins at Ahold USA. Last year, Ahold USA's margin was negatively impacted by accelerated investments in our customer proposition and price investments where product cost increased and Ahold chose to only partially pass these costs on to its customers.

Margins in The Netherlands were impacted by increased pension costs as a result of lower discount rates and also by additional investments, as part of our future growth strategy, in our online businesses. Our online businesses in the Netherlands operate at a lower margin and their accelerated growth has a dilutive impact on the segment's overall margin. This additional dilutive affect was in line with our full-year expectations of 25 basis points.

Czech Republic's margin improved during 2015. The SPAR acquisition had a negative impact of €7 million on underlying operating income. Last year's underlying operating income was impacted by €12 million of operating losses from the acquired SPAR stores.

Tight cost management remains a core part of our business model. In 2015, we completed a €350 million cost and efficiency program. This enabled us to continue to invest in our competitive position and, at the same time, our businesses benefited from optimized store processes and improved sourcing. At Ahold USA, as part of our Simplicity program, we implemented a reorganization of our head office support roles to improve efficiency.

Underlying operating income and underlying operating income margin for 2015 and 2014 were as follows:

	Underlying operating income			Underlying operating margin		
million	**2015 (53 weeks)**	2014 (52 weeks)	% change	**2015 (53 weeks)**	2014 (52 weeks)	% pt change
Ahold USA ($)	**1,043**	980	6.4%	**4.0%**	3.8%	0.2% pt
€ million						
Ahold USA	**940**	738	27.4%	**4.0%**	3.8%	0.2% pt
The Netherlands	**578**	574	0.7%	**4.6%**	4.9%	(0.3)% pt
Czech Republic	**27**	19	42.1%	**1.5%**	1.2%	0.3% pt
Corporate Center	**(84)**	(64)	(31.3)%			
Total	**1,461**	1,267	15.3%	**3.8%**	3.9%	(0.1)% pt

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 32

Ahold USA

million	2015 (53 weeks)	2014 (52 weeks)	Change versus prior year	% change
Net sales ($)	**26,350**	25,976	374	1.4%
Net sales (€)	**23,732**	19,557	4,175	21.3%
Operating income ($)	**974**	965	9	0.9%
Operating income (€)	**878**	727	151	20.8%
Adjusted for:				
Impairments (€)	**20**	10	10	
(Gains) losses on the sale of assets (€)	**(11)**	(6)	(5)	
Restructuring and related charges and other items (€)	**53**	7	46	
Underlying operating income ($)	**1,043**	980	63	6.4%
Underlying operating income (€)	**940**	738	202	27.4%
Underlying operating income margin	**4.0%**	3.8%	0.2% pt	

In 2015, net sales for Ahold USA were €23,732 million, up by 21.3%, or €4,175 million compared to 2014. At constant exchange rates, net sales were up by 1.4%.

Net sales growth was affected by lower gasoline sales, primarily due to a sharp decline in gasoline prices (approximately 30%). Identical gasoline volumes were down by 4.1%. Excluding gasoline, net sales at constant rates were 3.8% higher than in 2014, or, compared to the adjusted 2014 sales, higher by 1.8%.



This increase was mainly driven by 0.9% growth in identical sales and was a result of a higher average purchase amount per visit; the conversion of 25 acquired A&P stores (which contributed approximately 0.6% to the sales growth); and the opening of four new stores versus 2014 (which contributed approximately 0.3% to the sales growth).

During 2015, Ahold USA completed the rollout of the first waves of its program to improve its customer proposition through targeted price reductions and marketing, an improved "Fresh" offering, and an enhanced customer experience through in-store merchandising and employee engagement.

Stores where the program has been rolled out for more than a year continued to see positive performance. By the end of 2015, Ahold had transformed more than 470 produce departments and more than 200 bakery departments.

Our online business, Peapod, continued to grow in its existing market area and the expansion in the New York City area accelerated as further capacity became available at the New Jersey facility.

Operating income increased by €151 million, or 20.8%, to €878 million compared to 2014. Underlying operating income is adjusted for the following items, which impacted operating income:

- Impairments: The 2015 impairment charges amounted to €20 million and in 2014 impairment charges amounted to €10 million. The impairments related mainly to underperforming stores.
- (Gains) Losses on the sale of assets: No individually significant gains or losses were recorded in 2015 or 2014.
- Restructuring and related charges and other items: The 2015 charges increased by €46 million compared to 2014. The increase was primarily due to a restructuring of the Ahold USA support office in 2015 (affecting operating income negatively by €14 million), as well as an early retirement incentive offered to Giant Landover store employees (impact of €17 million). In addition it included an €11 million charge from the withdrawal from a multi-employer pension plan.

In 2015, underlying operating income at Ahold USA was €940 million, up by €202 million, or 27.4%, from €738 million in 2014. At constant exchange rates, underlying operating income at Ahold USA increased by 6.4%.

Ahold USA's underlying operating income margin in 2015 was 4.0%, up 0.2 percentage points compared to 2014. The improvement reflects better operational performance across our business. Favorable commodity prices, and lower gasoline sales, due to falling gasoline prices, with a higher margin had a positive impact on the operating margin, but were largely offset by lower reimbursements on pharmacy products.

In a highly competitive landscape, market share was up, mainly driven by the New York Metro division and its acquisition of 25 A&P stores.

During 2015, our U.S. businesses increased own-brand penetration by 0.4 percentage points to 38.0%, towards our ambition of 40% in 2016.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 33

The Netherlands

€ million	2015 (53 weeks)	2014 (52 weeks)	Change versus prior year	% change
Net sales	**12,699**	11,696	1,003	8.6%
Operating income	**557**	584	(27)	(4.6)%
Adjusted for:				
Impairments	**19**	21	(2)	
(Gains) Losses on the sale of assets	**(7)**	(14)	7	
Restructuring and related charges and other items	**9**	(17)	26	
Underlying operating income	**578**	574	4	0.7%
Underlying operating income margin	**4.6%**	4.9%	(0.3)% pt	

In 2015, net sales in The Netherlands were €12,699 million, up by 8.6%, or €1,003 million, compared to 2014. Compared to the adjusted 2014 sales, net sales increased in 2015 by €747 million, or 6.3%.

This increase was mainly driven by the 3.2% growth in identical sales; the conversion of former C1000 stores in the Netherlands (which contributed approximately 1.0 percentage points to the sales growth); the opening of new Albert Heijn stores in Belgium (which contributed approximately 0.9 percentage points to the sales growth); and further expansion of our store network in the Netherlands.

The identical sales growth in the Netherlands of 3.2% was fueled by double-digit sales growth of our online operations here. Adjusted for the additional week in 2015, net sales at bol.com increased by 26.2% and at Albert Heijn Online net sales went up by 26.4% as a result of the business expanding its geographic reach through the opening of an additional 18 pick-up points in the Netherlands and Belgium and attracting new customers in our existing market areas.

Albert Heijn's identical sales growth was driven by attractive commercial programs and improvements to its assortment that were well-received by its customers.

For the full year, market share at Albert Heijn increased to 35.0% (source: Nielsen), positively impacted by the conversion of 17 more former C1000 supermarkets into our Albert Heijn format. As of January 3, 2016, Ahold had reached agreement with 75 franchisees, of which 71 stores have been converted and opened under the Albert Heijn banner and four stores have been divested upon acquisition. For the remaining seven stores, Ahold did not reach agreements with the franchisees and these stores have been transferred back to Jumbo.

Bol.com delivered strong double-digit growth in net consumer online sales of 35.3%. Compared to the adjusted 2014 sales, net consumer online sales increased by 32.7% as in previous years fueled by the launch of new categories and accelerated growth in Belgium as well as the success of Plaza. This platform offers a marketplace to merchant partners and is an important driver in delivering on our 2017 ambition of €2.5 billion in net consumer online sales.

Operating income decreased by €27 million, or 4.6%, to €557 million, affected by the following items that Ahold adjusts for to arrive at its underlying operating income:

- Impairments: During 2015, an impairment charge of €9 million was recorded for a write-down of prepaid consideration for stores transferred back to Jumbo (related to the transfer of stores from Jumbo in 2012). The 2014 impairment charges included €8 million related to the write-down of prepaid consideration related to the transfer of stores from Jumbo. The remaining impairment charges in 2015, as well as the impairment charges incurred during 2014, mainly related to underperforming stores.
- (Gains) Losses on the sale of assets: In 2015, Ahold sold assets with an aggregate gain of €7 million and in 2014 with an aggregate gain of €14 million. No individually significant gains or losses were recorded in 2015 or 2014.
- Restructuring and related charges and other items: The charges in 2014 included gains from the Dutch pension plan amendments totaling €50 million. These were partly offset by the €24 million restructuring charge related to the European reorganization.

In 2015, underlying operating income in the Netherlands was €578 million, up by €4 million or 0.7% from €574 million in 2014. The underlying operating margin of the Netherlands was 4.6% in 2015, down 0.3 percentage points compared to 2014. Excluding bol.com, the underlying operating income margin was 5.0% in 2015, down by 0.2 percentage points compared to 2014.

Our online businesses in the Netherlands operate at a lower margin and their accelerated growth has a dilutive impact on the segment's overall margin. This additional dilutive affect was in line with our full-year expectations of 25 basis points.

In addition, the underlying operating income margin in The Netherlands was negatively impacted by higher pension costs as a result of lower interest rates as well as one-off costs from the glassware collection campaign in the first quarter of 2015.

Our net sales in the Netherlands consist of sales to consumers and to franchise stores. Franchise stores operate under the same format as Ahold-operated stores. Franchisees purchase merchandise primarily from Ahold, pay a franchise fee and receive support services, including management training, field support and marketing and administrative assistance.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 34

Czech Republic

€ million	2015 (53 weeks)	2014 (52 weeks)	Change versus prior year	% change
Net sales	**1,772**	1,521	251	16.5%
Operating income	**11**	13	(2)	(15.4)%
Adjusted for:				
Restructuring and related charges and other items	**16**	6	10	
Underlying operating income	**27**	19	8	42.1%
Underlying operating income margin	**1.5%**	1.2%	0.3% pt	

In 2015, net sales in the Czech Republic were €1,772 million, up by 16.5% or €251 million, compared to 2014. At constant exchange rates, net sales were up by 15.3%.

Net sales growth was affected by lower gasoline sales due to lower gasoline prices. Excluding gasoline, net sales at constant exchange rates were 16.3% higher than in 2014 or, compared to the adjusted 2014 sales, higher by 14.2%. This increase was driven by the inclusion of 49 SPAR stores acquired as of August 1, 2014.

During the year, the former SPAR stores became part of our identical store base. Identical sales for 2015, excluding gasoline and in local currency, were down 0.5%, adversely affected by the larger former SPAR stores. The Czech market continued to be promotion-driven and significantly impacted by competitive pressure. In this market, the supermarkets posted positive identical sales growth for the year. During the year, all of the supermarkets were converted to our Favorite store concept and in the fourth quarter Favorite was also implemented in all larger former SPAR stores.

Operating income in 2015 decreased by €2 million, or 15.4%, to €11 million. Restructuring and related charges amounted to €16 million, with €14 million related to the SPAR acquisition.

In 2015, underlying operating income in the Czech Republic was €27 million, up by €8 million, or 42.1%, from €19 million in 2014. The year also included €7 million of non-recurring costs related to the SPAR integration (2014: €12 million). In 2015, underlying operating income margin in the Czech Republic was 1.5%, which was 0.3 percentage points higher than in 2014, and is mainly a result of the aforementioned non-recurring costs related to the SPAR integration.

In 2015, Albert successfully completed the rebranding of all of the former SPAR stores. In the third quarter of 2015, the divestment of five stores, including one former SPAR store, as part of an antitrust requirement related to the SPAR acquisition was completed. Total one-off costs recognized in 2015 were €21 million, of which €7 million has been recognized in underlying operating income and €14 million as restructuring charges. This was below the expected additional one-off cost of €40 million for 2015.

Corporate Center

Corporate Center costs in 2015 were €128 million, up €54 million compared to last year. This increase was mainly driven by the transaction costs in 2015 related to the intended merger with Delhaize (€37 million) and a €9 million gain in 2014 related to the effects of pension plan amendments.

Underlying Corporate Center costs were €84 million, up €20 million compared to 2014. Excluding the impact of our self-insurance activities, underlying Corporate Center costs were €106 million, €24 million higher than last year.

Net sales contribution by segment


4.6%
Czech Republic
33.2%
The Netherlands
62.2%
Ahold USA

Online net sales contribution by category


46%
General merchandise
54%
Food

Underlying operating income contribution by segment[1]


1.7%
Czech Republic
37.4%
The Netherlands
60.9%
Ahold USA

1 Before Corporate Center costs.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold
Annual Report 2015

35

Earnings and dividend per share

Basic income from continuing operations per common share was €1.04, an increase of €0.14 or 15.6% compared to 2014. This increase was driven by higher income from continuing operations, which rose by 7.3%, and a decrease in weighted average number of common shares (from 879 million in 2014 to 820 million in 2015) as a result of:

(i) the shares repurchased in 2015 under the €500 million share buyback program. The total number of shares repurchased during the year was 8,795,407 for a total consideration of €161 million. The program was suspended at the end of June 2015 in connection with the intended merger of Ahold and Delhaize.

(ii) the shares repurchased under the €2 billion share buyback program that was completed during 2014.

(iii) the €1 billion capital repayment and reverse stock split transaction in 2014.

The decrease in the weighted average number of common shares was marginally offset by shares that were issued under employee share-based compensation programs.

Our dividend policy is to target a payout ratio in the range of 40-50% of adjusted income from continuing operations. As part of our dividend policy we adjust income from continuing operations for significant non-recurring items. Adjusted income from continuing operations amounted to €880 million and €777 million in 2015 and 2014, respectively, and was determined as follows:

€ million	2015 (53 weeks)	2014 (52 weeks)
Income from continuing operations	**849**	791
Income from continuing operations per share attributable to common shareholders	**1.04**	0.90
Add-back (after tax):		
Merger related expenses	**31**	–
European reorganization	**–**	30
Dutch pension plan amendments	**–**	(44)
Adjusted income from continuing operations	**880**	777
Adjusted income from continuing operations per share attributable to common shareholders	**1.07**	0.88

Reflecting the confidence we have in our strategy and our ability to generate cash, we propose a common stock dividend of €0.52 for the financial year 2015, up 8.3% from last year. It represents a payout ratio of 49%, based on the expected dividend payment on adjusted income from continuing operations, which is in line with our dividend policy.

Income from continuing operations per common share (basic)
€


0.82
0.84
0.79
0.90
1.04
2011
2012
2013
2014
2015

Dividend per common share (2015 includes proposed dividend)
€


0.40
0.44
0.47
0.48
0.52
2011
2012
2013
2014
2015


GIANT
bol.com
Gall&Gall
Ahold

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 36

Financial position

Ahold's consolidated balance sheets as of January 3, 2016, and December 28, 2014, are summarized as follows:

€ million	January 3, 2016	% of total	December 28, 2014	% of total
Property, plant and equipment	**6,677**	**42.1%**	6,150	43.5%
Intangible assets	**1,968**	**12.4%**	1,763	12.5%
Pension assets	**–**	**–**	5	–
Other non-current assets	**1,975**	**12.4%**	1,772	12.5%
Cash, cash equivalents and short-term deposits and similar instruments	**2,354**	**14.8%**	1,886	13.3%
Inventories	**1,676**	**10.6%**	1,589	11.2%
Other current assets	**1,230**	**7.7%**	973	7.0%
Total assets	**15,880**	**100.0%**	14,138	100.0%
Group equity	**5,621**	**35.4%**	4,844	34.3%
Non-current portion of long-term debt	**3,309**	**20.8%**	3,032	21.4%
Pensions and other post-employment benefits	**389**	**2.5%**	290	2.1%
Other non-current liabilities	**1,559**	**9.8%**	1,506	10.6%
Short-term borrowings and current portion of long-term debt	**193**	**1.2%**	165	1.2%
Payables	**2,800**	**17.6%**	2,655	18.8%
Other current liabilities	**2,009**	**12.7%**	1,646	11.6%
Total equity and liabilities	**15,880**	**100.0%**	14,138	100.0%

Property, plant and equipment increased by €527 million, primarily due to the strengthening of the U.S. dollar against the euro, while capital expenditures were offset by depreciation and impairments.

Our defined benefit plans showed a net deficit of €389 million at year-end 2015 compared to a net deficit of €285 million at year-end 2014. This increase was primarily due to negative investment results on the plan assets and the accrual of benefit costs exceeding the contributions made to the plan.

A significant number of union employees in the United States are covered by multi-employer plans. With the help of external actuaries, we have updated the most recent available information that these plans have provided (generally as of January 1, 2015) for market trends and conditions through the end of 2015. We estimate our proportionate share of the total net deficit to be $873 million (€804 million) at year-end 2015 (2014: $658 million or €540 million). These amounts are not recognized on our balance sheet. While this is our best estimate based on the information available to us, it is imprecise and not necessarily reliable. For more information see *Note 23* to the consolidated financial statements.

Group equity increased by €777 million. This increase was mainly driven by the current year's net income and a positive currency translation impact. This was partially offset by returns to shareholders. In 2015, returns to shareholders included, in addition to the 2014 dividend of €396 million, €161 million relating to the €500 million share buyback program. The €500 million share buyback program was announced in February 2015 and suspended at the end of June 2015 in connection with the intended merger of Ahold and Delhaize.

In 2015, gross debt increased by €305 million to €3.5 billion, primarily due to the strengthening of the U.S. dollar against the euro and an increase in finance lease liabilities driven by a €108 million addition resulting from acquisitions. This was partially offset by regular payments on finance lease and financing transaction liabilities.

Gross and net debt
€ billion


3.7
1.1
2.6
3.2
1.4
1.9
3.0
(0.9)
4.0
3.2
1.3
1.9
3.5
1.1
2.4
2011
2012
2013
2014
2015
Gross debt
Net debt
Cash, short-term deposits and similar instruments

Ahold's net debt was €1,148 million as of January 3, 2016, a decrease of €163 million from December 28, 2014. Finance leases increased our gross debt, driven by acquisitions (€108 million). This was more than offset by the net of our strong cash generation (free cash flow of €1,184 million), dividend payment (€396 million), share buyback program (€161 million), and the acquisition of businesses (€150 million). The strengthening of the U.S. dollar against the euro increased net debt by a further €128 million. Net debt does not include our commitments under operating lease contracts, which, on an undiscounted basis, amounted to €6.1 billion at year-end 2015 (2014: €5.8 billion).

The off-balance sheet operating lease commitments impact our capital structure. The present value of these commitments is added to net debt to measure our leverage against EBITDAR (i.e., underlying operating income before depreciation, amortization and gross rent expense). The ratio of net lease-adjusted debt to EBITDAR stood at 1.7 times at year-end 2015, down from 1.9 times last year. Under normal conditions we expect to operate at around 2 times, which is consistent with our commitment to maintaining an investment grade credit rating.

Ahold at a glance Business review Governance Financials Investors

Group financial review (continued) Ahold 37

Annual Report 20 Liquidity and cash flows

Liquidity

Ahold manages its liquidity on a consolidated basis with cash provided from operating activities as the primary source of liquidity, in addition to potential debt and equity issuances in the capital markets, committed and uncommitted credit facilities and available cash balances. Ahold aims to keep up to €1 billion in cash to meet business needs and seasonality fluctuations in cash flow during the year. Ahold believes this cash liquidity buffer should be sufficient to cover for cash flow seasonality fluctuations with no need to borrow.

Under normal conditions, Ahold expects to operate with an aggregate liquidity of around €2 billion, evenly split between cash necessary for operating business needs and seasonality fluctuations and the undrawn portion of its €1 billion committed credit facility.

As of year-end 2015, liquidity amounted to €3,338 million (2014: €3,073 million), defined as cash (including cash, cash equivalents and short-term deposits and similar instruments) of €2,354 million (2014: €1,886 million) and the undrawn portion of the committed credit facility of €984 million (2014: €1,187 million).

As a result of the announcement that Ahold intends to merge with Delhaize, approximately €1 billion will be returned to shareholders via a capital return and reverse stock split, subject to the conditions as explained in Note 35.

Based on the current operating performance and liquidity position, Ahold believes that cash provided by operating activities and available cash balances will be sufficient for working capital, capital expenditures, interest payments, dividends and scheduled debt repayment requirements for the next 12 months and the foreseeable future.

Group credit facility

Ahold has access to a €1 billion committed, unsecured, multi-currency and syndicated credit facility that was amended and restated in February 2015. As part of the most recent amendment, Ahold reached an agreement to reduce the size of the credit facility from €1.2 billion to €1 billion (providing for the issuance of $275 million (approximately €250 million) in letters of credit). At the same time, the facility was extended to 2020 with two potential extensions after 12 and 24 months that would take the facility to 2021 and 2022 respectively. In February 2016, the first extension was successfully agreed with the banking group. The credit facility contains customary covenants and is subject to a financial covenant that requires Ahold, in case its corporate rating is lower than BBB / Baa2 from S&P and Moody’s respectively, not to exceed a maximum leverage ratio, as defined in the facility agreement (the ratio of consolidated total net borrowings to consolidated operating income before depreciation and amortization) of 4.0:1. During 2014 and 2015, Ahold was in compliance with the applicable covenants.

As of January 3, 2016, there were no outstanding borrowings under the credit facility other than letters of credit for an aggregate amount of $18 million

(€16 million).

Credit ratings

Maintaining investment grade credit ratings is a cornerstone of Ahold’s strategy because such ratings serve to lower the cost of funds and facilitate access to a variety of lenders and markets. Ahold’s current credit ratings from the solicited rating agencies are as follows: a Standard & Poor’s: Corporate credit rating BBB / stable outlook as of June 2009 a Moody’s: Issuer credit rating Baa2 / stable outlook as of August 2015

Cash flows

Ahold consolidated cash flows for 2015 and 2014 are as follows:

€ million 2015 2014

Operating cash flows from continuing operations 2,139 1,893 Purchase of non-current assets (804) (732) Divestment of assets / disposal groups held for sale 51 77 Dividends from joint ventures 21 18 Interest received 4 6 Interest paid (227) (207)

Free cash flow 1,184 1,055 Repayments of loans and finance lease liabilities (135) (104) Dividends paid on common shares (396) (414) Share buyback (161) (1,232) Acquisition / divestments of businesses, net of cash acquired / divested (150) (481) Cash flows from discontinued operations (6) (19) Capital repayment — (1,008) Other (16) (24)

Change in cash, cash equivalents, and short-term deposits and similar instruments (before impact of exchange rates) 320 (2,227) Changes in short-term deposits and similar instruments (247) 1,222

Net cash from operating, investing and financing activities 73 (1,005)

Free cash flow, at €1,184 million, increased by €129 million compared to 2014. Operating cash flows from continuing operations were higher by €246 million. At constant exchange rates, operating cash flows from continuing operations were higher by €36 million, or 2%. The purchase of non-current assets was higher by €72 million, or €1 million higher at constant exchange rates.

In 2015, the main uses of free cash flow included: a Common stock dividend at €0.48 per share resulting in a cash outflow of €396 million a Acquisition of 25 A&P stores for a purchase price of $154 million, or €141 million (total purchase consideration net of cash acquired). For more information, see Note 4 a €161 million returns to shareholders through share buyback program. The €500 million share buyback program (announced in February 2015) was suspended at the end of June 2015 in connection with the intended merger of Ahold and Delhaize a Debt repayments totaling €135 million, primarily related to regular payments on finance lease liabilities

Free cash _ow

€ million

1,184

1,109

1,051 1,055 845

2011 2012 2013 2014 2015

15

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold
Annual Report 2015

38

Capital investments and property overview

Capital expenditure (including acquisitions), which includes new finance leases, amounted to €1,172 million in 2015 and €1,006 million in 2014.

€ million	2015	2014	Change versus prior year	% of sales
Ahold USA	**427**	382	45	1.8%
The Netherlands	**345**	304	41	2.7%
Czech Republic	**37**	33	4	2.1%
Corporate Center	**2**	21	(19)	–%
Total regular capital expenditures*	**811**	740	71	2.1%
Acquisition capital expenditures**	**361**	266	95	–%
Total Ahold	**1,172**	1,006	166	3.1%

* Including new finance leases
** Including conversion expenditure of acquired stores and acquired finance leases

Capital investments were primarily related to the construction, remodeling and expansion of stores and supply chain (including online) and IT infrastructure improvements. In 2015, capital expenditure included the acquisition of 25 stores from A&P in the United States. Capital expenditure in 2014 included the acquisition of SPAR in the Czech Republic. Excluding acquisitions, capital expenditure in 2015 was €0.8 billion (€0.9 billion including the capital required for the conversion of the acquired A&P stores in the United States).


Capital expenditures
€ billion
0.9
1.9
0.8
1.0
1.2
0.8
0.9
0.8
0.7
0.8
2.7%
2.8%
2.5%
2.3%
2.1%
2011
2012
2013
2014
2015
Acquisition capex
Regular capex
Regular capex as % of sales

As of January 3, 2016, Ahold operated 3,253 stores. Total sales area amounted to 5.0 million square meters in 2015, an increase of 2.2% from the prior year (increase of 0.5% excluding the acquired A&P stores). The total number of stores (including stores operated by franchisees) is as follows:

	Opening Balance	Opened / acquired	Closed / sold	Closing Balance
Ahold USA	**768**	29	(9)	**788**
The Netherlands[1]	**2,105**	69	(40)	**2,134**
Czech Republic	**333**	4	(6)	**331**
Total number of stores	**3,206**	102	(55)	**3,253**

1 The number of stores as of January 3, 2016, includes 1,139 specialty stores (Etos and Gall & Gall).

The increase in number of stores includes the acquisition of 25 A&P stores.

The total number of retail locations, including the 2,714 stores owned or leased by Ahold and 19 pick-up points in stand-alone locations, was 2,733 in 2015, higher by 36 compared to 2014.

	Ahold	Franchisees	Total
Number of stores leased or owned	2,714	539	**3,253**
Number of stores subleased to franchisees	(348)	348	**–**
Number of stores operated	2,366	887	**3,253**
Number of stand-alone pickup points	19	–	**19**
Total number of retail locations	2,385	887	**3,272**

Franchisees operated 887 Albert Heijn, Etos and Gall & Gall stores, 539 of which were either owned by the franchisees or leased independently from Ahold.

At the end of 2015, Ahold operated 263 pick-up points, 20 more than in 2014. These were either stand-alone, in-store or office-based.

Ahold also operated the following other properties as of January 3, 2016:

Warehouse / distribution centers / production facilities / offices	80
Properties under construction / development	10
Investment properties	636
Total	**726**

The investment properties consist of buildings and land. Virtually all these properties were subleased to third parties. The majority were shopping centers containing one or more Ahold stores and third-party retail units generating rental income.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold Annual Report 2015 39

The following table breaks down the ownership structure of our 2,733 retail locations (inclusive of stores subleased to franchisees) and 726 other properties as of January 3, 2016:

% of total	Retail locations	Other properties
Company-owned	20%	43%
Leased, of which	80%	57%
Finance leases	13%	7%
Operating leases	67%	50%

Our leased properties have terms of up to 25 years, with renewal options for additional periods. Store rentals are normally payable on a monthly basis at a stated amount or, in a limited number of cases, at a guaranteed minimum amount plus a percentage of sales over a defined base.

Ahold USA

Number of stores	2015	2014
Stop & Shop New England	**218**	216
Stop & Shop New York Metro	**205**	182
Giant Landover	**169**	170
Giant Carlisle	**196**	200
Total Ahold USA	**788**	768
Sales area of own-operated stores (in thousands of square meters)	**3,031**	2,958

Ahold USA increased its number of stores by 20, net of 29 openings and nine closings. Peapod opened two pick-up points, bringing the total to 211 in 2015.

In 2015, the Ahold USA divisions remodeled, expanded, relocated or reconstructed eight stores as part of the continuous focus on keeping stores fresh and up-to-date. Total investments at Ahold USA amounted to around 3% of sales and ranged from new stores to investment in IT, distribution centers and minor construction work in the stores.

At the end of 2015, Ahold USA operated 230 fuel stations, a decrease of one station over last year. The majority of these stations are located in the Giant Carlisle and the Stop & Shop New England market areas.

The Netherlands

Number of stores	2015	2014
Albert Heijn: the Netherlands	**885**	872
Albert Heijn: Belgium	**38**	28
Albert Heijn to go: the Netherlands	**66**	62
Albert Heijn to go: Germany	**6**	4
Etos	**539**	539
Gall & Gall	**600**	600
Total The Netherlands	**2,134**	2,105
Sales area of own-operated stores (in thousands of square meters)	**994**	976

In 2015, our operations in The Netherlands opened 29 stores net of store closures, bringing the total to 2,134. This year, 17 former C1000 stores were converted to the Albert Heijn brand, bringing the total converted stores to 71. These converted stores were part of the 2012 transfer of 82 stores from Jumbo. In Belgium, Albert Heijn opened 10 stores in 2015, bringing the total to 38 stores.

Albert Heijn Online opened 18 pick-up points, bringing the total to 52 at the end of 2015.

A total of 90 stores were remodeled, expanded, relocated or reconstructed in the past year as part of the regular process of maintaining and modernizing the business property portfolio. Total investments in the Netherlands amounted to around 2.7% of sales, allocated to the opening of new stores and investments in IT, distribution centers and minor construction work in the existing stores.

Czech Republic

Number of stores	2015	2014
Czech Republic	**331**	333
Sales area of own-operated stores (in thousands of square meters)	**549**	550

In 2015, the main focus area in the Czech Republic was the integration of the 49 stores acquired from SPAR in 2014. This included the rebranding of 34 hypermarkets into Albert. The rebranding of 14 SPAR supermarkets and one hypermarket into Albert was completed in 2014.

A total of two Albert stores were remodeled in 2015 as part of the further roll-out of Project One, which started in 2011. This project is aimed at remodeling all of our hypermarkets in the Czech Republic to a new compact format.

At the end of 2015, out of the 331 stores operated in the country, 91 were compact hypers, and 240 supermarkets.

Ahold at a glance | Business review | Governance | Financials | Investors

Group financial review (continued)

Ahold
Annual Report 2015 40

The key financial and non-financial information per segment for 2015 and 2014 is presented below:

€ million	Ahold USA 2015 (53 weeks)	Ahold USA 2014 (52 weeks)	The Netherlands 2015 (53 weeks)	The Netherlands 2014 (52 weeks)	Czech Republic 2015 (53 weeks)	Czech Republic 2014 (52 weeks)
Net sales (€ millions)	**23,732**	19,557	**12,699**	11,696	**1,772**	1,521
Net sales ($ millions)	**26,350**	25,976				
Net sales growth in local currency	**1.4%**	(0.5)%	**8.6%**	1.8%	**15.3%**	11.7%
Net sales growth adjusted for the impact of week 53 in 2015 in local currency	**(0.5)%**		**6.3%**		**13.3%**	
Identical sales growth	**(1.3)%**	(0.4)%	**3.2%**	(0.5)%	**(0.7)%**	(1.8)%
Identical sales growth (excluding gasoline sales)	**0.9%**	(0.1)%			**(0.5)%**	(1.2)%
Comparable sales growth (excluding gasoline sales)	**1.1%**	0.1%	**3.7%**	(0.3)%	**(0.4)%**	(1.1)%
Operating income (€ millions)	**878**	727	**557**	584	**11**	13
Operating income ($ millions)	**974**	965				
Underlying operating income (€ millions)	**940**	738	**578**	574	**27**	19
Underlying operating income ($ millions)	**1,043**	980				
Underlying operating margin	**4.0%**	3.8%	**4.6%**	4.9%	**1.5%**	1.2%
Number of employees / headcount (at yearend in thousands)	**121**	115	**102**	97	**13**	15
Number of employees / FTEs (at yearend in thousands)	**85**	83	**33**	31	**11**	12
Contribution to Ahold net sales	**62.2%**	59.7%	**33.2%**	35.7%	**4.6%**	4.6%
Contribution to Ahold underlying operating income[1]	**60.9%**	55.5%	**37.4%**	43.1%	**1.7%**	1.4%

1 Before Corporate Center costs.

This Annual Report includes the following non-GAAP financial measures:

Adjusted income from continuing operations

Income from continuing operations adjusted for significant non-recurring items. This measure is a component of Ahold’s dividend policy, which sets the dividend payout ratio to be 40-50% of adjusted income from continuing operations.

Adjusted 2014 sales

Net sales in 2014 plus net sales in the first week of 2015. Ahold’s management believes that this measure provides an insight into the impact of an additional week in the current year when net sales are compared to the previous year.

Comparable sales, excluding gasoline net sales

Identical sales plus net sales from replacement stores in local currency, excluding gasoline net sales. Because gasoline prices have experienced greater volatility than food prices, Ahold’s management believes that by excluding gasoline net sales, this measure provides a better insight into the growth of its comparable store sales.

Corporate Center costs

Corporate Center costs relate to the responsibilities of the Corporate Center, including Corporate Finance, Corporate Strategy, Internal Audit, Legal, Compliance, Human Resources, Information Technology, Insurance, Communications, Corporate Responsibility, and the majority of the Executive Committee. Corporate Center costs also include results from other activities coordinated centrally but not allocated to any operating company. Underlying Corporate Center costs exclude impairments of non-current assets, gains and losses on the sale of assets, and restructuring and related charges and other items, including business acquisition transaction costs.

Earnings before interest, taxes, depreciation and amortization, or EBITDA

EBITDA is net income before net financial expense, income taxes, depreciation and amortization. However, EBITDA does not exclude impairments. EBITDA allows investors to analyze the profitability between companies and industries by eliminating the effects of financing (i.e., net financial expense) and capital investments (i.e., depreciation and amortization).

Free cash flow

Operating cash flows from continuing operations minus net capital expenditures minus net interest paid, plus dividends received. Ahold’s management believes this measure is useful because it provides insight into the cash flow available to, among other things, reduce debt and pay dividends.

Gross rent

Gross rent comprises all of the rent that Ahold is required to pay to third parties and is not corrected for rental income Ahold receives from other third parties.

Identical sales

Net sales from exactly the same stores and online sales in existing market areas, in local currency for the comparable period.

Identical sales, excluding gasoline net sales

Because gasoline prices have experienced greater volatility than food prices, Ahold’s management believes that by excluding gasoline net sales, this measure provides a better insight into the growth of its identical store sales.

Liquidity

Cash and cash equivalents, short-term deposits and similar instruments, and undrawn funds available under the committed credit facility. Ahold’s management believes this measure is useful because it provides insight into funds available to manage the company.

Net consumer online sales

Total online sales to customers, excluding sales taxes and value-added taxes, but including sales of third parties via bol.com’s Plaza. Ahold management believes that this measure provides more insight into the growth of our online businesses.

Net debt

Net debt is the difference between (i) the sum of loans, finance lease liabilities, cumulative preferred financing shares and short-term debt (i.e., gross debt) and (ii) cash, cash equivalents, and short-term deposits and similar instruments. In management’s view, because cash, cash equivalents, and short-term deposits and similar instruments can be used, among other things, to repay indebtedness, netting this against gross debt is a useful measure for investors to judge Ahold’s leverage. Net debt may include certain cash items that are not readily available for repaying debt.

Net lease adjusted debt / EBITDAR

Net debt increased by the present value of future operating lease commitments over underlying operating income before depreciation, amortization and gross rent expense. Ahold’s management believes this measure is useful because it provides insight into Ahold’s leverage, adjusted for the impact of operating leases that count for a significant part of Ahold’s capital structure.

Net sales at constant exchange rates

Net sales at constant exchange rates exclude the impact of using different currency exchange rates to translate the financial information of Ahold subsidiaries or joint ventures to euros. Ahold’s management believes this measure provides a better insight into the operating performance of Ahold’s foreign subsidiaries or joint ventures.

Net sales in local currency

In certain instances, net sales are presented in local currency. Ahold’s management believes this measure provides a better insight into the operating performance of Ahold’s foreign subsidiaries.

Operating income in local currency

In certain instances operating income is presented in local currency. Ahold’s management believes this measure provides better insight into the operating performance of Ahold’s foreign subsidiaries.

Return on capital employed

Return on capital employed (ROCE) is calculated as the sum of underlying operating income and the 50% gross rent add back, divided by the annual rolling average of the sum of property, plant and equipment, intangible assets, working capital components, and gross rent expense multiplied by eight.

The comparable periods for identical and comparable sales

The comparable periods for identical and comparable sales for the year correspond to the adjusted year 2014.

Total shareholder return

Total shareholder return (TSR) is the sum of share price growth and dividends paid. In this report, we disclose TSR as defined for the purposes of Ahold’s Global Reward Opportunity (GRO) program. A daily TSR index obtained from Thomson Reuters is averaged over a six-month period preceding the year-end (average TSR index). Annual TSR is an increase in the average TSR index compared to the average TSR index in the previous year.

Underlying operating income and margin

Total operating income, adjusted for impairments of non-current assets, gains and losses on the sale of assets, restructuring and related charges, and other unusual items. Ahold’s management believes this measure provides better insight into the underlying operating performance of Ahold’s operations.

Management believes that these non-GAAP financial measures allow for a better understanding of Ahold’s operating and financial performance. These non-GAAP financial measures should be considered in addition to, but not as substitutes for, the most directly comparable IFRS measures.

Ahold at a glance Business review Governance Financials Investors

Governance Ahold 42

Annual Report 2015

Governance

Our Management Board and Executive Committee 43 Supervisory Board 45 Corporate governance 47 Supervisory Board report 52 How we manage risk 56 Remuneration 63 Declarations 68

Ahold at a glance | Business review | Governance | Financials | Investors

Ahold Annual Report 2015 43

Our Management Board and Executive Committee[1]

Our Management Board and Executive Committee provide a management structure designed to support our business, meet the needs of our stakeholders and comply with relevant rules and regulations. Our Executive Committee is comprised of our Management Board (that has ultimate responsibility for the overall management of Ahold) and certain of our key officers.



Dick Boer

President and Chief Executive Officer

Chairman Management Board and Executive Committee

Dick Boer (August 31, 1957) is a Dutch national. On September 29, 2010, the Supervisory Board appointed him Chief Executive Officer of Ahold, effective March 1, 2011. Prior to that date, Dick had served as Chief Operating Officer Ahold Europe since November 6, 2006.

Dick joined Ahold in 1998 as CEO of Ahold Czech Republic and was appointed President and CEO of Albert Heijn in 2000. In 2003, he became President and CEO of Ahold's Dutch businesses. Ahold's shareholders appointed him to the Management Board on May 3, 2007.

Prior to joining Ahold, Dick spent more than 17 years in various retail positions for SHV Holdings N.V. in the Netherlands and abroad and for Unigro N.V.

Dick is a board member of The Consumer Goods Forum and the European Retail Round Table, and vice chair and a member of the executive board of The Confederation of Netherlands Industry and Employers (VNO-NCW). He is also a member of the advisory board of G-star.



Jeff Carr

Executive Vice President and Chief Financial Officer

Member Management Board and Executive Committee

Jeff Carr (September 17, 1961) is a British national. Ahold's shareholders appointed him to the Management Board on April 17, 2012. Jeff joined Ahold in November 14, 2011, as acting member of the Management Board and Chief Financial Officer (CFO).

Before joining Ahold, Jeff was group finance director and a member of the board at FirstGroup, the leading transport operator in the United Kingdom and North America. From 2005 to 2009, he was group finance director and a member of the board at easyJet. He began his career at Unilever, and held senior roles in finance at Associated British Foods, Reckitt Benckiser and Grand Metropolitan. Jeff has lived and worked in Europe and the United States.



James McCann

Executive Vice President and Chief Operating Officer Ahold USA

Member Management Board and Executive Committee

James McCann (October 4, 1969) is a British national. Ahold's shareholders appointed him to the Management Board on April 17, 2012. James had first joined Ahold on September 1, 2011, as acting member of the Management Board and Chief Commercial & Development Officer. On February 1, 2013, he became Chief Operating Officer Ahold USA.

Before joining Ahold, James was executive director for Carrefour France and a member of Carrefour's group executive board for one year. During the previous seven years, he held leading roles in various countries for Tesco PLC. Prior to that, he worked for Sainsbury's, Mars and Shell.

James serves on the board of directors of the Food Marketing Institute Inc. and on the board of trustees of Dana-Farber Cancer Institute.

Board Diversity

Gender


2
Female
5
Male

Nationality


1
USA
2
UK
4
Netherlands

1 The duties of the Management Board are described under Corporate Governance in this Annual Report.

Ahold at a glance Business review Governance Financials Investors

Our Management Board and Executive Committee (continued) Ahold 44

Annual Report 2015

Hanneke Faber

Chief Commercial Officer

Member Executive Committee

Hanneke Faber (April 19, 1969) is a Dutch national. On August 21, 2013, the Supervisory Board appointed Hanneke as Chief Commercial Officer and member of the Executive Committee, effective September 1, 2013. She is responsible for leading the global online business and customer loyalty initiatives, ensuring and accelerating an integrated approach to the first two pillars of Ahold’s strategy, “increasing customer loyalty” and “broadening our offering.” Before joining Ahold, Hanneke was vice president and general manager Global Pantene, Head & Shoulders and Herbal Essences at Procter & Gamble. She began her career at Procter & Gamble in 1992 and held various senior roles in marketing and general management in both Europe and in the United States.

Hanneke is a member of the LEAD (Leading Executives Advancing Diversity) advisory board.

Abbe Luersman

Chief Human Resources Officer

Member Executive Committee

Abbe Luersman (December 4, 1967) is a U.S. national. The Supervisory Board appointed Abbe as Chief Human Resources Officer and member of the Executive Committee, effective November

1, 2013. She is responsible for global Human Resources, including talent and diversity; leadership and organizational development; organizational effectiveness; and design and total rewards. Before joining Ahold, Abbe worked for Unilever, where she held various HR leadership roles, most recently as head of human resources for Unilever Europe. Prior to Unilever, Abbe worked at Whirlpool Corporation, holding a number of senior roles in human resources, both in the United States and internationally.

Abbe is a member of the Catalyst advisory board and of the European Leadership Platform advisory board.

Jan Ernst de Groot

Chief Legal Officer

Member Executive Committee

Jan Ernst de Groot (April 11, 1963) is a Dutch national. On January 8, 2015, the Supervisory Board appointed Jan Ernst as Chief Legal Officer and member of the Executive Committee, effective February 1, 2015. He is responsible for Ahold’s legal affairs, governance and compliance functions, product integrity, and responsible retailing strategy. Before joining Ahold, Jan Ernst was general counsel and managing director at TNT Express. Prior to that, he worked for KLM Royal Dutch Airlines in a wide range of business and legal roles, most recently as managing director and member of the board of management. Jan Ernst started his career at law firm De Brauw Blackstone Westbroek.

Jan Ernst is chairman of the supervisory council of Hivos. He is a board member of the Hermitage Museum Amsterdam and of the U.S. non-profit Salzburg Global Seminar, where he chairs the health & sustainability committee.

Wouter Kolk

Chief Operating Officer Ahold Netherlands and Chief Executive Officer Albert Heijn

Member Executive Committee

Wouter Kolk (April 26, 1966) is a Dutch national. On January 14, 2015, the Supervisory Board appointed Wouter as Chief Executive Officer Albert Heijn and member of the Executive Committee, effective February 1, 2015. Wouter re-joined Ahold in 2013 as EVP Specialty Stores and New Markets at Albert Heijn following a six-year career as CEO of international retailer WE Fashion. He first started at Ahold in 1991, and over the next 16 years served in several commercial and operational management roles, including Commercial Director Asia-Pacific based in Singapore, Regional Director Albert Heijn, General Manager Gall & Gall and General Manager of Etos.

Wouter is a member of the supervisory boards of the Hortus Botanicus Amsterdam and concert hall Paradiso.

Ahold at a glance Business review Governance Financials Investors

Supervisory Board Ahold 45

Annual Report 2015

Jan Hommen

Chairman

Chairman of the Selection and Appointment Committee

Jan Hommen (April 29, 1943) is a Dutch national. He was appointed to the Supervisory Board at the General Meeting of Shareholders on April 17, 2013, and his term runs until 2017. Jan was previously Vice Chairman of Ahold’s Supervisory Board and served as Chairman of the Audit Committee from 2003 to 2007. He is the former CEO of KPMG the Netherlands, former CEO of ING Group N.V., former CFO and vice chairman of the board of management of Royal Philips Electronics N.V. and former CFO of Aluminum Company of America. He has held chairman positions on the supervisory boards of TNT N.V. and Reed Elsevier N.V. and was a member of the board of Campina. Currently he is chairman of Brabantse Ontwikkelings Maatschappij Holding B.V. and a member of the supervisory board of PSV N.V. Jan is also advisor to Advent International PLC, chairman of the board of trustees of Tilburg University and a member of the board of trustees of the Royal Concertgebouw Orchestra.

Mark McGrath

Vice Chairman

Mark McGrath (August 10, 1946) is a U.S. national. He was appointed to the Supervisory Board on April 23, 2008, and his term runs until 2016. Mark is a director emeritus of McKinsey & Company. He led the firm’s Americas Consumer Goods Practice from 1998 until 2004, when he retired from the company. Mark is a former director of GATX and Aware, Inc. He serves on the advisory board of the University of Notre Dame’s Kellogg International Studies Institute. He also serves on the advisory councils of the University of Chicago’s Booth Graduate School of Business and Notre Dame’s Kroc International Peace Studies Institute. Mark is a trustee and serves on the executive committee of the Chicago Symphony Orchestra Association.

Stephanie Shern

Chairman of the Audit Committee

Stephanie Shern (January 7, 1948) is a U.S. national. She was first appointed to the Supervisory Board on May 18, 2005, and her term runs until 2017. Stephanie was with Ernst & Young for over 30 years, most recently as vice chairman and global director of retail and consumer products and a member of Ernst

& Young’s U.S. management committee.

She is the chair of the audit committee of Gamestop and a member of the board and audit committee of Abercrombie & Fitch. Stephanie is also a member of the advisory board of Pennsylvania State University’s accounting major program and a founding member of the Lead Director Network and of the Southwest Region of the United States Audit Committee Network, both organized by Tapestry Networks in the United States.

Rob van den Bergh

Chairman of the Remuneration Committee Rob van den Bergh (April 10, 1950) is a Dutch national. He was appointed to the Supervisory Board on April 20, 2011, and his term runs until 2019. Rob temporarily replaced Jan Hommen as chairman of the Supervisory Board from June 14, 2014, to April 1, 2015. Rob is former CEO of VNU N.V. Prior to that, he held various other executive positions within VNU and was a member of the executive board from 1992 until his appointment as CEO in 2000.

Rob is chairman of the supervisory board of the Nationaal Museum van Wereldculturen, and a member of the supervisory boards of Pon Holdings B.V., Iddink Groep B.V. and Novamedia. He is also a member of the advisory board of CVC Capital Partners.

Ahold at a glance | Business review | Governance | Financials | Investors

Supervisory Board (continued)

Ahold
Annual Report 2015

46



Derk Doijer

Derk Doijer (October 9, 1949) is a Dutch national. He was first appointed to the Supervisory Board on May 18, 2005, and his term runs until 2017. Derk is a former member of the executive board of directors of SHV Holdings N.V. Prior to that, he held several executive positions in the Netherlands and South America, such as CEO of Makro Holland, CEO of Makro Argentina and Brazil and president of Makro South America.

He is chairman of the supervisory board of Lucas Bols N.V. and a member of the supervisory board of the Stiho Group.



Ben Noteboom

Ben Noteboom (July 4, 1958) is a Dutch national. He was appointed to the Supervisory Board on April 28, 2009, and his term runs until 2017. Ben is former CEO and chairman of the executive board of Randstad Holding N.V., to which he was appointed in 2001. He had first joined Randstad in 1993 and held various senior management positions during his time with the company.

Ben is a member of the supervisory board of Aegon N.V., chairman of its remuneration committee and a member of its audit committee. He is also a member of the supervisory board and audit committee of Wolters Kluwer N.V., and a member of the boards of the Holland Festival Foundation and the Cancer Center Amsterdam.



René Hooft Graafland

René Hooft Graafland (September 24, 1955) is a Dutch national. He was appointed to the Supervisory Board on April 16, 2014, with effect from January 1, 2015, and his term runs until 2018. René previously held the position of CFO and member of the executive board of Heineken N.V. until April 2015. Before being appointed as a member of Heineken's executive board in 2002, he held various international management positions with the company in Europe, Asia and Africa.

René is a member of the supervisory board and chairman of the audit committee of Wolters Kluwer N.V. and a member of the supervisory board and of the audit committee of Koninklijke FrieslandCampina N.V. He is also chairman of the supervisory board of Royal Theatre Carré and chairman of the board of Stichting African Parks Foundation.

Board Diversity

Gender


1
Female[1]
6
Male

1 Prior to the resignation of Judith Sprieser on July 8, 2015, the Ahold Supervisory Board included two female members. Mary Anne Citrino will be nominated for appointment at the Extraordinary General Meeting of Shareholders on March 14, 2016.

Nationality


2
USA
5
Netherlands

Ahold at a glance | Business review | Governance | Financials | Investors

Corporate governance

Ahold
Annual Report 2015 47

At Ahold, we are committed to a corporate governance structure that best supports our business and meets the needs of our stakeholders and that complies with relevant rules and regulations.

This section contains an overview of our corporate governance structure and includes information required under the Dutch Corporate Governance Code.

Governance structure

Koninklijke Ahold N.V. (the Company or Ahold) is a public company under Dutch law with a two-tier board structure. Our Management Board has ultimate responsibility for the overall management of Ahold. We also have an Executive Committee comprised of our Management Board as well as certain key officers of the Company. The Executive Committee is led by the Chief Executive Officer and is accountable to the Management Board. The Management Board is supervised and advised by a Supervisory Board. The Management Board and the Supervisory Board are accountable to Ahold's shareholders.

Our Company is structured to effectively execute our strategy and to balance local, continental and global decision-making. It is comprised of Ahold Corporate Center and three platforms: Ahold USA, Ahold Netherlands and Ahold Czech Republic, each of which contains a number of businesses.

The diagram below shows Ahold's governance structure. A list of subsidiaries, joint ventures and associates is included in *Note 37* to the consolidated financial statements.

Governance structure


General Meeting of Shareholders
Supervisory Board
Management Board
Executive Committee
Audit Committee
Remuneration Committee
Selection and Appointment Committee
Ahold USA
Ahold The Netherlands[1]
Ahold Czech Republic
Corporate Center

1 Includes Belgium and Germany

Management Board and Executive Committee

The Executive Committee manages our general affairs and ensures that we can effectively implement our strategy and achieve our objectives. The Management Board is responsible for the actions and decisions of the Executive Committee, and the overall management of Ahold.

For a more detailed description of the responsibilities of the Management Board and the Executive Committee, please refer to the rules of procedure in the corporate governance section of Ahold's public website at www.ahold.com.

Composition of the Management Board and Executive Committee

According to our Articles of Association, the Management Board must consist of at least three members. The current members are: Dick Boer, President and Chief Executive Officer; Jeff Carr, Executive Vice President and Chief Financial Officer; and James McCann, Executive Vice President and Chief Operating Officer Ahold USA. The current members of the Executive Committee are the members of the Management Board plus Hanneke Faber, Chief Commercial Officer; Abbe Luersman, Chief Human Resources Officer; Jan Ernst de Groot, Chief Legal Officer; and Wouter Kolk, Chief Operating Officer Ahold Netherlands and Chief Executive Officer Albert Heijn.

On April 15, 2015, the annual General Meeting of Shareholders reappointed Dick Boer for a third term. At the Extraordinary General Meeting of Shareholders on March 14, 2016, Jeff Carr and James McCann will be nominated for reappointment.

The size and composition of our Management Board and Executive Committee and the combined experience and expertise of their members should reflect the best fit for the Company's profile and strategy. This aim for the best fit, in combination with the availability of qualified candidates, has resulted in Ahold, as of March 2, 2016, having a Management Board in which all three members are male and an Executive Committee in which two members are female and five members are male. In order to increase the gender diversity of the Management Board we pay close attention to gender diversity in the process of recruiting and appointing new Management Board members.

Possible reappointment schedule Management Board

Name	Date of birth	Date of first appointment	Date of possible reappointment
Dick Boer	August 31, 1957	May 3, 2007	2019
Jeff Carr	September 17, 1961	April 17, 2012	2016
James McCann	October 4, 1969	April 17, 2012	2016

We also encourage the professional development of female associates, which in the past year has also led to the promotion of several women to key leadership positions across the Group.

Composition of the proposed Ahold Delhaize Management Board and Executive Committee

At the Extraordinary General Meeting of Shareholders on March 14, 2016, Frans Muller, Pierre Bouchut and Kevin Holt will be nominated for appointment to the Management Board subject to and with effect from the date of Ahold's proposed merger with Delhaize.

As a result, the proposed Ahold Delhaize Management Board will consist of Dick Boer, President and Chief Executive Officer; Frans Muller, Deputy Chief Executive Officer and Chief Integration Officer; Jeff Carr, Chief Financial Officer; Pierre Bouchut, Chief Operating Officer Europe; James McCann, Chief Operating Officer USA; and Kevin Holt, Chief Operating Officer USA. The future Executive Committee will be comprised of the proposed members of the Management Board plus Marc Croonen, Chief Sustainability, Transformation & Communications Officer; Hanneke Faber, Chief E-Commerce & Innovation Officer; Jan Ernst de Groot, Chief Legal Officer; and Abbe Luersman, Chief Human Resources Officer.

Ahold at a glance Business review Governance Financials Investors

Corporate governance (continued) Ahold 48

Annual Report 2015

Appointment, suspension and dismissal

The General Meeting of Shareholders can appoint, suspend, or dismiss a Management Board member by an absolute majority of votes cast, upon a proposal made by the Supervisory Board. If another party makes the proposal, an absolute majority of votes cast, representing at least one-third of the issued share capital, is required. If this qualified majority is not achieved, but an absolute majority of the votes exercised was in favor of the proposal, then a second meeting may be held. In the second meeting, only an absolute majority of votes exercised, regardless of the number of shares represented at the meeting, is required to adopt the proposal. Management Board members are appointed for four-year terms and may be reappointed for additional terms not exceeding four years. The Supervisory Board may at any time suspend a Management Board member.

Remuneration

On April 15, 2015, Ahold’s General Meeting of Shareholders adopted our current remuneration policy for Management Board members. You can find details of this policy in Remuneration. For detailed information on the individual remuneration of Management Board members, see Notes 31 and 32 to the consolidated financial statements.

Supervisory Board

The Supervisory Board is responsible for supervising and advising our Management Board, overseeing the general course of affairs, strategy and operational performance of the Company. The Supervisory Board is guided in its duties by the interests of the Company and the enterprise connected with the Company, taking into consideration the overall good of the enterprise and the relevant interests of all its stakeholders. The Supervisory Board is responsible for monitoring and assessing its own performance. Ahold’s Articles of Association require the approval of the Supervisory Board for certain major resolutions proposed to be taken by the Management Board, including: a Issuance of shares a Acquisitions, redemptions, repurchases of shares, and any reduction in issued and outstanding capital a Allocation of duties within the Management Board and the adoption or amendment of the Rules of Procedure of the Management Board and the Executive Committee a Significant changes in the identity or the nature of the Company or its enterprise

You can find more detailed information on the Supervisory Board in the Supervisory Board report. The Rules of Procedure of the Supervisory Board can be found in the corporate governance section of Ahold’s public website at www.ahold.com.

Appointment

The General Meeting of Shareholders can appoint, suspend or dismiss a Supervisory Board member by an absolute majority of votes cast, upon a proposal made by the Supervisory Board. If another party makes the proposal, an absolute majority of votes cast, representing at least one-third of the issued share capital, is required. If this qualified majority is not achieved but an absolute majority of the votes exercised was in favor of the proposal, then a second meeting may be held. In the second meeting, only an absolute majority of votes exercised, regardless of the number of shares represented at the meeting, is required.

A Supervisory Board member is appointed for a four-year term and is eligible for reappointment. A Supervisory Board member may not serve for more than 12 years.

Conflict of interest

Each member of the Management Board is required to immediately report any potential conflict of interest to the Chairman of the Supervisory Board and to the other members of the Management Board and provide them with all relevant information. Each member of the Supervisory Board is required to immediately report any potential conflict of interest to the Chairman of the Supervisory Board and provide him or her with all relevant information. The Chairman determines whether there is a conflict of interest.

If a member of the Supervisory Board or a member of the Management Board has a conflict of interest with the Company, the member may not participate in the discussions and decision-making process on subjects or transactions relating to the conflict of interest.

The Chairman of the Supervisory Board will arrange for such transactions to be disclosed in the Annual Report. No such transaction occurred in 2015. In accordance with best practice provision III.6.4 of the Dutch Corporate Governance Code, Ahold reports that no transactions between the Company and legal or natural persons who hold at least 10% of the shares in the Company occurred in 2015.

Ahold at a glance Business review Governance Financials Investors

Corporate governance (continued) Ahold 49

Annual Report 2015

Shares and shareholders’ rights

General Meeting of Shareholders

Ahold shareholders exercise their rights through annual and extraordinary General Meetings of Shareholders. We are required to convene an annual General Meeting of Shareholders in the Netherlands each year, no later than six months after the end of the Company’s financial year. Additional extraordinary General Meetings of Shareholders may be convened at any time by the Supervisory Board, the Management Board, or by one or more shareholders representing at least 10% of the issued share capital.

The agenda for the annual General Meeting of Shareholders must contain certain matters as specified in Ahold’s Articles of Association and under Dutch law, including the adoption of our annual financial statements. The General Meeting of Shareholders is also entitled to vote on important decisions regarding Ahold’s identity or character, including major acquisitions and divestments.

Shareholders are entitled to propose items for the agenda of the General Meeting of Shareholders provided that they hold at least 1% of the issued share capital or the shares that they hold represent a market value of at least €50 million. Proposals for agenda items for the General Meeting of Shareholders must be submitted at least 60 days prior to the date of the meeting.

Adoption of resolutions

Subject to certain exceptions provided by Dutch law or our Articles of Association, resolutions are passed by an absolute majority of votes cast without a requirement for a quorum.

Proposals submitted to the agenda by shareholders require an absolute majority of votes cast at the General Meeting of Shareholders representing at least one-third of the issued shares. If this qualified majority is not achieved but an absolute majority of the votes exercised was in favor of the proposal, then a second meeting may be held. In the second meeting, only an absolute majority of votes exercised is required to adopt the proposal, regardless of the number of shares represented at the meeting (unless the law or our Articles of Association provide otherwise).

A resolution to amend the Articles of Association that would change the rights vested in the holders of a particular class of shares requires the prior approval of a meeting of that particular class.

A resolution to dissolve the Company may be adopted by the General Meeting of Shareholders following a proposal of the Management Board made with the approval of the Supervisory Board. Any proposed resolution to wind up the Company must be disclosed in the notice calling the General Meeting of Shareholders at which that proposal is to be considered.

Voting rights

Each common share entitles its holder to cast one vote. Dutch law prescribes a record date to be set 28 days prior to the date of the General Meeting of Shareholders to determine whether a person may attend and exercise the rights relating to the General Meeting of Shareholders. Shareholders registered at that date are entitled to attend and to exercise their rights as shareholders in relation to the General Meeting of Shareholders, regardless of a sale of shares after the record date. Shareholders may be represented by written proxy.

We encourage participation in Ahold’s General Meetings of Shareholders. We use Deutsche Bank Trust Company Americas, the Depositary for the Company’s ADR facility, to enable ADR holders to exercise their voting rights, which are represented by the common shares underlying the ADRs. Neither Ahold nor any of its subsidiaries may cast a vote on any share they hold in the Company. These shares are not taken into account for the purpose of determining how many shareholders are represented or how much of the share capital is represented at the General Meeting of Shareholders. Holders of depositary receipts of cumulative preferred financing shares may attend the General Meeting of Shareholders. The voting rights on the underlying shares may be exercised by the Stichting Administratiekantoor Preferente Financierings Aandelen Ahold (SAPFAA), a foundation organized under the laws of the Netherlands.

Cumulative preferred financing shares

All outstanding cumulative preferred financing shares have been issued to SAPFAA. Holders of depositary receipts can obtain proxies from SAPFAA.

In accordance with its articles, the board of SAPFAA consists of three members: one A member, one B member and one C member. The A member is appointed by the general meeting of depositary receipt holders, the B member is appointed by the Company and the C member is appointed by a joint resolution of the A member and the B member. As of March 2, 2016, the members of the board of SAPFAA are:

Member A: J.L. van der Giessen Member B: C.W. de Monchy Member C: H.J. Baeten, chairman

Ahold pays a mandatory annual dividend on cumulative preferred financing shares, which is calculated in accordance with the provisions of article 39.4 of the Company’s Articles of Association. For further details on cumulative preferred financing shares and the related voting rights, see Note 22 to the consolidated financial statements.

Cumulative preferred shares

As of January 3, 2016, no cumulative preferred shares are outstanding. Ahold entered into an option agreement with the Dutch foundation Stichting Ahold Continuïteit (SAC) designed to, in accordance with the purpose of SAC under its articles, exercise influence in the event of a public offer or a potential change of control over the Company, to safeguard the interests of the Company and all stakeholders in the Company and to resist, to the best of its ability, influences that might conflict with those interests by affecting the Company’s continuity, independence or identity.

SAC and the members of its board are independent from the Company. As of March 2, 2016, the members of the board of SAC are:

Name Principal or former occupation

W.G. van Hassel, Former lawyer and chairman former chairman Dutch Bar Association G.H.N.L. van Woerkom Chairman of Detailhandel Nederland J. van den Belt Former CFO Océ B. Vree CEO APM Terminals Europe

For details on Ahold’s cumulative preferred shares, see Note 20 to the consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Corporate governance (continued)

Ahold Annual Report 2015 50

Issuance of additional shares and preemptive rights

Shares may be issued following a resolution by the General Meeting of Shareholders on a proposal of the Management Board made with the approval of the Supervisory Board. The General Meeting of Shareholders may resolve to delegate this authority to the Management Board for a period of time not exceeding five years. A resolution of the General Meeting of Shareholders to issue shares, or to authorize the Management Board to do so, is also subject to the approval of each class of shares whose rights would be adversely affected by the proposed issuance or delegation. On April 15, 2015, the General Meeting of Shareholders approved a delegation of this authority to the Management Board, relating to the issuance and / or granting of rights to acquire common shares up to a maximum of 10% of the issued common shares through October 15, 2016, and subject to the approval of the Supervisory Board.

Upon the issuance of new common shares, holders of Ahold's common shares have a preemptive right to subscribe to common shares in proportion to the total amount of their existing holdings of Ahold's common shares. According to the Company's Articles of Association, this preemptive right does not apply to any issuance of shares to Ahold associates. The General Meeting of Shareholders may decide to restrict or exclude preemptive rights. The General Meeting of Shareholders may also resolve to designate the Management Board as the corporate body authorized to restrict or exclude preemptive rights for a period not exceeding five years.

On April 15, 2015, the General Meeting of Shareholders has delegated to the Management Board, subject to the approval of the Supervisory Board, the authority to restrict or exclude the preemptive rights of holders of common shares upon the issuance of common shares and / or upon the granting of rights to subscribe for common shares through October 15, 2016.

Repurchase by Ahold of its own shares

Ahold may only acquire fully paid shares of any class in its capital for a consideration following authorization by the General Meeting of Shareholders and subject to certain provisions of Dutch law and the Company's Articles of Association, if:

1. Shareholders' equity minus the payment required to make the acquisition is not less than the sum of paid-in and called-up capital and any reserves required by Dutch law or Ahold's Articles of Association; and
2. Ahold and its subsidiaries would not, as a result, hold a number of shares exceeding a total nominal value of 10% of the issued share capital.

The Management Board has been authorized to acquire a number of common shares in the Company or depositary receipts for shares, as permitted within the limits of the law and the Articles of Association and subject to the approval of the Supervisory Board. Such acquisition of shares, at the stock exchange or otherwise, will take place at a price between par value and 110% of the opening price of the shares at Euronext Amsterdam by NYSE Euronext on the date of their acquisition. The authorization takes into account the possibility to cancel the repurchased shares. This authorization is valid through October 15, 2016. Ahold may acquire shares in its capital for no consideration or for the purpose of transferring these shares to associates through share plans or option plans, without such authorization.

Major shareholders

Ahold is not directly or indirectly owned or controlled by another corporation or by any government. The Company does not know of any arrangements that may, at a subsequent date, result in a change of control, except as described under *Cumulative preferred shares*.

Significant ownership of voting shares

According to the Dutch Financial Markets Supervision Act, any person or legal entity who, directly or indirectly, acquires or disposes of an interest in Ahold's capital or voting rights must immediately give written notice to the Netherlands Authority for the Financial Markets (Autoriteit Financiële Markten or AFM) if the acquisition or disposal causes the percentage of outstanding capital interest or voting rights held by that person or legal entity to reach, exceed or fall below any of the following thresholds:

3%	5%	10%	15%	20%
25%	30%	40%	50%	60%
75%	95%			

The obligation to notify the AFM also applies when the percentage of capital interest or voting rights referred to above changes as a result of a change in Ahold's total outstanding capital or voting rights. In addition, local rules may apply to investors.

The following table lists the shareholders on record in the AFM register on March 2, 2016, that hold an interest of 3% or more in the share capital of the Company.[1]

- BlackRock, Inc – 3.32% shareholding (5.05% voting rights) disclosed on January 12, 2016
- DeltaFort Beleggingen I B.V. – 15.20% shareholding (5.16% voting rights) disclosed on June 9, 2015[2]
- Mondrian Investment Partners Limited – 4.26% shareholding (4.99% voting rights) disclosed on September 27, 2012
- NN Group N.V. – 10.30% shareholding (4.52% voting rights) disclosed on June 9, 2015[2]
- Norges Bank – 2.51% shareholding (3.04% voting rights) disclosed on September 10, 2015
- Stichting Administratiekantoor Preferente Financieringsaandelen Ahold – 20.19% shareholding (6.55% voting rights) disclosed on July 13, 2012[3]

1 In accordance with the filing requirements, the percentages shown include both direct and indirect capital interests and voting rights and both real and potential capital interests and voting rights. Further details can be found at www.afm.nl.

2 The interest on record for DeltaFort Beleggingen I B.V. and NN Group N.V. includes both the direct and real interest from the common shares as well as the indirect and / or potential interest from the depositary receipts.

3 SAPFAA holds all outstanding cumulative preferred financing shares and it issued corresponding depositary receipts to investors that were filed under DeltaFort Beleggingen I B.V. and NN Group N.V. Therefore, in relation to the outstanding cumulative preferred financing shares, disclosures are made by both SAPFAA (for the shares) and by DeltaFort Beleggingen I B.V. and NN Group N.V. (for the corresponding depositary receipts).

For details on the number of outstanding shares, see *Note 20* to the consolidated financial statements. For details on capital structure, listings, share performance and dividend policy in relation to Ahold's common shares, see *Investors*.

Ahold at a glance Business review Governance Financials Investors

Corporate governance (continued) Ahold 51

Annual Report 2015

Articles of Association

Our Articles of Association outline certain of the Company’s basic principles relating to corporate governance and organization. The current text of the Articles of Association is available at the Trade Register of the Chamber of Commerce and Industry for Amsterdam and on our public website at www.ahold.com.

The Articles of Association may be amended by the General Meeting of Shareholders. A resolution to amend the Articles of Association may be adopted by an absolute majority of the votes cast upon a proposal of the Management Board. If another party makes the proposal, an absolute majority of votes cast representing at least one-third of the issued share capital is required. If this qualified majority is not achieved but an absolute majority of the votes is in favor of the proposal, then a second meeting may be held. In the second meeting, only an absolute majority of votes, regardless of the number of shares represented at the meeting, is required.

The prior approval of a meeting of holders of a particular class of shares is required for a proposal to amend the Articles of Association that makes any change in the rights that vest in the holders of shares of that particular class.

Auditor

The General Meeting of Shareholders appoints the external auditor. The Audit Committee recommends to the Supervisory Board the external auditor to be proposed for (re)appointment by the General Meeting of Shareholders. In addition, the Audit Committee evaluates and, where appropriate, recommends the replacement of the external auditors. On April 15, 2015, the General Meeting of Shareholders appointed PricewaterhouseCoopers Accountants N.V. as external auditor for the Company for the financial year 2015.

Decree Article 10 EU Takeover Directive

According to the Decree Article 10 EU Takeover Directive, we have to report on, among other things, our capital structure, restrictions on voting rights and the transfer of securities, significant shareholdings in Ahold, the rules governing the appointment and dismissal of members of the Management Board and the Supervisory Board and the amendment of the Articles of Association, the powers of the Management Board (in particular the power to issue shares or to repurchase shares), significant agreements to which Ahold is a party and which are put into effect, changed or dissolved upon a change of control of Ahold following a takeover bid, and any agreements between Ahold and the members of the Management Board or associates providing for compensation if their employment ceases because of a takeover bid.

The information required by the Decree Article 10 EU Takeover Directive is included in this Corporate governance section and under Investors, and the notes referred to in these sections or included in the description of any relevant contract.

Compliance with Dutch Corporate Governance Code

We apply the relevant principles and best practices of the Dutch Corporate Governance Code applicable to the Company, to the Management Board and to the Supervisory Board, in the manner set out in the Governance section, as long as it does not entail disclosure of commercially sensitive information, as accepted under the code. The Dutch Corporate Governance Code was last amended on December 10, 2008, and can be found at www.commissiecorporategovernance.nl. At the Extraordinary General Meeting of Shareholders on March 3, 2004, our shareholders consented to apply the Dutch Corporate Governance Code. Ahold continues to seek ways to improve its corporate governance, including by measuring itself against international best practice.

From June 14, 2014, until April 2, 2015, there was a temporary deviation from best practice III.5.11 of the Dutch Corporate Governance Code, due to the designation of Rob van den Bergh as interim Chairman of the Supervisory Board to temporarily replace Jan Hommen in view of his appointment as CEO of KPMG the Netherlands.

Corporate Governance statement

The Dutch Corporate Governance Code requires companies to publish a statement concerning their approach to corporate governance and compliance with the Code. This is referred to in article 2a of the decree on additional requirements for management reports “Vaststellingsbesluit nadere voorschriften inhoud bestuursverslag” last amended on November

1, 2015 (the Decree). The information required to be included in this corporate governance statement as described in articles 3, 3a and 3b of the Decree, which are incorporated and repeated here by reference, can be found in the following sections of this Annual Report: a The information concerning compliance with the Dutch Corporate Governance Code (published at www.commissiecorporategovernance.nl), as required by article 3 of the Decree, can be found in the section Compliance with the

Dutch Corporate Governance Code. a The information concerning Ahold’s risk management and control frameworks relating to the financial reporting process, as required by article 3a sub a of the Decree, can be found in the relevant section under How we manage risk. a The information regarding the functioning of Ahold’s General Meeting of Shareholders and the authority and rights of Ahold’s shareholders, as required by article 3a sub b of the Decree, can be found in the relevant sections under

Shares and shareholders’ rights. a The information regarding the composition and functioning of Ahold’s Management Board and Supervisory Board and its committees, as required by article 3a sub c of the Decree, can be found in the relevant sections under Corporate governance. a The information concerning the inclusion of the information required by the Decree Article 10 EU

Takeover Directive, as required by article 3b of the Decree, can be found in the section Decree Article

10 EU Takeover Directive.

Ahold at a glance | Business review | Governance | Financials | Investors

Supervisory Board report

Ahold
Annual Report 2015
52

The Supervisory Board is an independent corporate body responsible for supervising and advising our Management Board, overseeing the general course of affairs, strategy and operational performance of the Company. The Supervisory Board is guided in its duties by the interests of the Company and the enterprise connected with the Company, taking into consideration the overall good of the enterprise and the relevant interests of all its stakeholders.

Composition of the Supervisory Board

Ahold's Supervisory Board determines the number of its members. The Supervisory Board profile is published on Ahold's public website at www.ahold.com. The Supervisory Board is of the opinion that its current composition is in accordance with this profile, in terms of combined experience and expertise, independence, and variety of ages and genders. The Supervisory Board profile is updated regularly.

The Rules of Procedure of the Supervisory Board state that if a member is concurrently a member of another company's supervisory board, the main duties arising from and / or the number and nature of any other supervisory board memberships must not conflict or interfere with that person's duties as a member of Ahold's Supervisory Board.

On April 15, 2015, the General Meeting of Shareholders reappointed Rob van den Bergh for a second term. At the Extraordinary General Meeting of Shareholders on March 14, 2016, Mark McGrath will be nominated for a second reappointment and Mary Anne Citrino will be nominated for appointment in view of the resignation of Judith Sprieser as member of the Supervisory Board on July 8, 2015. Mary Anne has been joining the Supervisory Board meetings as an observer since August, 2015.

The composition of the Supervisory Board, including its members' combined experience and expertise, independence, and diversity of age and gender, should reflect the best fit for Ahold's profile and strategy. This aim for the best fit, in combination with the availability of qualified candidates, has resulted in Ahold currently having a Supervisory Board in which one member is female and six members are male. In order to increase gender diversity in the Supervisory Board, we pay close attention to gender diversity in the process of recruiting and appointing new Supervisory Board candidates; this was also taken into account in the nomination for appointment of Mary Anne Citrino.

Composition of the proposed Ahold Delhaize Supervisory Board

At the Extraordinary General Meeting of Shareholders on March 14, 2016, Mats Jansson, Jacques de Vaucleroy, Jack Stahl, Bill McEwan, Johnny Thijs, Dominique Leroy and Patrick De Maeseneire will be nominated for appointment subject to and with effect from the date of Ahold's proposed merger with Delhaize. In addition, Derk Doijer will step down from the Supervisory Board subject to and with effect from the date of the proposed merger.

As a result, the proposed Ahold Delhaize Supervisory Board will consist of Mats Jansson, Chairman of the Supervisory Board; Jan Hommen, Vice Chairman of the Supervisory Board; Jacques de Vaucleroy, Vice Chairman of the Supervisory Board; and Patrick De Maeseneire, Dominique Leroy, Bill McEwan, Jack Stahl, Johnny Thijs, Rob van den Bergh, Mary Anne Citrino, René Hooft Graafland, Mark McGrath, Ben Noteboom and Stephanie Shern as members of the Supervisory Board.

Induction

Ongoing education is an important part of good governance. New members of our Supervisory Board attend a multiple-day induction program at our businesses in the U.S. and the Netherlands and at Corporate Center in Zaandam at which they are briefed on their responsibilities and informed by senior management on the financial, social, corporate responsibility, human resources, governance, legal and reporting affairs of our Company and businesses. Throughout the year, all members of our Supervisory Board visit several of our businesses, operations and other parts of the Company to gain greater familiarity with senior management and to develop deeper knowledge of local operations, opportunities and challenges.

Diversity profile Supervisory Board

Name	Date of birth	U.S.	Netherlands	International experience	Retail	Food industry	Finance	Social / employment	CR	Disclosure / communication	Marketing	Management experience	Gender
Jan Hommen	April 29, 1943		•	•			•	•	•	•		•	M
Mark McGrath	August 10, 1946	•		•	•	•					•	•	M
Stephanie Shern	January 7, 1948	•		•	•		•			•	•	•	F
Rob van den Bergh	April 10, 1950		•	•			•			•		•	M
Derk Doijer	October 9, 1949		•	•	•	•						•	M
Ben Noteboom	July 4, 1958		•	•			•	•	•	•	•	•	M
René Hooft Graafland	September 24, 1955		•	•		•	•			•	•	•	M

Possible reappointment schedule Supervisory Board

Name	Date of initial appointment	Date of reappointment	Date of possible reappointment
Jan Hommen	April 17, 2013		2017
Mark McGrath	April 23, 2008	April 17, 2012	2016
Stephanie Shern	May 18, 2005	April 17, 2013	–
Rob van den Bergh	April 20, 2011	April 15, 2015	2019
Derk Doijer	May 18, 2005	April 17, 2013	–
Ben Noteboom	April 28, 2009	April 17, 2013	2017
René Hooft Graafland	April 16, 2014*		2018

*Effective January 1, 2015

Ahold at a glance Business review Governance Financials Investors

Supervisory Board report (continued) Ahold 53

Annual Report 2015

Meetings and activities of the Supervisory Board

In 2015, the Supervisory Board held nine meetings in person and six meetings by conference call. In relation to the proposed merger with Delhaize, two of the meetings in person and five of the meetings by conference call were held in addition to the Board’s regular meetings.

The Chief Executive Officer, Chief Financial Officer, Chief Operating Officer Ahold USA and Chief Legal Officer attended the meetings. The other members of the Executive Committee, as well as other senior management were regularly invited to be present. The Supervisory Board held several private meetings without other attendees to independently review certain issues and to discuss matters related to the functioning of the Management and Supervisory Boards. The external auditor attended the meeting of February 24, 2015, at which the 2014 Annual Report and financial statements were recommended for adoption by the annual General Meeting of Shareholders.

The members of the Supervisory Board take it upon themselves to review specific operations or activities of the Company outside of the scheduled meetings of the Supervisory Board. They also have regular contact with various layers of management in the Company. These informal consultations ensure that the Supervisory Board remains well-informed about the running of the Company’s operations.

The Supervisory Board assessed its own performance over 2015, that of its committees and its individual members, as well as the performance of the Management Board and its individual members through one-on-one meetings with the Chairman and a private meeting. The Supervisory Board was positive, overall, about the performance of its committees and the Management Board. Further, the Supervisory Board was satisfied with the performance of the relatively small, but very active, Supervisory Board. The Board determined it works well together, with all members fully contributing to discussions. As part of the outcome of the assessment, the Supervisory Board will focus on maintaining the same spirit of openness, engagement and teamwork in the proposed Ahold Delhaize Supervisory Board, which will be much larger in size.

During 2015, the Supervisory Board reviewed matters related to all aspects of Ahold’s activities, results, strategies and management. During its meetings throughout the year, the Supervisory Board reviewed reports from its various committees and regularly assessed the functioning of the Management Board, the organizational strategy, talent management and succession planning. a In January 2015, the Supervisory Board held a conference call to discuss the Q4 / full year 2014 trading statement and the organizational changes at Ahold the Netherlands. a In February 2015, the Supervisory Board met to discuss the Q4 / full year 2014 results and the 2014 Annual Report and financial statements, including related reports from the internal and external auditors and a report from the Management Board on the Company’s internal control system. The Supervisory Board supported the dividend proposal and approved the agenda and explanatory notes for the annual General Meeting of Shareholders in April 2015, including the proposal to reappoint Dick Boer as a member of the Management Board and Rob van den Bergh as a member of the Supervisory Board and the proposal for the nomination of the external auditor. The Supervisory Board established the annual compensation of the Management Board members in accordance with the Company’s remuneration policy and with the assistance of the Remuneration Committee.

a Also in February 2015, the Supervisory Board reviewed Ahold’s responsible retailing initiatives and approved its 2014 Responsible Retailing Report. Furthermore, the Supervisory Board received updates on our businesses in the U.S., the Netherlands (including Belgium and Germany) and the Czech Republic, including our online businesses, the functioning of IT systems and information security, the enterprise risk management of the Group and major legal proceedings with potential impact on Ahold. a Prior to the annual General Meeting of Shareholders on April 15, 2015, the Supervisory Board met to review updates on the U.S., Dutch, Czech and online businesses and, in particular, Albert Heijn’s strategic initiatives. a The 2015 quarterly results and related reports and updates were discussed in May, August and November 2015. a From March until June, the Supervisory Board was actively involved in the discussions with Delhaize relation to the proposed merger, first and foremost through its Chairman but also with a special transaction committee of the Supervisory Board.

Additional Supervisory Board meetings were held to discuss various aspects of the proposed merger with Delhaize, including the strategic rationale, financial terms and the governance of the combined company. After market close on June 23, the Supervisory Board unanimously approved Ahold’s entering into a merger agreement with Delhaize. The Supervisory Board discussed the progress of the intended merger at all subsequent meetings. a In July, the Supervisory Board approved an offer by Stop & Shop to The Great Atlantic & Pacific Tea Company (A&P) to acquire stores in Greater New York.

a In October 2015, the Supervisory Board held a meeting at which it reviewed strategic initiatives and market developments in Ahold’s businesses, mainly in the U.S. In addition, the Supervisory Board visited various stores. a The Supervisory Board also reviewed and approved the Company’s long-term business and finance plans. a During a conference call in October 2015, the first confidential submission of the Form F-4 registration statement to the U.S. Securities and Exchange Commission was approved, which is a necessary submission for the intended merger with Delhaize. The final prospectus included in Ahold’s F-4 registration statement, as well as the EU prospectus, were approved on January 27, 2016, and published on our website on February 1, 2016. a In November 2015, the Supervisory Board met to discuss and approve the annual budget for 2016 and to review annual updates on responsible retailing and product integrity. a During a meeting in December 2015, the Supervisory Board approved the Joint Merger Proposal to the shareholders of the Company and Delhaize which was published on the Company’s website on January 15, 2016. The Joint Merger Proposal is part of the Full Merger Terms, which were published on our website on February 1, 2016, as part of the convocation documents for the Extraordinary General Meeting of Shareholders to be held on March 14, 2016.

During this meeting, shareholders will vote on the proposal to approve the intended merger of Ahold and Delhaize.

Ahold at a glance | Business review | Governance | Financials | Investors

Supervisory Board report (continued)

Ahold
Annual Report 2015 54

Attendance, independence

Except for a limited number of occasions, and for valid reasons, all Supervisory Board members attended all Supervisory Board meetings in 2015. Throughout the year all Supervisory Board members have been flexible in attending the meetings that were scheduled ad hoc due to developments in the proposed merger with Delhaize that required prompt decisions. In all cases, the Supervisory Board members that were not able to attend made sure they were represented. All Supervisory Board members made adequate time available to give sufficient attention to matters concerning Ahold. The Supervisory Board confirms that as of March 2, 2016, all Supervisory Board members are independent within the meaning of provision III.2.2 of the Dutch Corporate Governance Code.

Board Attendance	Number of meetings held	Number of meetings attended
Jan Hommen	15	15
Mark McGrath	15	14
Stephanie Shern	15	12
Rob van den Bergh	15	14
Derk Doijer	15	14
Ben Noteboom	15	13
René Hooft Graafland	15	15
Judith Sprieser*	10	9

*Judith Sprieser resigned on July 8, 2015.

Remuneration

The annual remuneration of the members of the Supervisory Board was determined by the annual General Meeting of Shareholders on April 16, 2014. Remuneration is subject to an annual review by the Supervisory Board.

Chairman Supervisory Board	€95,000
Vice Chairman Supervisory Board	€75,000
Member Supervisory Board	€65,000
Chairman Audit Committee	€17,500
Member Audit Committee	€12,000
Chairman Remuneration Committee	€12,000
Member Remuneration Committee	€9,000
Chairman Selection and Appointment Committee	€12,000
Member Selection and Appointment Committee	€9,000
Travel compensation intercontinental	€7,500
Travel compensation continental	€2,500

Committees of the Supervisory Board

The Supervisory Board has three permanent committees to which certain tasks are assigned. The committees have advisory powers and provide the Supervisory Board with regular updates on their meetings. The Chairman of the Supervisory Board attends all committee meetings. The composition of each committee is detailed in the following table.

	Audit Committee	Remuneration Committee	Selection and Appointment Committee
Jan Hommen, Chairman			Chairman
Mark McGrath, Vice Chairman		Member	Member
Stephanie Shern	Chairman	Member	
Rob van den Bergh		Chairman	Member
Derk Doijer	Member		Member
Ben Noteboom		Member	Member
René Hooft Graafland	Member		Member

Audit Committee

The Audit Committee assists the Supervisory Board in its responsibility to oversee Ahold's financing, financial statements, financial reporting process and system of internal business controls and risk management. The Chief Executive Officer, Chief Financial Officer, Chief Legal Officer, Senior Vice President Internal Audit, Senior Vice President Accounting, Reporting, Risks & Controls and representatives of the external auditor are invited to, and attend, the Audit Committee meetings. Other members of senior staff are invited when the Audit Committee deems it necessary or appropriate.

The Audit Committee determines how the external auditor should be involved in the content and publication of financial reports other than the financial statements. The Management Board and the Audit Committee report to the Supervisory Board annually on their dealings with the external auditor, including the auditor's independence. The Supervisory Board takes these reports into account when deciding on the nomination for the appointment of an external auditor that is submitted to the General Meeting of Shareholders.

In 2015, the Audit Committee held five meetings in person. Throughout the year, the Audit Committee closely monitored the financial closing process and reviewed the publication of quarterly results. Updates on internal controls were provided during all Audit Committee meetings. The Audit Committee was informed regularly on compliance and reviewed and received regular updates on Ahold's whistleblower program.

The Audit Committee was closely involved in the evaluation of Ahold's external auditor, in accordance with provision V.2.3 of the Dutch Corporate Governance Code.

The Audit Committee was also involved with the review of the Form F-4 registration statement and the European prospectus, which are both necessary filings for the intended merger with Delhaize.

Ahold at a glance Business review Governance Financials Investors

Supervisory Board report (continued) Ahold 55

Annual Report 2015

The Audit Committee further discussed items including: Selection and Appointment Committee Remuneration Committee Conclusion

In 2015, the Selection and Appointment Committee The main responsibilities of the Remuneration The Supervisory Board is of the opinion that during a Quarterly interim reports held four meetings, all of which the Chief Executive Committee include: the year 2015, its composition, mix and depth of a Annual Report including the financial statements Officer was invited to attend. The Committee’s available expertise; working processes; level and a Preparing proposals for the Supervisory Board main areas of focus were long-term succession frequency of engagement in all critical Company a Review and approval of the internal audit plan on the remuneration policy for the Management planning for the Supervisory Board and management activities; and access to all necessary and relevant the findings in the Board, to be adopted by the General Meeting a Review of and discussions on development. In relation to the proposed merger with information and the Company’s management and internal audit letter and the management letter of Shareholders Delhaize, the Selection and Appointment Committee staff were satisfactory and enabled it to carry out of the external auditor advised the Supervisory Board on the proposed a Preparing proposals on the remuneration of its duties towards all the Company’s stakeholders.

Ahold’s finance structure composition of the Supervisory Board, Management individual members of the Management Board a The Supervisory Board would like to thank Judith Board and Executive Committee, subject to and with a Advising on the level and structure of Sprieser for her highly valued contributions to a Treasury effect from the date of Ahold’s proposed merger compensation for senior personnel other than the Company. a Tax with Delhaize. The Selection and Appointment members of the Management Board Committee was also involved in organizational and The Supervisory Board would also like to thank a Pensions management changes at Ahold Netherlands and Ahold’s shareholders for the trust they have put in In 2015, the Remuneration Committee held five a Guarantees Ahold USA and discussed overall succession and the Company and its management. Finally, the meetings, all of which the Chief Executive Officer management development processes at Ahold. Supervisory Board wishes to express its appreciation a Insurance was invited to attend. In line with the responsibilities for the continued dedication and efforts of the mentioned above, the Remuneration Committee a Appointment of the external auditor Management Board and all of Ahold’s associates. was closely involved with the remuneration elements a Code of Conduct of the intended merger with Delhaize. Supervisory Board

Zaandam, the Netherlands

See Remuneration for more information on the

The Audit Committee and the Chairman of the March 2, 2016 remuneration policy, which aims to attract, Audit Committee also held private individual meetings motivate and retain the best-qualified workforce, with the Chief Financial Officer, Senior Vice President in a cost-effective way.

Internal Audit and external auditor.

In a separate private meeting, the Audit Committee carried out a self-evaluation on the basis of surveys, which provided the framework for discussions on its own performance over 2015 as well as that of its individual members. This review concluded that the Audit Committee’s composition, its work processes, the scope and depth of its activities, its interfaces with the Management Board and the Supervisory Board, and the personal contribution of each individual committee member are satisfactory and adequately serve the Company’s needs.

The Supervisory Board has determined that Stephanie Shern and René Hooft Graafland are “Audit Committee Financial Experts” within the meaning of the Dutch Corporate Governance Code.

Ahold at a glance Business review Governance Financials Investors

How we manage risk Ahold 56

Annual Report 2015

Having a structured and consistent approach to managing risks and uncertainties is key to being able to fulfill our stakeholders’ expectations.

In order to meet our Reshaping Retail objectives, Ahold needs to be agile and entrepreneurial so that we can respond quickly and effectively to rapid changes in the retail landscape. Having a well-established and embedded risk management approach benefits our decision-making processes to help us create and preserve value. Managing risks and unpredictable conditions in a timely way increases the likelihood that we will achieve our business objectives, while ensuring compliance with internal and external requirements.

We strive for a culture of openness and transparency in which identified risks are disclosed proactively and unexpected events are reported as soon as they occur. Risk management is an integral part of responsible leadership.

Risk management and internal control

Enterprise risk management

Ahold’s enterprise risk management program is designed to provide executive management with an understanding of the Company’s key business risks and associated risk management practices. Within each business, management identifies the principal risks to the achievement of important business objectives and the actions needed to mitigate these risks. Senior executives periodically review these risks and the related mitigation practices. The findings are aggregated into an enterprise risk management report that is presented to the Executive Committee and the Supervisory Board. Executive management is required to review the principal risks and risk management practices with the Executive Committee as a regular part of the business planning and performance cycle. In turn, the Executive Committee provides complementary insights into existing and emerging risks that are subsequently included in the program. Ahold’s enterprise risk management program influences the formation of controls and procedures, the scope of internal audit activities and the focus of the business planning and performance process.

Risk appetite

Risk boundaries are set through our strategy, Code of Conduct, bill of authority, budgets and policies. Our risk appetite differs by objective category: a Strategic In pursuing our strategic ambition to grow, Ahold is prepared to take risks in a responsible way that takes our stakeholders’ interests into account. a Operational The core promise of our Company: “better every day,” applies to the day-to-day running of our businesses and describes our commitment to be a better place to shop, a better place to work, and a better neighbor. Risks related to our promises should be in balance with the related rewards. a Financial With respect to financial risks, Ahold has a prudent financing strategy, including a balanced combination of self-insurance and commercial insurance coverage. The Company is committed to maintaining an investment grade credit rating. a Compliance At Ahold, an essential part of responsible retailing is behaving according to our values. One of Ahold’s values is “doing what’s right,” which means that the Company and all its associates are responsible for acting with honesty, integrity, and respect for others. We strive to comply with applicable laws and regulations everywhere we do business.

Control framework

We maintain the Ahold Business Control House (ABC House), which incorporates risk assessment, control activities and monitoring into our business practices at entity-wide and functional levels. The aim of the ABC House is to provide reasonable assurance that risks to achieving important objectives are identified and mitigated. The ABC House is based on the recommendations of the Committee of Sponsoring Organizations of the Treadway Commission (COSO ERM).

We have developed uniform governance and control standards in areas such as ethical conduct, agreements, accounting policies and product integrity. These and other policies and procedures are incorporated into the ABC House as mandatory guidelines for all of Ahold’s consolidated entities. Local management is responsible for business operations, including risk mitigation and compliance with laws, regulations and internal requirements. Authority limits have been established to ensure that all expenditures and decisions are approved by the appropriate levels of management.

Ahold at a glance Business review Governance Financials Investors

How we manage risk (continued) Ahold 57

Annual Report 2015

Our key control requirements are documented in Ahold Control Memoranda (ACMs). Compliance with the ACMs is mandatory for all of Ahold’s fully-owned entities. The ACMs cover controls relating to financial reporting and various other business processes. They include the requirement for management to assess the operating effectiveness of all ACM key controls.

Our Global Code of Conduct (the “Code”) focuses on Ahold’s core value “doing what’s right” and establishes Group-wide principles and rules with regard to associate conduct. It is intended to help each associate understand and follow relevant compliance and integrity rules and know when and where to ask for advice or report a breach of the Code. The principles of the Code apply to all associates of Ahold and its operating companies. Associates of defined grade levels have been trained and acknowledge compliance with the Code on an annual basis. The full Code is available in the corporate governance section of Ahold’s public website at www.ahold.com.

Monitoring and assurance

We use a comprehensive business planning and performance review process to monitor the Company’s performance. This process covers the adoption of strategy, budgeting and the reporting of current and projected results. We assess business performance according to both financial and non-financial targets. In order to meet business needs and the requirements of the Dutch Corporate Governance Code, we have a Group-wide management certification process in place, which requires that the executive management team members at each of our reporting entities send letters of representation to the Chief Legal Officer on a quarterly basis. These letters confirm whether the reporting entities are in compliance with Ahold’s global Code of Conduct, policies on fraud prevention and detection, accounting and internal control standards, and disclosure requirements. Compliance with Ahold’s responsible retailing standards is confirmed through bi-annual letters of representation.

Both our Internal Control and Internal Audit functions help to ensure that we maintain and improve the integrity and effectiveness of our system of risk management and internal control. Internal Audit undertakes regular risk-based, objective and critical audits. These functions also monitor the effectiveness of corrective actions undertaken by management, including significant audit findings.

Governance, Risk management and Assurance Committee

An ExCo sub-committee, the Governance, Risk management and Assurance (GRA) Committee, oversees the Company’s governance, risk management and assurance processes. The GRA Committee is chaired by the Chief Legal Officer and (i) advises the Executive Committee on matters concerning the GRA Framework, including an overall GRA vision and strategy, (ii) oversees activities to develop and maintain a fit-for-purpose GRA Framework and (iii) engages with Ahold’s senior management on important developments in the context of GRA.

During 2015, the GRA Committee met four times. In addition to Ahold’s Chief Legal Officer (Chairman), the Chief Financial Officer sits on the GRA

Committee, along with the heads of Finance of our main businesses and other members of management responsible for our governance, risk management, compliance and assurance functions.

Declaration

Annual declaration on risk management and control systems regarding financial reporting risks

Ahold supports the Dutch Corporate Governance Code and makes the following declaration in accordance with best practice provision II.1.5: The Management Board is responsible for establishing and maintaining adequate internal risk management and control systems. Such systems are designed to manage rather than eliminate the risk of failure to achieve important business objectives, and can only provide reasonable and not absolute assurance against material misstatement or loss. With respect to financial reporting, management has assessed whether the risk management and control systems provide reasonable assurance that the 2015 financial statements do not contain any material misstatements. This assessment was based on the criteria set out in COSO: Internal Control – Integrated Framework 2013. It included tests of the design and operating effectiveness of entity level controls, transactional controls at significant locations, and relevant general computer controls. Any control weaknesses not fully remediated at year-end were evaluated. Based on this assessment, management determined that the Company’s financial reporting systems are adequately designed and operated effectively in 2015 and provide reasonable assurance that the financial statements are free of material misstatement.

Risk factors

The principal risk factors that may impede the achievement of Ahold’s objectives with respect to strategy, operations, financial and compliance matters are described in the following section. The enterprise risk management system, the governance and control standards incorporated within our GRA Framework, and the monitoring systems described above are the principal means by which we identify and manage these risks. Management is not aware of any important failings in these systems as of year-end 2015.

The following overview of risks relating to Ahold should be read carefully when evaluating the Company’s business, its prospects and the forward-looking statements contained in this Annual Report. Any of the following risks could have a material adverse effect on Ahold’s financial position, results of operations and liquidity or could cause actual results to differ materially from the results contemplated in the forward-looking statements contained in this Annual Report.

Our principal risks remain substantially unchanged from 2014. A risk related to the intended merger with Delhaize has been added. No significant incidents, which impacted the business and its results substantially, have occurred during 2015. The risks described below are not the only risks the Company faces. There may be additional risks that we are currently unaware of or risks that management believes are immaterial or otherwise common to most companies, but which may in the future have a material adverse effect on Ahold’s financial position, results of operations, liquidity and the actual outcome of matters referred to in the forward-looking statements contained in this Annual Report. For additional information regarding forward-looking statements, see the Cautionary notice.

Ahold at a glance | Business review | Governance | Financials | Investors

How we manage risk (continued)

Ahold Annual Report 2015 58

Ahold's principal risks and uncertainties[1]

Risk	Strategic area	Key risk drivers	Mitigating actions	Potential consequences
Business continuity (O) Disruption of critical business processes may result in non-availability of products for customers	Better place to shop	→ Dependence on IT systems → Centralized facilities → Dependence on logistics service providers → Dependence on suppliers of strategic own-brand products and services → Cyber threats	→ Business continuity governance structure → Business continuity strategic guidelines and tactical policy → Business continuity framework with guidance and procedures → Business continuity management plans → Insurance program	While Ahold continues to maintain and invest in business continuity management plans, business interruptions could have a material adverse effect on the Company's financial position, results of operations, liquidity, customer perception and reputation.
Collective bargaining (O) Ahold's businesses might not be able to negotiate extensions or replacements on acceptable terms, which could result in work stoppages	Better place to work	→ People management and associate engagement → Expiring collective bargaining agreements → Relationships with the relevant trade unions	→ Associate engagement survey and response → Performance management cycle → Contract negotiation process → Human Resource functions that support relationships with trade unions → Contingency plans	A work stoppage due to the failure of one or more of Ahold's businesses to renegotiate a collective bargaining agreement, or otherwise, could be disruptive to our business, lead to adverse publicity and have a material adverse effect on the Company's results of operations and financial position.
Competitive environment and economic conditions (S) A weak macroeconomic climate and changes to the competitive landscape without appropriate response could threaten Ahold's ability to achieve its strategic business plan	 Business model	→ Consumer value perception (price, assortment, quality) → Unemployment rate → Consumer purchasing power under pressure → Changes in the retail landscape (e.g., shopping) and competition → Lack of distinctiveness → Inflationary forces impacting cost of goods sold → Pressure on margin	→ Research and monitoring of consumer behavior → Price benchmarking competition → Analysis of economic developments → Actively monitoring and developing online business → Approved strategies → Promotional activities → Building more personalized customer relationships → Strengthening own brands	Ahold is focused on the execution of its strategic pillars and promises. Unforeseen effects could impair the effectiveness of Ahold's strategy and reduce the anticipated benefits of its price repositioning and cost savings programs or other strategic initiatives. These factors may have a material adverse effect on the Company's financial position, results of operations and liquidity. For more information see *Business review*.

1 **Risk objectives:** strategic (S), operational (O), financial (F) and compliance (C) risks listed in alphabetical order.

Ahold at a glance Business review Governance Financials Investors

How we manage risk (continued) Ahold 59

Annual Report 2015

Ahold’s principal risks and uncertainties1

Risk

Information security O

A lack of security around, or non-compliance with, privacy requirements for customer or associate data might negatively impact strategic initiatives relating to customer loyalty

Intended merger Ahold Delhaize S O

We could be unable to complete the intended merger or realize the expected benefits, or the intended merger might distract associates from the current business Our

Strategic area

Better place to shop

Better place to work

Our pillars & promises

Key risk drivers

a Consumer confidence a Sensitivity of data a Changing privacy regulations a Use of third-parties to process and store data a Global security threats a Growth of online sales a Revoking of EU-U.S. Safe Harbor agreement for personal data export to U.S.

a Satisfaction of conditions precedent a Failure / termination of merger agreement a Key staff leaving the company a Integration of the businesses more difficult, costly or time consuming than expected a Workload and lack of focus

Mitigating actions

a Strategic and tactical information security policy and guidelines a Information security governance a Control standards for information management and security a Payment Card Industry (PCI) and privacy compliant control framework a Information security capabilities a Information security awareness program a Cyber insurance coverage a Merger agreement between Ahold / Delhaize a Governance structure a Focused merger preparation work streams a Use of external specialists a Communication to stakeholders a Synergy targets and recognition incentive award for management

Potential consequences

Ahold’s business operations generate and maintain confidential commercial and personal information concerning customers, associates, suppliers and the Company. Data breaches with disclosure of confidential information to unintended third-parties may negatively impact Ahold’s corporate reputation and competitive position or result in litigation or regulatory action. This could have a material adverse effect on Ahold’s financial position.

If Ahold is unable to complete the intended merger or associates are distracted from the current business, anticipated cost savings, synergies, growth opportunities and other benefits may not be realized, which could have a material adverse effect on the Company’s reputation or have a material adverse effect on Ahold’s financial position.

1	Risk objectives: strategic S , operational O , financial F and compliance C risks listed in alphabetical order.

Ahold at a glance | Business review | Governance | Financials | Investors

How we manage risk (continued)

Ahold
Annual Report 2015 60

Ahold's principal risks and uncertainties[1]

Risk	Strategic area	Key risk drivers	Mitigating actions	Potential consequences
Legislative and regulatory environment Ⓒ A changing legislative and regulatory environment increases the cost of doing business, tax levels and the complexity of our operations	 Business model	→ Compliance deadlines → Increased and targeted enforcement → Government budget deficits → Public opinion / pressure → International Tax Developments → (e.g., OECD guidelines and EU regulations) → Local regulatory changes	→ Knowledge and awareness of regulations → Monitoring, review and reporting on changes → Operational procedures and guidance → Education of regulators and public policymakers, e.g., through industry associations	Ahold's activities are subject to various laws and regulations in each local market where it operates. The cost of compliance with any of these laws could impact Ahold's operations and reduce its profitability. See further discussion of consequences of the legislative and regulatory risks below.
Product safety Ⓞ Ⓒ The consumption of own-brand products or other food or non-food products, or food fraud in the supply chain could result in our customers' injury, illness or death	Better place to shop	→ Internationalization of the supply chain → Incidents across the world → Increased number of own-brand products → Speed of communications (social media)	→ Product safety policies → Control standards for food and non-food products → Standard operating procedures → Dedicated product integrity guidance and controls at Group level and in the business → Monitoring of performance in the business → Tracing of product origins and conditions of production → Third-party certification → Insurance program	Though it has mitigating actions in place, Ahold may face product safety problems, including disruptions to the supply chain caused by food-borne illnesses and negative consumer reaction to incidents, which may have a material adverse effect on the Company's reputation, results of operations and financial position.

1 **Risk objectives:** strategic Ⓢ, operational Ⓞ, financial Ⓕ and compliance Ⓒ risks listed in alphabetical order.

Ahold at a glance | Business review | Governance | Financials | Investors

How we manage risk (continued)

Ahold Annual Report 2015 61

Ahold's principal risks and uncertainties[1]

Risk	Strategic area	Key risk drivers	Mitigating actions	Potential consequences
Pension plan funding (F) Ahold is exposed to the financial consequences of a number of defined benefit pension plans covering a large number of its associates in the Netherlands and in the United States, as well as multi-employer plans (MEP) covering both pensions and other benefits	 Business model	→ Insolvency or bankruptcy of MEP participants → Decreasing interest rates → Poor stock market performance → Changing pension laws → Longevity → Increasing U.S. healthcare costs	→ Governance structure → Yearly MEP risk assessment study → Monitoring MEPs / participants	A decrease in equity returns or interest rates may negatively affect the funding ratios of Ahold's pension funds, which could lead to higher pension charges and contributions payable. According to Dutch law and / or contractually agreed funding arrangements, Ahold may be required to make additional contributions to its pension plans in case minimum funding requirements are not met. In addition, a significant number of union associates in the United States are covered by MEPs. An increase in the unfunded liabilities of these MEPs may result in increased future payments by Ahold and the other participating employers. The bankruptcy of a participating MEP employer could result in Ahold assuming a larger proportion of that plan's funding requirements. In addition, Ahold may be required to pay significantly higher amounts to fund U.S. associate healthcare plans in the future. Significant increases in healthcare and pension funding requirements could have a material adverse effect on the Company's financial position, results of operations and liquidity. For additional information, see *Note 23* to the consolidated financial statements.
Strategic initiatives (S) Activities are increasingly undertaken in the form of projects. Ahold might not be able to deliver on the objectives of its strategic projects	 Our pillars & promises	→ Changing retail environment → Dependencies between projects and operational activities → Availability of required capabilities	→ Ahold's Executive Committee governance structure → Approved strategies → Program and project management → Promises reporting → Embedding pillars and promises in the business	Ahold is continuing with its strategy to reshape the way we do business and drive growth. If the Company is not able to deliver on the objectives of its underlying strategic projects, the realization of key elements of its strategy may be at risk. This could have a material adverse effect on Ahold's financial position, results of operations and liquidity.

1 **Risk objectives:** strategic (S), operational (O), financial (F) and compliance (C) risks listed in alphabetical order.

Ahold at a glance Business review Governance Financials Investors

How we manage risk (continued) Ahold 62

Annual Report 2015

In addition to the principal risks and uncertainties linked to our strategy above, the Company has risks in the following areas:

Responsible retailing S O

Increased regulatory demands, stakeholder awareness and the growing sentiment that large retailers must address sustainability issues across the entire supply chain mean that Ahold’s brands and reputation may suffer if it does not adequately address relevant corporate responsibility issues affecting the food retail industry. We have integrated responsible retailing into our Reshaping Retail strategy to ensure that it is part of our daily business. For more information see Ahold’s Responsible Retailing Report 2015.

Insurance programs F

Ahold manages its insurable risks through a combination of self-insurance and commercial insurance coverage. Our U.S. operations are self-insured for workers’ compensation, general liability, property, vehicle accident and certain healthcare-related claims. Self-insurance liabilities are estimated based on actuarial valuations. While we believe that the actuarial estimates are reasonable, they are subject to changes caused by claim reporting patterns, claim settlement patterns, regulatory economic conditions and adverse litigation results. It is possible that the final resolution of some claims may require us to make significant expenditures in excess of our existing reserves. In addition, third-party insurance companies that provide the fronting insurance that is part of our self-insurance programs require us to provide certain collateral. We take measures to assess and monitor the financial strength and credit-worthiness of the commercial insurers from which we purchase insurance. However, we remain exposed to a degree of counterparty credit risk with respect to such insurers. If conditions of economic distress were to cause the liquidity or solvency of our counterparties to deteriorate, we may not be able to recover collateral funds or be indemnified from the insurer in accordance with the terms and conditions of our policies.

Other financial risks F

Other financial risks include foreign currency translation risk, credit risk, interest rate risk, liquidity risk and contingent liabilities to third-parties relating to lease guarantees.

For information relating to these financial risks, see Note 30 and Note 34 to the consolidated financial statements.

Unforeseen tax liabilities C

Because Ahold operates in a number of countries, its income is subject to taxation in differing jurisdictions and at differing tax rates. Significant judgment is required in determining the consolidated income tax position. We seek to organize our affairs in a sustainable manner, taking into account the applicable regulations of the jurisdictions in which we operate. As a result of Ahold’s multi-jurisdictional operations, it is exposed to a number of different tax risks including, but not limited to, changes in tax laws or interpretations of such tax laws. The authorities in the jurisdictions where Ahold operates may review the Company’s tax returns and may disagree with the positions taken in those returns. An adverse outcome resulting from any settlement or future examination of the Company’s tax returns may result in additional tax liabilities and may adversely affect its effective tax rate, which could have a material adverse effect on Ahold’s financial position, results of operations and liquidity. In addition, any review by the authorities could cause Ahold to incur significant legal expenses and divert management’s attention from the operation of our business.

Risks related to the legislative and regulatory environment and litigation C

Ahold and its businesses are subject to various federal, regional, state and local laws and regulations in each country in which they operate, relating to, among other areas: zoning; land use; antitrust restrictions; workplace safety; public health including food and non-food safety; environmental protection; alcoholic beverage, tobacco and pharmaceutical sales; and information security. Ahold and its businesses are also subject to a variety of laws governing the relationship with associates, including but not limited to minimum wage, overtime, working conditions, healthcare, disabled access and work permit requirements. The cost of compliance with, or changes in, any of these laws could impact the operations and reduce the profitability of Ahold or its businesses and thus could affect Ahold’s financial condition or results of operations. Ahold and its businesses are also subject to a variety of antitrust and similar laws and regulations in the jurisdictions in which they operate, which may impact or limit Ahold’s ability to realize certain acquisitions, divestments, partnerships or mergers.

From time to time, Ahold and its businesses are parties to legal and regulatory proceedings in a number of countries, including the United States. Based on the prevailing regulatory environment or economic conditions in the markets in which Ahold businesses operate, litigation may increase in frequency and materiality. These legal and regulatory proceedings may include matters involving personnel and employment issues, personal injury, antitrust claims, franchise claims and other contract claims and matters. We estimate our exposure to these legal proceedings and establish provisions for the estimated liabilities where it is reasonably possible to estimate and where the potential realization of a loss contingency is more likely than not.

The assessment of exposures and ultimate outcomes of legal and regulatory proceedings involves uncertainties. Adverse outcomes of these legal proceedings, or changes in our assessments of proceedings, could potentially result in material adverse effects on our financial results. For further information, see Note 34 to the consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Remuneration

Ahold Annual Report 2015 63

Ahold's remuneration policy is prepared in accordance with the Dutch Corporate Governance Code. It was adopted at the General Meeting of Shareholders on April 17, 2013, and amendments were adopted at the General Meeting of Shareholders on April 15, 2015.

Remuneration policy

Ahold's remuneration policy aims to attract, motivate and retain the best-qualified workforce, in a cost-effective way. The policy is reviewed annually. The current policy, which was adjusted to be simpler and more transparent than the previous policy, was submitted and approved in the 2013 annual General Meeting of Shareholders. It aligns with our Reshaping Retail strategy and better supports the Company's pay-for-performance culture. During the 2015 annual General Meeting of Shareholders, the amendments to the remuneration policy were approved.

Further details on the Management Board members' employment agreements, individual remuneration, pension, shares, and other interests in Ahold are outlined in *Notes 31* and *32* to the consolidated financial statements.

Total Direct Compensation

Three elements of remuneration – a base salary, an annual cash incentive and a long-term equity-based component – are collectively referred to as Total Direct Compensation.

Although it is an important component of the overall remuneration package, the pension benefit is not part of Total Direct Compensation. Further details on Ahold's pension benefit are outlined in the chapter *Pensions and other contract terms.*

Total Direct Compensation
thousands


5.0
4.0
3.0
2.0
1.0
€4,200
€2,331
€2,564
CEO
CFO
COO

- Global Reward Opportunity (GRO)[2]
- ExCo Incentive Plan (EIP)[1]
- Base salary 2015

1 "EIP" represents the at-target opportunity.
2 "GRO" represents the at-target value award.

Benchmark

The competitiveness of the Management Board remuneration is benchmarked annually against the same peer group used to benchmark the performance of Ahold (see table below).

Ahold Peer Group		
Wal-Mart Stores	Costco	Supervalu
Carrefour	Kroger	Delhaize Group
Metro	Target	Staples
Tesco	Casino	

The peer group reflects Ahold's geographic operating areas and the markets most relevant to the recruitment and retention of top management. In addition, AEX market practice in the Netherlands is also taken into consideration. In addition to the level of overall remuneration, Ahold evaluates the composition of the Total Direct Compensation, including the risk profile and the level of fixed (base salary) and variable (annual and long-term incentives) components, on an annual basis.

The target Total Direct Compensation level is typically around the median of the peer group.

In anticipation of potential changes to the peer group due to de-listing, mergers and / or other extraordinary circumstances, the Supervisory Board has defined a short list with substitutes. At the Supervisory Board's discretion, companies in the main peer group can be replaced by companies from the substitute list. In general, geographical spread is leading so, if a U.S.-based peer drops out, it is replaced by a U.S.-based company from the substitute list. For benchmarking purposes, from 2015 onwards, Casino replaced Safeway in the Ahold peer group. For relative TSR measurement, this substitution comes into effect for all unvested and to-be-granted GRO performance shares.

Base salary

The level of the base salary of the members of the ExCo is derived from the benchmarking of Total Direct Compensation. Adjustment of the base salary is at the discretion of the Supervisory Board.

Base salary
thousands


0.2
0.4
0.6
0.8
1.0
CEO
€975
€987
€1,000
CFO
€615
€658
€666
COO
€650
€658
€666

- Base salary 2013
- Base salary 2014
- Base salary 2015

Ahold at a glance | Business review | Governance | Financials | Investors
Remuneration (continued)
Ahold Annual Report 2015 64

Annual cash plan: ExCo Incentive Plan

The Management Board members participate in the ExCo Incentive Plan (EIP). The EIP uses three equally weighted financial measures: net sales growth (30%), operating margin (30%) and operating cash flow (30%) and one non-financial performance measure (10%) that relates to Responsible Retailing as described below.

The at-target payout of the EIP as a percentage of base salary is 100%, contingent on full achievement of the objectives, with a cap at 150% of the base salary.

Ahold does not disclose the actual targets per performance measure, as this is considered to be commercially sensitive information.

The EIP includes a non-financial performance measure in addition to the quantitative financial performance measures. This non-financial measure relates to our Responsible Retailing strategic ambitions. Targets set under this non-financial performance measure are qualitative. The score under the non-financial component is linked to the performance of the financial components. If the financial multiplier is zero, the score on the non-financial component will also be zero (regardless of the achieved score on the non-financial component), resulting in no payout.

Actual EIP

thousands


0.3
0.6
0.9
1.2
1.5
CEO
€868
€444
€1,350
CFO
€547
€296
€899
COO
€579
€296
€899
Actual EIP 2013
Actual EIP 2014
Actual EIP 2015[1,2]

1 2015 EIP represents accrued annual cash incentives to be paid in 2016 and subject to shareholder approval.
2 We reported strong financial results during the year, reflecting good performance across our key markets and formats. The strong financial performance consisted of robust sales that exceeded our targets, combined with consistent operating margin and operating cash flow of slightly below and above target, respectively. In addition to our financial performance, being a responsible retailer remains a key priority. We are pleased with our progress in 2015 and that we were able to meet most of our previously established responsible retailing targets and commitments. This strong performance results in an overall weighted EIP performance of 135% of target.

2015 EIP Performance measures


30%
Operating margin
30%
Operating cash flow
10%
Responsible retailing
30%
Net sales growth

Equity-based program: Global Reward Opportunity (GRO)

Global Reward Opportunity (GRO) is Ahold's broad-based, long-term equity incentive program, offered to approximately 5,000 associates globally. Under the GRO program, shares are granted through a three-year program. Participants in the GRO program benefit when the value they have created is reflected in the Company's share price.

Under the GRO program, three types of shares are granted: one type of conditional share and two types of performance shares.

Conditional shares are shares awarded with a performance hurdle at grant and no performance hurdle at vesting. Performance shares are awarded with either a Return on Capital performance hurdle at vesting or with a Total Shareholder Return hurdle at vesting.

The at-target value of the shares to be granted is divided by the average share price over the six-month period preceding the grant date to calculate the number of shares to be granted.

Scenario analyses are prepared regularly to estimate possible future payout levels.

2015 Management Board GRO grant value

thousands


2.5
2.0
1.5
1.0
0.5
€1,924
€816
€1,050
CEO
CFO
COO

The 2015 GRO grant value consists of a conditional grant value with a 45% multiplier plus the at-target RoC and TSR performance grants.

Ahold at a glance | Business review | Governance | Financials | Investors

Remuneration (continued)

Ahold
Annual Report 2015

65

Conditional share grant

The target value to be granted under the conditional share grant component for the Management Board is 50% of base salary. The actual value of the conditional share grant is subject to a performance condition at grant. The performance condition is the EIP multiplier of the preceding year (with a range between 0% and a maximum of 150%). The maximum conditional share grant value is 75% of base salary.

Timeline for 2015 conditional GRO grant

Performance period for EIP	April grant			April vesting
2014	2015	2016	2017	2018

Performance share grant

The target value to be granted under the performance share grant is different for each Management Board position, to align this component with market practice. For the CEO the target grant value is 170% of base salary, for the U.S.-based COO the target grant value is 135% of base salary and for the CFO the grant value is 100% of base salary. The vesting of the performance shares is subject to a performance hurdle at vesting after a performance period of three years.

Half of the performance share grant is linked to a three-year return on capital target. The number of shares that eventually vest depends on RoC performance and can range between 0% and a maximum of 150% of the number of shares granted.

For the other half of the performance grant, the performance at vesting is measured using relative total shareholder return (TSR). Relative TSR measures share price growth plus dividends paid over the performance period benchmarked against the TSR performance of Ahold's peer group (see table under *Benchmarking*). The number of shares that will vest depends on Ahold's relative ranking in the peer group. An independent external advisor determines the ranking. The table below indicates the percentage of performance shares that will vest based on Ahold's ranking. No shares will vest to Management Board members if Ahold ranks below the sixth position.

2014-2015 GRO program rank	1	2	3	4	5	6	7	8	9	10	11	12
Percentage of performance shares vesting	175%	150%	125%	100%	75%	50%	0%	0%	0%	0%	0%	0%

Ahold at a glance | Business review | Governance | Financials | Investors

Remuneration (continued)

Ahold
Annual Report 2015 66

At-target grant and maximum vesting (conditional and performance shares)

The at-target grant and maximum vesting (conditional and performance shares) per Management Board member can be summarized as follows:

	At-target grant conditional shares	At-target grant performance shares RoC	At-target grant performance shares TSR	Total at-target grant conditional and performance	Maximum vesting conditional shares	Maximum vesting performance shares	Total maximum vesting
CEO	50%	85.0%	85.0%	220%	75%	276.25%	351.25%
CFO	50%	50.0%	50.0%	150%	75%	162.50%	237.50%
COO	50%	67.5%	67.5%	185%	75%	219.38%	294.38%

All percentages constitute a percentage of base salary.

2015 GRO share grant calculation

Example CEO[1]

	At-target share grant (% of base salary)	Multiplier (conditional shares only)	Grant value (base salary x at-target grant x multiplier)	Number of shares granted (award value divided by six-month average)
Grant conditional shares	50%	45%	€224,894	14,383
Grant performance shares (RoC)	85%	NA	€849,599	54,336
Grant performance shares (TSR)	85%	NA	€849,599	54,336
Totals	220%		€1,924,092	123,055

1 base salary €999,528
six-month average share price preceding the date of grant of €15.64 annual incentive multiplier for the preceding year of 0.45

Example CFO[2]

	At-target share grant (% of base salary)	Multiplier (conditional shares only)	Grant value (base salary x at-target grant x multiplier)	Number of shares granted (award value divided by six-month average)
Grant conditional shares	50%	45%	€149,929	9,589
Grant performance shares (RoC)	50%	NA	€333,176	21,309
Grant performance shares (TSR)	50%	NA	€333,176	21,309
Totals	150%		€816,281	52,207

2 base salary €666,352
six-month average share price preceding the date of grant of €15.64 annual incentive multiplier for the preceding year of 0.45

History of grant vesting

Analysis shows that the GRO program rewards "pay-for-performance," as the value of the grants increases in the case of an above-target performance and decreases in the case of a below-par performance.

Before 2013, the EIP multiplier was applied over the total GRO grant. A low EIP multiplier resulted in a lower GRO grant, and a higher multiplier resulted in a higher GRO grant. The EIP multiplier had an amplifying effect on the total GRO grant.

Under the program, introduced in 2013, the EIP multiplier is only applied over the conditional shares; the performance shares are granted at target. As a result, the amplifying effect of the EIP multiplier has been reduced.

Shareholding requirements and ownership guidelines

Management Board members must retain the shares awarded under the GRO program for a period of at least five years from the grant date. They are allowed to sell a portion of the shares to finance tax payable at the date of vesting. All members of the Management Board are required to hold shares in the Company with a value equal to 150% of their base salary before they are allowed to sell shares (other than to pay for taxes due). The holding may be built up by retaining all after-tax shares from the GRO program and does not require additional purchases. The year-end shareholdings of the Management Board are summarized in the paragraph *Shares and other interests in Ahold* in *Note 31*.

Claw-back

A claw-back clause is applicable to the Management Board members' annual cash incentive plan and GRO program.

Ahold at a glance Business review Governance Financials Investors

Remuneration (continued) Ahold 67

Annual Report 2015

Pensions and other contract terms

Pension

All existing pension arrangements in the Netherlands have been brought in line with the applicable fiscal pension regulations. The pension plan for Management Board members is identical to that of all other associates in the Netherlands and is referred to as a defined benefit plan, based on career average salary (at Ahold). The retirement age is 67. The pensionable salary is capped at around €100,000 (2015: €96,544). Each Management Board member, working on a Dutch contract, pays a pension premium contribution calculated similarly to that of all other associates in the Netherlands. In addition, Management Board members receive a gross (age dependent) pension allowance and can choose to participate in a Net Pension Arrangement by investing the net (after tax) amount. The Net Pension Arrangement is identical to that of all other associates in the Netherlands whose pensionable salary exceeds the cap. Participation in this Net Pension Arrangement is voluntary.

Loans

Ahold does not provide loans or advances to members of the Management Board or the Supervisory Board. There are no loans or advances outstanding. Ahold does not issue guarantees to the benefit of members of the Management Board or the Supervisory Board. There have been no such guarantees issued.

Additional arrangements

In addition to the remuneration of the Management Board members, a number of additional arrangements apply. These include expense allowances, medical insurance and accident insurance, and are in line with standard practice in the Netherlands.

Employment agreements

The term of appointment for all Management Board members is four years, while the term of employment is indefinite. If the Company terminates the employment agreement of any member of the Management Board, the severance payment is limited to one year’s base salary. The same applies if an initial employment agreement for four years is not continued because the Management Board member is not reappointed. The employment agreements may be terminated by Ahold with a notice period of 12 months and by the Management Board member with a notice period of six months.

Future outlook

It is proposed to the General Meeting of Shareholders that the Company’s remuneration policy be amended in connection with the proposed Merger. The proposed remuneration policy is outlined in the shareholder circular.

Vesting of shares under the GRO plan

On April 20, 2016, a maximum of 0.3 million shares granted in 2013 to members of the Management Board under the Global Reward Opportunity (GRO) equity-based long-term incentive plan and 0.2 million performance shares granted in 2011 to members of the Management Board under the long-term component of the GRO plan are expected to vest. Except to finance tax due on the vesting date, members of the Management Board cannot sell shares for a period of at least five years following the grant date, or until the end of their employment, if this period is shorter.

On March 4, 2016, a maximum of 3.1 million shares granted in 2013 to Ahold associates under the GRO plan, 1.9 million performance shares granted in 2011 to Ahold associates under the long-term component of the GRO plan, and 97,000 matching shares granted in 2011 to Ahold associates under the mid-term component of the GRO plan are expected to vest. Vesting is subject to the participant being employed by the Company on the applicable vesting date. On the vesting date, participants are allowed to sell all or part of the shares vested.

The Company will use treasury shares for delivery of the vested shares.

Ahold at a glance Business review Governance Financials Investors

Declarations Ahold 68

Annual Report 2015

Introduction

This 2015 Ahold Annual Report dated March 2, 2016, (the Annual Report) comprises regulated information within the meaning of sections 1:1 and 5:25c of the Dutch Act on Financial Supervision “Wet op het financieel toezicht.” For the consolidated and the parent company’s 2015 financial statements “jaarrekening” within the meaning of section 2:361 of the Dutch Civil Code, please refer to Financials. The members of the Management Board and the Supervisory Board have signed the 2015 financial statements pursuant to their obligation under section 2:101, paragraph 2 of the Dutch Civil Code. The following sections of this Annual Report together form the management report “bestuursverslag” within the meaning of section 2:391 of the Dutch Civil Code: Ahold at a glance,

Business Review, Our Management Board and Executive Committee, Supervisory Board, Corporate governance, How we manage risk, Remuneration and the subsection Remuneration included in the Supervisory Board report.

For other information “overige gegevens” within the meaning of section 2:392 of the Dutch Civil Code, please refer to subsection Other information under

Financials, and to the section Investors.

Declarations

The members of the Management Board as required by section 5:25c, paragraph 2, under c of the Dutch Act on Financial Supervision confirm that to the best of their knowledge: a The 2015 financial statements included in this Annual Report give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and the undertakings included in the consolidation taken as a whole. a The management report included in this Annual Report gives a true and fair view of the position of the Company and the undertakings included in the consolidation taken as a whole as of January 3, 2016, and of the development and performance of the business for the financial year then ended. a The management report includes a description of the principal risks and uncertainties that the Company faces.

Management Board

Dick Boer President and Chief Executive Officer Jeff Carr Executive Vice President and Chief Financial Officer James McCann Executive Vice President and Chief Operating Officer, Ahold USA

This Annual Report, including the 2015 financial statements, which are audited by PricewaterhouseCoopers Accountants N.V., has been presented to the Supervisory Board. The 2015 financial statements and the independent auditor’s report relating to the audit of the 2015 financial statements were discussed with the Audit Committee in the presence of the Management Board and the external auditor. The Supervisory Board recommends that the General Meeting of Shareholders adopts the 2015 financial statements included in this Annual Report and recommends the proposal to pay a cash dividend for the financial year 2015 of €0.52 per common share.

Supervisory Board

Jan Hommen (Chairman) Mark McGrath (Vice Chairman) Stephanie Shern Rob van den Bergh Derk Doijer Ben Noteboom René Hooft Graafland

Ahold at a glance Business review Governance Financials Investors

Financials Ahold 69

Annual Report 2015

Financials

Financial statements 70 Consolidated income statement 71 Consolidated statement of comprehensive income 72 Consolidated balance sheet 73 Consolidated statement of changes in equity 74 Consolidated statement of cash flows 75 Notes to the consolidated financial statements 76 Parent company financial statements 142 Notes to the parent company financial statements 144 Other information 152

Ahold at a glance Business review Governance Financials Investors

Ahold 70

Annual Report 2015

Consolidated income statement

Consolidated statement of comprehensive income Consolidated balance sheet Consolidated statement of changes in equity Consolidated statement of cash flows Notes to the consolidated financial statements

1	The Company and its operations
2	Basis of preparation
3	Significant accounting policies
4	Acquisitions
5	Assets and liabilities held for sale and discontinued operations
6	Segment reporting
7	Net sales
8	Expenses by nature

9 Net financial expenses

10 Income taxes

11 Property, plant and equipment

12 Investment property

13 Intangible assets

14 Investments in joint ventures and associates

15 Other non-current financial assets

16 Inventories

17 Receivables

18 Other current financial assets

19 Cash and cash equivalents

20 Equity attributable to common shareholders

21 Loans and credit facilities

22 Other non-current financial liabilities

23 Pensions and other post-employment benefits

24 Provisions

25 Other non-current liabilities

26 Other current financial liabilities

27 Other current liabilities

28 Cash flow

29 Earnings per share

30 Financial risk management and financial instruments

31 Related party transactions

32 Share-based compensation

33 Operating leases

34 Commitments and contingencies

35 Merger with Delhaize

36 Subsequent events

37 List of subsidiaries, joint ventures and associates

Parent company financial statements

Income statement Balance sheet

Notes to the parent company financial statements

1	Significant accounting policies
2	Employees
3	Auditor fees
4	Intangible assets
5	Financial assets
6	Receivables
7	Other current financial assets
8	Shareholders’ equity

9 Provisions

10 Loans

11 Other non-current liabilities

12 Current liabilities

13 Derivatives

14 Related party transactions

15 Commitments and contingencies

Ahold at a glance Business review Governance Financials Investors

Consolidated income statement

€ million, except per share data

Net sales Cost of sales

Gross profit

Selling expenses

General and administrative expenses Total operating expenses

Operating income

Interest income Interest expense

Net interest expense on defined benefit pension plans Other financial expenses Net financial expenses

Income before income taxes

Income taxes

Share in income of joint ventures

Income from continuing operations

Income (loss) from discontinued operations

Net income

Attributable to: Common shareholders Non-controlling interests

Net income

Earnings per share

Net income per share attributable to common shareholders Basic Diluted

Income from continuing operations per share attributable to common shareholders Basic Diluted

The accompanying notes are an integral part of these consolidated financial statements.

Ahold 71

Annual Report 2015

Note 2015 2014

7	38,203 32,774
8	(27,835) (24,088) 10,368 8,686

(7,722) (6,424) (1,328) (1,012)

8	(9,050) (7,436) 1,318 1,250
5	6 (235) (212)

23 (14) (16) (21) (13)

9 (265) (235) 1,053 1,015

10 (224) (248)

14 20 24

849 791

5	2 (197)

851 594

852 594 (1) —851 594

29

1.04 0.68

1.02 0.67

1.04 0.90

1.02 0.88

Ahold at a glance Business review Governance Financials Investors

Consolidated statement of comprehensive income Ahold 72

Annual Report 2015

€ million Note 2015 2014

Net income 851 594

Remeasurements of defined benefit pension plans

Remeasurements before taxes – income (loss) 23 (53) (25)

Income taxes 10 11 21

Other comprehensive income (loss) that will not be reclassified to profit or loss (42) (4)

Currency translation differences in foreign interests:

Currency translation differences before taxes from:

Continuing operations 450 389

Income taxes 10 (1) —

Cash flow hedges:

Fair value result in the year 39 (76)

Transfers to net income (27) 9

Income taxes 10 (3) 16

Other comprehensive income of joint ventures – net of income taxes:

Share of other comprehensive income from continuing operations 14 1 —

Other comprehensive income reclassifiable to profit or loss 459 338

Total other comprehensive income 417 334

Total comprehensive income 1,268 928

Attributable to:

Common shareholders 1,269 928

Non-controlling interests (1) —

Total comprehensive income 1,268 928

Attributable to:

Continuing operations 1,266 1,125

Discontinued operations 5 2 (197)

Total comprehensive income 1,268 928

The accompanying notes are an integral part of these consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Consolidated balance sheet

Ahold Annual Report 2015 73

€ million	Note	January 3, 2016	December 28, 2014
Assets			
Property, plant and equipment	11	6,677	6,150
Investment property	12	580	560
Intangible assets	13	1,968	1,763
Investments in joint ventures and associates	14	212	206
Other non-current financial assets	15	516	482
Deferred tax assets	10	628	494
Other non-current assets		39	35
Total non-current assets		10,620	9,690
Assets held for sale	5	3	7
Inventories	16	1,676	1,589
Receivables	17	837	728
Other current financial assets	18	596	323
Income taxes receivable		14	59
Prepaid expenses and other current assets		308	118
Cash and cash equivalents	19	1,826	1,624
Total current assets		5,260	4,448
Total assets		15,880	14,138
Equity and liabilities			
Equity attributable to common shareholders	20	5,622	4,844
Non-controlling interests		(1)	–
Group equity		5,621	4,844
Loans	21	1,522	1,410
Other non-current financial liabilities	22	2,187	2,039
Pensions and other post-employment benefits	23	389	290
Deferred tax liabilities	10	110	150
Provisions	24	731	663
Other non-current liabilities	25	318	276
Total non-current liabilities		5,257	4,828
Accounts payable		2,800	2,655
Other current financial liabilities	26	330	280
Income taxes payable		39	22
Provisions	24	260	240
Other current liabilities	27	1,573	1,269
Total current liabilities		5,002	4,466
Total equity and liabilities		15,880	14,138

The accompanying notes are an integral part of these consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Consolidated statement of changes in equity

Ahold Annual Report 2015 74

€ million	Note	Share capital	Additional paid-in capital	Currency translation reserve	Cash flow hedging reserve	Other reserves including accumulated deficit[1]	Equity attributable to common shareholders
Balance as of December 29, 2013		**318**	**8,713**	**(492)**	**(81)**	**(1,938)**	**6,520**
Net income attributable to common shareholders		–	–	–	–	594	594
Other comprehensive income (loss)		–	–	389	(51)	(4)	334
Total comprehensive income (loss) attributable to common shareholders		–	–	389	(51)	590	928
Dividends		–	–	–	–	(414)	(414)
Capital repayment		(308)	(809)	–	–	109	(1,008)
Share buyback		–	–	–	–	(1,232)	(1,232)
Cancelation of treasury shares		(1)	(1,060)	–	–	1,061	–
Share-based payments		–	–	–	–	50	50
Balance as of December 28, 2014	20	**9**	**6,844**	**(103)**	**(132)**	**(1,774)**	**4,844**
Net income attributable to common shareholders		–	–	–	–	852	852
Other comprehensive income (loss)		–	–	449	9	(41)	417
Total comprehensive income attributable to common shareholders		–	–	449	9	811	1,269
Dividends		–	–	–	–	(396)	(396)
Share buyback		–	–	–	–	(161)	(161)
Cancelation of treasury shares		(1)	(785)	–	–	786	–
Share-based payments		–	–	–	–	66	66
Balance as of January 3, 2016	20	**8**	**6,059**	**346**	**(123)**	**(668)**	**5,622**

1 Other reserves include the remeasurements of defined benefit plans.

The accompanying notes are an integral part of these consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Consolidated statement of cash flows

Ahold
Annual Report 2015
75

€ million	Note	2015	2014
Operating income		**1,318**	1,250
Adjustments for:			
Depreciation, amortization, write-downs and impairments		**1,043**	910
Gains on the sale of assets / disposal groups held for sale		**(18)**	(20)
Share-based compensation expenses		**47**	43
Operating cash flows before changes in operating assets and liabilities		**2,390**	2,183
Changes in working capital:			
Changes in inventories		**31**	1
Changes in receivables and other current assets		**(237)**	(33)
Changes in payables and other current liabilities		**215**	146
Changes in other non-current assets, other non-current liabilities and provisions		**(33)**	(135)
Cash generated from operations		**2,366**	2,162
Income taxes paid – net		**(227)**	(269)
Operating cash flows from continuing operations		**2,139**	1,893
Operating cash flows from discontinued operations		**(6)**	(17)
Net cash from operating activities		**2,133**	1,876
Purchase of non-current assets		**(804)**	(732)
Divestments of assets / disposal groups held for sale		**51**	77
Acquisition of businesses, net of cash acquired	28	**(150)**	(190)
Divestment of businesses, net of cash divested	28	**–**	(291)
Changes in short-term deposits and similar instruments		**(247)**	1,222
Dividends received from joint ventures	14	**21**	18
Interest received		**4**	6
Other		**1**	(1)
Investing cash flows from continuing operations		**(1,124)**	109
Net cash from investing activities		**(1,124)**	109
Interest paid		**(227)**	(207)
Repayments of loans		**(31)**	(24)
Repayments of finance lease liabilities		**(104)**	(80)
Dividends paid on common shares	20	**(396)**	(414)
Share buyback	20	**(161)**	(1,232)
Capital repayment	20	**–**	(1,008)
Other cash flows from derivatives		**(22)**	(20)
Other		**5**	(3)
Financing cash flows from continuing operations		**(936)**	(2,988)
Financing cash flows from discontinued operations		**–**	(2)
Net cash from financing activities		**(936)**	(2,990)
Net cash from operating, investing and financing activities		**73**	(1,005)
Cash and cash equivalents at the beginning of the period (excluding restricted cash)	28	**1,615**	2,497
Effect of exchange rate differences on cash and cash equivalents		**131**	123
Cash and cash equivalents at the end of the year (excluding restricted cash)	28	**1,819**	1,615

The accompanying notes are an integral part of these consolidated financial statements.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 76

Annual Report 2015

1	The Company and its operations

The principal activity of Koninklijke Ahold N.V. (Ahold or the Company or Group or Ahold group), a public limited liability company with its registered seat in Zaandam, the Netherlands, is the operation of retail stores in Europe and the United States through subsidiaries and joint ventures. Ahold’s significant subsidiaries, joint ventures and associates are listed in Note 37.

2	Basis of preparation

These financial statements have been prepared in accordance with International Financial Reporting Standards (IFRSs) as adopted by the European Union (EU) and also comply with the financial reporting requirements included in Part 9 of Book 2 of the Dutch Civil Code. As the financial data of Koninklijke Ahold N.V. (the parent company) are included in the consolidated financial statements, the income statement in the parent company financial statements is presented in condensed form (in accordance with section 402, Book 2 of the Dutch Civil Code).

Historical cost is used as the measurement basis unless otherwise indicated.

Ahold’s financial year is a 52- or 53-week period ending on the Sunday nearest to December 31.

Financial year 2015 consisted of 53 weeks and ended on January 3, 2016. The comparative financial year 2014 consisted of 52 weeks and ended on December 28, 2014.

These consolidated financial statements are presented in euros (€). The following exchange rates of the euro against the U.S. dollar ($) and the Czech crown (CZK) have been used in the preparation of these financial statements:

2015 2014

U.S. dollar

Average exchange rate 0.9001 0.7529 Year-end closing exchange rate 0.9208 0.8213

Czech crown

Average exchange rate 0.0366 0.0363 Year-end closing exchange rate 0.0369 0.0360

The preparation of financial statements requires management to make a number of estimates and assumptions that affect the reported amounts of assets and liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. All assumptions, expectations and forecasts used as a basis for certain estimates within these financial statements represent good faith assessments of Ahold’s future performance for which management believes there is a reasonable basis. They involve risks, uncertainties and other factors that could cause the Company’s actual future results, performance and achievements to differ materially from those forecasted. The estimates, assumptions and judgments that management considers most critical relate to:

Vendor allowances (Notes 3 and 17)

The Company must estimate the allowances that are earned based on fulfillment of its related obligations, many of which require management to estimate the volume of purchases that will be made during a period of time. The Company must also estimate the amount of related product that has been sold and the amount that remains in ending inventories and allocate the allowance to cost of sales or inventories accordingly.

Income taxes (Notes 3, 10 and 34)

The ultimate tax effects of transactions may be uncertain for a considerable period of time, requiring management to estimate the related current and deferred tax positions. The Company recognizes liabilities for uncertain tax positions when it is more likely than not that additional tax will be due. Judgment is required in determining whether deferred tax assets are realizable and therefore recognized in the balance sheet. Intangible assets (Notes 3, 4 and 13) Intangible assets acquired in a business acquisition are stated at fair value, as determined at the date of the acquisition. To determine the fair value at the acquisition date, judgments and estimates are required.

Leases and sale and leaseback transactions (Notes 3, 22 and 33)

The classification of leases as finance leases or operating leases requires judgments about the fair value of the leased asset, the split of the fair value between land and buildings, the economic life of the asset, whether or not to include renewal options in the lease term and the appropriate discount rate to calculate the present value of the minimum lease payments.

Revenue recognition with respect to sale and leaseback transactions depends on whether the Company transfers all risks and rewards to the buyer, does not maintain (or maintains only minor) continuing involvement in the property other than the lease payments and whether the transaction is established at fair value. Impairments (Notes 3, 8, 11, 12 and 13) Judgments and estimates are required, not only to determine whether there is an indication that an asset may be impaired, but also whether indications exist that impairment losses previously recognized may no longer exist or may have decreased (impairment reversal).

Company and multi-employer pension obligations (Notes 3 and 23)

The present value of the pension obligations depends on a number of assumptions that are determined on an actuarial basis. The assumptions used in determining the net cost (income) for pensions include the discount rate that should be used to determine the present value of estimated future cash outflows expected to be required to settle the pension obligations. Other key assumptions comprise longevity and future salary and pension increases. Additional information is disclosed in Note 23.

Ahold at a glance Business review Governance Financials Investors Notes to the consolidated financial statements Ahold 77 Annual Report 2015 2 Basis of preparation (continued) Provisions and contingencies (Notes 3, 24 and 34) The recognition of provisions requires estimates and judgment regarding the timing and the amount of outflow of resources. The main estimates are as follows: a Self-insurance program: estimates and assumptions include an estimate of claims incurred but not yet reported, historical loss experience, projected loss development factors, estimated changes in claim reporting patterns, claim settlement patterns, judicial decisions and legislation. a Loyalty programs: estimated cost of benefits to which customers participating in the loyalty program are entitled, which includes assumptions on redemption rates. These estimates and assumptions apply to all loyalty programs, irrespective of whether they are accounted for as sales deferrals or provisions for future payments made at redemption. a Claims and legal disputes: management, supported by internal and external legal counsel, where appropriate, determines whether it is more likely than not that an outflow of resources will be required to settle an obligation. If this is the case, the best estimate of the outflow of resources is recognized. a Severance and termination benefits: the provisions relate to separation plans and agreements and use the best information available at the time. The amounts that are ultimately incurred may change as the plans are executed. a Onerous contracts: mainly relate to unfavorable lease contracts and include the excess of the unavoidable costs of meeting the obligations under the contracts over the benefits expected to be received under such contracts. Fair value measurements For financial reporting purposes, fair value measurements are categorized into Level 1, 2 or 3 based on the degree to which the inputs to the fair value measurements are observable and the significance of the inputs the fair value measurement in its entirety, which are described as follows: a Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company can access at the measurement date. a Level 2 inputs are inputs, other than quoted prices included within Level 1, that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). a Level 3 inputs are unobservable inputs for the asset or liability. 3 Significant accounting policies Consolidation The consolidated financial statements incorporate the financial figures of the Company and its subsidiaries. Subsidiaries are entities over which the Company has control. The Company controls an entity when it is exposed to, or has rights to, variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date that control commences until the date that control ceases. All intra-group transactions, balances, income and expenses are eliminated upon consolidation. Unrealized losses on intra-group transactions are eliminated, unless the transaction provides evidence of an impairment of the assets transferred. Non-controlling interests are recorded, as appropriate, on the consolidated balance sheet, in the consolidated income statement, and in the consolidated statement of comprehensive income for the non-controlling shareholders’ share in the net assets and the income or loss of subsidiaries. Non-controlling shareholders’ interest in an acquired subsidiary is initially measured at the non-controlling interest’s proportion of the net fair value of the assets, liabilities and contingent liabilities recognized. Ahold does not have subsidiaries with non-controlling interests that are material to the Group. Foreign currency translation The financial statements of subsidiaries, joint ventures and associates are prepared in their functional currencies, which are determined based on the primary economic environment in which they operate. Transactions in currencies other than the functional currency are recorded at the rates of exchange prevailing on the transaction dates. At each balance sheet date, monetary items denominated in foreign currencies are translated into the entity’s functional currency at the then prevailing rates. Exchange differences arising on the settlement and translation of monetary items are included in net income for the period. Goodwill and fair value adjustments arising on the acquisition of a foreign entity are considered as assets and liabilities denominated in the functional currency of the foreign entity. Upon consolidation, the assets and liabilities of subsidiaries with a functional currency other than the euro are translated into euros using the exchange rates prevailing at the balance sheet date. Income and expense items are translated at the average exchange rates for the respective periods. Exchange rate differences arising during consolidation and on the translation of investments in subsidiaries are included in other comprehensive income and in equity, in the currency translation reserve. Intercompany loans to and from foreign entities for which settlement is neither planned nor likely to occur in the foreseeable future are considered to increase or decrease the net investment in that foreign entity; therefore the exchange rate differences relating to these loans are also included in other comprehensive income and in equity, in the currency translation reserve. On the disposal of a foreign operation resulting in loss of control, loss of joint control or loss of significant influence, the related cumulative exchange rate difference that was included in equity is transferred to the consolidated income statement.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 78

Annual Report 2015

3	Significant accounting policies (continued)

Segmentation

Ahold’s operating segments are its retail operating companies that engage in business activities from which they earn revenues and incur expenses and whose operating results are regularly reviewed by the Management Board to make decisions about resources to be allocated to the segments and to assess their performance. In establishing the reportable segments, certain operating segments with similar economic characteristics have been aggregated. As Ahold’s operating segments offer similar products using complementary business models, and there is no discernible difference in customer bases, Ahold’s policy on aggregating its operating segments into reportable segments is based on geography and functional currency. The segments’ performance is evaluated against several measures, of which operating income is the most important. Intersegment sales are executed under normal commercial terms and conditions that would also be available to unrelated third parties. Net sales are attributed to geographic regions based on the location of stores.

Net sales

Ahold generates and recognizes net sales to retail customers at the point of sale in its stores and upon delivery of goods through its online channel. Ahold also generates revenues from the sale of products to retail franchisees that are recognized upon delivery. Ahold recognizes franchise fees as revenue when all material services relating to the contract have been substantially performed. Revenue from the sale of gift cards and gift certificates is recognized when the gift card or gift certificate is redeemed by the retail customer. Future discounts earned by customers in connection with bonus or loyalty cards and other company-sponsored programs are deferred on the balance sheet at the time of the sale and subsequently recognized in the income statement when redeemed.

Generally, net sales and cost of sales are recorded based on the gross amount received from the customer for products sold and the amount paid to the vendor for products purchased, excluding sales taxes and value-added taxes. However, for certain products or services, such as sales through its online Plaza platform, the sale of lottery tickets, third-party prepaid phone cards, stamps and public transportation tickets, Ahold acts as an agent and consequently records the amount of commission income in its net sales.

Cost of sales

Cost of sales includes the purchase price of the products sold and other costs incurred in bringing the inventories to the location and condition ready for sale. These costs include costs of purchasing, storing, rent, depreciation of property, plant and equipment, salaries, and transporting products to the extent that it relates to bringing the inventories to the location and condition ready for sale.

Vendor allowances

Ahold receives various types of vendor allowances. The most common allowances vendors offer are (i) volume allowances, which are off-invoice or amounts billed back to vendors based on the quantity of products sold to customers or purchased from the vendor and (ii) promotional allowances, which relate to cooperative advertising and market development efforts. Volume allowances are recognized as a reduction of the cost of the related products as they are sold. Promotional allowances are recognized as a reduction of the cost of the related products when the Company has performed the activities specified in the contract with the vendor. If the contract does not specify any performance criteria, the allowance is recognized over the term of the contract. Vendor allowances are generally deducted from cost of sales, unless there is clear evidence that they should be classified as revenue or a reimbursement of costs. Ahold recognizes vendor allowances only where there is evidence of a binding arrangement with the vendor, the amount can be estimated reliably and receipt is probable.

The accounting for vendor allowances requires a number of estimates. First, the Company must estimate the allowances that are earned based on the fulfillment of its related obligations, many of which require management to estimate the volume of purchases that will be made during a period of time. Second, the Company needs to estimate the amount of related product that was sold and the amount that remains in ending inventories and accordingly allocate the allowance to cost of sales or inventories. Management makes this estimate based on the turnover of the inventories and allocates a portion of the related vendor allowance to ending inventories until such product is estimated to have been sold to customers.

Selling expenses

Selling expenses relate to our store and online operations and consist of employees’ salaries and wages, store expenses, rent income and rent expense or depreciation related to stores, advertising costs and other selling expenses.

General and administrative expenses

General and administrative expenses consist of support office employees’ salaries and wages, rent and depreciation of support offices, impairment losses and reversals, gains and losses on the sale of non-current assets and disposal groups held for sale, restructuring costs, and other general and administrative expenses.

Share-based compensation

The grant date fair value of equity-settled share-based compensation plans is expensed, with a corresponding increase in equity, on a straight-line basis over the vesting periods of the grants. The cumulative expense recognized at each balance sheet date reflects the extent to which the vesting period has expired and the Company’s best estimate of the number of shares that will eventually vest. No expense is recognized for awards that do not ultimately vest, except for awards where vesting is conditional upon a market condition (e.g., total shareholder return). Those are treated as vested irrespective of whether or not the market condition is ultimately satisfied, provided that all non-market conditions (e.g., continued employment) are satisfied.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 79

Annual Report 2015

3	Significant accounting policies (continued)

Income taxes

Income tax expense represents the sum of current and deferred tax. Income tax is recognized in the income statement except to the extent that it relates to items recognized directly in equity or other comprehensive income. Current tax expense is based on the best estimate of taxable income for the year, using tax rates that have been enacted or substantively enacted at the balance sheet date and adjustments for current taxes payable (receivable) for prior years. Deferred tax is the tax expected to be payable or recoverable on differences between the carrying amounts of assets and liabilities and the corresponding tax basis used in the computation of taxable income. Deferred tax assets and liabilities are generally recognized for all temporary differences. However, deferred tax liabilities are not recognized if they arise from the initial recognition of goodwill. Deferred income tax is not accounted for if it arises from initial recognition of an asset or liability in a transaction other than a business combination that, at the time of the transaction, affects neither accounting nor taxable profit or loss. Deferred tax is calculated at the tax rates that are expected to apply in the period when the liability is settled or the asset is realized.

Deferred tax assets, including deferred tax assets for tax loss carryforward positions and tax credit carryforward positions, are recognized to the extent that it is probable that future taxable income will be available against which temporary differences, unused tax losses or unused tax credits can be utilized. The carrying amount of deferred tax assets is reviewed at each balance sheet date and reduced to the extent that it is no longer probable that sufficient taxable income will be available to allow all or part of the assets to be recovered.

Deferred tax assets and liabilities are not discounted. Deferred income tax assets and liabilities are offset on the balance sheet when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to income taxes levied by the same fiscal authority. Current income tax assets and liabilities are offset on the balance sheet when there is a legally enforceable right to offset and when the Company intends either to settle on a net basis or to realize the asset and settle the liability simultaneously.

The ultimate tax effects of some transactions can be uncertain for a considerable period of time, requiring management to estimate the related current and deferred tax positions. The Company recognizes liabilities for uncertain tax positions when it is more likely than not that additional taxes will be due. These liabilities are presented as current income taxes payable, except in jurisdictions where prior tax losses are being carried forward to be used to offset future taxes that will be due; in these instances the liabilities are presented as a reduction to deferred tax assets.

Non-current assets held for sale and discontinued operations

Non-current assets and disposal groups are classified as held for sale if their carrying amount will be recovered through a sale transaction rather than through continuing use. For this to be the case, the asset (or disposal group) must be available for immediate sale in its present condition and its sale must be highly probable. Non-current assets (or disposal groups) classified as held for sale are measured at the lower of the asset’s carrying amount and the fair value less costs of disposal. Depreciation or amortization of an asset ceases when it is classified as held for sale. Equity accounting ceases for an investment in a joint venture or associate when it is classified as held for sale; instead, dividends received are recognized in the consolidated income statement. A discontinued operation is a component of the Company that either has been disposed of or is classified as held for sale, and represents a separate major line of business or geographical area of operations or is part of a single coordinated plan to dispose of a separate major line of business or geographical area of operations. Results from discontinued operations that are clearly identifiable as part of the component disposed of and that will not be recognized subsequent to the disposal are presented separately as a single amount in the consolidated income statement. Results and cash flows from discontinued operations are reclassified for prior periods and presented in the financial statements so that the results and cash flows from discontinued operations relate to all operations that have been discontinued as of the balance sheet date for the latest period presented.

Property, plant and equipment

Items of property, plant and equipment are stated at cost less accumulated depreciation and impairment losses. Cost includes expenditures that are directly attributable to the acquisition or construction of an asset and borrowing costs incurred during construction. Where applicable, estimated asset retirement costs are added to the cost of an asset. Subsequent expenditures are capitalized only when it is probable that future economic benefits associated with the item will flow to the Company and the costs can be measured reliably. All other subsequent expenditures represent repairs and maintenance and are expensed as incurred.

Depreciation is computed using the straight-line method based on the estimated useful lives of the items of property, plant and equipment, taking into account the estimated residual value. Where an item of property, plant and equipment comprises major components having different useful lives, each such part is depreciated separately. The assets’ useful lives are reviewed at each balance sheet date and adjusted if appropriate. The estimated useful lives of property, plant and equipment are:

Land indefinite Buildings 30–40 years Material handling systems (in warehouses) 20–30 years Building components 7–20 years Machinery and equipment 5–12 years Other 3–10 years

Depreciation of assets subject to finance leases and leasehold improvements is calculated on a straight-line basis over either the lease term (including renewal periods when renewal is reasonably assured) or the estimated useful life of the asset, whichever is shorter.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 80

Annual Report 2015

3	Significant accounting policies (continued)

Investment property

Investment property consists of land and buildings held by Ahold to earn rental income or for capital appreciation, or both. These properties are not used by Ahold in the ordinary course of business. Ahold often owns (or leases under a finance lease) shopping centers containing both an Ahold store and third-party retail units. In these cases, the third-party retail units generate rental income, but are primarily of strategic importance for operating purposes to Ahold in its retail operations. Ahold recognizes the part of an owned (or leased under a finance lease) shopping center that is leased to third-party retailers as investment property, unless it represents an insignificant portion of the property. Land and buildings leased to franchisees are not considered to be investment property as they contribute directly to Ahold’s retail operations. Investment property is measured on the same basis as property, plant and equipment.

Leases and sale and leaseback transactions

Leases

Ahold is a lessee of land, buildings and equipment under operating and finance lease arrangements. Ahold classifies its leases as finance leases when the lease agreement transfers substantially all of the risks and rewards of ownership to Ahold. For leases determined to be finance leases, the asset and liability are recognized based on their values at the inception of the lease at an amount equal either to the fair value of the leased asset or the present value of the minimum lease payments during the lease term, whichever is lower. Lease payments are apportioned between interest charges and a reduction of the lease liability so as to achieve a constant rate of interest on the remaining liability balance. Contingent rentals are expensed as incurred.

Leases that do not qualify as finance leases are classified as operating leases, and the related lease payments are expensed on a straight-line basis over the lease term, including, as applicable, any rent-free period during which Ahold has the right to use the asset. Payments made to Ahold representing incentives to sign a new lease or representing reimbursements for leasehold improvements are deferred and recognized on a straight-line basis over the term of the lease as reductions to rental expense.

For leases with renewal options where the renewal is reasonably assured, the lease term used to (i) determine the appropriate lease classification, (ii) compute periodic rental expense and (iii) depreciate leasehold improvements (unless their economic lives are shorter) includes the periods of expected renewals.

Determining whether a lease agreement is a finance or an operating lease requires judgment on various aspects. These include the fair value of the leased asset, the economic life of the leased asset, whether or not to include renewal options in the lease term and the determination of an appropriate discount rate to calculate the present value of the minimum lease payments.

Sale and leaseback

The gain or loss on sale and operating leaseback transactions is recognized in the income statement immediately if (i) Ahold does not maintain or maintains only minor continuing involvement in these properties, other than the required lease payments, and (ii) these transactions occur at fair value. Any gain or loss on sale and finance leaseback transactions is deferred and amortized over the term of the lease. In classifying the leaseback in a sale and leaseback transaction, similar judgments have to be made as described above under Leases.

In some sale and leaseback arrangements, Ahold sells a property and only leases back a portion of that property. These properties generally involve shopping centers that contain an Ahold store as well as other stores leased to third-party retailers. In such situations, Ahold recognizes a sale and the resulting profit on the portion of the shopping center that is not leased back to the extent that (i) the property is sold for fair value and (ii) the risks and rewards of owning stores that are not leased back to Ahold have been fully transferred to the buyer. The leaseback of the Ahold store and any gain on the sale of the Ahold store is accounted for under the sale and leaseback criteria described above.

In some sale and leaseback arrangements, Ahold subleases the property to third parties (including franchisees) or maintains a form of continuing involvement in the property sold, such as earn-out provisions or obligations or options to repurchase the property. In such situations, the transaction generally does not qualify for sale and leaseback accounting, but rather is accounted for as a financing transaction (financing). The carrying amount of the asset remains on the balance sheet and the sale proceeds are recorded as a financing obligation. The financing obligation is amortized over the lease term. Once Ahold’s continuing involvement ends, the sale is accounted for under the sale and leaseback criteria described above.

Intangible assets

Goodwill and impairment of goodwill

Goodwill arises on the acquisition of subsidiaries and represents the excess of the consideration transferred over the Company’s interest in the net fair value of the identifiable assets, liabilities and contingent liabilities at the date of acquisition, and is carried at cost less accumulated impairment losses. Goodwill on acquisitions of joint ventures and associates is included in the carrying amount of the investment.

For the purposes of impairment testing, goodwill is allocated to each of the cash-generating units (or groups of cash-generating units) that is expected to benefit from the synergies of a business combination. Goodwill is allocated to a cash-generating unit (or group of cash-generating units) representing the lowest level within the Company at which the goodwill is monitored for internal management purposes and is never larger than an operating segment before aggregation. Cash-generating units to which goodwill has been allocated are tested for impairment annually, or more frequently when there is an indication that the cash-generating unit may be impaired. Goodwill on acquisitions of joint ventures and associates is assessed for impairment as part of the investment whenever there is an indication that the investment may be impaired. An impairment loss is recognized for the amount by which the cash-generating unit’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of a cash-generating unit’s fair value less cost to sell and its value in use. An impairment loss is allocated first to reduce the carrying amount of the goodwill and then to the other assets of the cash-generating unit pro-rata on the basis of the carrying amount of each asset in the cash-generating unit. An impairment loss recognized for goodwill is not reversed in subsequent periods.

On the partial or complete disposal of an operation, the goodwill attributable to that operation is included in the determination of the gain or loss on disposal.

Other intangible assets

Separately acquired intangible assets and internally developed software are carried at cost less accumulated amortization and impairment losses. Intangible assets acquired in a business combination are recognized at fair value at the date of acquisition (which is regarded as their cost).

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 81

Annual Report 2015

3	Significant accounting policies (continued)

Customer relationships acquired in business acquisitions are stated at fair value determined using an income approach. Direct costs related to the development of software for internal use are capitalized only if the costs can be measured reliably, technological feasibility has been established, future economic benefits are probable, and the Company intends to complete development and to use the software. All other costs, including all overhead, general and administrative, and training costs, are expensed as incurred. Lease-related intangible assets, consisting primarily of favorable operating lease contracts acquired in business acquisitions, are measured at the present value of the amount by which the contract terms are favorable relative to market prices at the date of acquisition.

Amortization is computed using the straight-line method based on estimated useful lives, which are as follows:

Customer relationships 7–25 years Software 3–10 years Lease-related intangibles remaining expected duration of the lease Brand names indefinite Other 5–indefinite

The useful lives are reviewed at each balance sheet date and adjusted, if appropriate.

Investments in joint arrangements and associates

Investments in joint arrangements are classified as either joint operations or joint ventures depending on the contractual rights and obligations each investor has rather than the legal structure of the joint arrangement. Joint operations arise where Ahold has rights to the assets and obligations relating to the arrangement and therefore accounts for its share of assets, liabilities, revenue and expenses. Joint ventures arise where Ahold has rights to the net assets of the arrangement and therefore equity accounts for its interest.

Associates are entities over which Ahold has significant influence but not control, generally accompanying a shareholding of between 20% and 50% of the voting rights. Significant influence is the power to participate in the financial and operating policy decisions of the entity but is not control or joint control over those policies. Associates are accounted for using the equity method.

Under the equity method, investments in joint ventures and associates are measured initially at cost and subsequently adjusted for post-acquisition changes in Ahold’s share of the net assets of the investment (net of any accumulated impairment in the value of individual investments). Where necessary, adjustments are made to the financial figures of joint ventures and associates to ensure consistency with the accounting policies of the Company.

Unrealized gains on transactions between Ahold and its joint ventures and associates are eliminated to the extent of Ahold’s stake in these investments. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the assets transferred.

Impairment of non-current assets other than goodwill

Ahold assesses on a quarterly basis whether there is any indication that non-current assets may be impaired. If indicators of impairment exist, Ahold estimates the recoverable amount of the asset. If it is not possible to estimate the recoverable amount of an individual asset, Ahold estimates the recoverable amount of the cash-generating unit to which it belongs. Individual stores are considered separate cash-generating units for impairment testing purposes.

The recoverable amount is the higher of an asset’s fair value less cost to sell and the asset’s value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. An impairment loss is recognized in the income statement for the amount by which the asset’s carrying amount exceeds its recoverable amount.

In subsequent years, Ahold assesses whether indications exist that impairment losses previously recognized for non-current assets other than goodwill may no longer exist or may have decreased. If any such indication exists, the recoverable amount of that asset is recalculated and, if required, its carrying amount is increased to the revised recoverable amount. The increase is recognized in operating income as an impairment reversal. An impairment reversal is recognized only if it arises from a change in the assumptions that were used to calculate the recoverable amount. The increase in an asset’s carrying amount due to an impairment reversal is limited to the depreciated amount that would have been recognized had the original impairment not occurred.

Inventories

Inventories are stated at the lower of cost or net realizable value. Cost consists of all costs of purchase, cost of conversion, and other costs incurred in bringing the inventories to their location and condition ready for sale, net of vendor allowances attributable to inventories. For certain inventories, cost is approximated using the retail method, in which the sales value of the inventories is reduced by the appropriate percentage of gross margin. The cost of inventories is determined using either the first-in, first-out (FIFO) method or the weighted average cost method, depending on their nature or use. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated marketing, distribution and selling expenses.

Financial instruments

Financial assets and liabilities

Financial assets and liabilities are recognized when the Company becomes a party to the contractual provisions of a financial instrument. Financial assets are derecognized when the rights to receive cash flows from the financial assets expire, or if the Company transfers the financial asset to another party and does not retain control or substantially all risks and rewards of the asset. Financial liabilities are derecognized when the Company’s obligations specified in the contract expire or are discharged or canceled. Purchases and sales of financial assets in the normal course of business are accounted for at settlement date (i.e., the date that the asset is delivered to or by the Company).

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 82

Annual Report 2015

3	Significant accounting policies (continued)

At initial recognition, management classifies its financial assets as either (i) at fair value through profit or loss, (ii) loans and receivables, (iii) held to maturity or (iv) available-for-sale, depending on the purpose for which the financial assets were acquired. Financial assets are initially recognized at fair value. For instruments not classified as at fair value through profit or loss, any directly attributable transaction costs are initially recognized as part of the asset value. Directly attributable transaction costs related to financial assets at fair value through profit or loss are expensed when incurred.

The fair value of quoted investments is based on current bid prices. If the market for a financial asset is not active, or if the financial asset represents an unlisted security, the Company establishes fair value using valuation techniques. These include the use of recent arm’s-length transactions, reference to other instruments that are substantially the same, and discounted cash flow analysis, making maximum use of market inputs. Subsequent to initial recognition, financial assets are measured as described below. At each balance sheet date, the Company assesses whether there is objective evidence that a financial asset or a group of financial assets is impaired.

Investments at fair value through profit or loss

Investments at fair value through profit or loss are those investments that are either held for trading or designated as such by the Company. A financial asset is classified as held for trading if it is acquired principally for the purpose of selling in the short term. Derivatives are classified as held for trading unless they are designated as hedges. Financial instruments held for trading are measured at fair value and changes therein are recognized in the income statement.

Loans and receivables

Loans and receivables are non-derivative financial assets with fixed or determinable payments that are not quoted in an active market. They are carried at amortized cost using the effective interest method, less any impairment losses. They are included in current assets, except for loans and receivables with maturities greater than 12 months after the balance sheet date.

Held to maturity financial assets

Held to maturity financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity that the Company has the positive intention and ability to hold to maturity. They are carried at amortized cost using the effective interest method, less any impairment losses. They are included in current assets, except for held to maturity financial assets with maturities greater than 12 months after the balance sheet date.

Available-for-sale financial assets

Available-for-sale financial assets are non-derivative financial assets that are either designated in this category of financial assets or not classified in any of the other categories. They are measured at fair value based on quoted market prices with changes therein recognized directly in equity until the investment is derecognized or determined to be impaired, at which time the cumulative gain or loss previously recorded in equity is transferred to the income statement. Investments in equity instruments that do not have a quoted market price and whose fair value cannot be reliably measured are carried at cost. Available-for-sale financial assets are included in non-current assets unless management intends to dispose of the investment within 12 months after the balance sheet date.

Cash and cash equivalents

Cash and cash equivalents include all cash on hand balances, checks, debit and credit card receivables, short-term highly liquid cash investments, and time deposits with original maturities of three months or less. Time deposits and similar instruments with original maturities of more than three months but less than 12 months are classified as other current financial assets. Bank overdrafts are included in short-term borrowings.

Loans and short-term borrowings

Loans and short-term borrowings are recognized initially at fair value, net of transaction costs incurred. Loans and short-term borrowings are subsequently stated at amortized cost, unless they are designated as fair value hedges. Any difference between the proceeds and redemption value is recognized in the income statement over the period of the loans and short-term borrowings using the effective interest method. Loans are classified as current liabilities unless the Company has an unconditional right to defer settlement of the liability for at least 12 months after the balance sheet date.

Derivative financial instruments

All derivative financial instruments are initially recognized at fair value at the date the derivative contracts are entered into and are subsequently remeasured to their fair value at the end of each reporting period. Gains and losses resulting from the fair value remeasurement are recognized in the income statement as fair value gains (losses) on financial instruments, unless the derivative qualifies and is effective as a hedging instrument in a designated hedging relationship. In order for a derivative financial instrument to qualify as a hedging instrument for accounting purposes, the Company must document (i) at the inception of the transaction, the relationship between the hedging instrument and the hedged item, as well as its risk management objectives and strategy for undertaking various hedging transactions and (ii) its assessment, both at hedge inception and on an ongoing basis, of whether the derivative that is used in the hedging transaction is highly effective in offsetting changes in fair values or cash flows of hedged items. Derivatives that are designated as hedges are accounted for as either cash flow hedges or fair value hedges.

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized initially in the cash flow hedging reserve, a separate component of equity. The gain or loss relating to the ineffective portion is recognized immediately in the income statement. Amounts accumulated in equity are reclassified into the income statement in the same period in which the related exposure impacts the income statement. When a cash flow hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in equity at that time remains in equity and is recognized when the forecasted transaction is ultimately recognized in the income statement. When a forecasted transaction is no longer expected to occur, the cumulative gain or loss existing in equity is immediately recognized in the income statement.

Fair value changes of derivative instruments that qualify for fair value hedge accounting treatment are recognized in the income statement in the periods in which they arise, together with any changes in fair value of the hedged asset or liability. If the hedging instrument no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of the hedged item is amortized in the income statement over the remaining period to maturity of the hedged item.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 83

Annual Report 2015

3	Significant accounting policies (continued)

Reinsurance assets and liabilities

Under Ahold’s self-insurance program, part of the insurance risk is ceded under a reinsurance treaty, which is a pooling arrangement between unrelated companies. Reinsurance assets include estimated receivable balances related to reinsurance contracts purchased by the Company. Reinsurance liabilities represent the expected insurance risks related to reinsurance contracts sold by the Company. Reinsurance assets and liabilities are measured on a discounted basis using accepted actuarial methods.

Financial guarantees

Financial guarantees are recognized initially as a liability at fair value. Subsequently, the liability is measured at the higher of the best estimate of the expenditure required to settle the obligation and the amount initially recognized less cumulative amortization.

Equity

Equity instruments issued by the Company are recorded at the value of proceeds received. Own equity instruments that are bought back (treasury shares) are deducted from equity. Incremental costs that are directly attributable to issuing or buying back own equity instruments are recognized directly in equity, net of the related tax. No gain or loss is recognized in the income statement on the purchase, sale, issuance or cancelation of the Company’s own equity instruments.

Cumulative preferred financing shares

Cumulative preferred financing shares, for which dividend payments are not at the discretion of the Company, are classified as non-current financial liabilities and are stated at amortized cost. The dividends on these cumulative preferred financing shares are recognized as interest expense in the income statement, using the effective interest method. From the date when Ahold receives irrevocable notification from a holder of cumulative preferred financing shares to convert these shares into common shares, the cumulative preferred financing shares are classified as a separate class of equity.

Pension and other post-employment benefits

The net assets and net liabilities recognized on the consolidated balance sheet for defined benefit plans represent the actual surplus or deficit in Ahold’s defined benefit plans measured as the present value of the defined benefit obligations less the fair value of plan assets. Any surplus resulting from this calculation is limited to the present value of available refunds and reductions in future contributions to the plan.

Defined benefit obligations are actuarially calculated on the balance sheet date using the projected unit credit method. The present value of the defined benefit obligations is determined by discounting the estimated future cash outflows using market yields on high-quality corporate bonds (i.e., bonds rated AA or higher), denominated in the currency in which the benefits will be paid, and that have an average duration similar to the expected duration of the related pension liabilities.

Defined benefit costs are split into three categories: a Service cost, past service cost, gains and losses on curtailment and settlements a Net interest expense or income a Remeasurement

The first category is presented as labor costs within operating earnings. Past-service costs are recognized in the income statement in the period of plan amendment. Results from curtailments or settlements are recognized immediately.

Past service years within the Dutch pension fund are calculated based upon a methodology that uses the maximum past service years based on accrued benefits or a participant’s actual date of hire.

Net interest is calculated by applying the discount rate to the net defined benefit liability or asset and is presented within net financial expenses.

Remeasurements, comprising actuarial gains and losses, the effect of the asset ceiling (if applicable) and the return on plan assets (excluding interest) are recognized immediately in the balance sheet with a charge or credit to other comprehensive income in the period in which it occurs. Remeasurements recorded in other comprehensive income are not recycled to the income statement.

Contributions to defined contribution plans are recognized as an expense when employees have rendered service entitling them to the contributions. Post-employment benefits provided through industry multi-employer plans, managed by third parties, are generally accounted for under defined contribution criteria.

For other long-term employee benefits, such as long-service awards, provisions are recognized on the basis of estimates that are consistent with the estimates used for the defined benefit obligations, however discounted using Ahold’s cost of debt rate. For these, all actuarial gains and losses are recognized in the income statement immediately.

Provisions

Provisions are recognized when (i) the Company has a present (legal or constructive) obligation as a result of past events, (ii) it is more likely than not that an outflow of resources will be required to settle the obligation, and (iii) the amount can be reliably estimated. The amount recognized is the best estimate of the expenditure required to settle the obligation. Provisions are discounted whenever the effect of the time value of money is significant.

The provision for the Company’s self-insurance program is recorded based on claims filed and an estimate of claims incurred but not yet reported. The provision includes expenses incurred in the claim settlement process that can be directly associated with specific claims. Other expenses incurred in the claim settlement process are expensed when incurred. The Company’s estimate of the required liability of such claims is recorded on a discounted basis, utilizing an actuarial method based upon various assumptions that include, but are not limited to, historical loss experience, projected loss development factors and actual payroll costs.

Restructuring-related provisions are recognized when the Company has approved a detailed formal restructuring plan and the restructuring has either commenced or has been announced to those affected by it. Onerous contract provisions are measured at the amount by which the unavoidable costs to fulfill agreements exceeds the expected benefits from such agreements.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 84

Annual Report 2015

3	Significant accounting policies (continued)

New accounting policies effective for 2015

Contributions from employees to defined benefit plans – Amendments to IAS 19

The objective of the amendments was to simplify the accounting for contributions that are independent of the number of years of employee service, for example, employee contributions that are calculated according to a fixed percentage of salary. The simplification was to allow entities the option to recognize employee contributions as a reduction of service costs in the period in which the related service is rendered, instead of attributing the employee contributions to periods of service. The amendments have no impact on the Group, as Ahold has chosen not to avail itself of the practical expedient offered in the amendments.

IFRIC 21 Levies

IFRIC 21 addresses the issue of when to recognize a liability to pay a levy imposed by a government. The interpretation defines a levy and specifies that the obligating event that gives rise to the liability is the activity that triggers the payment of the levy, as identified by legislation. The adoption of IFRIC 21 does not have a significant financial effect on the consolidated financial statements of the Group.

Annual improvements to IFRSs 2010-2012 and to IFRSs 2011-2013

Annual improvements to IFRSs 2010-2012 Cycle and annual improvements to IFRSs 2011-2013 Cycle made a number of amendments to various IFRSs, which did not have a significant effect on the consolidated financial statements.

New accounting policies not yet effective for 2015

The IASB issued several standards, or revisions to standards, that are not yet effective for 2015, but will become effective in coming years.

Amendments to IAS 1, “Disclosure Initiative,” clarify existing disclosure requirements. Most of the amendments were made to address interpretations of the original wording in IAS 1. Specifically, the amendments allow preparers more freedom in applying materiality when deciding what must be disclosed, even if a standard requires specific disclosures. Other disclosure clarifications relate to the presentation order of notes and the use of subtotals to further disaggregate required disclosures. The amendments to IAS 1 apply prospectively for annual periods beginning on or after January 1, 2016. The Company does not anticipate that the application of these amendments to IAS 1 will have a significant effect on the results of future consolidated financial statements, but they may alter the manner in which certain financial information is presented.

Amendments to IFRS 10, IFRS 12, and IAS 28, “Investment Entities: Applying the Consolidation Exception,” made narrow-scope clarifications of guidance. Specifically, the amendments clarify whether the exemption to present consolidated financial statements is available to a parent entity that is a subsidiary of an investment entity, which subsidiaries of an investment entity should be consolidated instead of being measured at fair value, and how an entity that is not an investment entity should apply the equity method of accounting for its investment in an associate or joint venture that is an investment entity. The amendments to IFRS 10, IFRS 12, and IAS 28 apply prospectively for annual periods beginning on or after January 1, 2016. Because Ahold is not an investment entity, nor does it have investments in an investment entity, these amendments will not have an effect on the future consolidated financial statements.

IFRS 9, “Financial Instruments,” addresses the classification, measurement and recognition of financial assets and financial liabilities. Based on Ahold’s current financial position, the Company anticipates that the application of IFRS 9 in the future may have an impact on amounts reported in respect of the Company’s financial assets and financial liabilities. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 9 until a detailed review has been completed. IFRS 9, as amended in July 2014, is effective for annual periods beginning on or after January 1, 2018.

IFRS 15, “Revenue from Contracts with Customers,” establishes a single comprehensive model for entities to use in accounting for revenue from contracts with customers. IFRS 15 will supersede the current revenue recognition guidance including IAS 18 “Revenue,” IAS 11 “Construction Contracts,” and the related Interpretations when it becomes effective for annual periods beginning on or after January 1, 2018. Under IFRS 15, an entity recognizes revenue when (or as) a performance obligation is satisfied, i.e., when “control” of the goods or services underlying the particular performance obligation is transferred to the customer. More prescriptive guidance has been added in IFRS to deal with specific scenarios. Furthermore, extensive disclosures are required by IFRS 15. The Company is in the process of evaluating the full impact of IFRS 15, but to date has not identified issues that would have a significant effect on the future consolidated financial statements. IFRS 16, “Leases,” eliminates the current dual accounting model for lessees, which distinguishes between on-balance sheet finance leases and off-balance sheet operating leases. Instead, there is a single, on-balance sheet accounting model that is similar to current finance lease accounting. The Company anticipates that the application of IFRS 16 will have a significant effect on its reported assets and liabilities, and operating and financing expenses. However, it is not practicable to provide a reasonable estimate of the effect of IFRS 16 until a detailed review has been completed. IFRS 16 is effective for annual periods beginning on or after January 1, 2019.

Amendments to IFRS 11, “Accounting for Acquisitions of Interests in Joint Operations,” provide guidance on how to account for the acquisition of a joint operation that constitutes a business as defined in IFRS 3 “Business Combinations.” Specifically, the amendments state that the relevant principles on accounting for business combinations in IFRS 3 and other standards should be applied. The amendments to IFRS 11 apply prospectively for annual periods beginning on or after January 1, 2016. Based on Ahold’s current financial position, the Company does not anticipate that the application of these amendments to IFRS 11 will have a significant effect on the future consolidated financial statements.

Amendments to IAS 12, “Income Taxes,” were made to address diversity in practice surrounding the recognition of deferred tax assets for unrealized losses on debt instruments measured at fair value, as well as provide additional guidance on how deductible temporary differences should be measured in situations when tax law limits the offsetting of certain types of losses against specific sources of taxable profits. The amendments to IAS 12 apply prospectively for annual periods beginning on or after January 1, 2017. The Company is in the process of evaluating the full impact of the amendments.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 85

Annual Report 2015

3	Significant accounting policies (continued)

Amendments to IAS 16 and IAS 38, “Clarification of Acceptable Methods of Depreciation and Amortization,” prohibit entities from using a revenue-based depreciation method for items of property, plant and equipment and introduce a rebuttable presumption that revenue is not an appropriate basis for amortization of an intangible asset. The amendments apply prospectively for annual periods beginning on or after January 1, 2016. Currently the Company uses the straight-line method for depreciation and amortization of property, plant and equipment, and intangible assets, respectively. The Company believes that the straight-line method is the most appropriate method to reflect consumption of economic benefits in the respective assets and accordingly does not anticipate that the application of these amendments will have a significant effect on the future consolidated financial statements.

Narrow-scope amendments to IAS 27, “Equity Method in Separate Financial Statements,” will allow entities to use the equity method to account for investments in subsidiaries, joint ventures and associates in their separate financial statements. The amendments are effective for annual periods beginning on or after January 1, 2016, and are to be applied retrospectively. Based on Ahold’s current financial position, these amendments will not have an effect on the future consolidated financial statements.

Narrow-scope amendments to IFRS 10 and IAS 28, “Sale or Contribution of Assets between an Investor and its Associate or Joint Venture,” clarified an inconsistency between these standards with regard to the sale or contribution of assets between an investor and its associate or joint venture. Following the amendments, a full gain or loss is recognized when a transaction involves a business (whether it is housed in a subsidiary or not). A partial gain or loss is recognized when a transaction involves assets that do not constitute a business, even if these assets are housed in a subsidiary. The Company has yet to assess the amendments’ full impact. The amendments’ effective date has been postponed by the IASB and a new effective date has not been identified.

Annual improvements to IFRSs 2012-2014 Cycle made a number of amendments to various IFRSs, which, based on Ahold’s current financial position, the Company anticipates will not have a significant effect on the future consolidated financial statements. The amendments are summarized as follows: a The amendments to IFRS 5, “Non-current Assets Held for Sale and Discontinued Operations,” added specific guidance for cases in which an entity reclassifies an asset from held for sale to held for distribution to shareholders or vice versa and cases in which held-for-distribution accounting is discontinued. a The amendments to IFRS 7, “Financial Instruments: Disclosures,” include a description of the term “continuing involvement” for the purpose of the transfer disclosures. a The amendments to IAS 19, “Employee Benefits,” clarify that the high-quality corporate bonds used in estimating the discount rate for post-employment benefits should be denominated in the same currency as the benefits to be paid.

There are no other IFRSs or IFRIC interpretations that have been issued but are not yet effective that are expected to have a material effect on the future consolidated financial statements.

4	Acquisitions

2015 acquisitions

A&P stores in the United States

On July 20, 2015, Ahold announced that it had entered into an agreement with The Great Atlantic & Pacific Tea Company to acquire 25 A&P stores in Greater New York. On October 8, 2015, all conditions had been met and Ahold commenced its purchase of 25 former A&P stores. The purchase and conversion of the stores were completed by mid-November 2015. The purchase price for all of the stores, inventory and other working capital items is $154 million (€141 million). Goodwill recognized in the amount of $104 million (€96 million), of which $59 million (€54 million) will be deductible for tax purposes, represents expected synergies from the combination of operations.

From the date of acquisition, the stores contributed $140 million (€129 million) to 2015 net sales and lowered net income by $11 million (€10 million) in 2015. The impact excludes $4 million (€3 million) in transaction costs related to the acquisition, which are included in general and administrative expenses. It is not practicable to provide the 2015 pro-forma effect on Ahold’s net sales and net income.

Jumbo

On August 14, 2012, Ahold announced that its Albert Heijn division had completed the transaction with Jumbo concerning 78 C1000 and four Jumbo stores for a total consideration of €290 million in cash. A net amount of €260 million was paid by January 3, 2016 (2015: credit €6 million, 2014: €2 million, 2013: credit €1 million and 2012: €265 million) in relation to the transferred stores. As of January 3, 2016, Ahold reached agreement with 75 franchisees, of which 71 stores had been converted and opened under the Albert Heijn banner and four stores had been divested upon acquisition. For the remaining seven stores, Ahold did not reach agreements with the franchisees and these stores were transferred back to Jumbo. In 2015 and 2014, Ahold recognized €9 million and €8 million, respectively, of impairment losses for the prepaid consideration. Goodwill recognized in the amount of €234 million by January 3, 2016 (2015: €60 million, 2014: €45 million, 2013: €76 million and 2012: €53 million), which will not be deductible for tax purposes, represents expected synergies from the combination of operations, as well as the ability to expand Ahold’s geographic reach.

The 17 stores that were converted to the Albert Heijn banner through 2015 have contributed €80 million to 2015 net sales and an insignificant amount to 2015 net income. It is not practicable to provide the 2015 pro-forma effect on Ahold’s net sales and net income.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 86

Annual Report 2015

4	Acquisitions (continued)

Other 2015 acquisitions

During 2015, Ahold completed several minor store acquisitions for a combined purchase consideration of €15 million. All acquisitions were accounted for using the acquisition method of accounting.

The allocation of the fair value of the net assets acquired and the goodwill arising from the acquisitions during 2015 are as follows:

€ million

Property, plant and equipment Goodwill Other intangible assets Reversal of other intangible assets Deferred tax asset Current assets Non-current liabilities Current liabilities

Total purchase consideration

5	Assets and liabilities held for sale and discontinued operations

Assets and liabilities held for sale

€ million

Non-current assets and disposal groups held for sale

Total assets held for sale

The non-current assets and disposal groups held for sale at January 3, 2016 consist primarily of property, plant and equipment.

A&P Jumbo Other Total

134 — 1 135

96 60 18 174

49 — 2 51

— (66) — (66)

26 — 1 27

6	— (3) 3

(153) — (4) (157)

(17)	— — (17)

141 (6) 15 150

January 2016 3, December 28,

2014

3	7
3	7

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 87

Annual Report 2015

5	Assets and liabilities held for sale and discontinued operations (continued)

Discontinued operations

Income (loss) from discontinued operations is specified as follows:

€ million 2015 2014

Slovakia — (2) Other1 — (1)

Operating results from discontinued operations2 — (3) U.S. Foodservice — (194) Slovakia — (1) Other1 2 1

Results on divestments3 2 (194) Income (loss) from discontinued operations, net of income taxes 2 (197)

1	Includes adjustments to the results on various other discontinued operations and past divestments.

2 Operating results from discontinued operations are after net income tax benefits of nil and €2 million in 2015 and 2014, respectively.

3 Results on divestments are after net income tax expense of €1 million and tax benefits of €28 million in 2015 and 2014, respectively.

See Note 28 for the reconciliation between results on divestments of discontinued operations and cash received. U.S. Foodservice

In connection with the settlement agreement Ahold signed to settle a class action relating to pricing practices of Ahold’s former subsidiary, in 2014 Ahold recorded a provision in the amount of €187 million net of income tax benefits of €28 million. Also included in results from divestments in 2014 were legal costs of €7 million.

Slovakia

On November 14, 2013, it was announced that Ahold had reached an agreement with Condorum regarding the sale of Ahold’s Slovakian business. Upon the sale agreement, Ahold Slovakia qualified as a held for sale and discontinued operation. On April 15, 2014, it was announced that the transaction was completed.

The 2014 operating result of Ahold Slovakia as included in the operating results from discontinued operations was a loss of €2 million as presented below.

€ million 2014

Net sales 29 Cost of sales (22) Gross profit 7 Total operating expenses (9) Operating loss (2) Net financial expenses —

Loss before income taxes (2) Income taxes —

Operating result from discontinued operations, net of income taxes (2)

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 88

Annual Report 2015

5	Assets and liabilities held for sale and discontinued operations (continued)

Upon the divestment in the first quarter of 2014, Ahold recorded a loss of €2 million, offset by a net tax benefit of €1 million as presented below.

€ million 2014

Proceeds net of cost of disposal (34) Net liabilities divested 21 Use of provision on loss on divestment 12 Recognition of financial guarantee (1)

Result on divestment before income taxes (2) Income taxes 1

Result on divestment of Slovakia (1)

6	Segment reporting

Reportable segments

Ahold’s retail operations are presented in three reportable segments. In addition, Other retail, consisting of Ahold’s unconsolidated joint venture JMR, and Ahold’s Corporate Center are presented separately. The accounting policies used for the segments are the same as the accounting policies used for the consolidated financial statements as described in Note 3.

Operating companies in all reportable segments sell a wide range of perishable and non-perishable food and non-food consumer products.

Reportable segment Operating segments included in the Reportable segment

Ahold USA Stop & Shop New England, Stop & Shop New York Metro, Giant Landover, Giant Carlisle and Peapod The Netherlands Albert Heijn (including the Netherlands, Belgium and Germany), Etos, Gall & Gall and bol.com Czech Republic Albert

Other Included in Other

Other retail Unconsolidated joint venture JMR (49%)

Corporate Center Corporate Center staff (the Netherlands, Switzerland and the United States)

Net sales

€ million 2015 2014

Ahold USA 23,732 19,557 The Netherlands 12,699 11,696 Czech Republic 1,772 1,521

Ahold group 38,203 32,774

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements

6	Segment reporting (continued)

Operating income

€ million

Ahold USA The Netherlands Czech Republic Corporate Center

Ahold group

Additions to property, plant and equipment, investment property, and intangible assets (including assets acquired through business combinations)

€ million

Ahold USA The Netherlands Czech Republic Corporate Center

Ahold group

Depreciation and amortization of property, plant and equipment, investment property, and intangible assets

€ million

Ahold USA The Netherlands Czech Republic Corporate Center

Ahold group

Net impairments of property, plant and equipment, investment property, and intangible assets

€ million

Ahold USA The Netherlands

Ahold group

Non-current assets (property, plant and equipment, investment property, and intangible assets)

€ million

Ahold USA The Netherlands Czech Republic Corporate Center

Ahold group

Ahold 89

Annual Report 2015

2015 2014

878 727 557 584

11 13 (128) (74) 1,318 1,250

2015 2014

770 390 342 332

57 263

3	21

1,172 1,006

2015 2014

676 566 272 269

53 42

3	2 1,004 879

2015 2014

20 10

19 21

39 31

2015 2014

6,129 5,419 2,460 2,435 615 598

21 21 9,225 8,473

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

90

6 Segment reporting (continued)

Additional segment information

Segment results do not include significant non-cash items other than depreciation, amortization, and impairment losses and reversals.

Segment information joint ventures – Other retail (JMR)

The information with respect to JMR is presented in *Note 14*.

7 Net sales

€ million	2015	2014
Sales to retail customers	**33,693**	28,882
Sales to franchisees and franchise fees	**2,751**	2,529
Online sales	**1,646**	1,267
Other sales	**113**	96
Net sales	**38,203**	32,774

Net sales can be further analyzed as follows:

Percentage of net sales	2015	2014
Food: perishable	**46%**	46%
Food: non-perishable	**34%**	34%
Non-food	**12%**	12%
Gasoline	**3%**	4%
Pharmacy	**5%**	4%
Net sales	**100%**	100%

8 Expenses by nature

The aggregate of cost of sales and operating expenses is specified by nature as follows:

€ million	2015	2014
Cost of product	**26,597**	23,009
Labor costs	**5,704**	4,637
Other operational expenses	**2,938**	2,473
Depreciation and amortization	**1,004**	879
Rent expenses and income – net	**621**	515
Impairment losses and reversals – net	**39**	31
Gains on the sale of assets – net	**(18)**	(20)
Total expenses by nature	**36,885**	31,524

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 91

Annual Report 2015

9 Net financial expenses

€ million 2015 2014

Interest income 5 6 Interest expense (235) (212) Net interest expense on defined benefit pension plans (14) (16)

Losses on foreign exchange (14) (15) Fair value gains (losses) on financial instruments (2) 7 Other (5) (5) Other financial expenses (21) (13)

Net financial expenses (265) (235)

Interest income mainly relates to interest earned on cash and cash equivalents and short-term cash deposits and similar instruments.

Interest expense primarily relates to financial liabilities measured at amortized cost (primarily notes, finance lease liabilities, financing obligations and cumulative preferred financing shares) and interest accretions to provisions. At the beginning of 2015 and 2014, substantially all pension plans were in a liability position. Consequently, during both years, the net interest component of pension expense resulted in interest expense.

Foreign exchange results on financial assets and liabilities are presented as part of net financial expenses, within losses on foreign exchange. The losses on foreign exchange in 2015 mainly resulted from the foreign exchange translation of the remaining GBP 250 million of the original GBP 500 million notes. Foreign exchange results arising from the purchase of goods for sale or goods and services consumed in Ahold’s operations are included in cost of sales or in the appropriate element of operating expenses, respectively. In 2015, the Company recorded a net exchange loss (including the impact of foreign exchange hedging instruments) of €1 million in operating income (2014: gain of €2 million).

Fair value gains (losses) on financial instruments primarily resulted from the derivatives related to the remaining GBP 250 million notes (an interest rate and a U.S. dollar cross-currency swap), which do not qualify for hedge accounting treatment.

For more information on financial instruments, see Note 30.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 92

Annual Report 2015

10 Income taxes

Income taxes on continuing operations

The following table specifies the current and deferred tax components of income taxes on continuing operations in the income statement:

€ million 2015 2014

Current income taxes

Domestic taxes (the Netherlands) (125) (107) Foreign taxes United States (165) (95) Europe – Other (1) (10)

Total current tax expense (291) (212)

Deferred income taxes

Domestic taxes (the Netherlands) 24 (4) Foreign taxes United States 50 (30) Europe – Other (7) (2)

Total deferred tax expense 67 (36) Total income taxes on continuing operations (224) (248)

Effective income tax rate on continuing operations

Ahold’s effective tax rate in its consolidated income statement differed from the Netherlands’ statutory income tax rate of 25.0%. The following table reconciles the statutory income tax rate with the effective income tax rate in the consolidated income statement:

2015 2014 € million % € million %

Income before income taxes 1,053 1,015

Income tax expense at statutory tax rate (263) 25.0% (254) 25.0% Adjustments to arrive at effective income tax rate: Rate differential (local rates versus the statutory rate of the Netherlands) (26) 2.5% (23) 2.3% Deferred tax income (expense) related to recognition of deferred tax assets-net 29 (2.8)% (6) 0.6% Reserves, (non-) deductibles and discrete items 36 (3.4)% 35 (3.5)%

Total income taxes (224) 21.3% (248) 24.4%

“Rate differential” indicates the effect of Ahold’s taxable income being generated and taxed in jurisdictions where tax rates differ from the statutory tax rate in the Netherlands. “Reserves, (non-) deductibles and discrete items” include one-time transactions.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 93

10 Income taxes (continued)

Income taxes on discontinued operations

Current and deferred income tax related to discontinued operations amounted to a €1 million expense in 2015 and a €30 million benefit in 2014 and has been included within the result from discontinued operations. The 2015 and 2014 current and deferred tax movements on discontinued operations are mainly related to the U.S. For further information, see *Notes 5* and *34*.

Deferred income tax

The significant components and annual movements of deferred income tax assets and liabilities as of January 3, 2016, and December 28, 2014, are as follows:

€ million	December 29, 2013	Recognized in income statement	Other	December 28, 2014	Recognized in income statement	Other	**January 3, 2016**
Leases and financings	223	1	37	261	(7)	33	**287**
Pensions and other post-employment benefits	210	(27)	35	218	(5)	53	**266**
Provisions	155	(26)	(11)	118	(9)	42	**151**
Derivatives and loans	15	4	15	34	–	(3)	**31**
Interest	27	(11)	2	18	(6)	2	**14**
Other	28	(5)	10	33	–	(4)	**29**
Total gross deductible temporary differences	658	(64)	88	682	(27)	123	**778**
Unrecognized deductible temporary differences	(4)	–	–	(4)	–	–	**(4)**
Total recognized deductible temporary differences	654	(64)	88	678	(27)	123	**774**
Tax losses and tax credits	163	(4)	113	272	(19)	30	**283**
Unrecognized tax losses and tax credits	(35)	(8)	(72)	(115)	17	(13)	**(111)**
Total recognized tax losses and tax credits	128	(12)	41	157	(2)	17	**172**
Total net deferred tax asset position	782	(76)	129	835	(29)	140	**946**
Property, plant and equipment and intangible assets	(383)	49	(25)	(359)	92	(17)	**(284)**
Inventories	(105)	(8)	(12)	(125)	(2)	(17)	**(144)**
Other	(6)	(1)	–	(7)	6	1	**–**
Total deferred tax liabilities	(494)	40	(37)	(491)	96	(33)	**(428)**
Net deferred tax assets	288	(36)	92	344	67	107	**518**

The column "Other" in the table above includes amounts recorded in equity, the effects of acquisitions, divestments and exchange rate differences, as well as reclassifications between deferred tax components and the application of tax losses and tax credits against current year income tax payables.

Ahold at a glance | Business review | Governance | Financials | Investors
Notes to the consolidated financial statements
Ahold Annual Report 2015
94

10 Income taxes (continued)

Deferred income tax assets and liabilities are offset on the balance sheet when there is a legally enforceable right to offset current tax assets against current tax liabilities and when the deferred income taxes relate to income taxes levied by the same fiscal authority. The deferred tax assets and liabilities are presented as non-current assets and liabilities on the balance sheet as follows:

€ million	January 3, 2016	December 28, 2014
Deferred tax assets	**628**	494
Deferred tax liabilities	**(110)**	(150)
Net deferred tax assets	**518**	344

As of January 3, 2016, Ahold had operating and capital loss carryforwards of a total nominal amount of €2,110 million, mainly expiring between 2019 and 2034 (December 28, 2014: €1,949 million). The following table specifies the years in which Ahold's operating and capital loss carryforwards and tax credits are scheduled to expire:

€ million	2016	2017	2018	2019	2020	2021-2025	2026-2030	After 2030	Does not expire	Total
Operating and capital losses (nominal value)	11	28	50	458	57	684	518	258	46	**2,110**
Operating and capital losses (tax value)	2	8	14	104	18	46	29	15	10	**246**
Tax credits	6	6	6	5	3	4	–	–	7	**37**
Tax losses and tax credits	8	14	20	109	21	50	29	15	17	**283**
Unrecognized tax losses and tax credits	(4)	(2)	(3)	(83)	(1)	(7)	(5)	(1)	(5)	**(111)**
Total recognized tax losses and tax credits	4	12	17	26	20	43	24	14	12	**172**

Operating and capital loss carryforwards related to one jurisdiction may not be used to offset income taxes in other jurisdictions. Of the loss carryforwards, €1,629 million relates to U.S. state taxes, for which a weighted average tax rate of 5.63% applies.

The majority of the above mentioned deferred tax assets relate to tax jurisdictions in which Ahold has suffered a tax loss in the current or a preceding period. Significant judgment is required in determining whether deferred tax assets are realizable. Ahold determines this on the basis of expected taxable profits arising from the reversal of recognized deferred tax liabilities and on the basis of budgets, cash flow forecasts and impairment models. Where utilization is not considered probable, deferred tax assets are not recognized.

Income taxes in equity and comprehensive income

Current and deferred income taxes recognized in and transferred from equity and comprehensive income are as follows:

€ million	2015	2014
Share-based compensation	**19**	6
Cash flow hedges	**(3)**	16
Currency translation differences in foreign interests	**(1)**	–
Remeasurement of defined benefit pension plans	**11**	21
Total	**26**	43

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

95

11 Property, plant and equipment

€ million	Buildings and land		Furnishings, machinery and equipment	Other	Under construction	Total
	Stores	Other				
As of December 29, 2013						
At cost	6,879	617	4,052	120	149	11,817
Accumulated depreciation and impairment losses	(2,987)	(206)	(2,853)	(59)	–	(6,105)
Carrying amount	**3,892**	**411**	**1,199**	**61**	**149**	**5,712**
Year ended December 28, 2014						
Additions	59	5	159	7	376	606
Transfers from under construction	191	26	215	4	(436)	–
Acquisitions through business combinations	79	–	45	–	–	124
Depreciation	(369)	(25)	(345)	(11)	–	(750)
Impairment losses	(8)	–	(6)	–	–	(14)
Impairment reversals	3	–	1	–	–	4
Assets classified to held for sale or sold	(11)	(1)	(2)	–	(7)	(21)
Other movements	(30)	(2)	3	2	(1)	(28)
Exchange rate differences	371	28	101	6	11	517
Closing carrying amount	**4,177**	**442**	**1,370**	**69**	**92**	**6,150**
As of December 28, 2014						
At cost	7,810	703	4,510	143	92	13,258
Accumulated depreciation and impairment losses	(3,633)	(261)	(3,140)	(74)	–	(7,108)
Carrying amount	**4,177**	**442**	**1,370**	**69**	**92**	**6,150**
Year ended January 3, 2016						
Additions	82	32	187	19	428	748
Transfers from under construction	166	16	226	1	(409)	–
Acquisitions through business combinations	116	–	19	–	–	135
Depreciation	(423)	(32)	(388)	(14)	–	(857)
Impairment losses	(15)	–	(13)	–	–	(28)
Impairment reversals	1	–	1	–	–	2
Assets classified to held for sale or sold	(12)	–	(4)	–	(1)	(17)
Other movements	23	(1)	(29)	–	–	(7)
Exchange rate differences	394	32	112	8	5	551
Closing carrying amount	**4,509**	**489**	**1,481**	**83**	**115**	**6,677**
As of January 3, 2016						
At cost	8,799	810	5,192	176	115	15,092
Accumulated depreciation and impairment losses	(4,290)	(321)	(3,711)	(93)	–	(8,415)
Carrying amount	**4,509**	**489**	**1,481**	**83**	**115**	**6,677**

Ahold at a glance | Business review | Governance | Financials | Investors
Notes to the consolidated financial statements
Ahold Annual Report 2015 96

11 Property, plant and equipment (continued)

Buildings and land includes improvements to these assets. "Other" buildings and land mainly includes distribution centers and warehouses. "Other" property, plant and equipment mainly consists of trucks, trailers and other vehicles. Assets under construction mainly consists of stores.

In 2015, Ahold recognized net impairment losses of €26 million for property, plant and equipment (2014: €10 million). These were mainly related to Ahold USA (2015: €17 million, 2014: €7 million) and the Netherlands (2015: €9 million, 2014: €3 million) and were recognized for various operating and closed stores.

The higher of the value in use or fair value less cost of disposal represents an asset's recoverable amount. The value in use method involves estimating future cash flows. The present value of estimated future cash flows has been calculated using pre-tax discount rates ranging between 6.3% and 12.7% (2014: 6.8%-13.1%). Fair value represents the price that would be received to sell an asset in an orderly transaction between market participants and has generally been measured by using discounted cash flow projections based on the assets' highest and best use from a market participants' perspective. In 2015, the fair value less cost of disposal was the recoverable amount in the determination of €2 million of the net impairment losses. In 2014, there was no impairment loss recorded based on fair value less cost of disposal measurement.

The additions to property, plant and equipment include capitalized borrowing costs of €1 million (2014: €2 million). Generally, the capitalization rate used to determine the amount of capitalized borrowing costs is a weighted average of the interest rate applicable to the respective operating companies. This rate ranged between 2.3% and 3.8% (2014: 2.9%-4.2%).

Other movements mainly include transfers between asset classes and transfers to investment property.

The carrying amount of land and buildings includes amounts related to assets held under finance leases and financings of €987 million and €218 million, respectively (December 28, 2014: €843 million and €211 million). In addition, the carrying amount of machinery and equipment and other includes an amount of €6 million (December 28, 2014: €4 million) relating to assets held under finance leases. Ahold does not have legal title to these assets. Company-owned property, plant and equipment with a carrying amount of €48 million (December 28, 2014: €44 million) has been pledged as security for liabilities, mainly for loans.

12 Investment property

€ million	2015	2014
At the beginning of the year		
At cost	**893**	863
Accumulated depreciation and impairment losses	**(333)**	(320)
Carrying amount	**560**	543
Additions	**15**	11
Acquisitions through business combinations	**–**	5
Depreciation	**(25)**	(25)
Impairment losses and reversals – net	**(3)**	(9)
Assets classified to held for sale or sold	**(20)**	(38)
Transfers from property, plant and equipment and intangible assets – net	**4**	28
Exchange rate differences	**49**	45
Closing carrying amount	**580**	560
At the end of the year		
At cost	**934**	893
Accumulated depreciation and impairment losses	**(354)**	(333)
Carrying amount	**580**	560

A significant portion of Ahold's investment property comprises shopping centers containing both an Ahold store and third-party retail units. The third-party retail units generate rental income, but are primarily of strategic importance to Ahold in its retail operations. Ahold recognizes the part of a shopping center leased to a third-party retailer as investment property, unless it represents an insignificant portion of the property.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 97

Annual Report 2015

12 Investment property (continued)

In 2015, Ahold recognized net impairment losses of €3 million. These were related to Ahold USA (€2 million) and the Netherlands (€1 million).

The carrying amount of investment property includes an amount related to assets held under finance leases and financings of €25 million and €43 million (December 28, 2014: €29 million and €48 million), respectively. Ahold does not have legal title to these assets. Company-owned investment property with a carrying amount of €79 million (December 28, 2014: €75 million) has been pledged as security for liabilities, mainly for loans. The fair value of investment property as of January 3, 2016, amounted to approximately €772 million (December 28, 2014: €744 million). Fair value represents the price that would be received to sell an asset in an orderly transaction between market participants and has generally been measured by using discounted cash flow projections based on the assets’ highest and best use from a market participants’ perspective. Approximately 60% of Ahold’s fair value measurements are categorized within Level 2. The most significant inputs into this valuation approach are observable market retail yields and tenant rents to calculate the fair value. The remaining fair value measurements which are categorized within Level 3 primarily include the fair value measurements based on the Company’s own valuation methods and the fair value for mixed-use properties and properties held for strategic purposes. For mixed-use properties and properties held for strategic purposes, Ahold cannot determine the fair value of the investment property reliably. In such cases, the fair value is assumed to be equal to the carrying amount.

Rental income from investment property included in the income statement in 2015 amounted to €70 million (2014: €66 million). Direct operating expenses (including repairs and maintenance but excluding depreciation expense) arising from rental-income-generating and non-rent-generating investment property in 2015 amounted to €34 million (2014: €30 million).

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015

98

13 Intangible assets

€ million	Goodwill	Lease-related intangibles	Software	Customer relationships	Brand names	Other	Under development	Total
As of December 29, 2013								
At cost	841	239	680	119	86	320	70	2,355
Accumulated amortization and impairment losses	(4)	(159)	(490)	(49)	–	(90)	–	(792)
Carrying amount	**837**	**80**	**190**	**70**	**86**	**230**	**70**	**1,563**
Year ended December 28, 2014								
Additions	–	–	45	1	–	14	76	136
Transfers from under development	–	–	71	–	–	15	(86)	–
Acquisitions through business combinations	164	2	–	–	–	(42)	–	124
Amortization	–	(9)	(78)	(5)	–	(12)	–	(104)
Impairments and write-downs	(4)	–	–	–	–	(8)	–	(12)
Assets classified to held for sale or sold	–	–	–	–	–	(2)	–	(2)
Exchange rate differences	34	9	4	1	–	9	1	58
Closing carrying amount	**1,031**	**82**	**232**	**67**	**86**	**204**	**61**	**1,763**
As of December 28, 2014								
At cost	1,039	268	828	127	86	306	61	2,715
Accumulated amortization and impairment losses	(8)	(186)	(596)	(60)	–	(102)	–	(952)
Carrying amount	**1,031**	**82**	**232**	**67**	**86**	**204**	**61**	**1,763**
Year ended January 3, 2016								
Additions	–	–	37	2	–	14	62	115
Transfers from under development	–	–	79	–	–	7	(86)	–
Acquisitions through business combinations	174	43	–	6	–	(64)	–	159
Amortization	–	(11)	(91)	(6)	–	(14)	–	(122)
Impairments	–	(1)	–	–	–	(12)	–	(13)
Impairment reversals	–	–	–	–	–	3	–	3
Assets classified to held for sale or sold	(6)	–	–	–	–	–	–	(6)
Other movements	(3)	2	1	–	–	3	–	3
Exchange rate differences	40	9	6	–	–	9	2	66
Closing carrying amount	**1,236**	**124**	**264**	**69**	**86**	**150**	**39**	**1,968**
As of January 3, 2016								
At cost	1,241	340	921	141	86	273	39	3,041
Accumulated amortization and impairment losses	(5)	(216)	(657)	(72)	–	(123)	–	(1,073)
Carrying amount	**1,236**	**124**	**264**	**69**	**86**	**150**	**39**	**1,968**

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

99

13 Intangible assets (continued)

Goodwill recognized on acquisitions in 2015 relates mainly to the acquisition of A&P stores in the United States (allocated to Stop & Shop New York Metro) and C1000 stores in the Netherlands (allocated to Albert Heijn) (see *Note 4* for more details). Goodwill recognized on acquisitions in 2014 relates mainly to the acquisition of SPAR in the Czech Republic and the C1000 stores in the Netherlands.

Goodwill acquired in business combinations is allocated, at acquisition, to the cash-generating units (CGUs) or groups of CGUs expected to benefit from that business combination.

The carrying amounts of goodwill allocated to CGUs within Ahold's reportable segments are as follows:

€ million		January 3, 2016	December 28, 2014
Reportable segment	**Cash-generating unit**		
Ahold USA	Stop & Shop New England	**16**	15
	Stop & Shop New York Metro	**124**	25
	Giant Carlisle	**264**	235
	Giant Landover	**9**	8
	Peapod	**24**	21
The Netherlands	Albert Heijn	**456**	393
	bol.com	**201**	201
	Etos	**8**	8
	Gall & Gall	**1**	1
Czech Republic	Czech Republic	**133**	124
Ahold group		**1,236**	1,031

CGUs to which goodwill has been allocated are tested for impairment annually or more frequently if there are indications that a particular CGU might be impaired. The recoverable amount of each CGU is determined based on value in use calculations. Value in use is determined using discounted cash flow projections that generally cover a period of five years and are based on the financial plans approved by the Company's management. Due to the expected continuation of high growth in the relevant online retail markets, we project cash flow for bol.com and Peapod over 10-year periods to better reflect the growth expectations in sales, profitability and cash generation after the first five-year projection period. The key assumptions for the value in use calculations relate to discount rate, sales growth and operating margin. The post-tax rates used to discount the projected cash flows reflect specific risks relating to relevant CGUs and are 6.2% for Ahold USA, 5.6% for The Netherlands, 10.0% for bol.com and 6.1% for the Czech Republic. The pre-tax discount rates are 10.3% for Ahold USA, 9.0% for Peapod, 7.4% for The Netherlands, 12.1% for bol.com and 7.4% for the Czech Republic. The value in use for the CGUs would be the same as that which would be derived from discounting pre-tax cash flows at these pre-tax discount rates. The sales growth rates and operating margins used to estimate future performance are based on past performance and our experience of growth rates and operating margins achievable in Ahold's main markets. The average annual compound sales growth rates applied in the projected periods ranged between 13.6% and 14.2% for the CGUs of our online business and between 0.7% and 4.0% for the other CGUs. The average operating margins applied in the projected periods ranged between 0.8% and 2.1% for the CGUs of our online business and between 2.6% and 5.9% for the other CGUs. Growth rates used to extrapolate cash flows beyond the explicit forecast period are set such that the return on invested capital never exceeds the weighted average cost of capital of the CGUs.

Lease-related intangible assets consist primarily of favorable operating lease contracts acquired in business acquisitions. Customer relationships consist primarily of pharmacy scripts and customer lists recognized through the acquisition of bol.com in 2012. Brand names include the name "bol.com." Ahold expects that bol.com will play an important role in its business strategy and believes there is currently no foreseeable limit to the period over which the brand is expected to generate net cash inflows. Therefore the brand is assessed to have an indefinite useful life. The asset is tested for impairment in accordance with the policies as stated in *Note 3*. "Other" mainly includes intangible assets related to location development rights, deed restrictions and similar assets. Included in "Other" is an intangible asset allocated to Stop & Shop New England with an indefinite useful life and a carrying value of €32 million (2014: €28 million). The useful life of this asset is assessed to be indefinite since it relates to the land portion of an owned location. Also included in 2014 was the prepaid purchase consideration for the transfer of C1000 stores of €74 million. In 2015 and 2014, Ahold recognized €9 million and €8 million, respectively, of impairment losses for the prepaid consideration. In 2015, the remaining amount was reallocated to the appropriate intangible assets (mainly goodwill) as agreements were reached with the franchisees.

Intangible assets under development relate mainly to software development. Amortization of software in 2014 included €10 million of accelerated amortization that resulted from a re-evaluation of the useful lives.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 100

14 Investments in joint ventures and associates

In 1992, Ahold partnered with Jerónimo Martins, SGPS, S.A. in the joint venture JMR – Gestão de Empresas de Retalho, SGPS, S.A. (JMR). Ahold holds 49% of the shares in JMR and shares equal voting power on JMR's board of directors with Jerónimo Martins, SGPS, S.A. JMR operates food retail stores in Portugal under the brand name Pingo Doce. JMR is a joint venture and is accounted for using the equity method. There is no quoted market price available.

Ahold is also a partner in various smaller joint arrangements and associates that are individually not material to the Group.

Changes in the carrying amount of Ahold's interest in joint ventures and associates are as follows:

€ million	JMR 2015	Other 2015	Total 2015	JMR 2014	Other 2014	Total 2014
Beginning of the year	173	33	206	167	30	197
Share in income (loss) of joint ventures	24	(4)	20	22	2	24
Dividend	(17)	(4)	(21)	(17)	(1)	(18)
Share of other comprehensive income (loss)	1	–	1	–	–	–
Other changes in equity of joint ventures	–	3	3	1	–	1
Exchange rate differences	–	3	3	–	2	2
End of the year	181	31	212	173	33	206

Share in income (loss) from continuing operations for Ahold's interests in all individually immaterial joint ventures was a loss of €4 million (2014: €2 million income) and nil for individually immaterial associates (2014: nil).

Set out below is the summarized financial information for JMR (on a 100% basis).

€ million	JMR 2015	JMR 2014
Summarized balance sheet		
Current		
Cash and cash equivalents	51	74
Other current assets	336	312
Total current assets	387	386
Financial liabilities (excluding trade payables)	(20)	(250)
Other current liabilities	(976)	(879)
Total current liabilities	(996)	(1,129)
Non-current		
Assets	1,151	1,121
Financial liabilities	(150)	–
Other liabilities	(29)	(29)
Total non-current liabilities	(179)	(29)
Net assets	363	349
Net assets attributable to JMR	369	354
Net assets attributable to non-controlling interest	(6)	(5)

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 101

Annual Report 2015

14 Investments in joint ventures and associates (continued)

JMR JMR

€ million 2015 2014

Summarized statement of comprehensive income

Net sales 3,743 3,565

Depreciation and amortization(99)(100)

Interest expense(9)(13)

Income tax expense(19)(19)

Income from continuing operations 47 44

Net income 47 44

Net income attributable to JMR 48 46

Net income (loss) attributable to non-controlling interest(1)(2)

Other comprehensive income 1 1

Total comprehensive income attributable to JMR 49 47

The information presented below represents a reconciliation of the summarized financial information presented above to the carrying amount of JMR.

JMR JMR

€ million 2015 2014

Opening net assets attributable to JMR 354 341

Net income 48 46

Other comprehensive income 1 1

Dividend(34)(34)

Closing net assets attributable to JMR 369 354

Interest in joint venture 49% 49%

Carrying value 181 173

Commitments and contingent liabilities in respect of joint ventures and associates

There are no contingent liabilities or significant restrictions relating to the Company’s interest in the joint ventures and associates. The commitments are presented in Note 34.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 102

15 Other non-current financial assets

€ million	January 3, 2016	December 28, 2014
Derivative financial instruments	**338**	310
Defined benefit asset	**–**	5
Reinsurance assets	**135**	117
Loans receivable	**31**	36
Other	**12**	14
Total other non-current financial assets	**516**	482

For more information on derivative financial instruments and fair values, see *Note 30*.

The defined benefit asset in 2014 represents defined benefit pension plans for which the fair value of plan assets exceeds the present value of the defined benefit obligations. For more information on defined benefit plans, see *Note 23*.

Of the non-current loans receivable, €14 million matures between one and five years and €17 million after five years (December 28, 2014: €18 million between one and five years and €18 million after five years). The current portion of loans receivable of €10 million is included in other receivables (December 28, 2014: €4 million).

Part of the self-insured risk is ceded under a reinsurance treaty, which is a pooling arrangement between unrelated companies. At the same time, Ahold assumes a share of the reinsurance treaty risks that is measured by Ahold's participation percentage in the treaty. The participation percentage is the ratio of premium paid by Ahold to the total premium paid by all treaty members. In connection with this pooling arrangement, the Company recognizes reinsurance assets and reinsurance liabilities (see also *Notes 18, 22* and *26*) on its balance sheet. There were no significant gains or losses related to this pooling arrangement during 2015 or 2014.

16 Inventories

€ million	January 3, 2016	December 28, 2014
Finished products and merchandise inventories	**1,636**	1,543
Raw materials, packaging materials, technical supplies and other	**40**	46
Total inventories	**1,676**	1,589

In 2015, €793 million has been recognized as a write-off of inventories in the income statement (2014: €664 million). The write-off of inventories is Ahold's best estimate based on significant assumptions applied to certain products measured using the retail method.

17 Receivables

€ million	January 3, 2016	December 28, 2014
Trade receivables	**416**	390
Vendor allowance receivables	**260**	203
Other receivables	**181**	155
	857	748
Provision for impairment	**(20)**	(20)
Total receivables	**837**	728

The receivable balances are presented net of accounts payable subject to an enforceable netting arrangement between the Company and the counterparty. The total effect of netting as of January 3, 2016, is €142 million (December 28, 2014: €136 million).

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

103

17 Receivables (continued)

At January 3, 2016, the aging analysis of receivables was as follows:

€ million	Total	Not past due	Past due 0–3 months	Past due 3–6 months	Past due 6–12 months	Past due > 12 months
Trade receivables	416	329	57	7	3	20
Vendor allowance receivables	260	214	40	4	1	1
Other receivables	181	107	43	22	5	4
	857	650	140	33	9	25
Provision for impairment	(20)	–	(2)	(2)	(2)	(14)
Total receivables	**837**	**650**	**138**	**31**	**7**	**11**

Receivables that were past due but not impaired relate to a number of independent customers for whom there is no recent history of default.

At December 28, 2014, the aging analysis of receivables was as follows:

€ million	Total	Not past due	Past due 0–3 months	Past due 3–6 months	Past due 6–12 months	Past due > 12 months
Trade receivables	390	288	60	11	14	17
Vendor allowance receivables	203	173	25	3	1	1
Other receivables	155	94	41	13	1	6
	748	555	126	27	16	24
Provision for impairment	(20)	–	(2)	(1)	(2)	(15)
Total receivables	**728**	**555**	**124**	**26**	**14**	**9**

The concentration of credit risk with respect to receivables is limited, as the Company's customer base and vendor base are large and unrelated. The Company does not hold any significant collateral on its receivables. Management believes there is no further credit risk provision required in excess of the normal individual and collective impairment, based on the aging analysis performed as of January 3, 2016. For more information about credit risk, see *Note 30*.

The changes in the provision for impairment were as follows:

€ million	2015	2014
Beginning of the year	**(20)**	(19)
Released / (charged) to income	**(11)**	(8)
Used	**11**	7
End of the year	**(20)**	(20)

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 104

Annual Report 2015

18 Other current financial assets

January 3, December 28,

€ million 2016 2014

Short-term deposits and similar instruments 528 262

Reinsurance assets – current portion (see Note 15) 68 60

Other — 1

Total other current financial assets 596 323

As of January 3, 2016, short-term deposits and similar instruments included short-term investments with a maturity at acquisition of between three and twelve months.

Of the short-term deposits and similar instruments as of January 3, 2016, €10 million was restricted (December 28, 2014: €16 million). This primarily consisted of investments held for insurance purposes for U.S. workers’ compensation and general liability programs.

“Other” included in “Other current financial assets” in 2014 mainly consisted of the current portion of the derivative financial instruments. For more information on financial instruments and fair values, see Note 30.

19 Cash and cash equivalents

January 3, December 28,

€ million 2016 2014

Cash in banks and cash equivalents 1,363 1,281

Cash on hand 463 343

Total cash and cash equivalents 1,826 1,624

Of the cash and cash equivalents as of January 3, 2016, €7 million was restricted (December 28, 2014: €9 million). This primarily consisted of cash held in escrow accounts mainly related to pending litigations and construction activities.

Ahold’s banking arrangements allow the Company to fund outstanding checks when presented to the bank for payment. This cash management practice may result in a net cash book overdraft position, which occurs when the total issued checks exceed available cash balances within the Company’s cash concentration structure. Such book overdrafts are classified in accounts payable and amounted to €216 million and €184 million as of January

3, 2016, and December 28, 2014, respectively. No right to offset with other bank balances exists for these book overdraft positions.

20 Equity attributable to common shareholders

Shares and share capital

Authorized share capital comprises the following classes of shares as of January 3, 2016:

€ million 2015 2014

Common shares (2015: 1,171,000,000 at €0.01 par value each, and 2014: 1,700,000,000 of €0.01 par value each) 12 17

Cumulative preferred shares (2015: 30,000 of €500 par value each, and 2014: 43,520 of €500 par value each) 15 22

Total authorized share capital 27 39

In addition, Ahold has cumulative preferred financing shares outstanding. These cumulative preferred financing shares are considered debt under IFRS until the date that Ahold receives irrevocable notification from a holder of cumulative preferred financing shares to convert these shares into common shares. Upon this notification, the cumulative preferred financing shares are classified as a separate class of equity since they no longer meet the definition of a liability. For disclosures regarding Ahold’s cumulative preferred financing shares, see Note 22.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 105

20 Equity attributable to common shareholders (continued)

Common shares and additional paid-in capital

Changes in the number of common shares and the number of treasury shares were as follows:

	Number of common shares issued and fully paid (x 1,000)	Number of treasury shares (x 1,000)	Number of common shares outstanding (x 1,000)
Balance as of December 29, 2013	**1,060,988**	**78,495**	**982,493**
Share buyback	–	92,485	(92,485)
Reverse stock split	(81,615)	(7,999)	(73,616)
Cancelation of treasury shares	(85,000)	(85,000)	–
Share-based payments	–	(6,205)	6,205
Balance as of December 28, 2014	**894,373**	**71,776**	**822,597**
Share buyback	–	8,795	(8,795)
Cancelation of treasury shares	(60,000)	(60,000)	–
Share-based payments	–	(4,669)	4,669
Balance as of January 3, 2016	**834,373**	**15,902**	**818,471**

Dividends on common shares

On April 15, 2015, the General Meeting of Shareholders approved the dividend over 2014 of €0.48 per common share (€396 million in the aggregate). This dividend was paid on April 30, 2015. The Management Board, with the approval of the Supervisory Board, proposes that a dividend of €0.52 per common share be paid in 2016 with respect to 2015. This dividend is subject to approval by the General Meeting of Shareholders and has not been included as a liability on the consolidated balance sheet as of January 3, 2016. The payment of this dividend will not have income tax consequences for the Company.

Share buyback and capital repayment and reverse stock split

On February 26, 2015, Ahold announced its decision to return €500 million to its shareholders by way of a share buyback program, to be completed over a 12-month period. Under this program, 8,795,407 of the Company's own shares were repurchased in 2015. Shares were repurchased at an average price of €18.32 per share for a total amount of €161 million. As a result of the announcement that Ahold intends to merge with Delhaize, the share buyback program was terminated and approximately €1 billion will be returned to shareholders via a capital return and reverse stock split subject to the conditions as explained in *Note 35*.

On December 12, 2014, Ahold completed its share buyback program initially announced as €500 million on February 28, 2013, and subsequently increased to €2 billion on June 4, 2013. Under this program, 153,494,149 of the Company's own shares were repurchased in 2013 and 2014 (2013: 61,008,851 and 2014: 92,485,298) for a total consideration of €2 billion (2013: €768 million and 2014: €1,232 million), at an average price of €13.03 (2013: €12.58 and 2014: €13.32).

On January 21, 2014, a capital repayment and reverse stock split was approved at an Extraordinary General Meeting of Shareholders. On March 28, 2014, the reverse stock split became effective. Every 13 existing shares with a nominal value of €0.30 each were consolidated into 12 new shares with a nominal value of €0.01 each. The capital repayment of €1.14 per remaining share, €1,007 million in the aggregate (excluding transaction costs), took place on April 3, 2014. The capital reduction attributable to treasury shares, which was €109 million in the aggregate, is reported in Other reserves.

Of the total shares repurchased, 60,000,000 were canceled on July 7, 2015, and 85,000,000 were canceled on June 20, 2014.

Share-based payments

Share-based payments recognized in equity in the amount of €66 million (2014: €50 million) relate to the 2015 GRO share-based compensation expenses of €47 million (2014: €43 million) (see *Note 32*); the stock options exercised of nil (2014: €1 million); and the current and deferred income taxes recognized in and transferred from equity relating to share-based compensation of €19 million (2014: €6 million) (see *Note 10*).

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 106

Annual Report 2015

20 Equity attributable to common shareholders (continued)

Cumulative preferred shares

The Company’s Articles of Association provide for the possible issuance of cumulative preferred shares. The Company believes that its ability to issue this class of shares could prevent, or at least delay, an attempt by a potential bidder to make a hostile takeover bid. However, according to Dutch law, a response device is limited in time and therefore cannot permanently block a take-over of the company concerned. Instead, it aims to facilitate an orderly process in which the interests of the continuity of the company, its shareholders and other stakeholders are safeguarded in the best way possible. Moreover, outside the scope of a public offer, but also under other circumstances, the ability to issue this class of shares may safeguard the interests of the Company and all stakeholders in the Company and resist influences that might conflict with those interests by affecting the Company’s continuity, independence or identity. No cumulative preferred shares were outstanding as of January 3, 2016, or during 2015 and 2014.

In March 1989, the Company entered into an agreement with Stichting Ahold Continuïteit (SAC) as amended and restated in April 1994, March 1997, December 2001, and December 2003 (the Option Agreement). Pursuant to the Option Agreement, SAC was granted an option for no consideration to acquire cumulative preferred shares from the Company, from time to time until December 2018. The Company will submit a request to continue this arrangement to shareholders at the Extraordinary General Meeting of Shareholders on March 14, 2016. The Option Agreement entitles SAC to acquire cumulative preferred shares from the Company up to a total par value that is equal to the total par value of all issued and outstanding shares of Ahold’s share capital, excluding cumulative preferred shares, at the time of exercising the option. In case the authorized share capital of the Company is amended during the term of the option, the Option Agreement provides for a corresponding change of the total par value of cumulative preferred shares under option. The holders of the cumulative preferred shares are entitled to 50,000 votes per share and a cumulative dividend expressed as a percentage of the amount called-up and paid-in to purchase the cumulative preferred shares. The percentage to be applied is the sum of (1) the average basic refinancing transaction interest rate as set by the European Central Bank – measured by the number of days during which that rate was in force in the fiscal year over which the dividend is paid – plus 2.1%, and (2) the average interest surcharge rate – measured by the number of days during which that rate was in force in the fiscal year over which the dividend is paid – that would be charged by the largest credit institution in the Netherlands (based on the balance sheet total as of the close of the fiscal year immediately preceding the fiscal year over which the dividend is paid). The minimum percentage to be applied is 5.75%. Subject to limited exceptions, any potential transfer of cumulative preferred shares requires the approval of the Management Board. Cumulative preferred shares can only be issued in a registered form. The Company may stipulate that only 25% of the par value will be paid upon subscription to cumulative preferred shares until payment in full is later required by the Company. SAC would then only be entitled to a market-based interest return on its investment.

SAC is a foundation organized under the laws of the Netherlands. Its purpose under its articles is to safeguard the interests of the Company and all stakeholders in the Company and to resist, to the best of its ability, influences that might conflict with those interests by affecting the Company’s continuity, independence or identity. SAC seeks to realize its objectives by acquiring and holding cumulative preferred shares and by exercising the rights attached to these shares, including the voting rights. The SAC board has four members, who are appointed by the board of SAC itself.

If the board of SAC considers acquiring cumulative preferred shares or exercising voting rights on cumulative preferred shares, it will make an independent assessment and, pursuant to Dutch law, it must ensure that its actions are proportional and reasonable. If SAC acquires cumulative preferred shares, it will only hold them for a limited period of time. These principles are in line with Dutch law, which only allows response measures that are proportionate, reasonable and limited in time. In the case of liquidation, the SAC board will decide on the use of any remaining residual assets.

Legal reserves

In accordance with the Dutch Civil Code and statutory requirements in other countries, legal reserves have to be established in certain circumstances. Legal reserves are not available for distribution to the Company’s shareholders. The currency translation reserve, cash flow hedging reserve and other reserves include non-distributable amounts. Of the total equity as per January 3, 2016, of €5,622 million, an amount of €579 million is non-distributable (December 28, 2014: €219 million out of total equity of €4,844 million). See Note 8 to the parent company financial statements for more detail on the legal reserves.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 107

21 Loans and credit facilities

The notes in the table below were issued by Ahold or one of its subsidiaries, the latter of which are guaranteed by Ahold unless otherwise noted. All related swap contracts have the same maturity as the underlying debt unless otherwise noted.

€ million	Current portion within 1 year	Non-current portion: Between 1 and 5 years	Non-current portion: After 5 years	Total January 3, 2016	Current portion within 1 year	Non-current portion: Between 1 and 5 years	Non-current portion: After 5 years	Total December 28, 2014
Notional redemption amounts								
GBP 500 notes 6.50%, due March 2017[1]	–	334	–	334	–	310	–	310
USD 94 indebtedness 7.82%, due January 2020[2]	9	26	–	35	8	31	–	39
USD 71 indebtedness 8.62%, due January 2025	–	8	57	65	–	–	58	58
USD 500 notes 6.875%, due May 2029	–	–	460	460	–	–	411	411
JPY 33,000 notes LIBOR plus 1.5%, due May 2031[3]	–	–	253	253	–	–	225	225
Deferred financing costs	–	(1)	(2)	(3)	–	(1)	(2)	(3)
Total notes	9	367	768	1,144	8	340	692	1,040
Other loans	–	1	2	3	–	1	2	3
Financing obligations[4]	22	102	273	397	20	92	275	387
Mortgages payable[5]	–	2	7	9	2	2	6	10
Total loans	31	472	1,050	1,553	30	435	975	1,440

1 During 2005, Ahold bought back GBP 250 million of the notes. The remaining notional redemption amount of GBP 250 million (€340 million) has been netted with €6 million as per January 3, 2016 (December 28, 2014: €9 million), representing an amount, amortized over the remaining terms of the notes, that relates to a hedging instrument that stopped qualifying for fair value hedge accounting. The remaining notional amount of the GBP 250 million was swapped to U.S. dollar (see *Note 30* for additional information).
2 As of January 3, 2016, $57 million has been repaid since inception.
3 Notes were swapped to €299 million at an interest rate of 7.065% (see *Note 30* for additional information related to the JPY cross-currency swap).
4 The weighted average interest rate for the financing obligations amounted to 7.6% in 2015 (2014: 7.7%).
5 Mortgages payable are collateralized by buildings and land. The weighted average interest rate for these mortgages payable amounted to 5.6% in 2015 (2014: 5.6%).

The fair values of financial instruments, corresponding derivatives, and the foreign exchange and interest rate risk management policies applied by Ahold are disclosed in *Note 30*.

The Company has a Euro Medium Term Note (EMTN) program that had an aggregate of €593 million of outstanding notes as of January 3, 2016. The notes issued under the program include the remaining outstanding balances of GBP 500 million and JPY 33,000 million notes, maturing in 2017 and 2031, respectively. The notes issued under the EMTN program contain customary restrictive covenants. During 2015, Ahold was in compliance with these covenants.

Credit facilities

Ahold has access to an unsecured, committed, multi-currency and syndicated credit facility that was refinanced in June 2011. In February 2015, the facility was amended from €1.2 billion to €1.0 billion, and the maturity date was extended from 2018 to 2020, with the possibility of 12-month extensions in the first two years. In early 2016, Ahold requested to exercise the first of these options and extended the maturity date to February 2021. The credit facility may be used for working capital and for general corporate purposes and provides for the issuance of letters of credit to an aggregate maximum amount of $275 million (€253 million). The €1.0 billion facility contains customary covenants and is subject to a financial covenant that requires Ahold, in case its corporate rating is lower than BBB / Baa2 from Standard & Poor's and Moody's respectively, not to exceed a maximum leverage ratio as defined in the facility agreement of 4.0:1. During 2015, Ahold was in compliance with these covenants. As of January 3, 2016, there were no outstanding borrowings under the facility other than letters of credit to an aggregate amount of $18 million (€16 million).

A bilateral facility for standby letter of credit was increased in 2015 to a total amount of $226 million (€208 million), and was fully used per January 3, 2016.

Ahold also has access to various uncommitted credit facility lines serving working capital needs that, as of January 3, 2016, totaled €226 million. As of January 3, 2016, nothing was drawn under these credit facility lines.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 108

22 Other non-current financial liabilities

€ million	January 3, 2016	December 28, 2014
Finance lease liabilities	**1,290**	1,125
Cumulative preferred financing shares	**497**	497
Derivative financial instruments	**210**	250
Reinsurance liabilities	**145**	126
Other	**45**	41
Total other non-current financial liabilities	**2,187**	2,039

For more information on derivative financial instruments and fair values (see *Note 30*).

The Company recognizes reinsurance liabilities on its balance sheet in connection with a pooling arrangement between unrelated companies (see *Note 15*).

Other mainly consists of a pre-tax liability for the discounted amount of the remaining settlement liability of $36 million (€33 million) relating to a 2013 agreement with the New England Teamsters and Trucking Industry Pension Fund (NETTI) to settle Stop & Shop's pension liabilities in the fund.

Finance lease liabilities

Finance lease liabilities relating to continuing operations are payable as follows:

	January 3, 2016			December 28, 2014		
€ million	Future minimum lease payments	Interest portion	Present value of minimum lease payments	Future minimum lease payments	Interest portion	Present value of minimum lease payments
Within one year	**209**	**99**	**110**	179	91	88
Between one and five years	**790**	**306**	**484**	681	284	397
After five years	**1,110**	**304**	**806**	1,003	275	728
Total	**2,109**	**709**	**1,400**	1,863	650	1,213
Current portion finance lease liabilities (see *Note 26*)			**110**			88
Non-current portion finance lease liabilities			**1,290**			1,125

Finance lease liabilities are principally for buildings. Terms range primarily from 10 to 25 years and include renewal options if it is reasonably certain, at the inception of the leases, that they will be exercised. At the time of entering into a finance lease agreement, the commitment is recorded at its present value using the interest rate implicit in the lease, if this is practicable to determine; if not, the operating company-specific interest rate applicable for long-term borrowings is used. As of January 3, 2016, the finance lease liabilities are recorded at their present value at a weighted average interest rate of 7.7% (December 28, 2014: 7.7%).

Certain store leases provide for contingent additional rentals based on a percentage of sales and consumer price indices. Substantially all of the store leases have renewal options for additional terms. None of Ahold's leases impose restrictions on Ahold's ability to pay dividends, incur additional debt or enter into additional leasing arrangements.

During 2015, interest expense on finance lease liabilities was €100 million (2014: €90 million). Total future minimum sublease income expected to be received under non-cancelable subleases as of January 3, 2016, is €111 million (December 28, 2014: €107 million). The total contingent rent expense recognized during the year on finance leases was €1 million expense (2014: €2 million income).

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 109

Annual Report 2015

22	Other non-current financial liabilities (continued)

Cumulative preferred financing shares

Number

of shares

(x 1,000) € million

Issued cumulative preferred financing shares (€0.01 par value each) 268,415 3

Authorized cumulative preferred financing shares (€0.01 par value each) 329,000 3

January 3, December 28,

€ million 2016 2014

Paid-in capital issued cumulative preferred financing shares 3 3

Additional paid-in capital cumulative preferred financing shares 494 494

Balance as of year-end 497 497

The cumulative preferred financing shares were issued in four tranches. Dividends are paid on each preferred financing share at a percentage (financing dividend percentage) that differs per tranche. When a period of 10 years has lapsed after the issue date of a tranche, and every 10 years thereafter (reset date), the financing dividend percentage is reset. The current financing dividend percentage is 5.93% per year for the shares issued in June 1996, 6.08% per year for the shares issued in August 1998, 3.85% per year for the shares issued in October 2000, and 3.35% per year for the shares issued in December 2003. The nominal value plus additional paid-in capital per tranche is €71 million (June 1996 tranche), €46 million (August 1998 tranche), €320 million (October 2000 tranche) and €60 million (December 2003 tranche); in the aggregate €497 million. This amount is presented under “other non-current financial liabilities” in the consolidated balance sheet as these cumulative preferred financing shares are considered debt under IFRS.

The total number of votes that can be exercised by the cumulative preferred financing shares is approximately 75 million. This represents approximately 8% of the total number of votes that can be cast (this total being calculated as the sum of the outstanding cumulative preferred financing shares and the outstanding common shares).

The cumulative preferred financing shares are convertible into common shares. The conversion conditions have been set so as to avoid any transfer of value from the common shares to the cumulative preferred financing shares. The maximum number of common shares to be received upon conversion of all outstanding cumulative preferred financing shares is approximately 90 million. The conversion features are similar for all tranches. Conversion is allowed for all shares in one tranche held by one investor but not for fractions of tranches held by one investor. Upon conversion, the holders of (depositary receipts of) cumulative preferred financing shares will receive a number of common shares that is calculated by dividing the value of the cumulative preferred financing shares on the day before the conversion date by the average share price of Ahold common shares on the five trading days preceding the notification date, on the notification date, and on the four trading days following the notification date. The value of the cumulative preferred financing shares will be considered, for this purpose, to be equal to the lower of the nominal value plus the additional paid-in capital of the cumulative preferred financing shares (par value) or to the present value of the remaining preferred dividends until the first reset date plus the present value of the par value at the first reset date.

Subject to the approval of the General Meeting of Shareholders, the Company can redeem the cumulative preferred financing shares of a certain tranche, but not fractions of a tranche. Redemption of a tranche is subject to the approval of the holders of depositary receipts of that tranche, unless all (remaining) cumulative preferred financing shares are redeemed. Redemption takes place at the higher of the par value or the present value of the remaining preferred dividends plus the present value of the par value at the reset date.

Ahold at a glance Business review Governance Financials Investors Notes to the consolidated financial statements Ahold 110 Annual Report 2015 23 Pensions and other post-employment benefits Defined benefit plans Ahold has a number of defined benefit pension plans covering a substantial number of employees, former employees and retirees in the Netherlands and the United States. Generally, the plans are career average or final pay defined benefit plans. In addition, Ahold provides additional pension benefits for certain company executives and life insurance and medical care benefits for certain retired employees meeting age and service requirements at its U.S. subsidiaries, all of which the Company funds as claims are incurred. The pension plans expose the Company to actuarial risks such as: longevity risk, interest rate risk, currency risk, salary risk and investment risk. Longevity risk relates to the mortality assumptions used to value the defined benefit obligation, where an increase in participants’ life expectancies will increase a plan’s liability. Interest rate risk relates to the discount rate used to value the defined benefit obligation, where a decrease in the discount rate will increase a plan’s liability; however this will be partially offset by an increase in the return on a plan’s investments in debt instruments. The pension plans may mitigate interest rate risk by entering into interest rate swap contracts. Currency risk relates to the fact that a plan holds investments that may not be denominated in the same currency as the plan’s obligations. The pension plans may mitigate currency risk by purchasing forward currency instruments. Salary risk relates to salary increase assumptions used to value the defined benefit obligation, where an increase will result in a higher plan liability. See below for more details on the Company’s asset-liability matching strategy employed to manage its investment risk. Net assets relating to one plan are not offset against net liabilities of another plan, resulting in the following presentation of the pension and other post-employment benefits on the consolidated balance sheet: January 3, December 28, € million 2016 2014

Defined benefit liabilities (389) (290)

Defined benefit assets — 5

Total defined benefit plans (389) (285)

The defined benefit assets are part of the other non-current financial assets; for more information, see Note 15.

Net defined benefit cost is comprised of the following components. The net interest (income) expense is presented within net financial expenses in the income statement and plan remeasurements are presented as other comprehensive income. All other components of net defined benefit cost are presented in the income statement as cost of sales, selling expenses, and general and administrative expenses, depending on the functional areas of the employees earning the benefits.

€ million 2015 2014

Service cost

Current service cost 132 104

Past service cost gain — (68)

Net interest expense 14 16

Administrative cost 11 9

Components of defined benefit cost recorded in the income statement 157 61

Remeasurements recognized:

Return on plan assets, excluding amounts included in net interest (income) / cost 228 (698)

(Gain) loss from changes in demographic assumptions (13) 53

(Gain) loss from changes in financial assumptions (186) 650

Experience gains 24 20

Components of defined benefit cost recognized in other comprehensive income 53 25

Total net defined benefit cost 210 86

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

111

23 Pensions and other post-employment benefits (continued)

The changes in the defined benefit obligations and plan assets in 2015 and 2014 were as follows:

	The Netherlands		United States		Total	
€ million	**2015**	2014	**2015**	2014	**2015**	2014
Defined benefit obligations						
Beginning of the year	**4,027**	3,372	**1,308**	1,020	**5,335**	4,392
Current service cost	**108**	87	**24**	17	**132**	104
Past service cost	**–**	(59)	**–**	(9)	**–**	(68)
Interest expense	**94**	124	**61**	52	**155**	176
Contributions by plan participants	**19**	18	**–**	–	**19**	18
Benefits paid	**(82)**	(87)	**(72)**	(65)	**(154)**	(152)
(Gain) loss from changes in demographic assumptions	**(12)**	21	**(1)**	32	**(13)**	53
(Gain) loss from changes in financial assumptions[1]	**(78)**	527	**(108)**	123	**(186)**	650
Experience (gains) losses	**18**	24	**6**	(4)	**24**	20
Exchange rate differences	**–**	–	**157**	142	**157**	142
End of the year	**4,094**	4,027	**1,375**	1,308	**5,469**	5,335
Plan assets						
Fair value of assets, beginning of the year	**3,993**	3,195	**1,057**	854	**5,050**	4,049
Interest income	**92**	115	**49**	45	**141**	160
Company contribution	**113**	116	**24**	53	**137**	169
Contributions by plan participants	**19**	18	**–**	–	**19**	18
Benefits paid	**(82)**	(87)	**(72)**	(65)	**(154)**	(152)
Administrative cost	**(8)**	(7)	**(3)**	(2)	**(11)**	(9)
Return on plan assets, excluding amounts included in net interest (income) expense	**(150)**	643	**(78)**	55	**(228)**	698
Exchange rate differences	**–**	–	**126**	117	**126**	117
Fair value of assets, end of the year	**3,977**	3,993	**1,103**	1,057	**5,080**	5,050
Funded status	**(117)**	(34)	**(272)**	(251)	**(389)**	(285)

1 The 2014 loss of €527 million from changes in financial assumptions in the Netherlands' plans included a €1,005 million loss resulting from a decrease in the discount rate, offset by a €474 million gain resulting from a decrease in the future pension increase assumption.

The total defined benefit obligation of €5,469 million as of January 3, 2016, includes €99 million related to plans that are wholly unfunded. These plans include other benefits (such as life insurance and medical care) and supplemental executive retirement plans.

During 2014, Ahold amended its defined benefit pension plan in the Netherlands. The plan amendments included, among other changes, raising the retirement age to 67, introducing a maximum pensionable salary limit of €96,542, lowering the pensionable salary threshold by €1,000 and declaring that future pension increases for active participants will now be based on the price inflation instead of salary increases. The effect of all amendments was a net past service cost gain in the income statement of €59 million.

During 2014, Ahold amended a defined benefit plan in the United States that provides medical and prescription drug benefits to retirees. The plan amendment was to convert the plan from a self-insured plan to a fully insured employer group waiver program and to change employer subsidies. The effect of the amendment was a past service cost gain in the income statement of $12 million (€9 million).

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015 112

23 Pensions and other post-employment benefits (continued)

Cash contributions

From 2015 to 2016, Company contributions are expected to remain unchanged at €113 million in the Netherlands and increase from $27 million (€24 million) to $101 million (€93 million) for all defined benefit plans in the United States.

As of year-end 2015, the funding ratio, calculated in accordance with regulatory requirements, of the largest Dutch plan was 111%. Under the financing agreement with the Dutch pension fund, contributions are made as a percentage of employees' salaries and shared between Ahold and the employees. The agreement also allows for a reduction in premiums if certain funding conditions are met. In addition, Ahold can be required to contribute a maximum amount of €150 million over a five-year period if the funding ratio is below 105%. The U.S. pension plan's funding ratio at year-end 2015 was 111%, measured using regulatory interest rates allowed by the U.S. government as part of funding relief, which are higher than otherwise would be allowed. Contributions to the U.S. pension plan are required under the current funding policy if the prior year-end funding ratio falls below 100% as measured using regulatory interest rates without funding relief in order to avoid variable Pension Benefit Guaranty Corporation (PBGC) premiums. Under these rules a $78 million (€72 million) contribution will be made to the U.S. pension plan in 2016.

Actuarial assumptions

The calculations of the defined benefit obligation and net defined benefit cost are sensitive to the assumptions set out below. These assumptions require a large degree of judgment. Actual experience may differ from the assumptions made. The assumptions required to calculate the actuarial present value of benefit obligations and the net defined benefit costs are determined per plan and are as follows (expressed as weighted averages):

	The Netherlands		United States	
Percent	**2015**	2014	**2015**	2014
Discount rate	**2.4**	2.3	**4.9**	4.3
Future salary increases	**3.6**	3.7	**4.5**	4.5
Future pension increases	**0.8**	0.8	**0.0**	0.0

Assumptions regarding longevity are based on published statistics and mortality tables. These assumptions translate into an average life expectancy in years for a pensioner retiring at age 65:

	The Netherlands		United States	
Years	**2015**	2014	**2015**	2014
Longevity at age 65 for current pensioners				
Male	**21.0**	20.9	**20.1**	20.0
Female	**23.4**	23.3	**22.8**	22.7
Longevity at age 65 for current members aged 50				
Male	**22.8**	22.7	**21.0**	20.9
Female	**25.1**	25.0	**23.7**	23.6

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 113

Annual Report 2015

23	Pensions and other post-employment benefits (continued)

The following table summarizes how the effect on the defined benefit obligations at the end of the reporting period would have increased (decreased) as a result of a 0.5% change in the respective assumptions.

€ million The Netherlands United States Total

Discount rate

0.5%	increase(450)(81)(531)
0.5%	decrease 532 90 622

Future salary increases

0.5%	increase 58 8 66
0.5%	decrease(55)(8)(63)

Future pension increases

0.5%	increase 495 N/A 495
0.5%	decrease(424) N/A(424)

Life expectancy

1	year increase at age 65 135 41 176

The above sensitivity analyses have been based on a change in the assumption while holding all other assumptions constant. In reality one might expect interrelationships between the assumptions, especially between discount rate and future salary increases as both depend to a certain extent on expected inflation rates. The methods and types of assumptions used in preparing the sensitivity analyses did not change compared to the previous period.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 114

23 Pensions and other post-employment benefits (continued)

Plan assets

The pension plan asset allocation differs per plan. On a weighted average basis, the allocation of plan assets was as follows:

€ million	The Netherlands 2015	The Netherlands 2014	United States 2015	United States 2014
Equity instruments:				
Consumer goods	**211**	205	**47**	48
Financial services	**236**	267	**68**	58
Telecommunications and information	**94**	80	**72**	66
Energy and utilities	**55**	62	**23**	29
Industry	**90**	107	**32**	32
Other	**4**	6	**51**	46
Debt instruments:				
Government	**1,051**	1,012	**140**	146
Corporate bonds (investment grade)	**1,276**	1,017	**185**	174
Corporate bonds (non-investment grade)	**13**	18	**41**	38
Other	**–**	–	**60**	54
Real estate:				
Retail	**24**	40	**–**	–
Offices	**40**	45	**–**	–
Residential	**15**	30	**–**	–
Other	**–**	–	**42**	33
Investment funds	**665**	684	**331**	316
Derivatives:				
Interest rate swaps	**96**	360	**–**	–
Forward foreign exchange contracts	**(15)**	(45)	**–**	–
Cash and cash equivalents	**131**	105	**11**	17
Other	**(9)**	–	**–**	–
Total	**3,977**	3,993	**1,103**	1,057

Virtually all equity and debt instruments have quoted prices in active markets. Derivatives can be classified as level 2 instruments and real estate and some investment funds as level 3 instruments based on the definitions in IFRS 13, "Fair Value Measurement." It is the policy of the Dutch pension plan to use interest rate swaps to hedge its exposure to interest rate risk. Foreign currency exposures are hedged by the use of forward foreign exchange contracts.

In the Netherlands, the plan assets are managed by outside investment managers following investment strategies based on the composition of the plan liabilities. With the aid of Asset Liability Management modeling, analyses are made of possible future economic scenarios and investment portfolios. Based on these analyses, investment strategies are determined to produce optimal investment returns at acceptable funding ratio risk levels. Less favorable years can be part of these scenarios. Currently, the strategic targets for asset allocation of the Dutch pension plan are: 40% variable yield and 60% fixed income. To partially hedge against interest rate risk exposure on the pension liabilities, the Dutch pension plan uses interest rate swap contracts.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015

115

23 Pensions and other post-employment benefits (continued)

In the United States, the plan assets are managed by outside investment managers and rebalanced periodically. The committees for the various U.S. plans establish investment policies and strategies and regularly monitor the performance of the assets, including the selection of investment managers, setting long-term strategic targets and monitoring asset allocations. Target allocation ranges are guidelines, not limitations, subject to variation from time to time or as circumstances warrant. Occasionally, the committees may approve allocations above or below a target range. Pension plan assets are invested in a trust intended to comply with the Employee Retirement Income Security Act of 1974, as amended, (ERISA) and applicable fiduciary standards. The long-term investment objective for the plan's assets is to maintain an acceptable funding ratio of the plan's assets and plan liabilities without undue exposure to risk. Currently, the strategic targets are: 45% equity securities, 45% debt securities and 10% other investments.

In 2015, the Dutch plan had €0.8 million of plan assets invested in Ahold's financial instruments (2014: €0.6 million). In 2015 or 2014, the U.S. plans did not have any plan assets invested in Ahold financial instruments.

The actual return on plan assets in 2015 was negative 1.3% for the Dutch plans (2014: positive 24.1%) and negative 2.7% for the U.S. plans (2014: positive 12.0%).

Benefit maturities

The weighted average duration of the defined benefit obligations of the Dutch and U.S. plans are 25.0 and 13.2 years, respectively.

The Dutch and U.S. plans have the following expected schedule of benefit payments.

€ million	The Netherlands	United States	Total
Amount due within one year	76	75	151
Amount due between two and five years	310	320	630
Amount due between six and ten years	481	449	930

Defined contribution plans

In the Netherlands, United States and Czech Republic, there are defined contribution plans principally in the form of savings, incentive compensation and bonus plans.

During 2015 and 2014, the Company contributed €37 million and €33 million, respectively, to its defined contribution plans. These contributions were recognized as an expense in the income statement and related entirely to continuing operations in 2015 and 2014.

Multi-employer plans

A significant number of union employees in the United States are covered by multi-employer plans based on obligations arising from collective bargaining agreements. These plans provide retirement and other benefits to participants based on their service to contributing employers. The benefits are paid from assets held in trust for that purpose. Trustees are appointed in equal number by employers and unions and they are typically responsible for oversight of the investment of the assets and administration of the plan. Contribution rates and benefit levels are generally determined through the collective bargaining process between the participating employers and unions. None of the Company's collective bargaining agreements require that a minimum funding requirement exists for these plans.

Most of these plans are defined contribution plans. All plans that are defined benefit plans, on the basis of the terms of the benefits provided, are accounted for as defined contribution plans because sufficient information is not available to account for these plans as defined benefit plans. These plans are generally flat dollar benefit plans. Ahold is only one of several employers participating in each of these plans and there is no reliable basis to accurately determine Ahold's share of plan obligations and assets following defined benefit accounting principles. Furthermore, the financial statements of the multi-employer plans are drawn up on the basis of other accounting policies than those applied by Ahold. Consequently, these multi-employer plans are not included in Ahold's balance sheet.

The risks of participating in multi-employer plans are different from the risks of single employer plans. Ahold's contributions may be used to provide benefits to employees of other participating employers. Ahold may become obligated for a plan's unfunded obligations if other participating employers cease to participate in the plan. Similarly, if a number of employers cease to have employees participating in the plan, Ahold could be responsible for an increased share of the plan's deficit. If Ahold withdraws from a plan, it may be required to pay the plan an amount based on the underfunded status of the plan, referred to as a withdrawal liability.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015 116

23 Pensions and other post-employment benefits (continued)

Defined benefit plans

Ahold participates in 12 multi-employer pension plans that are defined benefit plans on the basis of the terms of the benefits provided. The following table presents Ahold's estimate of its proportionate share of each plan's deficit or surplus. Ahold's participation is the relative amount of its contributions during the year in relation to the total amount of contributions made to the plan. The estimate of Ahold's net proportionate share of the plans' deficits is based on the latest available information received from these plans, such as the plans' measurement of plan assets and the use of discount rates between 6.5% and 8.0%. The information received has been updated for market trends and conditions through the end of 2015, and does not represent Ahold's direct obligation. While this is our best estimate, based upon information available to us, it is imprecise and not necessarily reliable.

		January 3, 2016				December 28, 2014			
€ million, except Ahold's participation percentages	Date of latest information	Annual contributions	Plan deficit / (surplus)	Ahold's participation	Ahold's proportionate share of deficit / (surplus)	Annual contributions	Plan deficit / (surplus)	Ahold's participation	Ahold's proportionate share of deficit / (surplus)
FELRA & UFCW Food Pension Fund	Jan. 1, 2015	27	1,080	60.4%	652	23	887	60.9%	541
Mid-Atlantic UFCW & Participating Employers Pension Fund	Jan. 1, 2015	7	3	63.3%	2	7	–	64.6%	–
New England Teamsters & Trucking Industry Pension	Oct. 1, 2014	6	–	3.1%	–	5	–	3.7%	–
UFCW Local 1262 & Employers Pension Fund	Jan. 1, 2014	7	206	19.4%	40	5	89	22.9%	20
United Food & Commercial Workers Intl Union – Industry Pension Fund	July 1, 2014	19	(201)	22.1%	(44)	16	(553)	22.1%	(122)
UFCW Local 1500 Pension Plan	Jan. 1, 2015	8	171	27.1%	46	6	119	27.3%	32
Warehouse Employees' Union Local 730 Pension Trust Fund	Jan. 1, 2015	3	110	83.5%	92	2	82	81.8%	67
Other plans	Jan. 1, 2015	7	6,477	0.8%	16	6	4,258	1.2%	2
Total		84	7,846		804	70	4,882		540

During 2015, Stop & Shop reached an agreement with UFCW Local #338 whereby Stop & Shop was allowed to withdraw from the pension plan. The withdrawal occurred in September and resulted in a $12 million (€11 million) withdrawal liability. The settlement of the liability will be made in installments with $6 million paid at the time of withdrawal and the second and third installments, of $3 million each, to be paid in May and October of 2016. In 2014, this plan was aggregated in the Other plans designation above.

If the underfunded liabilities of the multi-employer pension plans are not reduced, either by improved market conditions or collective bargaining changes, increased future payments by the Company and the other participating employers may result. However, all future increases will be subject to the collective bargaining process. In 2016, the Company expects its contributions to increase to €88 million. Moreover, if the Company were to exit certain markets or otherwise cease making contributions to these funds, the Company could trigger a substantial withdrawal liability. Any adjustment for withdrawal liability will be recorded when it is probable that a liability exists and the amount can be reasonably estimated. Except for the UFCW Local #338 withdrawal liability payment mentioned above, no other withdrawal payments were incurred or included in the 2015 and 2014 contributions disclosed above. Ahold's risk of increased contributions and withdrawal liabilities may be greater if any of the participating employers in an underfunded multi-employer plan withdraw from the plan or, due to insolvency, are not able to contribute an amount sufficient to fund the underfunded liabilities associated with their participants in the plan.

Defined contribution plans

Ahold also participates in 40 multi-employer plans that are defined contribution plans on the basis of the terms of the benefits provided. The majority of these plans provide health and welfare benefits. The Company contributed €270 million and €228 million to multi-employer defined contribution plans during both 2015 and 2014, respectively. These contributions are recognized as an expense in the consolidated income statement and related entirely to continuing operations in 2015 and 2014. These plans vary significantly in size, with contributions to the three largest plans representing 60% of total contributions.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 117

24 Provisions

The table below specifies the changes in total provisions (current and non-current):

€ million	Self-insurance program	Loyalty programs	Claims and legal disputes	Severance and termination benefits[1]	Onerous contracts[1]	Other[1]	Total
As of December 28, 2014							
Current portion	151	14	1	21	48	5	240
Non-current portion	452	28	3	6	124	50	663
Carrying amount	**603**	**42**	**4**	**27**	**172**	**55**	**903**
Year ended January 3, 2016							
Additions charged to income	149	17	8	48	8	3	233
Acquisitions through business combinations	–	–	–	–	61	–	61
Used during the year	(150)	(20)	(1)	(44)	(46)	(3)	(264)
Released to income	(9)	(2)	–	(2)	(13)	(11)	(37)
Interest accretion	9	1	–	–	3	1	14
Effect of changes in discount rates	(4)	–	–	–	–	–	(4)
Other movements	–	–	–	–	(5)	–	(5)
Exchange rate differences	74	–	–	–	13	3	90
Closing carrying amount	**672**	**38**	**11**	**29**	**193**	**48**	**991**
As of January 3, 2016							
Current portion	172	14	9	26	35	4	260
Non-current portion	500	24	2	3	158	44	731

1 Balances for the prior year have been adjusted to align with the current year classification.

Maturities of total provisions as of January 3, 2016, are as follows:

€ million	Self-insurance program	Loyalty programs	Claims and legal disputes	Severance and termination benefits	Onerous contracts	Other	Total
Amount due within one year	172	14	9	26	35	4	260
Amount due between one and five years	338	24	1	2	89	11	465
Amount due after five years	162	–	1	1	69	33	266
Total	**672**	**38**	**11**	**29**	**193**	**48**	**991**

Self-insurance program

Ahold is self-insured for certain potential losses, mainly relating to general liability, vehicle liability, workers' compensation and property losses relating to its subsidiaries. The maximum self-insurance retention per occurrence, including defense costs, is $2 million (€2 million) for general liability, $5 million (€5 million) for commercial vehicle liability, $5 million (€5 million) for workers' compensation, and $17.5 million (€16 million) for property losses. Ahold purchased a stop-loss coverage of $50 million (€46 million) for property losses to limit the aggregate exposure for named windstorms through June 1, 2016. A portion of this risk is reinsured to third parties, see *Note 15*.

Measurement of the provision for the self-insurance program requires significant estimates. These estimates and assumptions include an estimate of claims incurred but not yet reported, historical loss experience, projected loss development factors, estimated changes in claim reporting patterns, claim settlement patterns, judicial decisions and legislation.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 118

Annual Report 2015

24 Provisions (continued)

Loyalty programs

This provision relates to a third-party customer loyalty program in the Netherlands and reflects the estimated cost of benefits to which customers participating in the loyalty program are entitled.

Claims and legal disputes

The Company is a party to a number of legal proceedings arising out of its business operations. Such legal proceedings are subject to inherent uncertainties. Management, supported by internal and external legal counsel, where appropriate, determines whether it is more likely than not that an outflow of resources will be required to settle an obligation. If this is the case, the best estimate of the outflow of resources is recognized.

Severance and termination benefits

This provision relates to payments to employees whose employment with the Company has ended, either as part of a restructuring or a voluntary separation plan. In 2015, Ahold recognized restructuring-related severance provisions within Ahold USA totaling €31 million. These related to a reorganization of its support offices and an early retirement incentive program for store employees in the Giant Landover division.

Onerous contracts

Onerous contract provisions mainly relate to unfavorable lease contracts and include the excess of the unavoidable costs of meeting the obligations under the contracts over the benefits expected to be received under such contracts. Included in the balance of the provision as of January 3, 2016, were provisions of €65 million and €44 million in Ahold USA and the Czech Republic, respectively, for unfavorable lease contracts recognized as part of the A&P, SPAR and other past acquisitions as well as the remaining provision relating to BI-LO and Bruno’s (see Note 34) of €19 million.

Other

Other provisions include asset retirement obligations, provisions for environmental risks, jubilee payments, and supplemental medical benefits.

25	Other non-current liabilities

January 3, December 28,

€ million 2016 2014

Step rent accruals 276 234

Deferred income 25 26

Other 17 16

Total other non-current liabilities 318 276

Step rent accruals relate to the equalization of rent payments from lease contracts with scheduled fixed rent increases throughout the life of the contract.

Deferred income predominantly represents the non-current portions of deferred income on vendor allowances and deferred gains on sale and leaseback transactions.

Ahold at a glance Business review Governance Financials Investors Notes to the consolidated financial statements Ahold 119 Annual Report 2015 26 Other current financial liabilities January 3, December 28, € million 2016 2014 Finance lease liabilities – current portion (see Note 22) 110 88 Interest payable 29 26 Short-term borrowings 52 47 Dividend cumulative preferred financing shares 22 21 Reinsurance liabilities – current portion (see Note 15) 76 65 Loans – current portion (see Note 21) 31 30 Other 10 3 Total other current financial liabilities 330 280 Other in 2015 mainly includes multi-employer union pension withdrawal liabilities. 27 Other current liabilities January 3, December 28, € million 2016 2014 Accrued expenses 770 607 Compensated absences 297 271 Payroll taxes, social security and VAT 251 262 Deferred income 138 28 Gift card and deposit liabilities 104 87 Other 13 14 Total other current liabilities 1,573 1,269 The deferred income balance at January 3, 2016, includes the unearned portion of premiums billed on January 1, 2016, related to the Company’s reinsurance treaty.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 120

Annual Report 2015

28	Cash flow

The following table presents the reconciliation between the cash and cash equivalents as presented in the statement of cash flows and as presented on the balance sheet:

€ million 2015 2014

Cash and cash equivalents at the end of the year as presented in the statement of cash flows 1,819 1,615

Restricted cash 7 9

Cash and cash equivalents at the end of the year as presented on the balance sheet 1,826 1,624

The following table presents additional cash flow information:

€ million 2015 2014

Non-cash investing activities

Accounts payable at year-end related to purchased non-current assets 119 88

Assets acquired under finance leases from continuing operations 55 18

Non-cash financing activities

Finance lease liabilities originated from continuing operations(55)(18)

Acquisition of businesses

Total purchase consideration (see Note 4)(150)(210)

Cash acquired — 18

Consideration payable — 2

Acquisition of businesses, net of cash acquired(150)(190)

Divestments of businesses

U.S. Foodservice1 —(248)

Proceeds from divestment of stores in the Netherlands 6 —

Proceeds from divestment of Slovakia —(34)

Net cash flows related to other past divestments(6)(4)

Divestment of businesses —(286)

Cash divested —(5)

Divestment of businesses, net of cash divested —(291)

Reconciliation between results on divestments of discontinued operations and cash (paid) received

Result on divestments of discontinued operations before income taxes 3(222)

Net assets (liabilities) divested 6(21)

Changes in accounts receivable / payable and provisions – net(9)(43)

Divestment of businesses —(286)

Cash divested —(5)

Divestment of businesses, net of cash divested —(291)

1 The cash flows from U.S. Foodservice in 2014 include settlement of Waterbury litigation of €241 million and legal fees of €7 million.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 121

Annual Report 2015

29 Earnings per share

The calculation of basic and diluted net income per share attributable to common shareholders is based on the following data:

2015 2014

Earnings (€ million)

Net income attributable to common shareholders for the purposes of basic earnings per share 852 594

Effect of dilutive potential common shares – reversal of preferred dividends from earnings 23 22

Net income attributable to common shareholders for the purposes of diluted earnings per share 875 616

Number of shares (in millions)

Weighted average number of common shares for the purposes of basic earnings per share 820 879

Effect of dilutive potential common shares:

Share options and conditional shares 12 11

Cumulative preferred financing shares 25 34

Weighted average number of common shares for the purposes of diluted earnings per share 857 924

The calculation of the basic and diluted income from continuing operations per share attributable to common shareholders is based on the same number of shares as detailed above and the following earnings data:

€ million 2015 2014

Income from continuing operations 849 791

Non-controlling interests (1) —

Income from continuing operations, attributable to common shareholders for the purposes of basic earnings per share 850 791

Effect of dilutive potential common shares – reversal of preferred dividends from earnings 23 22

Income from continuing operations, attributable to common shareholders for the purposes of diluted earnings per share 873 813

Basic and diluted income per share from discontinued operations attributable to common shareholders amounted both to nil (2014: negative €0.22 basic and negative €0.21 diluted). They are based on the income from discontinued operations attributable to common shareholders of €2 million (2014: loss of €197 million) and the denominators detailed above.

30 Financial risk management and financial instruments

Financial risk management

The Treasury function provides a centralized service to the Company for funding, foreign exchange, interest rate, liquidity and counterparty risk management. Treasury operates within a framework of policies and procedures that is reviewed regularly. The Treasury function does not operate as a profit center and manages the financial risks that arise in relation to underlying business needs. Ahold’s Management Board has overall responsibility for the establishment and oversight of the Treasury risk management framework. Ahold’s management reviews material changes to Treasury policies and receives information related to Treasury activities.

In accordance with its Treasury policies, Ahold uses derivative instruments solely for the purpose of hedging exposures. These exposures are mainly connected with the interest rate and currency risks arising from the Company’s operations and its sources of finance. Ahold does not enter into derivative financial instruments for speculative purposes. The transaction of derivative instruments is restricted to Treasury personnel only and Ahold’s Internal Control department reviews the Treasury internal control environment regularly.

Relationships with credit rating agencies and monitoring of key credit ratios are also managed by the Treasury department.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 122

Annual Report 2015

30 Financial risk management and financial instruments (continued)

Currency risk

Ahold operates internationally and is exposed to foreign exchange risk arising from currency exposures, primarily with respect to the U.S. dollar. Since Ahold’s subsidiaries primarily purchase and sell in local currencies, the

Company’s exposure to exchange rate movements in commercial operations is naturally limited. The Company is subject to foreign currency exchange risks due to exchange rate movements in connection with the translation of its foreign subsidiaries’ income, assets and liabilities into euros for inclusion in its consolidated financial statements. Translation risk related to Ahold’s foreign subsidiaries, joint ventures and associates is not actively hedged.

To protect the value of future foreign currency cash flows, including loan and interest payments, lease payments, dividends and firm purchase commitments, and the value of assets and liabilities denominated in foreign currency, Ahold seeks to mitigate its foreign currency exchange exposure by borrowing in local currency and entering into various financial instruments, including forward contracts and currency swaps. It is Ahold’s policy to cover foreign exchange transaction exposure in relation to existing assets, liabilities and firm purchase commitments.

Foreign currency sensitivity analysis

Assuming the euro had strengthened (weakened) by 10% against the U.S. dollar compared to the actual 2015 rate, with all other variables held constant, the hypothetical result on income before income taxes would have been a decrease (increase) of €6 million (2014: €6 million), as a result of foreign exchange losses on the translation of U.S. dollar-denominated cash and cash equivalents.

Interest rate risk

Ahold’s interest rate risk arises primarily from its debt. To manage interest rate risk, Ahold has an interest rate management policy aimed at reducing volatility in its interest expense and maintaining a target percentage of its debt in fixed rate instruments. Ahold’s financial position is largely fixed by long-term debt issues and the use of derivative financial instruments such as interest rate swaps and cross-currency interest rate swaps. As of January 3, 2016, after taking into account the effect of interest rate swaps and cross-currency swaps, approximately 99% of Ahold’s interest bearing debt was at fixed rates of interest (2014: 98%).

Interest rate sensitivity analysis

The total interest expense recognized in the 2015 income statement related to the variable rates of long-term debt, net of swaps, amounted to €3 million (2014: €4 million). The Company estimates that with a possible increase

(decrease) of U.S. dollar market interest rates of 25 basis points with all other variables (including foreign exchange rates) held constant, this would result in a hypothetical effect on income before income taxes of a loss (gain) of nil (2014: nil). In addition, a hypothetical result relating to a possible increase (decrease) of 25 basis points in the fair value of derivative hedges that do not qualify for hedge accounting would result in a loss of nil or a gain of

€2 million, respectively (2014: a loss of €2 million or a gain of €2 million, respectively).

The total interest income recognized in the 2015 income statement amounted to €5 million (2014: €6 million), mainly related to variable rate money market fund investments and deposits. The Company estimates that with a possible increase (decrease) of euro and U.S. dollar market interest rates of 25 basis points with all other variables (including foreign exchange rates) held constant, this would result in a hypothetical effect on income before income taxes of a gain of €4 million or a loss of €4 million, respectively (2014: gain of €3 million or a loss of €3 million).

The cash flow hedge reserve would be impacted by interest rate movements through the JPY cross-currency swap which qualified for cash flow hedge accounting. The impact of interest rate movements related to the bond and the swap’s variable leg are not reflected, as they offset each other. The impact of a 25-basis-point increase (25-basis-point decrease) in euro interest rates related to the remaining fair value exposure on the swap’s fixed leg

(caused by a shifted discount rate on the swap’s fixed EUR leg) is a gain of €15 million or a loss of €16 million (2014: gain of €17 million or a loss of €18 million).

The above sensitivity analyses are for illustrative purposes only as, in practice, market rates rarely change in isolation from other factors that also affect Ahold’s financial position and results.

Credit risk

Ahold has no significant concentrations of credit risk. Sales to retail customers are made in cash, checks and debit cards, or via major credit cards. Sales to franchisees are done on credit. The concentration of credit risk with respect to receivables is limited, as the Company’s customer base and vendor base are large and unrelated. As a result, management believes there is no further credit risk provision required in excess of the normal individual and collective impairment, based on an aging analysis performed as of January 3, 2016. For further discussion on Ahold’s receivables, see Notes 15 and 17.

Derivative counterparties and cash transactions are limited to high-credit-quality financial institutions’ products. Ahold invests in funds with a minimum rating of A- (Standard & Poor’s). With respect to credit risk, derivative contracts with counterparties are entered into primarily under the standard terms and conditions of the International Swap and Derivatives Association. The counterparties have an externally validated investment grade credit rating.

Ahold has policies that limit the amount of counterparty credit exposure to any single financial institution or investment vehicle and continually monitors these exposures. The maximum exposure to credit risk is represented by the carrying amounts of the financial assets on the balance sheet (refer to the table on fair values of financial instruments below in this note). The maximum exposure to a credit risk loss that Ahold would incur if financial institutions that are parties to the derivative instruments completely failed to perform according to the terms of the contracts is €338 million as of January 3, 2016 (December 28, 2014: €311 million). Netting agreements are in place with the financial counterparties that reduces the credit exposure (as of January 3, 2016, net exposure of €129 million).

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 123

30 Financial risk management and financial instruments (continued)

Liquidity risk

Ahold manages its liquidity risk on a consolidated basis with cash provided from operating activities being the primary source of liquidity, in addition to debt and equity issuances in the capital markets, committed and uncommitted credit facilities, letters of credit under credit facilities, and available cash. Ahold manages short-term liquidity based on projected cash flows over rolling periods of six months. As of January 3, 2016, €984 million of our committed credit facility remained available for working capital and general corporate purposes and €2,354 million of cash balances (including short-term deposits and similar instruments) are available to manage the Company's liquidity.

Based on the current operating performance and liquidity position, the Company believes that cash provided by operating activities and available cash balances will be sufficient for working capital, capital expenditures, interest payments, dividends and scheduled debt repayment requirements for the next 12 months and the foreseeable future.

The following tables summarize the expected maturity profile of the Company's financial liabilities (including derivatives) as of January 3, 2016, and December 28, 2014, respectively, based on contractual undiscounted payments.

All financial liabilities held at the reporting date, for which payments are already contractually agreed, have been included. Amounts in foreign currency have been translated using the reporting date closing rate. Cash flows arising from financial instruments carrying variable interest payments have been calculated using the forward curve interest rates as of January 3, 2016, and December 28, 2014, respectively. Refer to *Note 34* for the liquidity risk related to guarantees.

Year ended January 3, 2016

		Contractual cash flows			
€ million	Net carrying amount	Within 1 year	Between 1 and 5 years	After 5 years	Total
Non-derivative financial liabilities					
Notes	(1,144)	(75)	(565)	(1,119)	(1,759)
Other loans	(3)	–	(2)	(2)	(4)
Financing obligations	(397)	(52)	(194)	(217)	(463)
Mortgages payable	(9)	(1)	(4)	(7)	(12)
Finance lease liabilities	(1,400)	(209)	(790)	(1,110)	(2,109)
Cumulative preferred financing shares[1]	(497)	(22)	(66)	(18)	(106)
Short-term borrowings	(52)	(52)	–	–	(52)
Reinsurance liabilities	(221)	(78)	(128)	(22)	(228)
Accounts payable	(2,800)	(2,800)	–	–	(2,800)
Other	(61)	(16)	(7)	(56)	(79)
Derivative financial liabilities					
Cross-currency swaps and foreign currency derivatives	(210)	(18)	(69)	(202)	(289)

1 Cumulative preferred financing shares have no maturity. For the purpose of the table above, the future dividend cash flows were calculated until the coupon reset date of each of the four share-series (2016, 2018, 2020 and 2023). No liability redemption was assumed. Actual cash flows may differ, see *Note 22*.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 124

Annual Report 2015

30	Financial risk management and financial instruments (continued)

Year ended December 28, 2014

Contractual cash flows

Between

Net carrying Within 1 and 5 After

€ million amount 1 year years 5 years Total

Non-derivative financial liabilities

Notes(1,040)(68)(545)(1,051)(1,664)

Other loans(3)(2)(1) —(3)

Financing obligations(387)(48)(181)(239)(468)

Mortgages payable(10)(4)(6)(2)(12)

Finance lease liabilities(1,213)(179)(681)(1,003)(1,863)

Cumulative preferred financing shares1(497)(21)(74)(32)(127)

Short-term borrowings(47)(47) — —(47)

Reinsurance liabilities(191)(67)(110)(20)(197)

Accounts payable(2,655)(2,655) — —(2,655)

Other(43)(1)(6)(52)(59)

Derivative financial liabilities

Cross-currency swaps and foreign currency derivatives(251)(18)(70)(246)(334)

1 Cumulative preferred financing shares have no maturity. For the purpose of the table above, the future dividend cash flows were calculated until the coupon reset date of each of the four share-series (2016, 2018, 2020 and 2023). No liability redemption was assumed.

Credit ratings

Maintaining investment grade credit ratings is a cornerstone of the Company’s strategy as they serve to lower the cost of funds and to facilitate access to a variety of lenders and markets. In August 2015, Moody’s upgraded Ahold’s corporate credit rating to Baa2 with a stable outlook. In June 2009, Standard & Poor’s upgraded Ahold’s corporate credit rating to BBB with a stable outlook; since then, this rating has remained unchanged.

Capital risk management

The Company’s primary objective in terms of managing capital is the optimization of its debt and equity balances in order to sustain the future development of the business, maintain an investment grade credit rating and maximize shareholder value.

The Company’s leverage is measured on the basis of net lease adjusted debt, which includes borrowings, cash and cash equivalents, short-term deposits and similar instruments, equity, and the present value of the operating lease commitments. Ahold may balance its overall capital structure in a number of ways, including through the payment of dividends, capital repayment, new share issues and share buybacks as well as the issuance of new debt or the redemption of existing debt.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015 125

30 Financial risk management and financial instruments (continued)

Financial instruments

Fair values of financial instruments

The following table presents the fair values of financial instruments, based on Ahold's categories of financial instruments, including current portions, compared to the carrying amounts at which these instruments are included on the balance sheet:

€ million	January 3, 2016 Carrying amount	January 3, 2016 Fair value	December 28, 2014 Carrying amount	December 28, 2014 Fair value
Loans receivable	42	49	42	50
Trade and other (non) current receivables	832	832	731	731
Reinsurance assets	203	203	177	177
Total loans and receivables	1,077	1,084	950	958
Cash and cash equivalents	1,826	1,826	1,624	1,624
Short-term deposits and similar instruments	528	528	262	262
Derivatives	338	338	311	311
Available-for-sale	6	6	5	5
Total financial assets	3,775	3,782	3,152	3,160
Notes	(1,144)	(1,359)	(1,040)	(1,282)
Other loans	(3)	(3)	(3)	(3)
Financing obligations	(397)	(395)	(387)	(391)
Mortgages payable	(9)	(10)	(10)	(11)
Finance lease liabilities	(1,400)	(1,798)	(1,213)	(1,574)
Cumulative preferred financing shares	(497)	(554)	(497)	(564)
Dividend cumulative preferred financing shares	(22)	(22)	(21)	(21)
Accounts payable	(2,800)	(2,800)	(2,655)	(2,655)
Short-term borrowings	(52)	(52)	(47)	(47)
Interest payable	(29)	(29)	(26)	(26)
Reinsurance liabilities	(221)	(221)	(191)	(191)
Other	(61)	(71)	(43)	(51)
Total non-derivative financial liabilities	(6,635)	(7,314)	(6,133)	(6,816)
Derivatives	(210)	(210)	(251)	(251)
Total financial liabilities	(6,845)	(7,524)	(6,384)	(7,067)

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015 126

30 Financial risk management and financial instruments (continued)

Of Ahold's categories of financial instruments, only derivatives, assets available-for-sale and reinsurance assets (liabilities) are measured and recognized on the balance sheet at fair value. These fair value measurements are categorized within Level 2 of the fair value hierarchy. The Company uses inputs other than quoted prices that are observable for the asset or liability, either directly (i.e., as prices) or indirectly (i.e., derived from prices). The fair value of derivative instruments is measured by using either a market or income approach (mainly present value techniques). Foreign currency forward contracts are measured using quoted forward exchange rates and yield curves derived from quoted interest rates that match the maturity of the contracts. Interest rate swaps are measured at the present value of expected future cash flows. Expected future cash flows are discounted by using the applicable yield curves derived from quoted interest rates.

The valuation of Ahold's derivative instruments is adjusted for the credit risk of the counterparty, called Credit Valuation Adjustment ("CVA"), and adjusted for Ahold's own credit risk, called Debit Valuation Adjustment ("DVA"). The CVA / DVA calculations have been added to the fair value of Ahold's interest and cross-currency swaps. The valuation technique for the CVA / DVA calculation is based on relevant observable market inputs.

The carrying amount of receivables, cash and cash equivalents, accounts payable, short-term deposits and similar instruments, and other current financial assets and liabilities approximate their fair values because of the short-term nature of these instruments and, for receivables, because of the fact that any recoverability loss is reflected in an impairment loss. The fair values of quoted borrowings are based on year-end ask-market quoted prices. The fair value of other non-derivative financial assets and liabilities that are not traded in an active market are estimated using discounted cash flow analyses based on market rates prevailing at year-end. The fair value of the cumulative preferred financing shares is measured as the present value of expected future cash flows. Such cash flows include the dividend payments and the payments of the nominal value plus paid in capital. Expected future cash flows are discounted by using the yield curves derived from quoted interest rates and Credit Default Swap rates that match the maturity of the contracts. The conditions for redemption and conversion of the cumulative preferred financing shares are disclosed in *Note 22*. The accrued interest is included in other current financial liabilities (see *Note 26*) and not in the carrying amounts of non-derivative financial assets and liabilities.

Short-term deposits and similar instruments (€528 million) contain short-term liquid investments that are considered part of Ahold's cash management financial assets.

Derivatives

Fair values, notional amounts, maturities and the qualification of derivative financial instruments for accounting purposes are presented in the table below:

€ million	Maturity	January 3, 2016 Fair value Assets	January 3, 2016 Fair value Liabilities	January 3, 2016 Notional amount	December 28, 2014 Fair value Assets	December 28, 2014 Fair value Liabilities	December 28, 2014 Notional amount
Forward foreign currency contracts[1]	Within 1 year	–	–	83	1	(1)	95
Cross-currency swap[2]	After 5 years	–	(210)	253	–	(250)	225
Total cash flow hedges		–	(210)	336	1	(251)	320
Interest rate swap[3]	Between 1 to 5 years	29	–	340	38	–	319
Cross-currency swap[3,4]	Between 1 to 5 years	309	–	340	272	–	319
Total derivatives – no hedge accounting treatment		338	–	340	310	–	319
Total derivative financial instruments		338	(210)	676	311	(251)	639

1 Foreign currency forwards designated as cash flow hedges are used to hedge the future cash flows denominated in foreign currencies.
2 Cross-currency swap accounted for as a cash flow hedge used to hedge currency and cash flow risk on floating debt denominated in foreign currency, related to JPY 33,000 notes (see *Note 21* for additional information).
3 Interest rate swap and cross-currency swap relate to the same notional amount of GBP 250 million.
4 As of January 3, 2016, the valuation of the GBP 250 cross-currency swap, related to the GBP 250 notes (see *Note 21* for additional information) includes the impact of the mark-to-market valuation of an embedded credit clause in the amount of nil. The volatility in the financial markets resulted in a gain of nil related to this credit clause in the year 2015 (€1 million gain in 2014). Ahold is required under these swap contracts to redeem the U.S. dollar notional amount through semi-annual installments that commenced in September 2004. $314 million has been paid down as of January 3, 2016.

Gains and losses recognized in cash flow hedging reserve in equity as of January 3, 2016, primarily relate to the swap on the JPY 33,000 notes and will be released to the income statement over a period lasting until 2031.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 127

Annual Report 2015

31 Related party transactions

Compensation of key management personnel

Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the Company as a whole. The Company considers all members of the Executive Committee (ExCo) and the Supervisory Board to be key management personnel as defined in IAS 24 “Related parties.” At the end of 2015, the ExCo consisted of the Management Board and four other ExCo members. The total compensation of key management personnel in 2015 amounts to €26,157 thousand (2014: €16,456 thousand). This includes an estimate of additional wage tax on severance payments due in accordance with Dutch tax laws in the amount of €5.1 million (2014: €1.2 million).

Employment contracts with individual Management Board members

Dick Boer

In 2015, the Company provided Dick Boer with an annual base salary of €1,000,000, participation in the annual cash incentive plan and participation in the Company’s equity-based long-term incentive plan (GRO – see Note 32). The at-target payout under the annual cash incentive plan is 100% of base salary and is capped at 150% in case of extraordinary performance. Unless Dick Boer’s employment agreement is otherwise terminated, he will be eligible for reappointment at the annual General Meeting of Shareholders in April 2019. In the event that the Company terminates his employment agreement for reasons other than cause or because he is not reappointed by the shareholders, Dick Boer is entitled to a severance payment equal to one year’s base salary. His employment agreement may be terminated by the Company with a notice period of 12 months and by Dick Boer with a notice period of six months. Dick Boer participates in Ahold’s Dutch Pension Plan.

Jeff Carr

In 2015, the Company provided Jeff Carr with an annual base salary of €666,000, participation in the annual cash incentive plan and participation in the Company’s equity-based long-term incentive plan (GRO – see Note 32). The at-target payout under the annual cash incentive plan is 100% of base salary and is capped at 150% in case of extraordinary performance. Furthermore, Jeff Carr receives a housing allowance of €7,000 net per month. Jeff Carr will be eligible for reappointment at the Extraordinary General Meeting of Shareholders on March 14, 2016. In the event that the Company terminates his employment agreement for reasons other than cause or because he is not reappointed by the shareholders, Jeff Carr is entitled to a severance payment equal to one year’s base salary. His employment agreement may be terminated by the Company with a notice period of 12 months and by Jeff Carr with a notice period of six months. Jeff Carr participates in Ahold’s Dutch Pension Plan.

James McCann

In 2015, the Company provided James McCann with an annual base salary of €666,000, participation in the annual cash incentive plan and participation in the Company’s equity-based long-term incentive plan (GRO – see Note 32). The at-target payout under the annual cash incentive plan is 100% of base salary and is capped at 150% in case of extraordinary performance. Furthermore, James McCann receives a housing allowance of $10,000 net per month for his first term of four years. James McCann will be eligible for reappointment at the Extraordinary General Meeting of Shareholders on March 14, 2016. In the event that the Company terminates his employment agreement for reasons other than cause or because he is not reappointed by the shareholders, James McCann is entitled to a severance payment equal to one year’s base salary. His employment agreement may be terminated by the Company with a notice period of 12 months and by James McCann with a notice period of six months. James McCann participates in Ahold’s Dutch Pension Plan.

Lodewijk Hijmans van den Bergh

In 2015, the Company provided Lodewijk Hijmans van den Bergh with an annual base salary of €544,000, participation in the annual cash incentive plan and participation in the Company’s equity-based long-term incentive plan (GRO – see Note 32). The at-target payout under the annual cash incentive plan is 100% of base salary and is capped at 150% in case of extraordinary performance. Lodewijk Hijmans van den Bergh participated in Ahold’s Dutch Pension Plan. On March 1, 2015, Lodewijk Hijmans van den Bergh stepped down as Chief Corporate Governance Counsel. His employment relationship with Ahold was terminated on December 31, 2015.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 128

31 Related party transactions (continued)

Remuneration of the Management Board by member

€ thousand	Base salary (Direct remuneration)	EIP[2] (Direct remuneration)	Other[3,4] (Direct remuneration)	Total direct remuneration	Share-based compensation[5] (Deferred remuneration)	Pensions[6] (Deferred remuneration)	Total remuneration[7]
Dick Boer							
2015	**1,000**	**1,350**	**305**	**2,655**	**1,607**	**67**	**4,329**
2014	987	444	13	1,444	1,214	(125)	2,533
Jeff Carr							
2015	**666**	**899**	**307**	**1,872**	**835**	**29**	**2,736**
2014	658	296	147	1,101	678	48	1,827
James McCann							
2015	**666**	**899**	**1,176**	**2,741**	**1,010**	**30**	**3,781**
2014	658	296	1,213	2,167	773	(39)	2,901
Lodewijk Hijmans van den Bergh[1]							
2015	**91**	**122**	**108**	**321**	**190**	**5**	**516**
2014	544	245	1,654	2,443	1,031	(48)	3,426
Total 2015	**2,423**	**3,270**	**1,896**	**7,589**	**3,642**	**131**	**11,362**
Total 2014	2,847	1,281	3,027	7,155	3,696	(164)	10,687

Remuneration of the Executive Committee including Management Board

The table below specifies the remuneration of the ExCo, comprising the Management Board members as listed above and the additional ExCo members who were not part of the Management Board.

€ thousand	2015	2014
Base salary	**4,241**	4,399
EIP[2]	**5,724**	1,979
Other[3]	**4,672**	3,837
Share-based compensation[5]	**5,230**	4,930
Pensions[6]	**302**	(747)
Total remuneration[7]	**20,169**	14,398

1 Lodewijk Hijmans van den Bergh, Chief Corporate Governance Counsel and member of the Management Board and Executive Committee, stepped down on March 1, 2015. His employment relationship with Ahold was terminated on December 31, 2015. Ahold agreed to pay his remuneration until the end of 2015, as well as a severance payment amounting to one year's base salary (€544,000), 2015 EIP and GRO. Outstanding shares under the GRO plan have vested over the term of employment in accordance with the applicable plan rules. An estimate of the remuneration costs relating to the period after March 1, 2015, until December 31, 2015, was recognized in 2014 (Other €1,641,000 and Share-based compensation €434,000). Adjustments to the estimate of the remuneration costs as a result of the actual payments are included in 2015 (Other €85,000 and Share-based compensation €100,000). An estimate of additional wage tax of €1.9 million (2014: €1.2 million) on severance payments due in accordance with Dutch tax laws, is excluded from "Total remuneration" as presented in the tables above.
2 ExCo Incentive Plan ("EIP") represents accrued annual cash incentives to be paid in the following year based on an overall weighted EIP performance of 135% versus 45% last year. For an explanation of the Company's remuneration policy, see Remuneration under the Governance section of this report.
3 "Other" mainly includes gross allowances for net pension due to a pension plan amendment, tax compensation (tax equalization charges for expatriates), allowances for housing expenses for certain individuals, relocation costs, international school fees, employer's contributions to social security plans, benefits in kind such as tax advice, medical expenses, and the associated tax gross up. "Other" also includes remuneration costs related to termination agreements. The increases in "Other" for the Management Board are further described under footnote 4 below.
4 The increase in "Other" for Dick Boer and Jeff Carr is primarily due to gross allowances for net pension due to a pension plan amendment (for details refer to Note 23). For James McCann, increased gross allowances were offset by lower tax compensation. Included in "Other" for James McCann in 2015 is tax compensation of €805,000 (2014: €969,000), of which €83,000 relates to the 2014 tax year. "Other" for Lodewijk Hijmans van den Bergh is described under footnote 1 above.
5 The fair value of each year's grant is determined on the grant date and expensed on a straight-line basis over the vesting period. The expense for 2015 reflects this year's portion of the share grants over the previous five years (2011 to 2015). The share-based compensation expense also includes the expense related to the shares under the special purpose plan as described in Note 32. Under this program 105,000 shares were granted in 2013 to ExCo members that were not part of the Management Board, of which 35,000 shares vested in 2015 (2014: 35,000). The total share-based compensation expense in 2015 for these ExCo members is €1,588,000 (2014: €1,234,000) of which €46,000 (2014: €459,000) relates to the special purpose plan and €1,542,000 (2014: €775,000) to the grants under the GRO program.
6 Pension costs are the total net periodic pension costs. During 2014, Ahold amended its pension plan in the Netherlands. For more details refer to Note 23.
7 On January 8, 2015, the Supervisory Board appointed Jan Ernst de Groot and on January 15, 2015, Wouter Kolk as members of the ExCo, effective February 1, 2015. On January 15, 2015, it was announced that Sander van der Laan, CEO Albert Heijn and member of the ExCo, would step down on February 1, 2015. His employment relationship with Ahold was terminated on September 30, 2015.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 129

31 Related party transactions (continued)

Remuneration of the Supervisory Board members

€ thousand	2015	2014
Jan Hommen (appointed in 2013)	122	117
Mark McGrath (reappointed in 2012)	131	129
Stephanie Shern (reappointed in 2013)	127	118
Rob van den Bergh (reappointed in 2015)	127	128
Derk Doijer (reappointed in 2013)	116	108
Ben Noteboom (reappointed in 2013)	103	99
René Hooft Graafland (appointed in 2015)	114	–
Judith Sprieser (resigned in July 2015)	63	126
Total	903	825

Shares and other interests in Ahold

As of January 3, 2016, Management Board members held the following shares and other interests in Ahold:

Number of shares	Common shares subject to additional holding requirement[1]	Other common shares	Total common shares
Dick Boer	66,715	244,058	310,773
Jeff Carr	60,923	9,230	70,153
James McCann	60,923	101,538	162,461
Total	188,561	354,826	543,387

1 In line with best practice II.2.5 of the Dutch Corporate Governance Code, shares granted and vested under the GRO program to Management Board members should be retained for a period of at least five years after grant, except to finance tax payable at the vesting date, or at least until the end of a member's employment with the Company, if this period is shorter.

As of January 3, 2016, Ben Noteboom held 16,615 Ahold common shares and Rob van den Bergh held 13,846 Ahold common shares. None of the other Supervisory Board members held Ahold shares.

Ahold does not provide loans or advances to members of the Management Board or the Supervisory Board. There are no loans or advances outstanding. Ahold does not issue guarantees to the benefit of members of the Management Board or the Supervisory Board. No such guarantees are outstanding.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold
Annual Report 2015 130

31 Related party transactions (continued)

Trading transactions

Ahold has entered into arrangements with a number of its subsidiaries and affiliated companies in the course of its business. These arrangements relate to service transactions and financing agreements. Transactions were conducted at market prices.

During 2015 and 2014, the Company entered into the following transactions with unconsolidated related parties:

For the year ended January 3, 2016

€ million	Sales to related parties	Purchases from related parties	Amounts receivable from related parties	Amounts payable to related parties	Commitments to related parties
Stationsdrogisterijen	**17**	**–**	**–**	**6**	**–**
JMR	**5**	**–**	**1**	**–**	**–**
Cathedral Commons	**–**	**1**	**–**	**–**	**26**
Other	**4**	**3**	**11**	**–**	**16**
Total	**26**	**4**	**12**	**6**	**42**

For the year ended December 28, 2014

€ million	Sales to related parties	Purchases from related parties	Amounts receivable from related parties	Amounts payable to related parties	Commitments to related parties
Stationsdrogisterijen	16	–	–	5	–
JMR	5	–	1	–	–
Cathedral Commons	–	–	3	–	24
Other	2	2	12	2	17
Total	23	2	16	7	41

These unconsolidated related parties consist of:

- Stationsdrogisterijen C.V., a joint venture of Ahold in the health and beauty care retail business
- JMR, a joint venture of Ahold in the retail business (see *Note 14*)
- Cathedral Commons Partners, LLC, a real estate joint venture of Ahold
- "Other," which includes mainly real estate joint ventures in which Ahold has an interest, holding properties operated by Ahold and Loyalty Management Nederland B.V., an associate of Ahold that renders services relating to the management of customer loyalty programs to certain Ahold subsidiaries in the Netherlands

Furthermore, the Company's post-employment benefit plans in the Netherlands and the United States are considered related parties. For more information on these plans, see *Note 23*.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015

131

32 Share-based compensation

In 2015, Ahold's share-based compensation program consisted of a conditional share grant program called Global Reward Opportunity (GRO). Total 2015 GRO share-based compensation expenses were €47 million (2014: €43 million). Ahold's share-based compensation programs are equity-settled.

The fair value of the shares granted under the GRO program in 2015 at grant date was €59 million, of which €5 million related to Management Board members. This fair value is expensed over the vesting period of the grants adjusted for expected annual forfeitures of 5% (2014: 5%), excluding Management Board members. For the share-based compensation expenses allocable to the individual Management Board members, see *Note 31*.

GRO program

Main characteristics

Under the 2006-2012 GRO program, Ahold shares were granted through a mid-term (three-year) and a long-term (five-year) program. The number of shares granted depended on the at-target value, the annual incentive multiplier of the preceding year and the average share price for six months preceding the date of the grant. For participants other than the Management Board members, the mid-term component of the program contained a matching share feature. For every five shares a participant holds for an additional two years after the vesting date, the participant will receive one additional share.

The shares were granted on the day after the annual General Meeting of Shareholders and vest on the day after the publication of Ahold's full-year results in the third year (three-year programs) or fifth year (five-year programs) after the grant, provided the participant is still employed by Ahold. Shares granted to Management Board members vest on the day after the annual General Meeting of Shareholders in the third year (mid-term component) or fifth year (long-term component) after the grant, subject to continued employment. Management Board members are not allowed to sell their shares within a period of five years from the grant date, except to finance tax payable at the date of vesting.

Under the 2006-2012 GRO program, the shares granted through the long-term component are subject to a performance condition. The number of shares that will ultimately vest depends on Ahold's performance compared to 11 other retail companies (refer to the *Remuneration* section for the composition of the peer group), measured over a five-year period using Total Shareholder Return (TSR), which is the sum of share price growth and dividends paid. The table below indicates the percentage of conditional shares that could vest based on the ranking of Ahold within the peer group:

2006-2012 GRO program rank	1	2	3	4	5	6	7	8	9	10	11	12
Management Board	150%	130%	110%	90%	70%	50%	25%	0%	0%	0%	0%	0%
Other participants	150%	135%	120%	105%	90%	75%	60%	45%	30%	15%	7.5%	0%

A revised GRO program was introduced as of the 2013 grant. Under the revised GRO program, shares are granted through a three-year program. The program consists of three components: one with a performance hurdle at grant (conditional share grant) and two components with a performance hurdle at vesting (performance share grants). The size of the conditional share grant is subject to the Executive Incentive Plan Multiplier of the preceding year for Management Board members and for other employees. Half of the performance share grant is linked to a three-year return on capital (RoC) target. Dependent on RoC performance, the number of shares that eventually vest can range between 0% and a maximum of 150% of the number of shares granted. For the other half of the performance share grant, the performance at vesting is measured using the TSR ranking. The table below indicates the percentage of shares with a TSR performance measure under the revised GRO program (2013, 2014 and 2015 GRO program) that could vest based on the ranking of Ahold within the peer group:

2013-2015 GRO program rank	1	2	3	4	5	6	7	8	9	10	11	12
Vice President and up	175%	150%	125%	100%	75%	50%	0%	0%	0%	0%	0%	0%
Other participants	150%	135%	120%	105%	90%	75%	60%	45%	30%	15%	7.5%	0%

As of the end of 2015, Ahold held the third position with respect to the 2011 share grant, the second position for the 2012 grant, the fourth position for the 2013 grant, the third position for the 2014 grant and the third position for the 2015 grant. For the 2011 share grant, Ahold's final TSR ranking was in the third position (110% for Management Board members and 120% for other participants) and for the 2013 grant, it was in the fourth position (100% for Vice President and up and 105% for other participants). The positions with respect to the 2012, 2014 and 2015 share grants are not an indication of Ahold's final ranking at the end of the performance periods, nor do they provide any information related to the vesting of shares.

At the end of each reporting period, Ahold revises its estimates of the number of shares that are expected to vest based on the non-market vesting conditions (RoC performance). Ahold recognizes the impact of the revision to original estimates, if any, in the income statement, with a corresponding adjustment to equity. For the 2013 grant, the final percentage of shares dependent on RoC performance that will vest in 2016 is 60% (2014 estimate: 51%). At the end of 2015, the revised estimate of the number of shares in the 2014 grant that will vest in 2017 dependent on RoC performance, is 90%. The estimate for the 2015 grant is that 100% of the shares dependent on RoC performance will vest in 2018.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 132

32 Share-based compensation (continued)

Upon termination of employment due to retirement, disability or death, the same vesting conditions as described above apply. Upon termination of employment without cause in certain circumstances (e.g., restructuring or divestment), a pro rata part of the granted shares will vest on the date of termination of employment. For the performance shares, the most recent performance results will be applied to calculate the number of vested shares.

In addition, a limited number of shares were granted to other ExCo members and other employees in 2013, 2014 and 2015 under a special purpose plan. This program consists of unconditional and conditional shares. The unconditional shares vest immediately on the award date. The conditional shares vest in two tranches. Half of the conditional shares vest on the day after the publication of Ahold's full-year results in the first year and half in the second year after the grant.

The following table summarizes the status of the GRO program during 2015 for the individual Management Board members and for all other employees in the aggregate.

	Outstanding at the beginning of 2015	Granted[1]	Vested[2]	Forfeited[3]	**Outstanding at the end of 2015**	Minimum number of shares[4]	Maximum number of shares[5]	Fair value per share at the grant date (€)
Dick Boer								
Five-year 2010 grant	33,671	–	30,304	3,367	**–**	–	–	7.29
Five-year 2011 grant	65,965	–	–	–	**65,965**	–	98,947	6.00
Three-year 2012 grant	73,026	–	73,026	–	**–**	–	–	9.23
Five-year 2012 grant	73,026	–	–	–	**73,026**	–	109,539	7.81
2013 TSR grant	63,221	–	–	–	**63,221**	–	110,636	7.76
2013 RoC grant	63,221	–	–	–	**63,221**	–	94,831	10.52
2013 Conditional grant	25,757	–	–	–	**25,757**	25,757	25,757	10.52
2014 TSR grant	49,844	–	–	–	**49,844**	–	87,227	11.20
2014 RoC grant	49,844	–	–	–	**49,844**	–	74,766	12.40
2014 Conditional grant	32,860	–	–	–	**32,860**	32,860	32,860	12.40
2015 TSR grant	–	54,336	–	–	**54,336**	–	95,088	14.66
2015 RoC grant	–	54,336	–	–	**54,336**	–	81,504	18.14
2015 Conditional grant	–	14,383	–	–	**14,383**	14,383	14,383	18.14
Jeff Carr								
Five-year 2011 grant	50,388	–	–	–	**50,388**	–	75,582	5.80
Three-year 2012 grant	45,405	–	45,405	–	**–**	–	–	9.23
Five-year 2012 grant	45,405	–	–	–	**45,405**	–	68,107	7.81
2013 TSR grant	29,539	–	–	–	**29,539**	–	51,693	7.76
2013 RoC grant	29,539	–	–	–	**29,539**	–	44,308	10.52
2013 Conditional grant	16,247	–	–	–	**16,247**	16,247	16,247	10.52
2014 TSR grant	24,614	–	–	–	**24,614**	–	43,074	11.20
2014 RoC grant	24,614	–	–	–	**24,614**	–	36,921	12.40
2014 Conditional grant	21,907	–	–	–	**21,907**	21,907	21,907	12.40
2015 TSR grant	–	21,309	–	–	**21,309**	–	37,290	14.66
2015 RoC grant	–	21,309	–	–	**21,309**	–	31,964	18.14
2015 Conditional grant	–	9,589	–	–	**9,589**	9,589	9,589	18.14

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 133

32 Share-based compensation (continued)

	Outstanding at the beginning of 2015	Granted[1]	Vested[2]	Forfeited[3]	Outstanding at the end of 2015	Minimum number of shares[4]	Maximum number of shares[5]	Fair value per share at the grant date (€)
Lodewijk Hijmans van den Bergh[6]								
Five-year 2010 grant	30,472	–	27,425	3,047	**–**	–	–	7.29
Five-year 2011 grant	34,902	3,278	36,058	2,122	**–**	–	–	6.00
Three-year 2012 grant	40,108	–	40,108	–	**–**	–	–	9.23
Five-year 2012 grant	40,108	8,904	38,584	10,428	**–**	–	–	7.81
2013 TSR grant	25,817	–	23,207	2,610	**–**	–	–	7.76
2013 RoC grant	25,817	–	8,702	17,115	**–**	–	–	10.52
2013 Conditional grant	14,200	–	12,764	1,436	**–**	–	–	10.52
2014 TSR grant	20,354	2,887	14,435	8,806	**–**	–	–	11.20
2014 RoC grant	20,354	–	7,656	12,698	**–**	–	–	12.40
2014 Conditional grant	18,115	–	10,278	7,837	**–**	–	–	12.40
2015 TSR grant	–	18,429	5,131	13,298	**–**	–	–	14.66
2015 RoC grant	–	17,403	3,275	14,128	**–**	–	–	18.14
2015 Conditional grant	–	7,832	1,847	5,985	**–**	–	–	18.14
James McCann								
Five-year 2011 grant	50,388	–	–	–	**50,388**	–	75,582	5.80
Three-year 2012 grant	45,405	–	45,405	–	**–**	–	–	9.23
Five-year 2012 grant	45,405	–	–	–	**45,405**	–	68,107	7.81
2013 TSR grant	42,147	–	–	–	**42,147**	–	73,757	7.76
2013 RoC grant	42,147	–	–	–	**42,147**	–	63,220	10.52
2013 Conditional grant	17,171	–	–	–	**17,171**	17,171	17,171	10.52
2014 TSR grant	33,229	–	–	–	**33,229**	–	58,150	11.20
2014 RoC grant	33,229	–	–	–	**33,229**	–	49,843	12.40
2014 Conditional grant	21,907	–	–	–	**21,907**	21,907	21,907	12.40
2015 TSR grant	–	28,766	–	–	**28,766**	–	50,340	14.66
2015 RoC grant	–	28,766	–	–	**28,766**	–	43,149	18.14
2015 Conditional grant	–	9,589	–	–	**9,589**	9,589	9,589	18.14
Subtotal Management Board members	1,419,368	301,116	423,610	102,877	**1,193,997**	169,410	1,793,035	

1 Represents the number of shares originally granted for the 2015 grant. For the five-year 2011 grant and 2014 TSR grant, the number of shares allocated in 2015 for Lodewijk Hijmans van den Bergh represents the additional number of shares allocated based on the TSR rankings of the related grants.
2 The vesting date of the five-year 2010 grant and the three-year 2012 grant was on April 16, 2015. The Euronext closing share price was €19.37 on April 16, 2015.
3 For the five-year 2010 grant, the number of shares forfeited in 2015 represents the forfeited number of shares based on the final TSR ranking.
4 For the conditional shares under the 2013-2015 GRO program, the minimum number of shares that could potentially vest equals the number of outstanding shares. For the five-year grants, the minimum number of shares that could potentially vest would be nil if Ahold's ranking was eight or lower. For the 2013-2015 TSR grants, the minimum number of shares that could potentially vest would be nil if Ahold's ranking was seventh or lower. For the 2013-2015 RoC grants, the minimum number of shares that could potentially vest equals nil (as explained in the section Main characteristics above).
5 For the conditional shares under the 2013-2015 GRO program, the maximum number of shares that could potentially vest equals the number of outstanding shares. For the five-year grants, the maximum number of shares that could potentially vest equals 150% of outstanding shares if Ahold's ranking is one. For the 2013-2015 TSR grants, the maximum number of shares that could potentially vest equals 175% of outstanding shares if Ahold's ranking is one. For the 2013-2015 RoC grants, the maximum number of shares that could potentially vest equals 150% of outstanding shares (as explained in the section Main characteristics above).
6 In accordance with the GRO plan rules and his separation agreement (also refer to *Note 31*) a pro rata part of the outstanding shares for Lodewijk Hijmans van den Bergh vested on the date of termination of employment (December 31, 2015). The granted number of shares represents the additional number of shares allocated based on the TSR ranking. For the 2015 grant the number of shares allocated represents the number of shares originally granted for the 2015 grant.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 134

32 Share-based compensation (continued)

	Outstanding at the beginning of 2015	Granted[1,3]	Vested[2]	Forfeited	**Outstanding at the end of 2015**
Other employees					
2010 grant	1,134,601	103,845	1,228,454	9,992	**–**
2011 grant	2,164,108	14,930	145,747	97,989	**1,935,302**
2012 grant	4,920,518	22,240	2,659,211	168,934	**2,114,613**
2013 grant[4]	3,973,069	31,244	205,183	271,561	**3,527,569**
2014 grant[5]	3,352,984	146,288	97,774	289,247	**3,112,251**
2015 grant[6]	–	3,224,687	36,457	217,588	**2,970,642**
Subtotal Management Board members	1,419,368	301,116	423,610	102,877	**1,193,997**
Total number of shares	16,964,648	3,844,350	4,796,436	1,158,188	**14,854,374**

1 For the five-year 2010 grant, the number of shares allocated in 2015 represents the additional number of shares allocated based on the final TSR ranking and the actual number of matching shares related to the 2010 grant. For the 2011-2014 grants, the numbers represent the additional number of shares allocated for partial vestings as a result of the TSR ranking. For the 2013 and 2014 grants the number also includes additional shares granted in 2015. For the 2015 grant, the number of shares allocated represents the number of shares originally granted for the 2015 grant.
2 The vesting date of the five-year 2010 grant, the matching shares related to the 2010 grant and the three-year 2012 grant was February 27, 2015. The Euronext closing share price was €16.77 on February 27, 2015.
3 The grant date fair value of the matching shares is expensed over the five-year vesting period. This table presents the matching shares as awarded in the year of vesting. The total number of matching shares granted up to and outstanding at the end of the 2015 is 219,328 (2014: 169,496).
4 The 2013 grant includes the special purpose plan as described above. Under this program, 123,000 shares were granted in 2013, of which 41,000 vested in 2013, 41,000 in 2014 and 41,000 in 2015.
5 The 2014 grant includes the special purpose plan as described above. Under this program, 21,000 shares were granted in 2014, of which 7,000 vested in 2014, 7,000 vested in 2015 and 3,000 canceled in 2015. At the end of 2015, 4,000 shares under this program were outstanding and will vest in 2016.
6 The 2015 grant includes the special purpose plan as described above. Under this program, 61,200 shares were granted in 2015, of which 20,400 vested in the same year. At the end of 2015, 40,800 shares under this program were outstanding, of which 20,400 will vest in 2016 and 20,400 in 2017.

Valuation model and input variables

The weighted average fair value of the shares granted in 2015, for all eligible participants including Management Board members, amounted to €18.15, €15.71 and €18.17 per share for the conditional shares, TSR performance shares and RoC performance shares, respectively (2014: €12.41, €11.80 and €12.41, respectively). The fair values of the conditional shares and the RoC performance shares are based on the Black-Scholes model. The fair values of the TSR performance shares are determined using a Monte Carlo simulation model, which considers the likelihood of Ahold's TSR ending at various ranks as well as the expected share price at each rank. The most important assumptions used in the valuations of the fair values were as follows:

	2015	2014
Opening share price at grant date	**19.65**	13.96
Risk-free interest rate	**(0.2)%**	0.4%
Volatility	**18.5%**	19.3%
Assumed dividend yield	**2.7%**	3.9%

Expected volatility has been determined based on historical volatilities for a period of three years.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 135

Annual Report 2015

33 Operating leases

Ahold as lessee

Ahold leases a significant number of its stores, as well as distribution centers, offices and other assets, under operating lease arrangements. The aggregate amounts of Ahold’s minimum lease commitments payable to third parties under non-cancelable operating lease contracts are as follows:

January 3, December 28,

€ million 2016 2014

Within one year 842 768

Between one and five years 2,704 2,457

After five years 2,594 2,564

Total 6,140 5,789

Certain store leases provide for contingent additional rentals based on a percentage of sales and consumer price indices. Substantially all of the store leases have renewal options for additional terms. None of Ahold’s leases impose restrictions on Ahold’s ability to pay dividends, incur additional debt or enter into additional leasing arrangements. The annual costs of Ahold’s operating leases from continuing operations, net of sublease income, are as follows:

€ million 2015 2014

Minimum rentals 823 690

Contingent rentals 17 20

Sublease income(128)(113)

Total 712 597

In addition to the operating lease commitments disclosed above, Ahold has signed lease agreements for properties under development of which it has not yet taken possession. The total future minimum lease payments for these agreements amount to approximately €109 million (2014: €195 million). These lease contracts are subject to conditions precedent to the rent commencement date.

Ahold as lessor

Ahold rents out its investment properties (mainly retail units in shopping centers containing an Ahold store) and also (partially) subleases various other properties that are leased by Ahold under operating leases. The aggregate amounts of the related future minimum lease and sublease payments receivable under non-cancelable lease contracts are as follows:

January 3, December 28,

€ million 2016 2014

Within one year 213 197

Between one and five years 554 514

After five years 322 323

Total 1,089 1,034

The total contingent rental income recognized during the year on all leases where Ahold is the lessor was €2 million (2014: €2 million).

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 136

34 Commitments and contingencies

Capital investment commitments

As of January 3, 2016, Ahold had outstanding capital investment commitments for property, plant and equipment and investment property, and for intangible assets of approximately €228 million and €9 million, respectively (December 28, 2014: €119 million and €8 million, respectively). Ahold's share in the capital investment commitments of its unconsolidated joint venture JMR amounted to €5 million as of January 3, 2016 (December 28, 2014: €6 million).

Purchase commitments

Ahold enters into purchase commitments with vendors in the ordinary course of business. Ahold has purchase contracts with some vendors for varying terms that require Ahold to buy services and predetermined volumes of goods and goods not-for-resale at fixed prices. As of January 3, 2016, the Company's purchase commitments were approximately €821 million (December 28, 2014: €859 million). Not included in the purchase commitments are those purchase contracts for which Ahold has received advance vendor allowances, such as up-front signing payments in consideration of its purchase commitments. These contracts generally may be terminated without satisfying the purchase commitments upon the repayment of the unearned portions of the advance vendor allowances. The unearned portion of these advance vendor allowances is recorded as a liability on the balance sheet.

Contingent liabilities

Guarantees

Guarantees to third parties issued by Ahold can be summarized as follows:

€ million	January 3, 2016	December 28, 2014
Lease guarantees	495	499
Lease guarantees backed by letters of credit	68	68
Corporate and buyback guarantees	36	34
Total	599	601

The amounts included in the table above are the maximum undiscounted amounts the Group could be forced to settle under the arrangement for the full guaranteed amount, if that amount is claimed by the counterparty to the guarantee. As part of the divestment of U.S. Foodservice in 2007, Ahold received an irrevocable standby letter of credit for $216 million (€163 million), which was reduced to $73 million (€68 million) as of January 3, 2016 (2014: $83 million (€68 million)).

Ahold is contingently liable for leases that have been assigned to third parties in connection with facility closings and asset disposals. Ahold could be required to assume the financial obligations under these leases if any of the assignees are unable to fulfill their lease obligations. The lease guarantees are based on the nominal value of future minimum lease payments of the assigned leases, which extend through 2040. The amounts of the lease guarantees exclude the cost of common area maintenance and real estate taxes; such amounts may vary in time, per region, and per property. Of the €495 million in the undiscounted lease guarantees, €223 million relates to the BI-LO / Bruno's divestment and €169 million to the Tops divestment. On a discounted basis the lease guarantees amount to €437 million and €434 million as of January 3, 2016, and December 28, 2014, respectively.

On February 5, 2009, and March 23, 2009, Bruno's Supermarkets, LLC and BI-LO, LLC, respectively, filed for protection under Chapter 11 of the U.S. Bankruptcy Code (the filings). As a result of the filings, Ahold has made an assessment of its potential obligations under the lease guarantees based upon the remaining initial term of each lease, an assessment of the possibility that Ahold would have to pay under a guarantee and any potential remedies that Ahold may have to limit future lease payments. Consequently, in 2009, Ahold recognized provisions of €109 million and related tax benefit offsets of €47 million within results on divestments.

On May 12, 2010, the reorganized BI-LO exited bankruptcy protection and BI-LO assumed 149 operating locations that are guaranteed by Ahold. During the BI-LO bankruptcy, BI-LO rejected a total of 16 leases which are guaranteed by Ahold and Ahold also took assignment of 12 other BI-LO leases with Ahold guarantees. Based on the foregoing developments, Ahold recognized a reduction of €23 million in its provision, after tax, within results on divestments in the first half of 2010. Since the end of the second quarter of 2010, Ahold has entered into settlements with a number of landlords relating to leases of former BI-LO or Bruno's stores that are guaranteed by Ahold.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the consolidated financial statements

Ahold Annual Report 2015 137

34 Commitments and contingencies (continued)

At the end of 2015, the remaining provision relating to BI-LO and Bruno's was €19 million (2014: €24 million) with a related tax benefit offset of €8 million (2014: €10 million). This amount represents Ahold's best estimate of the discounted aggregate amount of the remaining lease obligations and associated charges, net of known mitigation offsets, which could result in cash outflows for Ahold under the various lease guarantees. Ahold continues to monitor any developments and pursue its mitigation efforts with respect to these lease guarantee liabilities.

Ahold has provided corporate guarantees to certain suppliers of Ahold's franchisees or non-consolidated entities. Ahold would be required to perform under the guarantee if the franchisee or non-consolidated entity failed to meet its financial obligations, as described in the guarantee. Buyback guarantees relate to Ahold's commitment to repurchase stores or inventory from certain franchisees at predetermined prices. The buyback guarantees reflect the maximum committed repurchase value under the guarantees. The last of the corporate and buyback guarantees expire in 2023.

Representations and warranties as part of the sale of Ahold's operations

Ahold has provided, in the relevant sales agreements, certain customary representations and warranties including, but not limited to, completeness of books and records, title to assets, schedule of material contracts and arrangements, litigation, permits, labor matters, and employee benefits and taxes. These representations and warranties will generally terminate, depending on their specific features, a number of years after the date of the relevant transaction completion date.

		Contingent liability cap	
	Closing date	Local currency million	€ million
Disco[1]	November 1, 2004	€15	15
BI-LO / Bruno's	January 31, 2005	$33	30
Tops Markets	December 3, 2007	$70	64
Tops' Wilson Farms / Sugarcreek	December 3, 2007	$5	5

1 Ahold assesses the likelihood to be liable up to the amount of the contingent liability cap to be remote. The cap does not include Ahold's indemnification obligation relating to the litigation described below.

The most significant sales of operations are described below. In addition, specific, limited representations and warranties exist for certain of Ahold's smaller divestments in 2004, 2005, 2007, 2012, 2013 and 2014. The aggregate impact of a claim under such representations and warranties is not expected to be material.

Bradlees

In 1992, Stop & Shop spun off Bradlees Stores, Inc. (Bradlees) as a public company (the Bradlees Spin-off). In connection with the Bradlees Spin-off, Stop & Shop assigned to Bradlees certain commercial real property leases. Pursuant to a 1995 reorganization of Bradlees and a subsequent wind-down and liquidation of Bradlees following a bankruptcy protection filing in 2000 (collectively, the Bradlees Bankruptcies), a number of such real property leases were assumed and assigned to third parties. Pursuant to applicable law, Stop & Shop may be contingently liable to landlords under certain of the leases assigned in connection with the Bradlees Spin-off and subsequently assumed and assigned to third parties in connection with the Bradlees Bankruptcies.

Disco

Ahold is required to indemnify the buyers of Disco S.A. (Disco) and Disco for certain claims made by alleged creditors of certain Uruguayan and other banks. For additional information, see the Uruguayan litigation described in the *Legal proceedings* section of this Note. Ahold's indemnification obligation relating to this litigation is not capped at a certain amount nor restricted to a certain time period.

BI-LO / Bruno's

In connection with the sale of BI-LO and Bruno's, Ahold may be contingently liable to landlords under guarantees of some 200 BI-LO or Bruno's operating or finance leases that existed at the time of the sale in the event of a future default by the tenant under such leases. As a result of the bankruptcy filings by BI-LO and Bruno's during 2009, a provision was recognized in 2009. BI-LO exited bankruptcy in May 2010 and the Company has re-evaluated its estimate of liability. For more information, refer to the *Guarantees* section of this Note.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 138

Annual Report 2015

34 Commitments and contingencies (continued)

Tops Markets, LLC

In connection with the sale of Tops in 2007, Ahold has certain post-closing indemnification obligations under the sale agreement that the Company believes are customary for transactions of this nature. Ahold retained certain liabilities in the sale, including contingent liability for 45 leases that carry Ahold guarantees. Additionally, Ahold retained liabilities related to stores previously sold, including guarantees on five Tops stores in eastern New York state, as well as liabilities related to the Tops convenience stores and the stores in northeast Ohio as outlined under Tops convenience stores.

Tops convenience stores

Pursuant to applicable law, Tops may be contingently liable to landlords under 186 leases assigned in connection with the sale of the Tops’ Wilson Farms and Sugarcreek convenience stores in the event of a future default by the tenant under such leases. Ahold may be contingently liable to landlords under the guarantees of 77 of these leases in the same event.

Tops northeast Ohio stores

Tops closed all of its locations in northeast Ohio prior to year-end 2006. As of January 1, 2016, 33 of the total 55 closed locations in northeast Ohio have been sold or are now subleased or partially subleased.

An additional 19 leases have been terminated. Three stores continue to be marketed. In connection with the store sales, Tops and Ahold have certain post-closing indemnification obligations under the sale agreements, which Ahold believes are customary for transactions of this nature. Pursuant to applicable law, Ahold may be contingently liable to landlords under guarantees of 14 of such leases in the event of a future default by the tenant under such leases. If Ahold is able to assign the leases for the remaining northeast Ohio stores, then pursuant to applicable law, Ahold also may be contingently liable to landlords under guarantees of certain of such remaining leases in the event of a future default by the tenant under such leases.

Income tax

Because Ahold operates in a number of countries, its income is subject to taxation in differing jurisdictions and at differing tax rates. Significant judgment is required in determining the consolidated income tax position. We seek to organize our affairs in a sustainable manner, taking into account the applicable regulations of the jurisdictions in which we operate. As a result of Ahold’s multi-jurisdictional operations, it is exposed to a number of different tax risks including, but not limited to, changes in tax laws or interpretations of such tax laws. The authorities in the jurisdictions where Ahold operates may review the Company’s tax returns and may disagree with the positions taken in those returns. While the ultimate outcome of such reviews is not certain, Ahold has considered the merits of its filing positions in its overall evaluation of potential tax liabilities and believes it has adequate liabilities recorded in its consolidated financial statements for exposures on these matters. Based on its evaluation of the potential tax liabilities and the merits of Ahold’s filing positions, it is unlikely that potential tax exposures over and above the amounts currently recorded as liabilities in its consolidated financial statements will be material to its financial condition or future results of operations.

Legal proceedings

Ahold and certain of its former or current subsidiaries are involved in a number of legal proceedings, which include litigation as a result of divestments, tax, employment, and other litigation and inquiries. The legal proceedings discussed below, whether pending, threatened or unasserted, if decided adversely or settled, may result in liability material to Ahold’s financial condition, results of operations or cash flows. Ahold may enter into discussions regarding settlement of these and other proceedings, and may enter into settlement agreements, if it believes settlement is in the best interests of Ahold’s shareholders. In accordance with IAS 37 “Provisions, Contingent Liabilities, and Contingent Assets”, Ahold has recognized provisions with respect to these proceedings, where appropriate, which are reflected on its balance sheet.

Albert Heijn Franchising

The Vereniging Albert Heijn Franchisenemers (an association of Albert Heijn franchisees or VAHFR) has asserted claims against an Ahold subsidiary, Albert Heijn Franchising BV (AHF), for the years 2008 through 2012, the alleged value of which in aggregate exceeds €200 million. AHF and the VAHFR have for a number of years had ongoing discussions about the resolution of certain cost items under individual franchise agreements. On December 24, 2014, AHF and other legal entities within the Ahold Group of companies received a writ in which VAHFR and 239 individual claimants would initiate proceedings as of April 15, 2015, before the District Court of Haarlem with respect to these discussions. While repeating the previous quantification of the total value of their claims for the period 2008-2012, and that unspecified amounts for the years 2013 and 2014 should be added, VAHFR and the individual claimants did not specify or seek payment for any specific amount by the defendants in the litigation. In May 2015, the Ahold subsidiaries filed their statement of defense. In October 2015, the claimants filed a statement of reply, and in January 2016 Ahold subsidiaries filed a statement of rejoinder.

AHF believes that the position of the VAHFR and individual claimants as expressed in the writ of summons lacks substance and is without merit. AHF and its affiliates will vigorously defend their interests in the legal proceedings. The claims period covers the years 2008 and 2009, even though these years have already been settled. While it cannot be ruled out that individual franchisees have claims for the years 2010-2015, such claims have not been specifically and individually asserted let alone confirmed as valid based on an analysis on merit and amounts involved. Notwithstanding the foregoing, the years from 2010 onwards are still to be settled. Ahold has an existing provision of €25.1 million with regard to the settlement of costs with individual franchisees for the entire period up to and including 2015.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 139

Annual Report 2015

34 Commitments and contingencies (continued)

VEB (Vereniging voor Effectenbezitters) (Dutch association of retail shareholders)

In a series of letters to Ahold, the first of which was dated May 20, 2015, the VEB (Vereniging voor Effectenbezitters), a Dutch association of retail shareholders, has accused Ahold of being one day late in disclosing its discussions with Delhaize regarding a potential business combination and has reserved the right to sue Ahold for damages. In its replies, the latest of which dated July 31, 2015, Ahold has stated that it has acted in accordance with all applicable disclosure obligations, and will defend itself against any allegations to the contrary.

Uruguayan litigation

Ahold, together with Disco and Disco Ahold International Holdings N.V. (DAIH), is a party to legal proceedings in one lawsuit in Uruguay related to Ahold’s 2002 acquisition of Velox Retail Holdings’ shares in the capital of DAIH. The two other related lawsuits in Uruguay have been finally decided in favor of Ahold in 2013. The damages alleged by the plaintiffs, alleged creditors of certain Uruguayan and other banks, amount to approximately $62 million (€57 million) plus interest and costs. As part of the sale of Disco to Cencosud in 2004, Ahold indemnified Cencosud and Disco against the outcome of these legal proceedings. The proceedings in the one remaining lawsuit are ongoing. Ahold continues to believe that the plaintiffs’ claims are without merit and will continue to vigorously oppose such claims.

Other legal proceedings

In addition to the legal proceedings described previously in this Note, Ahold and its former or current subsidiaries are parties to a number of other legal proceedings arising out of their business operations. Ahold believes that the ultimate resolution of these other proceedings will not, in the aggregate, have a material adverse effect on Ahold’s financial position, results of operations or cash flows. Such other legal proceedings, however, are subject to inherent uncertainties and the outcome of individual matters is unpredictable. It is possible that Ahold could be required to make expenditures, in excess of established provisions, in amounts that cannot reasonably be estimated.

35 Merger with Delhaize

On June 24, 2015, Ahold and Delhaize announced their intention to combine their businesses through a merger of equals. Pursuant to the merger proposal, Delhaize shareholders are to receive 4.75 Ahold ordinary shares for each issued and outstanding Delhaize ordinary share. The transaction is expected to be completed in mid-2016, following regulatory clearances, associate consultation procedures and shareholder approval.

In connection with the proposed merger with Delhaize, it is proposed to return in aggregate approximately €1.0 billion to the holders of ordinary shares by executing a capital repayment and reverse stock split prior to completion of the proposed merger. The capital repayment and reverse stock split are subject to (i) approval by the Extraordinary General Meeting of Shareholders of Ahold on March 14, 2016, and the holder of the Ahold cumulative preferred financing shares, (ii) the customary filings with the Trade Register and the two-month creditor objection period as described in Section 2:100 of the Dutch Civil Code in connection with this capital repayment, and (iii) after the end of the two-month creditor objection period, the proposed merger with Delhaize being likely to be effected.

Based on the estimated number of shares in the capital of Ahold and the capital of Delhaize that will be outstanding immediately prior to the consummation of the merger, Ahold estimates that, upon the consummation of the merger and the capital return of approximately €1.0 billion to Ahold shareholders through a capital return and a reverse stock split, current Ahold shareholders will, directly or indirectly, hold approximately 61% and former Delhaize shareholders will, directly or indirectly, hold approximately 39% of the outstanding ordinary shares in the capital of the combined company.

On February 1, 2016 Ahold announced that it has called an Extraordinary General Meeting of Shareholders (EGM) for March 14, 2016 at which its shareholders will consider and vote on, among other proposals, the proposal to approve the capital repayment and reverse stock split and the intended merger.

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 140

Annual Report 2015

36 Subsequent events

There have been no significant subsequent events.

37 List of subsidiaries, joint ventures and associates

The following are Ahold’s significant subsidiaries, joint ventures and associates as of January 3, 2016:

Consolidated subsidiaries

Unless otherwise indicated, these are, directly or indirectly, wholly or virtually wholly-owned subsidiaries. Subsidiaries not important to providing an insight into the Ahold group as required under Dutch law are omitted from this list. With respect to the separate financial statements of the Dutch legal entities included in the consolidation, the Company availed itself of the exemption laid down in section 403, subsection 1 of Book 2 of the Dutch Civil Code. Pursuant to said section 403, Ahold has assumed joint and several liabilities for the debts arising out of the legal acts of a number of subsidiaries in the Netherlands, which form part of the consolidation. The names of the subsidiaries for which Ahold has issued 403 declarations are open for inspection at the trade register as managed by the Netherlands Chamber of Commerce.

Retail trade Europe

Albert Heijn B.V., Zaandam, the Netherlands

Albert Heijn Franchising B.V., Zaandam, the Netherlands Gall & Gall B.V., Zaandam, the Netherlands Etos B.V., Zaandam, the Netherlands bol.com B.V., Utrecht, the Netherlands AHOLD Czech Republic a.s., Prague, Czech Republic Albert Heijn België N.V., Schoten, Belgium Ahold Germany GmbH, Mettmann, Germany Retail trade United States

The Stop & Shop Supermarket Company LLC, Boston, Massachusetts Giant Food Stores LLC, Carlisle, Pennsylvania Giant of Maryland LLC, Landover, Maryland Peapod LLC, Skokie, Illinois

Ahold at a glance Business review Governance Financials Investors

Notes to the consolidated financial statements Ahold 141

Annual Report 2015

37 List of subsidiaries, joint ventures and associates (continued)

Other

Ahold Coffee Company B.V., Zaandam, the Netherlands

Ahold Europe Real Estate & Construction B.V., Zaandam, the Netherlands Ahold Finance Company N.V., Zug, Switzerland Ahold Financial Services LLC, Carlisle, Pennsylvania, United States Ahold Finance U.S.A. LLC, Zaandam, the Netherlands Ahold Insurance N.V., Willemstad, Curaçao Ahold International Sàrl, Zug, Switzerland Ahold Information Services Inc., Greenville, South Carolina, United States Ahold Lease U.S.A. Inc., Boston, Massachusetts, United States Ahold Licensing Sàrl, Geneva, Switzerland Ahold Nederland B.V., Zaandam, the Netherlands Ahold U.S.A. Inc., Boston, Massachusetts, United States American Sales Company LLC, Lancaster, New York, United States CUW B.V., Willemstad, Curaçao MAC Risk Management Inc., Boston, Massachusetts, United States The MollyAnna Company, Montpelier, Vermont, United States

Joint ventures and associates (unconsolidated)

JMR – Gestão de Empresas de Retalho, SGPS, S.A., Lisbon, Portugal (49% owned by Ahold’s subsidiary Ahold International Sàrl) Jerónimo Martins Retail Services S.A., Klosters, Switzerland (49% owned by Ahold’s subsidiary Ahold International Sàrl)

Ahold at a glance Business review Governance Financials Investors

Parent company financial statements Ahold 142

Annual Report 2015

Income statement

€ million 2015 2014

Income from subsidiaries and investments in joint ventures after income taxes 901 647

Other gains and losses after income taxes(49)(53)

Net income 852 594

Ahold at a glance Business review Governance Financials Investors

Parent company financial statements Ahold 143

Annual Report 2015

Balance sheet

Before appropriation of current year result.

January 3, December 28,

€ million Note 2016 2014

Assets

Property, plant and equipment 1 —

Intangible assets 4 18 20

Deferred tax assets 48 45

Financial assets 5 9,534 9,447

Total non-current assets 9,601 9,512

Receivables 6 48 35

Other current financial assets 7 214 131

Cash and cash equivalents 336 199

Total current assets 598 365

Total assets 10,199 9,877

Liabilities and shareholders’ equity

Issued and paid-in share capital 8 9

Additional paid-in capital 6,059 6,844

Currency translation reserve 346(103)

Cash flow hedging reserve(123)(132)

Reserve participations 225 210

Accumulated deficit(1,745)(2,578)

Net income 852 594

Shareholders’ equity 8 5,622 4,844

Provisions 9 28 24

Loans 10 2,844 871

Cumulative preferred financing shares 497 497

Other non-current liabilities 11 549 561

Total non-current liabilities 3,890 1,929

Current liabilities 12 659 3,080

Total liabilities and shareholders’ equity 10,199 9,877

The accompanying notes are an integral part of these parent company financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the parent company financial statements

Ahold Annual Report 2015 144

1 Significant accounting policies

Basis of preparation

The parent company financial statements of Ahold have been prepared in accordance with Part 9, Book 2 of the Dutch Civil Code. In accordance with subsection 8 of section 362, Book 2 of the Dutch Civil Code, the recognition and measurement principles applied in these parent company financial statements are the same as those applied in the consolidated financial statements (see *Note 3* to the consolidated financial statements).

Investments in subsidiaries, joint ventures and associates

Investments in subsidiaries, joint ventures and associates are accounted for using the accounting policies as described in *Note 3* to the consolidated financial statements.

2 Employees

The average number of employees of Koninklijke Ahold N.V. in full-time equivalents during 2015 was seven (2014: 169), of whom none were employed outside the Netherlands. During 2015, substantially all employees of Koninklijke Ahold N.V. were transferred to a subsidiary. The current employees of Koninklijke Ahold N.V. consist primarily of members of the Executive Committee including the Management Board. Salaries, social security charges and pension expenses amounted to €17 million, €6 million and €0.3 million, respectively, for 2015 (2014: expenses of €40 million, €2 million and €5 million income, respectively).

For information on the parent company's defined benefit pension plan, the remuneration of the Management Board and the Supervisory Board and the parent company's share-based compensation plans, see *Notes 23, 31* and *32*, respectively, to the consolidated financial statements.

The net pension liability and the net pension expense are calculated on the basis of the parent company's active employees only.

3 Auditor fees

Expenses for services provided by the parent company's independent auditor, PricewaterhouseCoopers Accountants N.V. ("PwC") and its member firms and / or affiliates to Ahold and its subsidiaries in 2015 and in 2014, are specified as follows:

€ thousand	PwC	Member firms / affiliates	Total 2015	PwC	Member firms / affiliates	Total 2014
Audit fees	**2,120**	**2,422**	**4,542**	2,221	1,951	4,172
Audit-related fees	**5,549**	**1,537**	**7,086**	225	–	225
Tax advisory fees	**–**	**5**	**5**	106	118	224
Total	**7,669**	**3,964**	**11,633**	2,552	2,069	4,621

The audit fees listed above relate to the procedures applied to the Company and its consolidated group entities by accounting firms and external auditors as referred to in Section 1, subsection 1 of the Audit Firms Supervision Act ("Wet toezicht accountantsorganisaties – Wta") as well as by Dutch and foreign-based accounting firms, including their tax services and advisory groups. These audit fees relate to the audit of the financial statements, regardless of whether the work was performed during the financial year.

The audit-related fees mainly relate to assurance services provided by PwC in connection with the planned merger with Delhaize.

Ahold at a glance Business review Governance Financials Investors

Notes to the parent company financial statements Ahold 145

Annual Report 2015

4	Intangible assets

€ million Software

As of December 28, 2014

At cost 23

Accumulated amortization and impairment losses(3)

Carrying amount 20

Year ended January 3, 2016

Additions —

Amortization(2)

Closing carrying amount 18

As of January 3, 2016

At cost 23

Accumulated amortization and impairment losses(5)

Carrying amount 18

5	Financial assets

January 3, December 28,

€ million 2016 2014

Investments in subsidiaries 9,064 8,876

Loans receivable from subsidiaries 129 258

Other derivatives external 338 310

Deferred financing cost 3 3

Total financial assets 9,534 9,447

For more information on derivatives, see Note 13 to these parent company financial statements.

Ahold at a glance Business review Governance Financials Investors

Notes to the parent company financial statements Ahold 146

Annual Report 2015

5	Financial assets (continued)

Investments in subsidiaries and joint ventures

€ million 2015 2014

Beginning of year 8,876 10,591

Share in income 901 647

Dividends(3,469)(3,327)

Intercompany transfers 2,351 619

Share of other comprehensive income (loss) and other changes in equity(54)(30)

Transfers (to) / from loans receivable 4 8

Transfers (to) / from provisions 5(20)

Exchange rate differences 450 388

End of year 9,064 8,876

Intercompany transfers include capital contributions and capital repayments. For a list of subsidiaries, joint ventures and associates, see Note 37 to the consolidated financial statements.

Loans receivable

€ million 2015 2014

Beginning of year 258 994

Intercompany transfers(125)(728)

Transfers from / (to) investments(4)(8)

End of year 129 258

Current portion — —

Non-current portion of loans 129 258

The loans receivable are related to loans with subsidiaries.

Ahold at a glance Business review Governance Financials Investors

Notes to the parent company financial statements Ahold 147

Annual Report 2015

6	Receivables

January 3, December 28,

€ million 2016 2014

Receivables from subsidiaries 38 25

Receivables from joint ventures 1 1

Prepaid expenses 7 7

Income tax receivable — 1

Other receivables 2 1

Total receivables 48 35

7	Other current financial assets

January 3, December 28,

€ million 2016 2014

Short-term deposits and similar instruments 213 130

Other 1 1

Total other current financial assets 214 131

As per January 3, 2016, short-term deposits and similar instruments included short-term investments with a remaining maturity at acquisition between three and twelve months.

8	Shareholders’ equity

The shareholders’ equity in the parent company financial statements equals the shareholders’ equity presented in the consolidated financial statements, except that legal reserve participations and accumulated deficit are presented separately.

The currency translation reserve, cash flow hedging reserve and reserve participations are legal reserves that are required by Dutch law. The reserve participations include the increases in net asset value of joint ventures and associates since their first inclusion, less any amounts that can be distributed without legal restrictions.

If the currency translation reserve or the cash flow hedging reserve has a negative balance, distributions to the Company’s shareholders are restricted to the extent of the negative balance. Of the total equity as per January 3, 2016, €5,622 million, an amount of €579 million is non-distributable (December 28, 2014: €219 million out of total equity of €4,844 million). For more information on the dividends on common shares, see Note 20 to the consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the parent company financial statements

Ahold Annual Report 2015 148

8 Shareholders' equity (continued)

The movements in equity can be specified as follows:

€ million	Share capital	Additional paid-in capital	Legal reserves: Currency translation reserve	Legal reserves: Cash flow hedging reserve	Legal reserves: Reserve participations	Other reserves including accumulated deficit[1]	Equity attributable to common shareholders
Balance as of December 29, 2013	**318**	**8,713**	**(492)**	**(81)**	**195**	**(2,133)**	**6,520**
Net income attributable to common shareholders	–	–	–	–	–	594	594
Other comprehensive income (loss)	–	–	389	(51)	–	(4)	334
Total comprehensive income (loss)	–	–	389	(51)	–	590	928
Dividends	–	–	–	–	–	(414)	(414)
Capital repayment	(308)	(809)	–	–		109	(1,008)
Share buyback	–	–	–	–	–	(1,232)	(1,232)
Cancelation of treasury shares	(1)	(1,060)	–	–	–	1,061	–
Share-based payments	–	–	–	–	–	50	50
Other changes in reserves	–	–	–	–	15	(15)	–
Balance as of December 28, 2014	**9**	**6,844**	**(103)**	**(132)**	**210**	**(1,984)**	**4,844**
Net income attributable to common shareholders	–	–	–	–	–	852	852
Other comprehensive income (loss)	–	–	449	9	–	(41)	417
Total comprehensive income	–	–	449	9	–	811	1,269
Dividends	–	–	–	–	–	(396)	(396)
Share buyback	–	–	–	–	–	(161)	(161)
Cancelation of treasury shares	(1)	(785)	–	–	–	786	–
Share-based payments	–	–	–	–	–	66	66
Other changes in reserves	–	–	–	–	15	(15)	–
Balance as of January 3, 2016	**8**	**6,059**	**346**	**(123)**	**225**	**(893)**	**5,622**

1 Accumulated deficit includes the remeasurements of defined benefit plans.

9 Provisions

€ million	**January 3, 2016**	December 28, 2014
Provision for negative equity subsidiaries	**19**	14
Other provisions	**9**	10
Total provisions	**28**	24

As of January 3, 2016, €8 million is expected to be utilized within one year (December 28, 2014: €3 million).

Ahold at a glance Business review Governance Financials Investors

Notes to the parent company financial statements Ahold 149

Annual Report 2015

10	Loans

January 3, 2016 December 28, 2014

Non-current Current Non-current Current

€ million portion portion portion portion

JPY 33,000 notes LIBOR plus 1.5%, due May 2031 253 — 225 —

Loans from subsidiaries 2,591 — 646 1,300

Total loans 2,844 — 871 1,300

The loans from subsidiaries mature in 2017 (€162 million), 2018 (€1,500 million), 2022 (€471 million) and 2029 (€458 million). For more information on the external loans, see Note 21 to the consolidated financial statements. For information on the cumulative preferred financing shares, see Note 22 to the consolidated financial statements.

11	Other non-current liabilities

January 3, December 28,

€ million 2016 2014

Hedging derivatives external 210 251

Other derivatives intercompany 338 310

Other 1 —

Total other non-current liabilities 549 561

For more information on derivatives, see Note 13 to these parent company financial statements.

12	Current liabilities

January 3, December 28,

€ million 2016 2014

Short-term borrowings from subsidiaries 580 1,731

Loans – current portion — 1,300

Dividend cumulative preferred financing shares 22 21

Income tax payable 16 —

Payables to subsidiaries 6 2

Payables to joint ventures 2 2

Interest payable 1 1

Other current liabilities 32 23

Total current liabilities 659 3,080

The current liabilities are liabilities that mature within one year.

Ahold at a glance | Business review | Governance | Financials | Investors

Notes to the parent company financial statements

Ahold
Annual Report 2015 150

13 Derivatives

The parent company regularly enters into derivative contracts with banks to hedge foreign currency and interest exposures of the parent company or its subsidiaries. Derivative contracts that are entered into to hedge exposures of subsidiaries are generally mirrored with intercompany derivative contracts with the subsidiaries that are exposed to the hedged risks on substantially identical terms as the external derivative contracts. In these parent company financial statements, the external derivative contracts and the intercompany derivative contracts are presented separately on the balance sheet. In situations where the external derivative contract qualifies for hedge accounting treatment in the consolidated financial statements, the external derivative contract and the intercompany derivative contract are presented as "Hedging derivatives external" and "Hedging derivatives intercompany," respectively. In situations where the external derivative contract does not qualify for hedge accounting treatment in the consolidated financial statements, the external derivative contract and the intercompany derivative contract are presented as "Other derivatives external" and "Other derivatives intercompany," respectively.

Fair value movements of external derivative contracts that were entered into to hedge the exposures of subsidiaries are recorded directly in income, where they effectively offset the fair value movements of the mirroring intercompany derivatives that are also recorded directly in income. Details of these derivative contracts, other financial instruments and the parent company's risk management strategies are included in *Note 30* to the consolidated financial statements and in the tables presented below.

Non-current hedging derivatives – assets

€ million	2015	2014
Beginning of year	310	278
Fair value changes	28	32
End of year	**338**	310

Non-current hedging derivatives – liabilities

€ million	Hedging derivatives external	Other derivatives intercompany	2015	2014
Beginning of year	251	310	561	460
Fair value changes	(41)	28	(13)	101
End of year	**210**	**338**	**548**	561

Fair value changes include exchange rate differences and installments paid on a cross-currency swap that was entered into on behalf of one of the parent company's subsidiaries.

14 Related party transactions

Koninklijke Ahold N.V. has entered into arrangements with a number of its subsidiaries and affiliated companies in the course of its business. These arrangements relate to service transactions and financing agreements and were conducted at market prices.

Ahold at a glance Business review Governance Financials Investors

Notes to the parent company financial statements Ahold 151

Annual Report 2015

15 Commitments and contingencies

Notes and loans issued by certain subsidiaries are guaranteed by the parent company, as disclosed in Note 21 to the consolidated financial statements. The parent company also guarantees certain lease obligations and other obligations of subsidiaries. Guarantees issued by the parent company regarding the financial obligations of third parties and non-consolidated entities amount to €567 million as of January 3, 2016 (December 28, 2014: €561 million).

As part of the divestment of U.S. Foodservice in 2007, Ahold received an irrevocable standby letter of credit for $216 million (€163 million), which was reduced to $73 million (€68 million) as of January 3, 2016. Under customary provisions, the parent company guarantees certain representations and warranties made in agreements of asset disposals. Guarantees and legal proceedings are further disclosed in Note 34 to the consolidated financial statements. The parent company forms a fiscal unity with Ahold’s major Dutch and certain other subsidiaries for Dutch corporate income tax and Dutch VAT purposes and, for that reason, it is jointly and severally liable for the Dutch corporate income tax liabilities and Dutch VAT liabilities of the whole fiscal unity. Assumptions of liability pursuant to section 403, Book 2 of the Dutch Civil Code are disclosed in Note 37 to the consolidated financial statements.

Zaandam, the Netherlands March 2, 2016

Management Board

Dick Boer Jeff Carr James McCann

Supervisory Board

Jan Hommen (Chairman) Mark McGrath (Vice Chairman) Stephanie Shern Rob van den Bergh Derk Doijer Ben Noteboom

René Hooft Graafland

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 152

Annual Report 2015

Independent auditor’s report

To: the general meeting and supervisory board of Koninklijke Ahold N.V.

Report on the financial statements for the year ended January 3, 2016

Our opinion In our opinion: a the consolidated financial statements give a true and fair view of the financial position of Koninklijke Ahold N.V. and its subsidiaries (‘the group’) as at January 3, 2016, and of their result and cash flows for the financial year then ended in accordance with International Financial Reporting Standards as adopted by the European Union (EU-IFRS) and with Part 9 of Book 2 of the Dutch Civil Code; and a the parent company financial statements give a true and fair value of the financial position of Koninklijke Ahold N.V. as at January 3, 2016 and of its results for the year then ended in accordance with Part 9 of Book 2 of the Dutch Civil Code.

What we have audited

We have audited the accompanying financial statements for the financial year ended January 3, 2016 of Koninklijke Ahold N.V., Zaandam (‘the company’). The financial statements include the consolidated financial statements of Koninklijke Ahold N.V. and its subsidiaries (together: ‘the Group’) and the company financial statements.

The consolidated financial statements comprise: a the consolidated balance sheet as at January 3, 2016; a the following statements for the financial year ended January 3, 2016: the consolidated income statement, the consolidated statements of comprehensive income, changes in equity and cash flows; and a the notes, comprising a summary of the significant accounting policies and other explanatory information.

The parent company financial statements comprise: a the parent company balance sheet as at January 3, 2016; a the parent company income statement for the financial year ended January 3, 2016; and a the notes, comprising a summary of the significant accounting policies and other explanatory information.

The financial reporting framework that has been applied in the preparation of the financial statements is EU-IFRS and the relevant provisions of Part 9 of Book 2 of the Dutch Civil Code for the consolidated financial statements and Part 9 of Book 2 of the Dutch Civil Code for the company financial statements.

The basis for our opinion

We conducted our audit in accordance with Dutch law, including the Dutch Standards on Auditing. Our responsibilities under those standards are further described in the ‘Our responsibilities for the audit of the financial statements’ section of our report.

We are independent of Koninklijke Ahold N.V. in accordance with the ‘Verordening inzake de onafhankelijkheid van accountants bij assuranceopdrachten’ (ViO) and other relevant independence requirements in the Netherlands. Furthermore, we have complied with the ‘Verordening gedrags- en beroepsregels accountants’ (VGBA).

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our opinion.

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 153

Annual Report 2015

Our audit approach

Overview and context

We designed our audit by determining materiality and assessing the risks of material misstatement in the financial statements. In particular, we looked at where the management board made subjective judgements, for example in respect of significant accounting estimates that involved making assumptions and considering future events that are inherently uncertain. As in all of our audits, we also addressed the risk of management override of internal controls, including evaluating whether there was evidence of bias by the management board that may represent a risk of material misstatement due to fraud.

We ensured that the audit teams both at group and at component levels included the appropriate skills and competencies which are needed for the audit of a retail company. Because business operations and financial processes of the group are automated, we included IT specialists in our audit to address the continued proper operation of relevant policies and procedures that are used to manage the IT activities. Furthermore, we included specialists in the areas of actuarial expertise, tax and valuation in our team. Our audit was shaped by the Company’s ongoing retail business activities, which were consistent with prior year, and have been further addressed in our key audit matters section included below

Materiality a Overall materiality: €52 million which represents 5% of profit before tax.

Audit scope a We conducted audit work at eight components a Each component is audited by teams based in the USA, Netherlands, Switzerland, the Czech Republic and Curacao. a Site visits were conducted in four countries – USA, Netherlands, Switzerland and the Czech republic a Audit coverage: 96% of consolidated net sales and 90% of total assets.

Key audit matters a Recognition of vendor allowances a Impairment testing of store assets a Employee benefit plan measurement

Materiality

The scope of our audit is influenced by the application of materiality which is further explained in the section ‘Our responsibility for the audit of the financial statements’.

We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and to evaluate the effect of identified misstatements on our opinion.

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 154

Annual Report 2015

Materiality

The scope of our audit is influenced by the application of materiality which is further explained in the section ‘Our responsibility for the audit of the financial statements’.

We set certain quantitative thresholds for materiality. These, together with qualitative considerations, helped us to determine the nature, timing and extent of our audit procedures on the individual financial statement line items and disclosures and to evaluate the effect of identified misstatements on our opinion.

Based on our professional judgement, we determined materiality for the financial statements as a whole as follows:

Overall group materiality €52 million (2014: €45 million).

How we determined it 5% of profit before tax.

We have applied this benchmark, a generally accepted auditing practice, based on our analysis of the common information needs of users of the financial statements. On this

Rationale for benchmark applied basis we believe that profit before tax is an important metric for the financial performance of the company.

To each component in our audit scope, we, based on our judgement, allocate materiality that is less than our overall group materiality. The range of materiality allocated across

Component materiality components was between €10 and €50 million.

We also take misstatements and/or possible misstatements into account that, in our judgement, are material for qualitative reasons.

We agreed with the supervisory board that we would report to them misstatements identified during our audit above €2.6 million (2014: €2.3 million) as well as misstatements below that amount that, in our view, warranted reporting for qualitative reasons.

The scope of our group audit

Koninklijke Ahold N.V. is the parent company of a group of entities. The financial information of this group is included in the consolidated financial statements of Koninklijke Ahold N.V.

We tailored the scope of our audit to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole, taking into account: the geographic and management structure of the group; the accounting processes and controls; and the markets in which the group operates through its retail channels. The group’s financial statements are a consolidation of its world-wide reporting units, comprising its retail operations and centralised functions.

In establishing the overall group audit strategy and plan, we determined the type of work that needed to be performed at the reporting units by the group engagement team and by component auditors from other PwC network firms. Where the work was performed by component auditors, we determined the level of involvement we needed to have in the audit work at those reporting units so as to be able to conclude whether sufficient appropriate audit evidence had been obtained as a basis for our opinion on the consolidated financial statements as a whole. For each reporting unit we determined whether we required an audit of their complete financial information or whether higher level procedures would be sufficient. A complete audit was required for the retail operations in the US and Netherlands as well as Corporate Center and financing activities in the Netherlands and Switzerland. Additionally, we performed audit procedures on selected account balances for the Czech retail operations as well as the functional support locations in the United States and Curacao. In doing so, we obtained sufficient coverage of financial statement line items in the consolidated financial statements. Furthermore, we performed higher level procedures with respect to the remaining reporting units.

The group consolidation, financial statement disclosures and a number of complex items were audited by the group engagement team at the company’s head office. These include derivative financial instruments, goodwill impairment testing, share based payments and judgemental accounting positions. The group engagement team directed the planning, reviewed the work undertaken and assessed the findings during site visits. Taken together, and excluding our higher level procedures, our audit work performed at individual component locations and the head office addressed 96% of group net sales.

None of the remaining components represented more than 4% of total group revenue. For those remaining components we performed, amongst others, analytical procedures to corroborate our assessment that there were no significant risks of material misstatements within those components.

By performing the procedures above at components, combined with additional procedures at group level, we have obtained sufficient and appropriate audit evidence regarding the financial information of the group to provide a basis for our opinion on the consolidated financial statements.

Ahold at a glance | Business review | Governance | Financials | Investors

Other information

Ahold Annual Report 2015 155

Key audit matters

Key audit matters are those matters that, in our professional judgement, were of most significance in the audit of the financial statements. We have communicated the key audit matters to the supervisory board, but they are not a comprehensive reflection of all matters that were identified by our audit and that we discussed. We described the key audit matters and included a summary of the audit procedures we performed on those matters.

The key audit matters were addressed in the context of our audit of the financial statements as a whole, and in forming our opinion thereon. We do not provide a separate opinion on these matters or on specific elements of the financial statements. Any comments we make on the results of our procedures should be read in this context.

Key audit matter	How our audit addressed the matter
Recognition of vendor allowances *Note 17*	
The group receives various types of vendor allowances, as further discussed in *Note 3* to the financial statements. These allowances are a significant component in cost of sales. The vendor allowance receivable at January 3, 2016 amounts to EUR 260 million (*Note 17*). We also considered this to be a key audit matter because the recognition of vendor allowance income and receivables requires judgement from management, for example concerning the nature and level of fulfilment of the company's obligations under the vendor agreements, estimates with respect to purchase or sales volumes to support income recognition.	Our procedures included testing management's controls around the completeness and accuracy of the contractual agreements recognized in the accounting system, challenging management's assumptions used in determining the unrealized vendor allowances through discussions with management and performing the following specific substantive procedures. On a sample basis we agreed the recorded amounts to contractual evidence and confirmed the related positions and terms with the vendors. In addition, to evaluate the reliability of management's estimates, we performed a retrospective review of subsequent collections on prior period vendor allowance receivables. We found no significant differences in prior year estimates. Finally we tested cut-off through assessing the obligation fulfilment of vendor allowance income recorded during a period shortly before and after yearend.
Impairment store assets *Note 11*	
The Group operates retail stores in Europe and the United States. The associated store assets are important to our audit due to the size of the store asset carrying value (*Note 11*) as well as the judgment involved in the identification of any impairment triggers and subsequent assessment of the recoverability of the invested amounts. Such judgement focuses predominantly on future store performance, which is, amongst others, dependent on the expected store traffic, basket size and the competitive landscape in local markets. Management assesses, on a quarterly basis, whether there are triggering events indicating potential impairment. In 2015 management recognized net impairment losses of EUR 26 million.	Our audit procedures included, amongst others, an evaluation of the group's policies and procedures to identify triggering events for potential impairment of assets related to underperforming stores by assessing management's review of the financial performance on a store by store basis. We challenged management's assumptions underlying the impairment calculation for those stores where a triggering event was identified and corroborated them by comparing them to internal forecasts and long term and strategic plans that were approved by management as well as historic trend analyses to determine management's ability to reliably estimate such assumptions. Our valuation experts assisted us in evaluating the applied discount rate calculated by the Group which we found to be appropriate.
Employee benefit plan measurement *Note 23*	
The Group has defined benefit plans in the Netherlands and the United States, giving rise to defined benefit obligations of EUR 4.1 billion and EUR 1.4 billion, respectively (*Note 23*). We considered this to be a key audit matter because of the magnitude of the amounts, management's judgement applied (for example around salary increases, inflation, discount rates and mortality rates) and technical expertise required to determine these amounts as discussed in *Note 23*. The group also has a significant number of union employees in the United States whose pension benefits are covered by multi-employer plans (we also refer to the risk factor on pension plan funding on page 61 of the annual report). In *Note 23* management has disclosed a calculation, which is based on different assumptions and leads to an estimate of the group's possible proportionate share of the total net deficit in these plans.	Our procedures included, amongst others, involving our experts to assist us in evaluating the actuarial and demographic assumptions and valuation methodologies used by management to assess Ahold's various pension obligations. We assessed whether the key actuarial assumptions are reasonable and consistently applied. We tested payroll data, through a combination of controls and test of details, and reconciled the membership census data used in the actuarial models to the payroll data of the group audited by us. In addition, we evaluated the potential exposure under the multi-employer plans in the United States as disclosed. We reconciled the related inputs used by management to determine the potential exposure to supporting documentation such as the latest available plan information and actuarial calculations.

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 156

Annual Report 2015

Responsibilities of the management board and the supervisory board The management board is responsible for:

a the preparation and fair presentation of the financial statements in accordance with EU-IFRS and with Part 9 of Book 2 of the Dutch Civil Code, and for the preparation of the management report in accordance with Part 9 of Book 2 of the Dutch Civil Code, and for a such internal control as the management board determines is necessary to enable the preparation of the financial statements that are free from material misstatement, whether due to fraud or error.

As part of the preparation of the financial statements, the management board is responsible for assessing the company’s ability to continue as a going concern. Based on the financial reporting frameworks mentioned, the management board should prepare the financial statements using the going concern basis of accounting unless the management board either intends to liquidate the company or to cease operations, or has no realistic alternative but to do so. The management board should disclose events and circumstances that may cast significant doubt on the company’s ability to continue as a going concern in the financial statements.

The supervisory board is responsible for overseeing the company’s financial reporting process. Our responsibilities for the audit of the financial statements

Our responsibility is to plan and perform an audit engagement to obtain sufficient and appropriate audit evidence to provide a basis for our opinion. Our audit opinion aims to provide reasonable assurance about whether the financial statements are free from material misstatement. Reasonable assurance is a high but not absolute level of assurance which makes it possible that we may not detect all misstatements. Misstatements may arise due to fraud or error. They are considered to be material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of the financial statements.

A more detailed description of our responsibilities is set out in the appendix to our report.

Report on other legal and regulatory requirements

Our report on the management report and the other information

Pursuant to the legal requirements of Part 9 of Book 2 of the Dutch Civil Code (concerning our obligation to report about the management report and other information): a We have no deficiencies to report as a result of our examination whether the management report, to the extent we can assess, has been prepared in accordance with Part 9 of Book 2 of this Code, and whether the information as required by Part 9 of Book 2 of the Dutch Civil Code has been annexed. a We report that the management report, to the extent we can assess, is consistent with the financial statements.

Our appointment

We were appointed as auditors of Koninklijke Ahold N.V. by the supervisory board following the passing of a resolution by the shareholders at the annual meeting held on April 17, 2013 and has been renewed annually by shareholders representing a total period of uninterrupted engagement appointment of 3 years.

Amsterdam, March 2, 2016

PricewaterhouseCoopers Accountants N.V. P.J. van Mierlo RA

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 157

Annual Report 2015

Appendix to our auditor’s report on the financial statements for the year ending January 3, 2016 of Koninklijke Ahold N.V.

In addition to what is included in our auditor’s report we have further set out in this appendix our responsibilities for the audit of the financial statements and explained what an audit involves.

The auditor’s responsibilities for the audit of the financial statements

We have exercised professional judgement and have maintained professional scepticism throughout the audit in accordance with Dutch Standards on Auditing, ethical requirements and independence requirements. Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error. Our audit consisted, among others of: a Identifying and assessing the risks of material misstatement of the financial statements, whether due to fraud or error, designing and performing audit procedures responsive to those risks, and obtaining audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the intentional override of internal control. a Obtaining an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control. a Evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by the management board. a Concluding on the appropriateness of the management board’s use of the going concern basis of accounting, and based on the audit evidence obtained, concluding whether a material uncertainty exists related to events and/or conditions that may cast significant doubt on the company’s ability to continue as a going concern. If we conclude that a material uncertainty exists, we are required to draw attention in our auditor’s report to the related disclosures in the financial statements or, if such disclosures are inadequate, to modify our opinion. Our conclusions are based on the audit evidence obtained up to the date of our auditor’s report and are made in the context of our opinion on the financial statements as a whole. However, future events or conditions may cause the company to cease to continue as a going concern. a Evaluating the overall presentation, structure and content of the financial statements, including the disclosures, and evaluating whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation.

Considering our ultimate responsibility for the opinion on the company’s consolidated financial statements we are responsible for the direction, supervision and performance of the group audit. In this context, we have determined the nature and extent of the audit procedures for components of the group to ensure that we performed enough work to be able to give an opinion on the financial statements as a whole. Determining factors are the geographic structure of the group, the significance and/or risk profile of group entities or activities, the accounting processes and controls, and the industry in which the group operates. On this basis, we selected group entities for which an audit or review of financial information or specific balances was considered necessary.

We communicate with the supervisory board regarding, among other matters, the planned scope and timing of the audit and significant audit findings, including any significant deficiencies in internal control that we identify during our audit.

We provide the supervisory board with a statement that we have complied with relevant ethical requirements regarding independence, and to communicate with them all relationships and other matters that may reasonably be thought to bear on our independence, and where applicable, related safeguards.

From the matters communicated with the supervisory board, we determine those matters that were of most significance in the audit of the financial statements of the current period and are therefore the key audit matters. We describe these matters in our auditor’s report unless law or regulation precludes public disclosure about the matter or when, in extremely rare circumstances, not communicating the matter is in the public interest.

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 158

Annual Report 2015

Appendix

Responsibilities of the Management Board and the Supervisory Board for the financial statements

The Management Board is responsible for the preparation and fair presentation of these financial statements in accordance with EU-IFRS and with Part 9 of Book 2 of the Dutch Civil Code and for the preparation of the management report in accordance with Part 9 of Book 2 of the Dutch Civil Code. Furthermore the Management Board is responsible for such internal control as it determines is necessary to enable the preparation of financial statements that are free of material misstatement, whether due to fraud or error. The Supervisory Board is responsible for overseeing the Company’s financial reporting process.

Our responsibilities for the audit of the financial statements

The objectives of our audit are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance, but is not a guarantee that an audit conducted in accordance with Dutch Standards on Auditing will always detect a material misstatement when it exists. Misstatements can arise from fraud or error and are considered material if, individually or in the aggregate, they could reasonably be expected to influence the economic decisions of users taken on the basis of these financial statements.

As part of an audit in accordance with Dutch Standards on Auditing, we exercise professional judgement and maintain professional scepticism throughout the planning and performance of the audit. We also: a Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, design and perform audit procedures responsive to those risks, and obtain audit evidence that is sufficient and appropriate to provide a basis for our opinion. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. a Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. a Evaluate the appropriateness of accounting policies used and the reasonableness of accounting estimates and related disclosures made by management. a Evaluate the overall presentation, structure and content of the financial statements, including the disclosures, and whether the financial statements represent the underlying transactions and events in a manner that achieves fair presentation. a Obtain sufficient appropriate audit evidence regarding the financial information of the Group and business activities within the Group to express an opinion on the financial statements. We are responsible for the direction, supervision and performance of the Group audit. We remain solely responsible for our audit opinion.

Ahold at a glance Business review Governance Financials Investors

Other information Ahold 159

Annual Report 2015

Distribution of profit

Articles of Association provisions governing the distribution of profit

The holders of common shares are entitled to one vote per share and to participate in the distribution of dividends and liquidation proceeds. Pursuant to section 39 of the Articles of Association, a dividend will first be declared out of net income on cumulative preferred shares and cumulative preferred financing shares. Any net income remaining after reservations deemed necessary by the Supervisory Board, in consultation with the Management Board, will then be available for distribution to the common shareholders subject to approval at the General Meeting of Shareholders. The Management Board, with the approval of the Supervisory Board, may propose that the General Meeting of Shareholders make distributions wholly or partly in the form of common shares. Amounts of net income not paid in the form of dividends will be added to the accumulated deficit. In the financial statements, the dividend on cumulative preferred financing shares is included in the income statement. Consequently, net income according to the parent company income statement is fully attributable to common shareholders.

Distribution of profit

The Management Board, with the approval of the Supervisory Board, proposes that a final dividend of €0.52 per common share be paid in 2016 with respect to 2015 (2014: €0.48).

Subsequent events

For information regarding subsequent events, see Note 36 to the consolidated financial statements.

Ahold at a glance Business review Governance Financials Investors

Investors Ahold 160

Annual Report 2015

Investors

Share performance 161

Shareholder structure 162

Shareholder returns 164

Key dates 165

Five-year overview 166

Contact information 168

Cautionary notice 170

Ahold at a glance Business review Governance Financials Investors

Share performance Ahold 161

Annual Report 2015

The case for investing in Ahold

By purchasing Ahold shares, investors gain a stake in an international retailing group operating strong local consumer brands in the United States and Europe with:

A workforce of 236,000 associates Highly cash-generative operations, with strong capital discipline

Market-leading positions, with mature omni-channel offerings Attractive shareholder returns

Strong ongoing cost control programs, with continuous investments to drive top-line growth

Share performance in 2015

On December 31, 2015, the closing price of Ahold’s ordinary share on Euronext Amsterdam was €19.48, a 33% increase compared to €14.66 one year earlier. During the same period, the STOXX Europe Consumer Services 600 index increased by 13% and AEX index increased by 4%.

In 2015, Ahold shares traded on Euronext Amsterdam at an average closing price of €17.87 and an average daily trading volume of 3.6 million shares. Ahold’s market capitalization was €16 billion at year-end 2015. The highest closing price for Ahold’s shares during 2015 in Amsterdam was €20.68 on November 26, 2015, and the lowest was €14.32 on January 5, 2015.

On December 31, 2015, the closing price of Ahold’s ADR was $21.14, 18% higher than the closing price on December 26, 2014 ($17.87). In the same period, the Dow Jones index decreased by 3%. In 2015, the average daily trading volume of Ahold American Depositary Receipts (ADRs) was 131,426.

Ahold share price

in EUR, NYSE Euronext Amsterdam

2011

2012

2013

2014

2015

0 5 10 15 20 25

Range

Year-end price

Performance of Ahold’s common shares on Euronext Amsterdam

2015 2014

Closing common share price at year-end (in €) 19.48 14.66

Average closing common share price (in €) 17.87 13.38

Highest closing common share price (in €) 20.68 14.75

Lowest closing common share price (in €) 14.32 11.76

Average daily trading volume 3,629,771 3,347,398

Market capitalization (€ million) 15,944 12,059

Source: Euronext

Ahold at a glance Business review Governance Financials Investors

Shareholder structure Ahold 162

Annual Report 2015

Share capital

During 2015, Ahold’s issued share capital decreased by approximately four million common shares to 818 million common shares. The reasons for this decrease were the nine million shares Ahold acquired, pursuant to the €500 million share repurchase program, offset by the use of five million treasury shares for the GRO program. The common shares issued decreased by 60 million to 834 million at the end of 2015. The reasons for this decrease were the cancelation of 60 million shares on July 7, 2015.

As of January 3, 2016, there were 16 million shares held in treasury, the majority held by Ahold to cover the equity-based long-term incentive plan for employees. Ahold’s authorized share capital as of January 3, 2016, was comprised of the following:

1,171,000,000 common shares at €0.01 par value each

329,000,000 cumulative preferred financing shares at €0.01 par value each 30,000 cumulative preferred shares at €500 par value each

Shareholders by region2:

Percent February 2016 February 2015

North America 21.9 20.6

UK / Ireland 21.6 22.8

Rest of Europe 7.2 8.1

France 6.6 4.9

The Netherlands1 5.1 7.1

Rest of the world 5.0 3.9

Germany 4.8 3.8

Norway 3.7 2.8

Undisclosed1 24.1 26.0

1 The Netherlands excludes the percentage of shareholdings of all retail holdings and treasury shares, which are included in Undisclosed.

2	Source: CMi2i

For additional information about Ahold’s share capital, see Notes 20 and 22 to the consolidated financial statements. Ahold is a public limited liability company registered in the Netherlands with a listing of shares (symbol: AH) on Euronext’s Amsterdam Stock Exchange (AEX).

Ahold at a glance Business review Governance Financials Investors

Shareholder structure Ahold 163

Annual Report 2015

American Depositary Receipts (ADRs)

Ahold’s shares trade in the United States on the over-the-counter (OTC) market (www.otcmarkets.com) in the form of American Depositary Receipts (ADRs) (ticker: AHONY). The ratio between Ahold ADRs and the ordinary Netherlands (euro denominated) shares is 1:1, i.e., one ADR represents one Ahold ordinary share.

Deutsche Bank Trust Company Americas (the Depositary) acts as depositary bank for Ahold’s ADR program. Ahold has been informed by the Depositary that as of January 3, 2016, there were 35,506,493 ADRs outstanding in the United States, compared with 38,166,087 as of December 28, 2014.

Please also see Contact information for details on how to contact Deutsche Bank regarding the ADR program.

Security codes

Common shares:

Bloomberg code: AH NA ISIN code: NL0010672325 Common code: 104822215 Sedol code: BKWP5S5

American Depositary Receipts (ADR):

Ticker: AHONY

Bloomberg code: AHONY US ISIN code: US5004671054 Sedol code: 2037813 US CUSIP: 500467105 Structure: Sponsored Level I ADR Exchange: OTC

Ratio (DR:ORD): 1:1

Other codes:

Reuters code: AHLN.AS

Ahold at a glance | Business review | Governance | Financials | Investors

Shareholder returns

Ahold Annual Report 2015 164

For the 2014 financial year, a cash dividend of €0.48 per common share was approved by the annual General Meeting of Shareholders on April 15, 2015, and paid on April 30, 2015.

The announced common dividend of €0.52 for the financial year 2015 is up 8% from last year and will be proposed to shareholders at the annual General Meeting of Shareholders to be held on April 19, 2016. The payout ratio of 49% is within our dividend policy range of 40-50% of adjusted income from continuing operations.

Shareholders KPIs 2011–2015

	2015	2014	2013	2012	2011
Dividend per common share	**0.52***	0.48	0.47	0.44	0.40
Dividend yield	**2.7%**	3.3%	3.6%	4.3%	3.8%
Payout ratio	**49%**	51%	51%	50%	47%
Total shareholder return	**41.1%**	6.4%	35.8%	13.8%	(5.4)%

*Subject to the approval of the annual General Meeting of Shareholders

Dividends on cumulative preferred financing shares

Ahold paid an annual dividend on cumulative preferred financing shares in 2015 and plans to pay dividends on these shares in 2016 as required by the terms of the shares.

Share buyback and capital repayment and reverse stock split

On February 26, 2015, Ahold announced its decision to return €500 million to its shareholders by way of a share buyback program, to be completed over a 12-month period. Under this program, 8,795,407 of the Company's own shares were repurchased in 2015. Shares were repurchased at an average price of €18.32 per share for a total amount of €161 million. As a result of the announcement that Ahold intends to merge with Delhaize, the share buyback program was terminated and approximately €1 billion will be returned to shareholders via a capital return and reverse stock split subject to the conditions as explained in *Note 35*.

On December 12, 2014, Ahold completed its share buyback program initially announced as €500 million on February 28, 2013, and subsequently increased to €2 billion on June 4, 2013. Under this program, 153,494,149 of the Company's own shares were repurchased in 2013 and 2014 (2013: 61,008,851 and 2014: 92,485,298) for a total consideration of €2 billion (2013: €768 million and 2014: €1,232 million), at an average price of €13.03 (2013: €12.58 and 2014: €13.32).

On January 21, 2014, a capital repayment and reverse stock split was approved at an Extraordinary General Meeting of Shareholders. On March 28, 2014, the reverse stock split became effective. Every 13 existing shares with a nominal value of €0.30 each were consolidated into 12 new shares with a nominal value of €0.01 each. The capital repayment of €1.14 per remaining share, €1,007 million in the aggregate (excluding transaction costs), took place on April 3, 2014. The capital reduction attributable to treasury shares, which was €109 million in the aggregate, is reported in Other reserves.

Of the total shares repurchased, 60,000,000 were canceled on July 7, 2015, and 85,000,000 were canceled on June 20, 2014.

Ahold at a glance Business review Governance Financials Investors

Key dates Ahold 165

Annual Report 2015

Key dates 2016

Extraordinary General Meeting of Shareholders March 14

Annual General Meeting of Shareholders April 19

Ex-dividend date * April 21

Dividend record date April 22

Payment date May 4

Announcement of first quarter 2016 results June 1

Announcement of half-year 2016 results August 25

Announcement of third quarter 2016 results November 17

*Ex-dividend date for the ADR’s will be on April 20, 2016.

EGM and AGM 2016

The Extraordinary General Meeting of Shareholders (EGM) will be held at the RAI in Amsterdam, the Netherlands, on March 14, 2016. The meeting will start at 2.00 pm (CET).

This year’s annual General Meeting of Shareholders (AGM) will be held at the Muziekgebouw aan ‘t IJ in Amsterdam, the Netherlands, on April 19, 2016. The meeting will start at 2.00 pm (CET).

Ahold at a glance | Business review | Governance | Financials | Investors

Five-year overview

Ahold Annual Report 2015 166

Results, cash flow and other information

€ million, except per share data, exchange rates and percentages	2015	2014	2013	2012	2011
Net sales	**38,203**	32,774	32,615	32,682	30,098
Net sales growth at constant exchange rates[1]	**2.3%**	0.8%	2.0%	3.6%	5.5%
Operating income	**1,318**	1,250	1,239	1,336	1,351
Underlying operating margin	**3.8%**	3.9%	4.2%	4.3%	4.6%
Net interest expense	**(244)**	(222)	(242)	(207)	(223)
Income from continuing operations	**849**	791	805	869	914
Income (loss) from discontinued operations	**2**	(197)	1,732	46	103
Net income	**851**	594	2,537	915	1,017
Net income per common share (basic)	**1.04**	0.68	2.48	0.88	0.92
Net income per common share (diluted)	**1.02**	0.67	2.39	0.85	0.89
Income from continuing operations per common share (basic)	**1.04**	0.90	0.79	0.84	0.82
Income from continuing operations per common share (diluted)	**1.02**	0.88	0.77	0.81	0.80
Dividend per common share	**0.52**	0.48	0.47	0.44	0.40
Free cash flow	**1,184**	1,055	1,109	1,051	845
Net cash from operating, investing and financing activities	**73**	(1,005)	681	(511)	(226)
Capital expenditures (including acquisitions)[2]	**1,172**	1,006	843	1,876	880
Capital expenditures as % of net sales	**3.1%**	3.1%	2.6%	5.7%	2.9%
Regular capital expenditures	**811**	740	830	929	807
Regular capital expenditures as % of net sales	**2.1%**	2.3%	2.5%	2.8%	2.7%
Average exchange rate (€ per $)	**0.9001**	0.7529	0.7533	0.7782	0.7189

1 Net sales growth in 2015 is adjusted for the impact of week 53 in 2015.
2 The amounts represent additions to property, plant and equipment, investment property and intangible assets. The amounts include assets acquired through business combinations and exclude discontinued operations.

Ahold at a glance | Business review | Governance | Financials | Investors

Five-year overview

Ahold
Annual Report 2015

167

Balance sheet and other information

€ million, except for number of stores and otherwise indicated	January 3, 2016	December 28, 2014	December 29, 2013	December 30, 2012	January 1, 2012
Group equity[2]	**5,621**	4,844	6,520	5,146	5,810
Gross debt	**3,502**	3,197	3,021	3,246	3,680
Cash, cash equivalents, and short-term deposits and similar instruments	**2,354**	1,886	3,963	1,886	2,592
Net debt	**1,148**	1,311	(942)	1,360	1,088
Total assets	**15,880**	14,138	15,142	14,572	15,228
Number of stores[1]	**3,253**	3,206	3,131	3,074	3,008
Number of employees (in thousand FTEs)[1]	**129**	126	123	125	121
Number of employees (in thousands headcount)[1]	**236**	227	222	225	218
Common shares outstanding (in millions)[2]	**818**	823	982	1,039	1,060
Share price at Euronext (€)	**19.48**	14.66	13.22	10.16	10.41
Market capitalization[2]	**15,944**	12,059	12,989	10,551	11,033
Year-end exchange rate (€ per $)	**0.9208**	0.8213	0.7277	0.7566	0.7724

1 The number of stores and employees include discontinued operations (Slovakia).
2 In 2015, €161 million was returned to shareholders through a share buyback (2014: €1,232 million, 2013: €768 million, 2012: €277 million and 2011: €837 million) and €1,007 million as a result of the capital repayment in 2014.

Ahold at a glance | Business review | Governance | Financials | Investors

Contact information

Ahold Annual Report 2015 168

Ahold proactively maintains an open dialogue with shareholders, providing accurate information in a timely and consistent way. We do this through press releases, the Annual Report, presentations, webcasts, and regular briefings with analysts, fund managers and shareholders.

Ahold is covered by approximately 30 analysts who frequently issue reports on the Company.

Corporate website

Whether you want to view the Company's latest press releases or learn more about our local brands and heritage, our commitment to being a responsible retailer, or our approach to corporate governance, Ahold's corporate website provides a wealth of information for shareholders. If you have a general question about your shareholding, the "Financial information" section of our corporate website can help, as it contains much of the information that is most frequently requested from our shareholder helpline. Investors are also encouraged to sign up to receive emailed news alerts, which include all financial news releases throughout the year. You can access the corporate website at www.ahold.com

The Company is responsible for the maintenance and integrity of the financial information on our website. This information has been prepared under the relevant accounting standards and legislation.

Electronic communication

In recent years, changes in legislation have removed the requirement for companies to mail large quantities of paper communications to shareholders. Instead, companies are choosing to communicate with their shareholders via the internet, because of its speed and environmental benefits, and to save costs. Ahold actively encourages shareholders to sign up to receive electronic communications, as part of our commitment to being a responsible retailer. For information about how to register to receive electronic communications, please visit the *Contact us* section of our corporate website.

How to get in touch

Investor Relations



Henk Jan ten Brinke
VP Investor Relations
investor.relations@ahold.com
+31 88 659 52 13

Investor Relations



Kim Verdouw-Essebaggers
Senior Manager Investor Relations
investor.relations@ahold.com
+31 88 659 52 13

Media Relations



Tim van der Zanden
Head of External Communications
communications@ahold.com
+31 88 659 51 34

Media Relations



Maud van Gaal
Manager External Communications
communications@ahold.com
+31 88 659 51 34

Ahold at a glance Business review Governance Financials Investors

Contact information Ahold 169

Annual Report 2015

General information

Ahold Group Communications Provincialeweg 11 1506 MA Zaandam The Netherlands Telephone: +31 88 659 5100 Email: communications@ahold.com www.ahold.com Trade Register No. 35000363

Shareholder information

Ahold Investor Relations Provincialeweg 11 1506 MA Zaandam The Netherlands Telephone: +31 88 659 5213 Email: investor.relations@ahold.com

Visiting address

Ahold Corporate Center Provincialeweg 11 1506 MA Zaandam The Netherlands

ADR information

Deutsche Bank Trust Company Americas c/o American Stock Transfer & Trust Company Peck Slip Station P.O. Box 2050 New York, NY 10272-2050 Email: DB@amstock.com

Shareholder Service (toll-free) Tel. (866) 706-0509 Shareholder Service (international) Tel. (718) 921-8124 www.amstock.com

Ahold at a glance Business review Governance Financials Investors

Cautionary notice Ahold 170

Annual Report 2015

This Annual Report contains forward-looking statements, which do not refer to historical facts but refer to expectations based on management’s current views and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance, or events to differ materially from those included in such statements.

Many of these risks and uncertainties relate to factors that are beyond Ahold’s ability to control or estimate precisely, including but not limited to, Ahold’s ability to successfully implement and complete its plans and strategies and to meet its targets, the benefits from Ahold’s plans and strategies being less than anticipated, the effect of general economic or political conditions, Ahold’s ability to retain and attract employees who are integral to the success of the business, business and IT continuity, collective bargaining, distinctiveness, competitive advantage and economic conditions, information security, the intended merger between Ahold and Delhaize, legislative and regulatory environment and litigation risks, product safety, pension plan funding, strategic initiatives, responsible retailing, insurance, other financial risks, unforeseen tax liabilities and other factors discussed in this Annual Report, in particular the paragraphs on How we manage risk and in Ahold’s other public filings and disclosures.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this Annual Report. Ahold does not assume any obligation to update any public information or forward-looking statement in this Annual Report to reflect events or circumstances after the date of this Annual Report, except as may be required by applicable laws.

Outside the Netherlands, Ahold presents itself under the name of “Royal Ahold” or simply “Ahold.” For the reader’s convenience, “Ahold,” “the Company,” “the company,” “Ahold group,” or “the Group” is also used throughout this Annual Report. The Company’s registered name is “Koninklijke Ahold N.V.” Nielsen’s information as included in this Annual Report does not constitute a reliable independent basis for investment advice or Nielsen’s opinion as to the value of any security or the advisability of investing in, purchasing or selling any security.